Form 10-K, Exhibit 13
PEOPLES HOLDING CO
filed 1995-03-31
CIK 715072

Consolidated Balance Sheets
                                                                                                               December 31
                                                                                                 1994               1993
Assets
    Cash and due from banks                                                                 $   45,123,177    $   36,258,382
    Federal funds sold                                                                             150,000         8,000,000
                                                                                                ----------        ----------
          Cash and Cash Equivalents                                                             45,273,177        44,258,382

    Interest bearing balances with banks                                                           188,549            77,887

    Securities (market value -  $212,169,487 and
      $235,850,729 at December 31, 1994 and 1993, respectively)                                212,994,410       231,741,575

    Loans:
      Commercial, financial and agricultural                                                    95,921,379       103,061,684
      Real estate - construction                                                                18,188,860        25,967,773
      Real estate - mortgage                                                                   253,153,672       220,363,067
      Consumer                                                                                 143,948,292        97,095,734
      Unearned income                                                                          (12,010,336)       (9,843,313)
                                                                                               ------------     ------------
                    Total Loans, Net of Unearned Income                                        499,201,867       436,644,945

      Allowance for loan losses                                                                 (8,182,801)       (6,387,902)
                                                                                               ___________       ____________
                                                                                  Net Loans    491,019,066       430,257,043
    Premises and equipment                                                                      16,780,966        15,941,013

    Other assets                                                                                20,810,320        17,035,916
                                                                                               ___________       ___________
                                                                               Total Assets  $ 787,066,488    $  739,311,816
                                                                                               ===========       ===========
Liabilities and Shareholders' Equity
Liabilities
    Deposits:
      Non-interest bearing                                                                   $ 118,711,872    $   99,697,615
      Certificates of deposit exceeding $100,000                                                58,984,109        63,937,823
      Other interest bearing                                                                   518,583,728       491,909,622
                                                                                               ___________       ___________
                                                                             Total Deposits    696,279,709       655,545,060

    Treasury tax and loan note account                                                           3,115,183         4,000,000
    Note and debentures payable                                                                  4,650,488           259,797
    Other liabilities                                                                            9,287,227         8,068,779
                                                                                               ___________       ___________
                                                                          Total Liabilities    713,332,607       667,873,636
Shareholders' Equity
    Common stock, $5 par value - 4,200,000 shares
      authorized, 2,604,760 and 2,509,055 shares issued
      and outstanding in 1994 and 1993, respectively                                            13,023,800        12,545,275
    Capital surplus                                                                             29,875,796        29,875,796
    Unrealized losses on securities, net of tax                                                 (3,529,765)
    Retained earnings                                                                           34,364,050        29,017,109
                                                                                               ___________       ___________
                                                                 Total Shareholders' Equity     73,733,881        71,438,180
                                                                                               ___________       ___________
                                                 Total Liabilities and Shareholders' Equity  $ 787,066,488    $   739,311,816
                                                                                               ===========        ===========

See notes to consolidated financial statements.

Consolidated Statements Of Income
                                                                                Year Ended December 31
                                                                  1994                  1993                    1992
Interest income:
    Loans                                                 $       39,913,585     $      35,745,342      $      38,193,926
    Investment securities:
      Taxable                                                     10,088,324             9,832,739              9,932,339
      Tax-exempt                                                   2,559,206             2,242,796              2,319,185
    Other                                                            508,338               618,348                825,508
                                                                 ___________           ___________            ___________
      Total Interest Income                                       53,069,453            48,439,225             51,270,958

Interest expense:
    Deposits                                                      18,487,040            16,836,454             20,520,228
    Borrowings                                                       403,041               126,701                155,806
                                                                 ___________           ___________            ___________
                                 Total Interest Expense           18,890,081            16,963,155             20,676,034
                                                                 ___________           ___________            ___________
                                    Net Interest Income           34,179,372            31,476,070             30,594,924
Provision for loan losses                                          2,001,010             2,865,530              4,401,001
                                                                 ___________           ___________            ___________
                              Net Interest Income After
                              Provision For Loan Losses           32,178,362            28,610,540             26,193,923
Non-interest income:
    Service charges on deposit accounts                            5,780,725             5,111,308              4,684,224
    Fees and commissions                                           1,265,031             1,256,543              1,244,297
    Trust department                                                 549,925               500,257                367,220
    Securities gains                                                   2,701               524,622                195,508
    Trading securities gains (losses)                                                      114,221              (92,516)
    Other                                                          2,100,036             1,846,539              1,463,860
                                                                 ___________            __________             __________
                              Total Non-Interest Income            9,698,418             9,353,490              7,862,593
Non-interest expense:
    Salaries and employee benefits                                16,617,611            15,224,417             14,055,888
    Net occupancy                                                  2,150,588             1,993,189              1,812,394
    Equipment                                                      1,149,827             1,047,365                902,211
    Other                                                         11,128,930             9,419,781              9,000,895
                                                                 ___________            __________             __________
                             Total Non-Interest Expense           31,046,956            27,684,752             25,771,388
                                                                 ___________            __________             __________
Income before income taxes and cumulative effect of
    accounting changes                                            10,829,824            10,279,278              8,285,128
Income taxes                                                       2,620,904             3,066,504              2,131,465
                                                                 ___________            __________             __________
Income before cumulative effect of accounting changes              8,208,920             7,212,774              6,153,663
Cumulative effect of change in method of accounting
    for income taxes and postretirement benefits other
    than pensions                                                                          522,518
                                                                 ___________           ___________             __________

                                             Net Income   $        8,208,920     $       7,735,292      $       6,153,663
                                                                 ===========           ===========             ==========
Earnings per share:
    Income before cumulative effect of accounting changes              $3.15                 $2.77                  $2.36
    Cumulative effect of accounting changes                                                    .20
                                                                 ___________           ___________             __________
                                     Earnings Per Share                $3.15                 $2.97                  $2.36
                                                                 ===========           ===========             ==========

Weighted average shares outstanding                                2,604,760             2,604,760              2,604,760
                                                                 ===========           ===========             ==========


See notes to consolidated financial statements.


Consolidated Statements
Of Shareholders' Equity

                                                       Common Stock                       Unrealized
                                                                                Capital   Gains and   Retained
                                                Shares          Amount          Surplus    (Losses)   Earnings          Total
                                              ----------------------------------------------------------------------------------
Balance at January 1, 1992
    as previously reported                   $ 2,417,829     $  12,089,145 $ 30,000,000 $           $ 19,002,640    $ 61,091,785
      Adjustment for pooling-of-interests         91,226           456,130     (124,204)                 504,249         836,175
                                               _________        __________    __________              __________      __________

Balance at January 1, 1992
   as restated for pooling                     2,509,055        12,545,275   29,875,796               19,506,889      61,927,960
   Net income for 1992                                                                                 6,153,663       6,153,663
    Cash dividends- $.81 per share                                                                    (2,103,511)     (2,103,511)
                                               _________        __________    __________              __________     ___________

Balance at December 31, 1992                   2,509,055        12,545,275   29,875,796               23,557,041      65,978,112
    Net income for 1993                                                                                7,735,292       7,735,292
    Cash dividends:
      The Peoples Holding Co.- $.84 per share                                                         (2,200,224)     (2,200,224)
      Pooled Company                                                                                     (75,000)        (75,000)
                                               _________        __________   __________               __________      __________

Balance at December 31, 1993                   2,509,055        12,545,275   29,875,796               29,017,109      71,438,180
    Unrealized losses on securities,
      net of tax                                                                         (3,529,765)                  (3,529,765)
    Net income for 1994                                                                                8,208,920       8,208,920
    4% stock dividend                             95,705           478,525                              (478,525)
    Payment of fractional shares for stock
      dividend and pooling-of-interests                                                                  (40,578)        (40,578)
    Cash dividends - $.90 per share                                                                   (2,342,876)     (2,342,876)
                                               _________         _________   __________ ____________  __________     ___________

Balance at December 31, 1994                 $ 2,604,760     $  13,023,800 $ 29,875,796 $(3,529,765) $34,364,050    $ 73,733,881
                                               =========        ==========   ==========  ===========  ==========      ==========

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
                                                                                    Year Ended December 31
                                                                          1994                 1993                  1992
Operating Activities
    Net income                                                  $       8,208,920    $       7,735,292      $       6,153,663
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Provision for loan losses                                       2,001,010            2,865,530              4,401,001
        Provision for securities losses                                                                               107,578
        Provision for depreciation and amortization                     1,774,975            1,532,835              1,210,193
        Net amortization (accretion) of
           securities premiums/discounts                                1,180,503              475,229                142,873
        Gain on sales of trading securities                                                   (114,221)               (18,906)
        Proceeds from sales of trading securities                                            8,241,556             13,962,031
        Purchases of trading securities                                                     (3,187,429)           (18,994,453)
        Gain on sales/calls of investment securities                       (2,701)            (524,622)              (195,508)

        Increase (decrease) in other liabilities                          720,883              954,812             (1,865,794)
        Deferred income tax credits                                      (800,550)            (733,521)              (310,600)
        (Gain) loss on sales of premises and equipment                     21,735               (3,955)               (38,862)
        (Increase) decrease in other assets                              (819,410)            (239,043)             3,485,104
                                                                       ___________          __________             __________

                    Net Cash Provided By Operating Activities          12,285,365           17,002,463              8,038,320

Investing Activities
    Net decrease (increase) in balances with other banks                 (110,662)              46,071              3,307,007
    Proceeds from sales of investment securities                                             4,934,639                 99,315
    Proceeds from sales of securities held-to-maturity                    489,287
    Proceeds from sales of securities available-for-sale               10,746,669
    Proceeds from maturities/calls of
      investment securities                                                                 83,667,180            113,889,289
    Proceeds from maturities/calls of
      securities held-to-maturity                                       4,369,626
    Proceeds from maturities/calls of
      securities available-for-sale                                    55,120,283
    Purchases of investment securities                                                    (131,709,918)          (133,708,657)
    Purchases of securities held-to-maturity                           (7,304,699)
    Purchases of securities available-for-sale                        (51,199,932)
    Net (increase) decrease in loans                                  (63,625,715)         (36,203,252)             1,876,295
    Proceeds from sales of premises and equipment                          80,692              116,633                 91,622
    Purchases of premises and equipment                                (2,190,754)          (1,599,887)            (2,069,307)
                                                                     ____________         ____________           ____________
                        Net Cash Used In Investing Activities         (53,625,205)         (80,748,534)           (16,514,436)

Financing Activities
    Net increase in demand and savings deposits                         8,685,434           28,589,800             52,158,791
    Net increase (decrease) in time deposits                           32,049,216           22,971,686            (38,824,401)
    Net increase (decrease) in short-term borrowed funds                 (995,078)             472,121             (2,452,722)

    Increase in long-term debt                                          4,892,591              207,307                 13,601
    Issuance (retirement) of common stock by
      pooled Company reflected in
      pooling-of-interests adjustment                                     105,926                                     (19,000)
    Cash dividends paid                                                (2,342,876)          (2,275,224)            (2,103,511)
    Cash paid on fractional shares for stock dividend
      and pooling-of-interests                                            (40,578)
                                                                        __________          ___________            ___________
                    Net Cash Provided By Financing Activities          42,354,635           49,965,690              8,772,758
                                                                       __________          ___________            ___________

             Increase (Decrease) In Cash and Cash Equivalents           1,014,795          (13,780,381)               296,642

               Cash and Cash equivalents at beginning of year          44,258,382           58,038,763             57,742,121
                                                                       __________          ___________             ________

                     Cash and Cash Equivalents At End Of Year   $      45,273,177    $      44,258,382      $      58,038,763
                                                                       ==========          ===========             ==========
Non-cash Transactions
    Transfer of loans to other real estate                      $         862,682          $ 2,360,311            $ 1,709,986
                                                                       ==========            =========              =========

See notes to consolidated financial statements.

Notes To Consolidated Financial Statements
December 31, 1994


Note A - Significant Accounting Policies

The Peoples Holding Company (the Company) is a one-bank holding company, offering a diversified range of banking services to retail and commercial customers through The Peoples Bank & Trust Company (the
Bank).

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank.
All significant intercompany balances and transactions have been eliminated. The Company carries its investment in subsidiary at its equity in the underlying net assets.

Change in Method of Accounting for Securities: The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. As a result, investment securities have been classified as either held-to-maturity, trading, or available-for-sale. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle.

Securities are classified as held-to-maturity when purchased if management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Securities classified as trading are carried at fair value, with gains and losses, both realized and unrealized, reported in earnings.


Revenue Recognition: Interest on loans is accrued and credited to operations based upon the principal amount outstanding. Generally, the accrual of income is discontinued when the full collection of principal is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The Company recognizes loan origination and commitment fees in the period the loan or commitment is granted to reflect reimbursement of the related costs associated with originating those loans and commitments which are not materially different from the results which would be obtained with implementation of Statement of Financial Accounting Standards No. 91.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the allowance is based on an evaluation of the portfolio, past experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses charged against income.


Impairment of Loans:  In May 1993, the Financial Accounting Standards
Board (FASB) issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" and in October 1994 the FASB issued Statement
No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Statements 114 and 118 are effective for fiscal years beginning after December 15, 1994. The new rules require impaired loans to be measured at the present value of expected future cash flows by discounting these cash flows at the loan's effective interest rate. The Company is in the process of accumulating the necessary data and will apply the new rules in the first quarter of 1995 and does not believe the adoption of the new rules will have a material effect on its financial condition or results of operations.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation is computed primarily by use of the straight-line and declining-balance methods for furniture, fixtures, and equipment and the straight-line method for premises. Leasehold improvements are amortized over the period of the leases or the estimated useful lives of the improvements, whichever is shorter.

Other Real Estate: Other real estate of $230,494 and $3,176,774 at December 31, 1994 and 1993, respectively, is included in other assets and consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value less estimated selling costs at the date acquired. Losses arising from the acquisition of properties are charged against the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent valuation adjustments on a specific-property basis. The net cost of operating other real estate and losses on the sale of properties totaled $846,149 in 1994.

Unamortized Cost in Excess of Fair Value of Net Assets Acquired:
Goodwill, included in other assets, represents unamortized cost in excess of fair value of net assets acquired and is being amortized on a straight-line method over 13 to 15 years. Goodwill was $5,212,717 and $2,358,725 at December 31, 1994 and 1993, respectively.

Income Taxes: The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income
Taxes", in its financial statements for the year ended December 31, 1993. The cumulative effect as of January 1, 1993, of adopting
Statement No. 109 increased net income by $686,000, or $.26 per share.

Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

The Company and its subsidiary file a consolidated federal income tax return. The Bank provides for income taxes on a separate-return basis and remits to the Company amounts determined to be currently payable.


Postretirement Benefits Other Than Pensions: During the first quarter of 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for
Postretirement Benefits Other Than Pensions." Statement No. 106 changed the practice of accounting for postretirement benefits other than pensions on a pay-as-you-go (cash) basis by requiring accrual, during the years that the employee renders the necessary service, of the expected cost of providing those benefits to an employee, the employee's beneficiaries and covered dependents. The cumulative effect as of January 1, 1993, of adopting Statement No. 106 decreased net income, net of tax effect of $84,218, by $163,482, or $.06 per share. Postretirement benefit costs for 1992 recorded on the cash basis have not been restated.

Earnings Per Share: The computation of earnings per share is based on the weighted average number of shares outstanding during each year adjusted retroactively for all stock dividends. Previously reported per share amounts have been restated for the effect of the acquisition of New South Capital Corporation accounted for as a poolng-of-interests.

Statements of Cash Flows: Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. During 1994, 1993, and 1992, cash paid for interest was $18,230,987, $16,891,833, and $23,447,740, respectively. During 1994, 1993, and 1992, cash paid for income taxes was $2,354,158, $2,927,410, and $2,407,430, respectively.

Reclassifications: Certain reclassifications have been made to the 1993 and 1992 consolidated financial statements to conform with the 1994 presentation.

Note B - Mergers and Acquisitions

Effective December 31, 1994, the Company (PHC) acquired New South
Capital Corporation (NSCC) and its wholly-owned subsidiary, New
South Bank, of Batesville, Mississippi, in a transaction accounted for as a pooling-of-interests. In exchange for all of the outstanding common stock of New South Capital Corporation, the Company issued 91,226 shares of its common stock. The accompanying financial statements for periods prior to the acquisition have been restated to reflect the accounts and operations of the pooled company. Separate results of operations of the Company and New South Capital Corporation for the years ending
December 31, 1994, 1993, and 1992 are as follows:

                                           Year ended December 31, 1994
                                    PHC                 NSCC                  Combined
Interest income              $   51,292,323      $    1,777,130          $  53,069,453

Non-interest income               9,455,512             242,906              9,698,418

Net income                        7,914,102             294,818              8,208,920


                                                                        Year ended December 31, 1993
                                                             PHC                 NSCC                  Combined
Interest income                                        $   46,990,629     $     1,448,596          $  48,439,225

Non-interest income                                         8,997,182             356,308              9,353,490

Net income                                                  7,569,649             165,643              7,735,292


                                                      Year ended December 31, 1992

                                             PHC                   NSCC                 Combined
Interest income                       $   49,093,666      $    2,177,293          $  51,270,958

Non-interest income                        7,528,469             334,124              7,862,593

Net income                                 5,566,014             587,649              6,153,663



During 1994, the Company purchased approximately $16,500,000 of selected assets and assumed approximately $33,065,000 of deposit liabilities located in three branch offices of Security Federal Savings and Loan Association from the Resolution Trust Corporation. The purchase price has been allocated to the acquired assets and liabilities at their respective estimated fair value at the date of acquisition.

During 1993, the Company purchased selected assets of approximately $34,200,000 and combined deposits of approximately $34,000,000 of three branch offices from Sunburst Bank of Grenada, Mississippi, formerly owned by Eastover Bank for Savings.


Note C - Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due From Banks: The carrying amount reported in the consolidated balance sheet for cash and due from banks approximates fair value.

Federal Funds Sold: The carrying amount reported in the consolidated balance sheet for federal funds sold approximates fair value.

Interest Bearing Balances With Banks: The carrying amount reported in the consolidated balance sheet for interest bearing balances with banks approximates fair value.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. See Note
E of the Notes to Consolidated Financial Statements.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fixed rate loan fair values, including mortgages, commercial, agricultural, and consumer loans are estimated using a discounted cash flow analysis using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities: The fair values disclosed for demand deposits, both interest bearing and non-interest bearing, are, by definition, equal to the amount payable on demand at the reporting date. The fair values of certificates of deposit and individual retirement accounts are estimated using a discounted cash flow based on currently effective interest rates for similar types of accounts.

Treasury Tax and Loan Note Account: The carrying amounts reported in the consolidated balance sheet approximate the fair value.

Notes and Debentures Payable: The fair value was determined by discounting the cash flow using the current market rate.

Off-Balance Sheet: The fair value was determined by replacing the current rate with a market rate and applying that to the letters of credit and commitments.





                                                                                             December 31
                                                                      1994                                1993
                                                             Carrying            Fair             Carrying           Fair
                                                              Amount             Value             Amount            Value
                                                      -----------------------------------------------------------------------
          Financial assets:
              Cash and due from banks                 $     45,123,177  $     45,123,177   $     36,258,382  $     36,258,382
              Federal funds sold                               150,000           150,000          8,000,000         8,000,000
              Interest bearing balances
                  with banks                                   188,549           188,549             77,887            77,887
              Securities                                   212,994,410       212,169,487        231,741,575       235,850,729
              Loans, net of unearned income                499,201,867       495,501,571        436,644,945       436,054,970
                  Less:  Allowance for loan losses          (8,182,801)       (8,182,801)       (6,387,902)       (6,387,902)
                                                          ____________      ____________      ____________       ___________

              Net loans                                    491,019,066       487,318,770        430,257,043       429,667,068

          Financial liabilities:
              Deposits                                     696,279,709       697,174,710        655,545,060       656,982,512
              Treasury tax and loan note account             3,115,183         3,115,183          4,000,000         4,000,000
              Notes and debentures payable                   4,650,488         4,299,000            259,797           247,890

          Off-balance sheet:
              Standby letters of credit                      6,233,000         6,192,350          2,529,949         2,520,522
              Commitments to extend credit                 107,778,678       105,008,148         83,578,032        82,243,393


Note D - Restrictions on Cash and Due From Banks

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1994, was approximately $20,751,000.

Note E - Investment Securities


The amortized cost and estimated market values of securities-held-to maturity and available-for-sale at December 31, 1994, are as follows:

                                                                  Securities Held-to-Maturity
                                             Amortized        Gross Unrealized        Gross Unrealized          Estimated
                                              Cost                 Gains                  Losses               Market Values
                                            ___________        _______________         _______________         ______________
Obligations of states and
  political subdivisions                 $  45,756,198             $   678,839          $(1,503,762)           $   44,931,275

                                            ==========                ========           ============             ===========



                                                               Securities Available-for-Sale
                                            Amortized        Gross Unrealized        Gross Unrealized          Estimated
                                               Cost                 Gains                  Losses             Market Values
                                            _________        ________________         _______________       ______________

U.S. Treasury securities               $   110,181,980         $       983         $  (3,090,155)         $   107,092,808
Obligations of other U.S. Government
  agencies and corporations                 14,280,670                                (  208,016)              14,072,654
Mortgage-backed securities                  45,415,163             175,291            (2,226,232)              43,364,222
Preferred stock                              2,410,965                                                          2,410,965
Other debt securities                          297,563                                                            297,563
                                           ___________            ________            ___________            ____________

                                       $   172,586,341          $  176,274          $( 5,524,403)         $   167,238,212
                                           ===========            ========           ============            ============

The amortized cost and estimated market values of investment securities at December 31, 1993, are as follows:


                                            Amortized        Gross Unrealized        Gross Unrealized          Estimated
                                               Cost                 Gains                  Losses             Market Values
                                            _________        ________________        ________________       ______________

U.S. Treasury securities                $  109,411,088       $   1,364,015             $( 15,262)         $   110,759,841
Obligations of other U.S. Government
  agencies and corporations                  9,218,730             517,769                                      9,736,499
Obligations of states and
  political subdivisions                    42,907,803           1,872,950               (39,630)              44,741,123
Mortgage-backed securities                  63,884,283             736,992              (327,680)              64,293,595
Adjustable rate preferred stock              6,319,671                                                          6,319,671
                                           ___________          __________             __________             ___________

                                        $  231,741,575     $     4,491,726          $   (382,572)         $   235,850,729
                                           ===========          ==========             ==========             ===========

The amortized cost and estimated market value of securities held-to-maturity and available-for-sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                                    Estimated
                                                                                             Amortized                Market
Securities Held-to-Maturity                                                                    Cost                   Values
                                                                                    -----------------------------------------
Due in one year or less                                                             $        2,749,175       $        2,764,368
Due after one year through five years                                                       11,918,714               12,170,840
Due after five years through ten years                                                      20,454,636               20,139,336
Due after ten years                                                                         10,633,673                9,856,731
                                                                                           ___________              ___________
                                                                                    $       45,756,198       $       44,931,275
                                                                                                 ===========              ====


                                                                                                                     Estimated
                                                                                           Amortized                   Market
Securities Available-For-Sale                                                              Cost                        Values
                                                                                        __________                   __________
Due in one year or less                                                             $       51,314,643       $       50,713,812
Due after one year through five years                                                       71,375,958               68,725,463
Due after five years                                                                         2,069,612                2,023,750
                                                                                           ___________              ___________

                                                                                           124,760,213              121,463,025
Mortgage-backed securities                                                                  45,415,163               43,364,222
Preferred Stock                                                                              2,410,965                2,410,965
                                                                                           ___________              ___________

                                                                                    $      172,586,341       $      167,238,212
                                                                                          ===========              ===========

The amortized cost of securities held-to-maturity sold during 1994 was $486,850. The securities were sold due to a downgrade of the securities' credit rating below the Company's investment policy standards.

Proceeds from the sales of investment and trading securities were $13,176,195 in 1993 realizing gross gains of $665,302 and gross losses of $26,459 on these sales.

At December 31, 1994 and 1993, investment securities with an amortized cost of approximately $103,979,000 and $93,200,000, respectively, were pledged to secure government, public and trust deposits.




Note F - Notes and Debentures Payable

During the year, the Company obtained several advances from the Federal Home Loan Bank totaling $4,500,952 at December 31, 1994.
The advances ranged from $125,000 to $3,500,000 with interest rates from 4.84% to 6.13%. Maturity dates range from August 1, 1999 to April 1, 2007. The advances are secured by one-to-four family first mortgages equal to the amount of outstanding aggregate advances.

Future minimum payments, by year and in the aggregate, related to the advances with initial or remaining terms of one year or more, consisted of the following at December 31, 1994:
                                [S]                         [C]
                                1995               $        843,130
                                1996                        886,011
                                1997                        931,075
                                1998                        978,433
                                1999                        780,277
                                Thereafter                   82,026
                                                          _________

                                Total              $      4,500,952



Also included in notes and debentures payable are loans owed by the Company to purchase real estate for future bank expansion.

Note G - Loans to Related Parties

Certain Company subsidiary officers and directors and their associates are customers of and have other transactions with the Bank. Related party loans and commitments are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the unrelated persons and do not involve more than a normal risk of collectibility. The aggregate dollar amount of these loans was $4,664,132 and $5,599,221 at December 31, 1994 and 1993, respectively. During 1994, $3,753,790 of new loans were made and payments received totaled $4,688,879.

Note H - Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

                                                                                    Year Ended December 31
                                                                           1994              1993                  1992
                                                                  ---------------------------------------------------------

Balance at beginning of year                                      $     6,387,902     $     6,613,972     $     5,762,429
Charge-offs                                                            (1,095,363)         (3,495,835)         (3,883,076)
Recoveries                                                                889,252             404,235             333,618
                                                                       ___________          __________         ___________
     Net Charge-offs                                                   (  206,111)         (3,091,600)         (3,549,458)

Provision for loan losses                                               2,001,010           2,865,530           4,401,001
                                                                      ___________         ___________         ___________
                                        Balance at End of Year    $     8,182,801     $     6,387,902     $     6,613,972
                                                                      ===========         ===========         ===========

Note I - Nonaccrual and Past Due Loans

Nonaccrual and past due loans were as follows:

                                                                                  December 31

                                                                           1994                 1993
                                                                   ------------------------------------
Nonaccrual loans outstanding                                       $      877,409        $   1,605,076
Accruing loans past due 90 days
    or more outstanding                                                 1,196,464            3,052,371

At December 31, 1994 and 1993, there were no significant commitments to lend any of these debtors additional funds.

Note J - Premises and Equipment

Premises and equipment accounts are summarized as follows:
[CAPTION]
                                                         December 31
                                                   1994              1993
                                              ------------------------------
   [S]                                         [C]              [C]
   Land                                      $  2,862,865      $  2,514,075
   Premises                                    16,582,425        15,998,564
   Equipment, furniture and fixtures           10,494,109         9,388,014
                                               ___________
                                               29,939,399        27,900,653
   Accumulated depreciation and amortization  (13,158,433)      (11,959,640)
                                               ----------       -----------
                                             $ 16,780,966      $ 15,941,013
                                               ===========     ============

     Depreciation expense                    $  1,248,374      $  1,143,933
                                               ===========     ============

Note K - Income Taxes


Deferred income taxes included in other assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No valuation allowance was made since the deferred assets were determined to be realizable in future years. This determination was based on the Company's earnings history with no basis for believing future performance will not continue to follow the same pattern. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1993, are as follows:

                                                                                     (In Thousands)
                                                                                  1994           1993
                                                                             ---------------------------

           Deferred tax assets:
                Provision for loan losses                                    $    2,715      $   2,114
                Net unrealized losses on securities
                     available-for-sale                                           1,818
                Deferred compensation                                               702            618
                Other                                                               549            368
                                                                                 ______         ______
                     Total deferred tax assets                                    5,784          3,100

           Deferred tax liabilities:
                Depreciation                                                      1,478          1,397
                Other                                                               446            462
                                                                                 ______         ______
                     Total deferred tax liabilities                               1,924          1,859
                                                                                 ______         ______

                     Net deferred tax assets                                 $    3,860      $   1,241
                                                                                 ======         ======

Significant components of the provision for income taxes (credits)
attributable to continuing operations are as follows:
                                                                                      Liability                   Deferred
                                                                                       Method                      Method
                                                                       ---------------------------------           ________

                                                                              1994               1993                1992
                                                                              ____               ____                ____

      Current                                                         $     3,421,454    $     3,800,025     $     2,442,065
        Deferred                                                             (800,550)          (733,521)           (310,600)
                                                                            _________          __________          _________
                                                                      $     2,620,904    $     3,066,504     $     2,131,465
                                                                            =========          =========           =========
The reconciliation of income taxes (credits) attributable to continuing operations computed at the United States federal statutory tax rates to income tax expense is:

                                                                            Liability                         Deferred
                                                                             Method                            Method
                                                                   1994                    1993                 1992
                                                            ---------------------------------------     --------------------

      Tax at U.S. statutory rate                             $3,682,140  34.0%     $3,494,956  34.0%    $ 2,816,944     34.0%
        Tax-exempt interest income                            (910,676) (8.4%)      (755,617) (7.4%)      (691,546)     (8.3%)
        Amortization of intangible assets                        53,292   0.5%         61,295   0.6%         54,435      0.7%
        Dividends received deduction                           (35,682) (0.3%)       (24,644) (0.3%)       (74,728)     (0.9%)
        Other items - net                                     (168,170) (1.6%)        290,514   2.9%         26,360      0.2%
                                                              _________  _____     __________  _____       ________    ______
                                                             $2,620,904  24.2%     $3,066,504  29.8%    $ 2,131,465     25.7%

                                                              =========  =====     ==========  =====     ==========     =====

The components of the provision for deferred income taxes (credits) for the year ended December 31, 1992, are as follows:

                                                                                                      1992
      Depreciation                                                                              $     54,000
      Provision for loan losses                                                                      (270,000)
      Pension expense                                                                                 (26,000)
      Deferred compensation                                                                          (100,000)
      Other                                                                                           31,400
                                                                                                    _________
                                                                                                $    (310,600)
                                                                                                  ==========

Income taxes provided on gains on the sales of investment securities were approximately $1,000, $217,000, and $85,000, for the years ended
December 31, 1994, 1993 and 1992, respectively.


Note L - Restrictions on Bank Dividends, Loans or Advances

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Mississippi Department of Banking and Consumer Finance is required prior to the Bank paying dividends which are limited to earned surplus in excess of three times the Bank's capital stock. At December 31, 1994, the unrestricted surplus was approximately $21,639,000.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specified obligations. At December 31, 1994, the maximum amount available for transfer from the Bank to the Company in the form of loans was 11% of consolidated net assets.


Note M - Employee Benefit Plans

The Company and its Bank sponsor a defined benefit noncontributory pension plan generally covering all full-time employees. Effective April 1993, all employees are eligible to participate in the plan after completing a minimum of one thousand hours of service during a twelve month period. The normal retirement benefit is determined as the sum of (A) 1.4% of average earnings, plus (B) 0.6% of average earnings in excess of covered compensation, times (C) years of service at retirement limited to 25.

The Company's funding policy is to contribute annually an amount that falls within the minimum and maximum amount determined by consulting actuaries in accordance with the Employee Retirement Income Security Act of 1974.

Net pension expense as determined by consulting actuaries included the following components:

                                                                                        Year Ended December 31

                                                                                1994              1993                1992
                                                                      ______________________________________________________
Service costs - benefits earned during the year                       $       456,660    $       455,506     $       402,029
Interest cost on projected benefit obligation                                 748,988            678,844             592,254
Actual return on plan assets                                                  456,472           (265,861)           (328,697)
Net amortization and deferral                                              (1,051,402)          (275,678)           (178,661)
                                                                           ___________       ____________           _________
Net pension expense                                                   $       610,718    $       592,811     $       486,925
                                                                            ==========        ===========            ========
Curtailment loss                                                                                             $       159,294
                                                                                                                     ========

During 1992, the Company offered early retirement to a select group of employees. In conjunction with this, the Company recorded a curtailment loss relating to the increase in the projected benefit obligation of the early retirees.


The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheet, as determined by consulting actuaries:
                                                                                                     December 31
                                                                                               1994                1993

                                                                                        -----------------------------------


  Actuarial present value of accumulated
     benefits, including vested benefits of $6,699,365 in 1994
     and $6,477,395 in 1993                                                             $   (6,761,400)     $   (6,595,805)
                                                                                            ===========         ===========

  Plan assets at fair value                                                            $     6,963,692     $     6,736,813
  Projected benefit obligation                                                              (9,559,173)         (9,733,488)
                                                                                            ___________         ___________
     Projected benefit obligation in excess of plan assets                                  (2,595,481)         (2,996,675)
  Unrecognized net asset                                                                      (418,483)           (486,540)
  Prior service cost not yet recognized in net periodic cost                                   770,116          920,598
  Unrecognized net loss from past experience
     different from that assumed                                                             2,119,947           2,126,211
                                                                                             _________           _________
  Accrued pension expense                                                              $      (123,901)    $     (436,406)
                                                                                            ==========          ==========

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 5%, respectively at December 31, 1994, and 7.875% and 5%, respectively at December 31,
1993. The expected long-term rate of return on investments was 9.25% for 1994, 1993 and 1992. The unrecognized net asset is being recognized over 15.53 years. Plan assets consist mainly of U. S.
Treasury obligations and certificates of deposit. The actual return was (6.7%), 4.2% and 3.0% for years ending 1994, 1993 and 1992.

In addition to providing retirement income benefits, the Company provides certain health care and life insurance to retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach normal or early retirement while working for the Company. The Company pays one-half of the health insurance premium. Up to age 70, each retired employee receives $5,000 in life insurance coverage paid entirely by the Company. In 1994 and 1993, the Company has accounted for its obligation related to these plans in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than
Pensions." The following table presents the Plan's funded status reconciled with amounts recognized in the Company's balance sheet:

                                                                                                December 31
                                                                                          1994                1993
                                                                               ---------------------------------------

Accumulated postretirement benefit obligation:
       Retirees                                                               $           (8,700)     $      (22,500)
       Fully eligible active plan participants                                           (79,400)            (69,600)
       Other active plan participants                                                   (179,700)           (197,600)
                                                                                        _________           _________
Accumulated postretirement benefit obligation
       in excess of plan assets                                                         (267,800)           (289,700)
       Unrecognized (gain) loss                                                          (56,100)              6,500
                                                                                       ----------          ----------
          Accrued postretirement benefit cost                                 $         (323,900)        $  (283,200)

                                                                                        ==========          ==========

Net Periodic postretirement benefit cost includes the following components:
                                                                                        Year ended December 31
                                                                                           1994                1993
                                                                               --------------------------------------
       Service cost                                                          $            21,700     $        22,000
       Interest cost                                                                      19,300              19,300
       Transition obligation                                                                                 247,700
                                                                                        ________            ________
          Net periodic postretirement benefit cost                           $            41,000     $       289,000
                                                                                        ========            ========




The Company has limited its liability in the per capita cost of covered benefits (i.e., health care cost trend rate) to the rate of inflation which is assumed to be 4% each year. The health care cost trend rate assumption has little effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would not increase the accumulated postretirement benefit obligation nor the service and interest cost components of net periodic postretirement benefit cost as of December 31, 1994, and for the year then ended. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% and 7.875% at December 31, 1994 and 1993, respectively. The cost of these benefits was recognized as expense when claims and premiums were paid in 1992. Insurance premiums paid during 1992 totaled $29,429 and claims paid in 1992 were $13,102.


The Company and its subsidiary also sponsor an employee stock ownership plan covering essentially all full-time employees who are 21 years of age and have completed one year of employment. Contributions are determined by the Board of Directors and may be paid either in cash or the Company's Common Stock. Total contributions to the Plan charged to operating expenses were $399,992 in 1994, $353,890 in 1993, and $346,395 in 1992.

Note N - Other Income and Expenses

Components of other income and other expenses which exceed 1% of total revenues were as follows: 1994-life insurance proceeds, $673,494; computer processing cost, $1,963,510; stationary and supplies $640,603; other fees, $650,105; FDIC/State banking assessment, $1,851,883;
1993-FDIC/State banking assessment, $1,585,024; stationary and supplies, $577,813; 1992-FDIC/State banking assessment, $1,672,751.

Note O - Financial Instruments with Off-Balance Sheet Risk and
Concentrations of Credit Risk

Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support medium and long-term notes, and debentures, including industrial revenue obligations.

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral (e.g., securities, receivables, inventory, equipment) is obtained based on management's credit assessment of the customer.

The Company's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1994, was approximately $107,779,000 and $6,233,000, compared to December 31, 1993, which was approximately $83,578,000 and $2,530,000, respectively.

Market risk resulting from interest rate changes on particular off-balance sheet financial instruments may be offset by other on- or off-balance sheet transactions. Interest rate sensitivity is monitored by the Company for determining the net effect of potential changes in interest rates on the market value of both on- or off-balance sheet financial instruments.

Note P - The Peoples Holding Company (Parent Company Only)
Condensed Financial Information

Balance Sheets
                                                                                               December 31
                                                                                        1994                1993
                                                                              -------------------------------------
Assets
    Cash*                                                                    $          4,866    $         55,654
    Dividends receivable*                                                             603,248             681,101
    Investment in bank subsidiary*                                                 73,696,858          71,278,361
    Other assets                                                                       70,365                 165
                                                                                   __________          __________
                                                             Total Assets    $     74,375,337    $     72,015,281
                                                                                   ==========          ==========

Liabilities and Shareholders' Equity
    Dividends payable                                                        $        603,248             556,101
    Accrued interest payable and other liabilities                                     38,208              21,000
    Shareholders' equity                                                           73,733,881          71,438,180
                                                                                   __________          __________

      Total Liabilities and Shareholders' Equity                             $     74,375,337    $     72,015,281
                                                                                   ==========          ==========

Statements of Income
                                                                                          Year Ended December 31
                                                                              1994               1993                1992
                                                                           ----------------------------------------------


Income:
    Dividends from bank subsidiary*                                    $     2,342,876    $     2,500,224     $     2,103,511
    Other dividends                                                             45,092             53,019              66,213
    Interest income from bank subsidiary*                                          410
                                                                             _________          _________           _________

                                                                             2,387,968          2,553,653           2,169,724
Expenses:
    Other                                                                      184,936             80,249             215,846
                                                                            __________          _________          __________
                                                                               184,936             80,249             215,846
                                                                            __________          _________          __________
Income before income tax expense (credits) and
    equity in undistributed net income of bank subsidiary                    2,203,032          2,473,404           1,953,878
Income tax credits                                                             (57,700)           (21,877)            (66,631)
                                                                            ___________         __________          __________
                                                                             2,260,732          2,495,281           2,020,509

Equity in undistributed net
    income of bank subsidiary*                                               5,948,188          5,240,011           4,133,154
                                                                            __________         __________          __________
                                                          Net Income   $     8,208,920    $     7,735,292     $     6,153,663
                                                                            ==========         ==========          ==========
*Eliminated in consolidation.

Statements of Cash Flows
                                                                                      Year Ended December 31

                                                                               1994               1993                1992
                                                                       -----------------------------------------------------
    Operating Activities:
      Net income                                                       $     8,208,920    $     7,735,292     $     6,153,663
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed net income of bank subsidiary            (5,948,188)        (5,240,011)         (4,133,154)

           (Increase) decrease in dividends receivable                          77,853          (149,179)            (24,178)
           Increase in other assets                                            (70,200)
           Increase (decrease) in other liabilities                             64,355           (18,150)              66,840
                                                                            __________         __________          __________
                           Net Cash Provided By Operating Activities         2,332,740          2,327,952           2,063,171

    Investing Activities:
      (Increase) decrease in investment in subsidiaries                       (106,000)                                 19,000
      Purchase of certificates of deposit                                                         (60,000)
      Proceeds from matured certificates of deposit                                                60,000
                                                                             _________          _________           _________

                  Net Cash (Used In) Provided By Investing Activities         (106,000)                                 19,000

    Financing Activities:
      Issuance (retirement) of common stock by
        pooled Company reflected in pooling-of-
        interests adjustment                                                   105,926                               (19,000)
      Cash dividends                                                        (2,342,876)        (2,275,224)         (2,103,511)
      Payment of fractional shares on stock dividend                           (40,578)
                                                                            __________         __________          ___________
           Net Cash Used In Financing Activities                            (2,277,528)        (2,275,224)         (2,122,511)
                                                                           ___________        ___________         ___________

                                          Increase (Decrease) In Cash          (50,788)              52,728            (40,340)
    Cash at beginning of year                                                   55,654              2,926              43,266
                                                                            __________         __________          __________
    Cash At End Of Year                                            $             4,866    $        55,654     $         2,926
                                                                            ==========          =========          =========

*Eliminated in consolidation.

Note Q - Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1994 and 1993:
                                                                              Three Months Ended
                                                         Mar 31             June 30            Sept 30             Dec 31
                                                   -------------------------------------------------------------------------
1994
Interest income                                   $    12,111,492   $     13,113,544   $     13,674,616    $     14,169,801

Interest expense                                        4,396,038          4,649,344          4,818,345           5,026,354
Net interest income                                     7,715,454          8,464,200          8,856,271           9,143,447
Provision for loan losses                                 500,229            500,228            500,305             500,248
Non-interest income                                     2,501,182          2,425,146          2,376,082           2,396,008
Non-interest expenses                                   7,291,352          7,724,631          7,934,904           8,096,069
Income before income taxes                              2,425,055          2,664,487          2,797,144           2,943,138
Income taxes                                              425,103            536,084            840,662             819,055
Net income                                              1,999,952          2,128,403          1,956,482           2,124,083

Earnings per share                                           $.77               $.82               $.75                $.81

1993
Interest income                                   $    11,821,668   $     12,187,750   $     12,266,124    $     12,163,683
Interest expense                                        4,149,748          4,178,281          4,308,989           4,326,137
Net interest income                                     7,671,920          8,009,469          7,957,135           7,837,546
Provision for loan losses                               1,163,993            637,451            637,451             426,635
Non-interest income                                     2,182,406          2,321,589          2,318,606           2,530,889
Non-interest expenses                                   6,572,348          6,966,073          6,970,768           7,175,563
Income before income taxes                              2,117,985          2,727,534          2,667,522           2,766,237
Income taxes                                              728,207            657,276            802,567             878,454
Cumulative effect of accounting changes                   522,518
Net income                                              1,912,296          2,070,258          1,864,955           1,887,783

Earnings per share                                           $.73               $.79               $.72                $.73

The amounts presented for the first three quarters of 1994 and 1993 do not equal amounts previously reported in Form 10-Q due to restatement of results after the pooling-of-interests discussed in Note B.



Note R - Contingent Liabilities

Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company and its subsidiary. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the consolidated financial statements.

Report of Independent Auditors




Board of Directors and Shareholders
The Peoples Holding Company
Tupelo, Mississippi

We have audited the accompanying consolidated balance sheets of The Peoples Holding Company and subsidiary as of December 31, 1994 and
1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples Holding Company and subsidiary at December 31, 1994 and 1993, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain investment securities, and in 1993 changed its method of accounting for income taxes and postretirement benefits.



Memphis, Tennessee
January 25, 199

Selected Financial Information
(Not covered by the Accountants' Report)

                                     1994               1993                 1992                1991                 1990
                                 ---------------------------------------------------------------------------------------------
For the year ended December 31:

   Interest Income          $      53,069,453    $      48,439,225    $     51,270,958    $     57,437,770    $    59,737,636
   Interest Expense                18,890,081           16,963,155          20,676,034          29,786,414         34,351,326
   Provision for Loan Losses        2,001,010            2,865,530           4,401,001           2,888,938          2,231,476
   Non-interest Income              9,698,418            9,353,490           7,862,593           7,703,632          6,643,405
   Non-interest Expense            31,046,956           27,684,752          25,771,388          24,003,557         20,790,680
   Income Before Taxes             10,829,824           10,279,278           8,285,128           8,462,493          9,007,559
   Income Tax Expense               2,620,904            3,066,504           2,131,465           1,871,102          2,216,238
   Cumulative Effect of Changes
    in Accounting Principles                               522,518
   Net Income                       8,208,920            7,735,292           6,153,663           6,591,391          6,791,321

Per Common Share:
   Net Income               $            3.15    $            2.97    $           2.36    $           2.53    $          2.61
   Book Value at December 31            28.31                27.43               25.33               23.77              22.01
   Market Value at December 31          35.00                33.60               29.33               22.12              18.03
   Cash Dividends Declared and Paid      0.90                 0.85                0.81                0.76               0.71

Total at Year-End:
   Loans                    $     499,201,867    $     436,644,945    $    405,893,604    $    413,011,064     $  394,846,465
   Allowance for Loan Losses        8,182,801            6,387,902           6,613,972           5,762,429          5,241,944
   Investment Securities          212,994,410          231,741,575         193,523,989         168,807,551        186,739,922
   Assets                         787,066,488          739,311,816         680,656,022         667,398,720        657,176,902
   Deposits                       696,279,709          655,545,060         603,983,574         590,649,184        584,007,698
   Long-Term Debt                   4,650,488              259,797             292,674             279,073            594,396
   Shareholders' Equity            73,733,881           71,438,180          65,978,112          61,927,960         57,320,923

Selected Ratios:
   Return on Average:
        Total Assets                    1.05%                1.07%               0.90%               0.99%              1.05%
        Shareholders' Equity           11.24%               11.24%               9.57%              10.99%             12.31%
   Average Shareholders' Equity
        to Average Assets               9.34%                9.52%               9.38%               9.03%              8.55%

   At December 31:
   Shareholders' Equity
        to Assets                       9.37%                9.66%               9.69%               9.28%              8.72%
   Tier 1 Leverage                      9.22%                9.52%               9.48%               9.07%              8.55%
   Risk-Based Capital Ratios
        Tier 1                         14.86%               17.40%              14.70%              14.26%             13.69%
        Total (8.00% Required)         16.12%               18.65%              15.95%              15.62%             14.99%
   Allowance for Loan Losses
        to Total Loans                  1.64%                1.46%               1.63%               1.40%              1.33%
   Allowance for Loan Losses
        to Non-performing Loans       394.57%              137.15%             128.12%              98.91%             77.58%
   Non-performing Loans to
        Total Loans                      .42%                1.07%               1.27%               1.41%              1.71%
   Dividend Payout                     29.03%               29.41%              34.18%              30.23%             27.22%


Market Value of Stock by Quarters

The public market for The Peoples Holding Company common stock is limited. The stock is currently listed in the NASDAQ exchange and is traded in the local over-the-counter market. Bid and offer prices have been reported daily by Morgan Keegan & Company, Inc., J.J.B. Hilliard
& W. L. Lyons, Inc. (Hilliard Lyons), and Sterne, Agee, and Leach, Inc., market makers of the shares of The Peoples Holding Company common stock. High and low prices are reflective of actual trades as reported in the NASDAQ Stock Bulletin. At December 31, 1994, there were approximately 2,270 shareholders of record.


                   DIVIDENDS                      PRICES
PERIOD             PER SHARE              LOW                HIGH
                   -----------------------------------------------
[S]                  [C]                 [C]               [C]
1994
1st Quarter          $.22                $34.08             $39.36
2nd Quarter           .22                 37.44              43.27
3rd Quarter           .23                 36.25              42.50
4th Quarter           .23                 35.00              39.50

1993
1st Quarter        $  .21            $    27.36         $    31.44
2nd Quarter           .21                 27.36              33.60
3rd Quarter           .21                 32.16              41.28
4th Quarter           .21                 33.60              38.40

Management's Discussion And Analysis
Of Financial Condition And Results Of Operations

Overview

The Peoples Holding Company (the Company) is a one-bank holding company incorporated under the laws of the state of Mississippi. The Company was incorporated in February 1904 and is the sixth largest bank holding company located in the state. The Peoples Bank & Trust Company (the Bank) is a wholly-owned subsidiary of the Company which operates forty-two branches located in north and northcentral Mississippi.

The Company's banking subsidiary provides a wide range of banking and financial services to its customers. Those include lending services for commercial, consumer, and real estate loans; depository services for checking, savings, money market, IRA's and certificate of deposit accounts; and fiduciary services. The Bank maintains credit card services and is the issuer of the Mississippi State University and Delta State University affinity cards. In addition the Bank has a number of automated teller machines located throughout its market area that provide 24-hour banking services along with 24-hour access to customer account information through a voice response system.

The purpose of this discussion is to focus on important factors affecting the Company's financial condition and results of operations. Reference should be made to the consolidated financial statements (including the notes thereto), and the selected financial data in this report for an understanding of the following discussion and analysis. All applicable information has been restated to include the pooling-of-interests consummated December 31, 1994. All per share data is adjusted to reflect all stock dividends declared through December 31, 1994.

The Company ended 1994 with assets totaling $787,066,488, up from the prior year of $739,311,816. This represented a 6.5% growth. Earnings were up 6.1% from the previous year with net income surpassing
$8,000,000.

During 1994, the Company purchased selected assets and assumed certain deposit liabilities located in three branch offices of Security Federal Savings and Loan Association (Security Federal) from the
Resolution Trust Corporation.  Effective December 31, 1994, the
Company merged with New South Capital Corporation (New South) and its wholly-owned subsidiary, New South Bank, in a transaction accounted for as a pooling-of-interests. See Note B of audited financial statements.


Financial Condition Review

The Company emphasizes the importance of employing a high percentage of its assets in an earning capacity. Utilization of the Company's earning assets is a major factor in generating profitability.

The Company employs the largest portion of its earning assets in loans. Loans, net of unearned income, comprised 63.4% and 59.1% of the total assets for 1994 and 1993, respectively. Loan growth was 14.3% for 1994. Total loans increased 7.6% during 1993. Of the $62,556,922 growth in 1994, approximately $36,686,000 was attributable to the acquisition of the three branches of Security Federal Savings and Loan Association and the pooling of New South Bank. An increase in the demand for consumer and mortgage loans increased as the economy improved and unemployment dropped.

Loans increased $30,751,341 during 1993 due to the acquisition of three branches of the Sunburst Corporation which increased loans by approximately $21,000,000; and an improved economy and drop in the unemployment rate. The interest rate environment proved to be very favorable to the consumer in buying a home resulting in a 14.9% increase in mortgage loans and a 24.7% increase in consumer loans compared to 1992.

The table on page 30 sets forth loans outstanding, according to loan type, at the date indicated. The major factor affecting comparability with prior year's balances is due to a reclassification of the loan portfolio following a computer conversion in January 1992. Prior to the conversion, certain mortgages were classified as commercial.

                                             1994               1993              1992                1991              1990
                                         ----------------------------------------------------------------------------------------

     Commercial, financial, and
        agricultural                      $95,921,379       $103,061,684      $130,610,697       $145,606,537       $128,760,736
     Real estate - construction            18,188,860         25,967,773        15,280,136         12,941,094         16,090,270
     Real estate - mortgage               253,153,672        220,363,067       191,861,073        186,964,488        180,571,049
     Consumer                             143,948,292         97,095,734        77,844,541         79,336,554         82,797,167
     Unearned income                      (12,010,336)        (9,843,313)       (9,702,843)       (11,837,609)       (13,372,757)
                                         ____________        ___________      ____________        ___________       ____________
             Total loans, net of
             unearned income             $499,201,867       $436,644,945      $405,893,604       $413,011,064       $394,846,465
                                         ============        ===========      ============        ===========       ============

The securities portfolio is used to provide term investments, to provide a source of meeting liquidity needs, and to supply securities to be used in collateralizing public funds. The type of securities purchased and the terms of those securities depend on management's assessment of future economic conditions.

The securities portfolio totaled $212,994,410 at December 31, 1994, down from $231,741,575 at December 31, 1993. The decrease in the securities portfolio is due in part to the implementation of FASB 115, "Accounting for Certain Investments in Debt and Equity Securities", which resulted in an unrealized loss on securities classified as available-for-sale at December 31, 1994 of $5,348,129. In addition, the portfolio balance decreased as loan funding demands increased. The securities portfolio represented 27.1% and 31.3% of assets at the end of 1994 and 1993, respectively. The decline of 8.1% in the portfolio for 1994 was largely attributable to a decrease in mortgage-backed securities.

Total securities were up 19.7% at December 31, 1993, over 1992. The largest change came from an increase in mortgage-backed securities which were up approximately $23,000,000 over 1992. In addition, U.S. Treasury securities were up approximately $16,000,000.

Management continues to evaluate the Company's tax position in order to maximize earnings from investment securities. The Company was not in an alternative minimum tax position during 1994 or 1993. Note E of the Notes to the Consolidated Financial Statements provides details of the securities portfolio.

Federal funds sold provide a significant source of liquidity. These funds consist of day-to-day loans to correspondent banks. Federal funds sold totaled $150,000 and $8,000,000, at December 31, 1994 and 1993
respectively. The reduction in these balances between periods is typical of fluctuations caused by changes in deposits, loans, and securities.

Non-earning assets include cash and due from banks, premises and equipment, and other assets. Cash and due from banks represented 5.7% and 4.9% of total assets at December 31, 1994 and 1993, respectively. These funds are available for meeting day-to-day cash requirements inclusive of reserves required to be held by the Federal Reserve Bank. Effective December 22, 1994, the Federal Reserve Board amended Regulation D by decreasing the amount of net transaction accounts to which the lowest reserve requirement would apply from $51,900,000 to $47,900,000. In addition, the change increased the amount of the reservable liabilities that was subject to a zero percentage from $4,000,000 to $4,200,000. The rate applied to transaction accounts above the tier levels remained at 10%. During 1993 the Federal Reserve Bank raised the requirement base for transaction accounts from $46,800,000 to $51,900,000. These changes resulted in the Company maintaining higher balances with the Federal Reserve Bank in order to meet reserve requirements in 1994 compared to 1993 and lower balances in 1993 compared to 1992.

Premises and equipment was $16,780,966 and $15,941,013 at December
31, 1994 and 1993, respectively. The increase in premises and equipment is partially due to the acquisition of the Security Federal and New South branches. The Company is presently constructing an operations center in Tupelo, Mississippi, which is expected to be completed in July 1995.

During 1993, the Company acquired approximately $450,000 of fixed assets from Sunburst Corporation in the acquisition of three branches formerly of Eastover Bank for Savings. The Company constructed a branch office in Amory and installed a mobile branch unit in Corinth.

Other assets were $20,810,320 and $17,035,916 at December 31, 1994 and 1993, respectively. The major accounts in this category are interest earned not collected, prepaid expenses, intangible assets, deferred taxes, and other real estate owned. Interest earned not collected totaled $6,895,188, up from $5,869,532 at the end of 1993. Other real estate was $230,494 and $3,176,774 at the end of 1994 and 1993, respectively.
The decrease is due to management's commitment to decrease non-earning assets and an improvement in the credit quality of the loan portfolio.

Intangible assets, resulting from bank acquisitions, totaled $5,268,228 and $3,353,406 at December 31, 1994 and 1993, respectively. The
Company recorded a premium on deposits purchased from Security
Federal during 1994. The majority of the intangibles is being amortized over a period from 13 to 15 years.

Total asset growth for 1994 and 1993 was 6.5% and 8.6%, respectively. Growth in assets for 1994 and 1993 is quite typical of banks across the nation.

The Company relies on deposits as its major source of funds.
Non-interest bearing deposits were $118,711,872 and $99,697,615 at December 31, 1994 and 1993, respectively. This represented 15.1% and 13.5% of total assets for 1994 and 1993, respectively.

Interest bearing deposits were $577,567,837 and $555,847,445 at December 31, 1994 and 1993 respectively, or a 3.9% increase for 1994 over 1993. The largest growth attributing to this increase came from certificates of deposit under $100,000. As interest rates on certificates of deposit began climbing, depositors moved funds from lower paying accounts to certificates.

The Company maintains a note account with the Federal Reserve Bank for which tax deposits are accepted. The account is secured through pledging of securities. On December 31, 1994, the balance in the treasury tax and loan account was $3,115,183, down slightly from $4,000,000 at the end of 1993. This account fluctuates based on the amount of securities pledged to secure the account and the frequency with which the Federal Reserve Bank draws on those funds.

During 1994, the Company received advances from the Federal Home
Loan Bank totaling $4,500,952 at December 31, 1994. These advances are the result of asset/liability managements decisions matching certain earning assets (first mortgages and consumer loans) against these advances at positive rate spreads.

Other liabilities totaling $9,287,227 and $8,174,705 for 1994 and 1993, respectively, include accrued interest, accrued expenses, current taxes, and dividends payable. Accrued interest payable totaled $2,787,348 and $2,128,254 for 1994 and 1993, respectively.

Risk Management

The management of risk is an on-going process. Risks that are associated with the Company include credit, interest rate, and liquidity risks.

Credit Risk

Inherent in any lending activity is credit risk, that is, the risk of loss should a borrower or trading counterparty default. The Company's credit risk is monitored and managed by a Loan Committee and a Loss Management Committee. Credit quality and policies are major concerns of these committees. The Company tries to maintain diversification within its loan portfolio in order to minimize the effect of economic conditions within a particular industry.

The allowance for loan losses is available to absorb potential credit losses from the entire loan portfolio. The appropriate level of the allowance is based on a quarterly analysis of the loan portfolio and represents an amount that management deems adequate to provide for potential losses.
The analysis includes the consideration of such factors as the risk rating of individual credits, the size and diversity of the loan portfolio, economic conditions, prior loss experience, and the results of periodic credit reviews by internal loan review, the regulators, and the Company's independent accounting firm. If the allowance is deemed inadequate, management sets aside additional reserves by increasing the charges against income.

The table on page 32 reflects the activity in the allowance for loan losses for the years ended December 31.

The allowance for loan losses was $8,182,801 and $6,387,902 at December 31, 1994 and 1993, respectively. This represents an allowance to year-end loans of 1.64% and 1.46%, respectively. Management deems this allowance adequate for future potential loan losses.

The Company's net charge-offs for 1994 and 1993 were $206,111 and $3,091,600, respectively. This represented a net charge-off to average loans ratio of .04% and .73% for the two years. During 1994, a single line recovery accounted for a significant portion of the decrease in net charge-offs for 1994 along with the improvement in the quality of the loan portfolio.

The net charge-offs for 1993 were down $457,858 or 12.9% over 1992.
The net charge-off ratio was comparable to 1992 including a single loan charged off during 1993 that accounted for a major portion of the net charge-offs in 1993.

Non-performing loans are those on which the accrual of interest has stopped. Loans are placed on nonaccrual status if the principal or interest is past due 90 days or more and the collateral is insufficient to cover principal and interest. Loans are reclassified to accrual status only when interest and principal payments are brought current and future payments appear assured.

Allowance for Loan Losses
                                         1994               1993                 1992                1991              1990
                                    --------------------------------------------------------------------------------------------
For the year ended December 31:

     Balance at Beginning of Year   $  6,387,902     $     6,613,972     $     5,762,429     $     5,241,944        $4,076,333
        Provision for Loan Losses      2,001,010           2,865,530           4,401,001           2,888,938         2,231,476

        Charge-Offs:
          Commercial, Financial,
            and Agricultural             174,051           2,595,750           3,097,115             962,136           466,200
          Real Estate - Mortgage         237,104                                                   1,022,573            48,210
          Consumer                       684,208             900,085             785,961             910,535           759,824
                                       _________           _________           _________           _________         _________

        Total Charge-Offs              1,095,363           3,495,835           3,883,076           2,895,244         1,274,234

        Recoveries:
          Commercial, Financial,
            and Agricultural             562,303             150,087             119,217             168,210            97,600
          Real Estate - Mortgage         148,866                                                     187,993
          Consumer                       178,083             254,148             214,401             170,588           110,769
                                       _________          __________           _________           _________        __________

        Total Recoveries                 889,252             404,235             333,618             526,791           208,369
                                       _________          __________           _________           _________        __________

        Net Charge-Offs                  206,111           3,091,600           3,549,458           2,368,453         1,065,865
                                       _________          __________           _________           _________        __________

     Balance at End of Year     $      8,182,801     $     6,387,902     $     6,613,972     $     5,762,429    $    5,241,944
                                       =========          ==========           =========           =========        ==========

     Loan Loss Analysis:
        Loans - Average         $    463,594,744     $   422,041,326     $   409,694,187     $   404,013,545    $  383,386,381
        Loans - Year-End             499,201,867         436,644,945         405,893,604         413,011,064       394,846,465
        Net Charge-offs                  206,111           3,091,600           3,549,458           2,368,453         1,065,765
        Allowance for Loan Losses      8,182,801           6,387,902           6,613,972           5,762,429         5,241,944

Ratios:
     Net Charge-offs to:
        Loans - Average                    0.04%               0.73%               0.87%               0.59%             0.28%
        Allowance for Loan Losses          2.52%              48.40%              53.67%              41.10%            20.33%

     Allowance for Loan Losses to:
        Loans - Year End                   1.64%               1.46%               1.63%               1.40%             1.33%
        Non-performing Loans             394.57%             137.15%             128.12%              98.91%            77.58%

     Non-performing Loans to:
          Loans - Year End                 0.42%               1.07%               1.27%               1.41%             1.71%
          Loans - Average                  0.45%               1.10%               1.26%               1.44%             1.76%



The following table shows the principal amounts of nonaccrual and restructured loans at December 31 in the years indicated.

                                               1994            1993              1992              1991            1990
                                         -----------------------------------------------------------------------------------
     Non-performing Loans
        Non-accruing                   $      877,409   $   1,605,076     $      931,084    $      984,278    $    1,495,676
        Accruing Loans Past Due
          90 Days or More                   1,196,464       3,052,371          4,231,404         4,841,781         5,261,356
                                            _________       _________          _________         _________         _________


          Total Non-performing
             Loans                          2,073,873       4,657,447          5,162,488         5,826,059         6,757,032

        Restructured Loans
          Balance Outstanding                 259,945         278,416          3,139,551         3,210,538         3,275,078
                                            _________       _________          _________         _________         _________

     Total Non-performing Loans
        including Restructured         $    2,333,818   $   4,935,863     $    8,302,039    $    9,036,597    $   10,032,110
                                            =========       =========          =========         =========        ==========

The following table presents the interest income on nonaccrual and renegotiated loans that would have been recorded if these loans had been current in accordance with their original terms and the amount of interest income on these loans that was included in income for the periods indicated:

                                               1994                1993              1992            1991            1990
                                         ----------------------------------------------------------------------------------
     Gross Amount of Interest That
        Would Have Been Recorded
        at the Original Rate                $  3,498           $ 10,784             $284,267       $443,980        $446,120
     Interest That Was Recognized
        in Income                           $ 20,529           $ 18,500             $255,557       $257,267        $259,407
                                             ________           ________             ________      ________         _______

     Favorable (Unfavorable) Impact
        on Gross Income                     $ 17,031           $  7,716             $(28,710)     $(186,713)      $(186,713)
                                             ========          =========            =========     ===========     =========

Non-performing loans totaled $2,073,873 and $4,657,447 for 1994 and 1993, respectively. These loans represented .45% and 1.1% of average loans for 1994 and 1993. The allowance for loan losses to non-performing loans was 394.6% and 137.2% for the two years. Loans that are considered to be non-performing are closely monitored by management and the Loss Management Committee. The decrease in non-performing loans is attributable to an improvement in credit quality and management's commitment to monitor loan performance.

Real estate acquired through the satisfaction of loan indebtedness is recorded at fair value. Any deficiency between the loan balance and the purchase price of the property is charged to the allowance for loan losses. Subsequent sales of the property may result in gains or losses to the Company.

Renegotiated loans are those for which concessions have been granted to the borrower due to a deterioration of the borrower's financial condition. Such concessions may include a reduction in interest rates, or a deferral of interest or principal payments.

Loans that had been restructured due to cash flow requirements totaled $259,945 and $278,416 for 1994 and 1993, respectively. The Company's loan review staff monitors the performance of these loans.

Interest Rate Risk

The Company has an Asset/Liability Committee which is duly authorized by the Board of Directors to monitor the position of the Company and to make decisions relating to that process. The asset/liability management's goal is to maximize net interest income while providing the Company with an acceptable level of market risk due to changes in interest rates.

Rate sensitivity analysis is performed on a monthly basis and shows the Company's gap position. A positive gap exists when more rate sensitive assets are repriced than rate sensitive liabilities within a defined period. A negative gap exists when more rate sensitive liabilities are repriced than rate sensitive assets within a defined period. The mismatches between rate sensitive assets and rate sensitive liabilities are evaluated into monthly, quarterly, annually, two years, three years, and five years and over pools. The Asset/Liability Committee's target is to have a cumulative gap position at the six month period of less than a positive
5%, and greater than a negative 30%.

According to the schedule on page 36, the Company will reprice
$154,451,000 more rate sensitive liabilities than assets during the first six months of 1995 resulting in a negative gap of 19.54%. At December 31, 1995, the Company will have repriced $103,221,000 more of rate sensitive liabilities than rate sensitive assets. This results in a cumulative one-year negative gap of 13.06%.

The securities portfolio is one of the primary sources for positioning the Company's interest rate risk exposure. The interest rate forecast coupled with the economic forecast provides tools for management in making decisions about future short and long term interest rates. From this information decisions will be made whether to invest short term or long term. Consideration is also given to liquidity needs before long-term investments are made. In addition to evaluating the gap position, the Company performs interest rate shocks on its securities portfolio to evaluate the effect of positive or negative changes in interest rates. Rate shocks were performed at year end from -1% to +3%. The effect of the interest rate shock was evaluated by management in order to determine the future investment strategy of the Company.

Liquidity Risk

Liquidity management is the ability to meet the cash flow requirements of customers who may be either depositors wishing to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.

Core deposits are a major source of funds used to meet cash flow needs. Maintaining the ability to acquire these funds as needed in a variety of money markets is the key to assuring liquidity. The Company has worked toward lowering its dependence on other public funds. This has added more stability to the Company's core deposit base reducing the dependence on highly liquid assets.

Approximately 85% of the Company's deposits are composed of accounts with balances less than $100,000. When evaluating the movement of these funds even during large interest rate changes, it is apparent that the Company continues to attract deposits that can be used to meet cash flow needs. Other sources available for meeting the Company's liquidity needs include available-for-sale securities. The available-for-sale portfolio is composed of securities with a readily available market that can be used to convert to cash if the need arises. In addition the Company maintains a federal funds position that provides day-to-day funds to meet liquidity needs.

Repayments and maturities of loans provide a substantial source of liquidity. The Company has approximately 61% of loans maturing within the next twelve months.

Capital Resources

Total shareholders' equity of the Company was $73,733,881 and $71,438,180 at December 31, 1994 and 1993, respectively.
Shareholders' equity grew 3.2% during 1994 and 8.3% during 1993.
The growth in capital for both years was attributable to earnings less the dividends declared. In addition, the adoption of SFAS 115 reduced capital at December 31, 1994, by $3,529,765. Shareholders' equity as a percentage of assets was 9.4% and 9.7% at December 31, 1994 and 1993, respectively.

The Federal Reserve Board, the FDIC, and the OCC have issued guidelines for governing the levels of capital that banks are to maintain. Those guidelines specify capital tiers which include the following classification:

                                  Tier 1 Risk-     Total Risk-     Leverage
Capital Tiers                     Based Capital    Based Capital     Ratio

Well capitalized                   6% or above     10% or above   5% or above
Adequately capitalized             4% or above     8% or above    4% or above
Undercapitalized                   Less than 4%    Less than 8%   Less than 4%
Significantly undercapitalized     Less than 3%    Less than 6%   Less than 3%
Critically undercapitalized                        2% or less


The Company met the guidelines for a well capitalized bank for both
1994 and 1993. At December 31, 1994, the total Tier 1 and total capital was $71.6 million and $77.6 million, respectively. Risk weighted assets were $481.3 and $393.9 million at December 31, 1994 and 1993, respectively. Tier 1 and total capital at December 31, 1993 were $68.4 million and $73.4 million, respectively.

                                                    1994           1993
                                                   ------         -------
[S]                                              [C]              [C]
Shareholders' equity                               9.37%           9.66%
Tier 1 leverage                                    9.22%           9.52%
Risk-based capital ratios
      Tier 1                                      14.86%          17.40%
      Total                                       16.12%          18.65%

Cash dividends have increased each year since 1990. See selected financial information for previous five years. Book value per share was $28.31 and $27.43 at December 31, 1994 and 1993, respectively.
Management places significant emphasis on internal growth of capital.
All of the increase in capital for both years was internally generated due to a retention of earnings of 71.0% and 70.6% during 1994 and 1993, respectively.


Results of Operations

Net income for the Company was $8,208,920, $7,735,292 and $6,153,663 for 1994, 1993 and 1992, respectively. Net income increased $473,628 or 6.1% over 1993. Earnings for 1993 were up $1,581,629 or 25.7% from the 1992 earnings of $6,153,663. Earnings per share was $3.15, $2.97, and $2.36 for 1994, 1993, and 1992, respectively.

Return on average assets for 1994, 1993, and 1992 was 1.05%, 1.07%, and .90%, respectively. The improvement in dollars earned for 1994 over the prior two years was largely attributable to improvement in loan quality. The increase in 1993 earnings compared to 1992 is attributable to improvement in loan quality and the cumulative effect of adopting changes in method of accounting for income taxes and postretirement benefits other than pensions.

Net interest income is the largest contributor to the net income of the Company. It is an effective measure of how well management has balanced the interest sensitive assets and liabilities and is the difference between the interest earned on earning assets and the cost paid on interest bearing liabilities. Net interest income was $34,179,372, $31,476,070, and $30,594,924, for 1994, 1993, and 1992, respectively. This increase over the three-year period was the result of the Company's ability to manage interest rate risk.

Loan interest income was $39,913,585 for 1994, up $4,168,243 or 11.7% from the prior year. The increase in interest was the result of repricing loans during a period of rising interest rates during 1994 in which the prime rate rose to 8.5% at December 31, 1994, from 6% at December 31, 1993. The average balance for 1994 was greater than 1993, and yield increased 14 basis points from 8.47% in 1993 to 8.61%. Economic conditions continued to improve in the market area of the Company.

Loan interest income for 1993 totaling $35,745,342 was down from 1992 by $2,448,584 or 6.4%. The prime interest rate during 1993 and 1992 was 6%. The decrease in loan interest income for 1993 is due to a decrease in the yield of 85 basis points over 1992. (See three year statistical summary for details).

                                                                 3rd and
                                      1st Qtr      2nd Qtr       4th Qtr     1-3 Years    3-5 Years      5 Years
(In Thousands)                         1995         1995          1995       1996-1997    1998-1999     and over       Total
                                    -----------------------------------------------------------------------------------------
Assets:
   Securities
      U.S. Government and
        Agency Securities       $      12,997   $   15,020   $    23,000  $    64,341   $     7,034  $     2,070   $  124,462
      Other Securities                  1,775        1,435         3,600       21,141         8,710       11,464       48,125
      Obligations of States and
        Political Subdivisions            194          543         1,993        5,351         6,567       31,108       45,756

   Loans
      Fixed                            63,410       43,367        65,605      112,697        39,483       40,092      364,654
      Variable                        134,115            1           282          150                                 134,548

   Federal Funds Sold                     150                                                                             150

   Interest Bearing Balances
     With Banks                           189                                                                             189

   Other Assets                                                                                           72,712       72,712
                                      -------       ------        ------     --------      --------     --------     --------

        Total Assets            $     212,830   $   60,366   $    94,480  $   203,680   $    61,794  $   157,446   $  790,596
                                      =======      =======        ======     ========      ========     ========     ========

Liabilities:
   Demand Deposit Accounts      $               $            $            $             $            $   118,712   $  118,712
   Interest Bearing DDA               142,206                                                                         142,206
   Savings and Money Market
      Accounts                        101,607                                                                         101,607
   Certificates of Deposit
      (< $100,000)                     71,712       50,490        31,034       46,608        21,981        1,406      223,231
   Time Deposit
      (> $100,000)                     31,161       13,044         4,956       10,726         5,616          419       65,922
   Individual Retirement
      Accounts (< $100,000)             7,663        6,121         6,821       13,817         9,828          352       44,602
   Other Borrowed Funds                 3,428          215           439        1,820         1,769           95        7,766
   Other Liabilities                                                                                       9,286        9,286
   Realized Equity                                                                                        77,264       77,264
                                      _______      _______        ______      _______       _______      _______      _______

Total Liabilities and Equity    $     357,777   $   69,870   $    43,250  $    72,971   $    39,194  $   207,534   $  790,596
                                      =======      =======        ======      =======       =======      =======      =======


GAP                             $    (144,947)  $    (9,504) $    51,230  $   130,709   $    22,600  $   (50,088)
GAP / Total Assets                    (18.33%)       (1.20%)       6.48%       16.53%         2.86%       (6.34%)
Cumulative GAP                  $    (144,947)  $  (154,451) $  (103,221) $    27,488   $    50,088
Cumulative GAP / Total Assets         (18.33%)      (19.54%)     (13.06%)       3.48%         6.34%

This analysis excludes the impact of SFAS 115 which resulted in an unrealized loss on securities available for sale of $5.348 million, deferred tax asset of $1.818 million, and a decrease in equity of $3.530 million.


                                                  1994                            1993                         1992
                                                  % of Taxable                    % of Taxable                  % of Taxable
                                                    Equivalent                      Equivalent                   Equivalent
                                                   Net Interest                    Net Interest                 Net Interest
                                        Amount          Income          Amount          Income        Amount         Income
                                      --------------------------------------------------------------------------------------

Non-Interest Income:
Service charges on deposit accounts $     5,780,725     16.26%      $     5,111,308     15.65%      $    4,684,224    14.68%
Fees and commissions                      1,265,031      3.56%            1,256,543      3.85%           1,244,297     3.90%
Trust department revenues                   549,925      1.55%              500,257      1.53%             367,220     1.15%
Investment securities gains                   2,701      0.01%              524,622      1.61%             195,508     0.61%
Trading account gains (losses)                                              114,221      0.35%             (92,516)   (0.29%)
Other                                     2,100,036      5.90%            1,846,539      5.65%           1,463,860     4.59%
                                         __________                      __________                      _________

        Total Non-Interest Income   $     9,698,418     27.28%      $     9,353,490     28.64%        $7,862,593      24.65%


Non-Interest Expense:
Salaries and employee benefits      $    16,617,611     46.74%      $    15,224,417     46.62%     $    14,055,888    44.06%
Net occupancy                             2,150,588      6.05%            1,993,189      6.10%           1,812,394     5.68%
Furniture and equipment                   1,149,827      3.23%            1,047,365      3.21%             902,211     2.83%
Other                                    11,128,930     31.30%            9,419,781     28.84%           9,000,895    28.22%
Income taxes                              2,620,904      7.37%            3,066,504      9.39%           2,131,465     6.68%
                                         __________                      __________                     __________

       Total Non-interest Expense   $    33,667,860     94.69%      $    30,751,256     94.16%     $    27,902,853    87.47%

Cumulative Effect of Changes in
   Accounting Principles                                                    522,518      1.60%

Net Income                          $     8,208,920     23.09%      $     7,735,292     23.69%     $     6,153,663    19.29%

Taxable Equivalent
  Net Interest Income               $    35,551,815                 $    32,658,284                $    31,900,244



Interest income from investment securities was $12,647,530, $12,075,535, and $12,251,524, for 1994, 1993, and 1992, respectively.
The increase in income for 1994 was attributable to an increase in the average balances of the securities of approximately $24.0 million. The tax equivalent yield dropped from 6.27% in 1993 to 5.95% in 1994.

In 1993 earnings from investment securities dropped due to a drop in the yield from 7.18% on a tax equivalent basis to 6.27%. The average balance of those securities increased approximately $22.8 million over 1992. Investment securities interest for 1992 dropped from 1991. Interest fell $179,027 or 1.8%. This decrease resulted in a drop in the tax equivalent yield from 7.55% to 6.56%, while the average balance increased approximately $14.4 million over 1991.

The tax equivalent yield on average earning assets was 7.64%, 7.59%, and 8.48%, for 1994, 1993, and 1992, respectively.

The major source of funds for the Company is through deposits. Deposits represented 88.5%, 88.7%, and 88.7% of the total assets for 1994, 1993, and 1992, respectively. Interest bearing accounts funded 73.4%, 75.2%, and 76.5% of the assets for those three years. The cost of funds is reflected in interest expense.

Interest expense was $18,890,081, $16,963,155 and $20,676,034 for the three year period. The cost of interest bearing liabilities increased from 3.05% in 1993 to 3.21% in 1994. The most significant reduction in interest expense occurred between 1993 and 1992. The cost of interest bearing liabilities dropped 84 basis points. The cost of interest bearing liabilities for 1992 dropped 185 basis points from 1991 due to decrease in interest rates.

The net interest margin reflects the portion of the yield on earning assets that remains after the accrual of all interest expense. Net interest margin was 4.99% on a tax equivalent basis for 1994, compared to 5.0% for 1993. The net interest margin was 5.14% for 1992.

The provision for loan losses was $2,001,010 for 1994, down from $2,865,530 for 1993 or 30.2%. The reduction in 1994 and 1993 was due to an improvement in the quality of the loan portfolio over the prior year. The provision for 1993 was down $1,535,471 from 1992.

As the table indicates on page 37, non-interest income totaled $9,698,418, $9,353,490 and $7,862,593 for the years ended December
31, 1994, 1993, and 1992, respectively. This represented 28.28%, 28.64%, and 24.65% of net interest income on a tax equivalent basis.

Service charges on deposit accounts were up $669,417, or 13.1%, from 1993. This increase is attributable to the acquisition of three branches from Security Federal, the merger with New South and the introduction of new products. Service charges for 1993 increased $427,084 over 1992 due to the acquisition from Sunburst Corporation.

Fees and commissions were $1,265,031, $1,256,543, and $1,224,297, for 1994, 1993, and 1992, respectively. Fees have remained stable over the years presented.

Other income was $2,100,036, $1,846,539, and $1,463,860, for 1994,
1993, and 1992. Other income was up for 1994 and 1993 due to the Security Federal acquisition and gains on the sale of mortgage loans. Balances for 1992 were relatively flat when compared to the prior period.

Non-interest expenses include salaries and employee benefits, net occupancy, furniture and equipment, and other. The total for these expenses for 1994, 1993, and 1992 were $33,667,860, $30,751,256, and
$27,902,853, respectively. Expenses for 1994 were up 9.5%. In 1993 and 1992 expenses were up 10.2% and 16.2%.

Salaries and benefits, representing a major portion of the Company's operating expenses, have increased approximately 9.2% and 8.3% during 1994 and 1993. Management monitors these costs through the implementation of a performance evaluation system. Jobs are graded according to levels of difficulty using a point system which provides for salary adjustments through specified ranges. Employee performance, in relation to goal achievement, is a major factor contributing to the employee's salary increase. Included in salaries is an incentive plan adopted by the Board of Directors. The cash incentive for 1994, 1993, and 1992 was $158,111, $335,615, and $346,603. Salaries and benefits have increased at a relatively constant rate even with increases in staffing due to acquisitions.

Net occupancy expense includes charges for repairs, janitorial, depreciation, rental, and other expenses related to occupancy. Expenses for 1994, 1993, and 1992 were $2,150,588, $1,993,189, and
$1,812,394, respectively. As the table on page 37 indicates, this represents 6.05%, 6.10%, and 5.68% of net interest income on a tax equivalent basis for the three year period.


Furniture and equipment expenses include computer equipment rental, repairs, and depreciation. These expenses totaled $1,149,827, $1,047,365, and $902,211 for 1994, 1993, and 1992, respectively.

Other expenses for 1994, 1993, and 1992 were $11,128,930,
$9,419,781, and $9,000,895, respectively. The increase in 1994 was due to losses sustained by the Company in liquidating certain parcels of other real estate held in order to increase earning assets; and the increase in 1993 was due to expenses incurred to make the acquisitions.

Income tax expense for 1994, 1993, and 1992 was $2,620,904, $3,066,504, and $2,131,465. Effective tax rates were 24.2%, 29.8%, and 25.7%. Note K of the Notes to Consolidated Financial Statements provides further details of the provision for income taxes.

The Company adopted SFAS No. 109 and SFAS No. 106 during 1993 resulting in an increase to earnings after tax of $522,518. Refer to Note A regarding new accounting statements adopted by the Company in 1994.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets and inventories. Management believes the most significant impact on financial results stems from the Company's ability to react to changes in interest rates. Therefore, management is constantly monitoring the Company's rate sensitivity.

SEC Form 10-K

A copy of the annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to : Wayne Conwill, Vice President, The Peoples Holding Company, P. O. Box 709, Tupelo, MS 38802-0709.

Three Year Statistical Summary

                                                                                             1994
                                                                    Income                  Average
                                                                      Or                 Balance Sheet
                                                                   Expense                 Amounts       Yields/Rates
                                                           ------------------------------------------------------------

Earning assets:
   Loans and leases, net of unearned income:
      Commercial                                        $         17,683,325        $    218,147,929        8.11%
      Consumer                                                    14,289,174             155,593,089        9.18%
      Other loans                                                  7,941,086              89,853,726        8.84%
                                                                 -----------             -----------
                              Total Loans and Leases, Net         39,913,585             463,594,744        8.61%

Interest bearing balances with
   banks and federal funds sold                                      508,338              13,363,563        3.80%

Taxable investment and trading securities:
   U.S. Government securities                                      6,200,816             124,081,994        5.00%
   U.S. Government agencies                                          885,201              12,768,507        6.93%
   Mortgage-backed securities                                      2,828,152              51,220,241        5.52%
   Other securities                                                  174,155               3,862,621        5.90%TE
                                                                ____________             ___________
          Total Taxable Investment and Trading Securities         10,088,324             191,933,363        5.36%TE

Non-taxable investment securities:
   Obligations of States and
      Political Subdivisions                                       2,559,206              43,702,000        8.87%TE
                                                                ____________             ___________
                  Total Investment and Trading Securities         12,647,530             235,635,363        5.95%TE
                                                                ____________             ___________

                                     Total Earning Assets         53,069,453             712,593,670        7.64%

Cash and due from banks                                                                   43,446,045

Other assets, less allowance                                                              25,604,012
                                                                                         ___________
   for loan losses
                                             Total Assets                          $     781,643,727
                                                                                         ===========
Interest bearing liabilities:
   Interest bearing demand deposits                                3,697,980       $     161,066,313        2.30%
   Savings accounts                                                2,403,042             106,033,460        2.27%
   Time deposits                                                  12,386,018             313,749,274        3.95%
                                                                 ___________             -----------
                          Total Interest Bearing Deposits         18,487,040             580,849,047        3.18%

                Total Other Interest Costing Liabilities            403, 041               8,342,746        4.83%
                                                                 ___________             ___________

                      Total Interest Bearing Liabilities          18,890,081             589,191,793        3.21%

Non-interest bearing sources:
   Non-interest bearing demand deposits                                                  111,663,641
   Other liabilities                                                                       7,746,773
   Shareholders' equity                                                                   73,041,520
                                                                                         ___________

               Total Liabilities and Shareholders' Equity                          $     781,643,727
                                                                                         ===========

   Net interest income/net interest margin              $         34,179,372                                4.99%TE
                                                                  ==========
For purposes of the above computations, non-accrual loans are included in the average loan amounts outstanding and income on such loans is recognized as received.

TE - Ratios have been calculated on a tax equivalent basis.


                                                                                        1993
                                                                    Income               Average
                                                                   Or                 Balance Sheet
                                                                   Expense              Amounts       Yields/Rates
                                                                -----------------------------------------------------

Earning assets:
   Loans and leases, net of unearned income:
      Commercial                                       $         17,357,030        $    221,681,068        7.83%
      Consumer                                                   12,326,579             126,679,135        9.73%
      Other loans                                                 6,061,733              73,681,123        8.23%
                                                               ------------           -------------
                             Total Loans and Leases, Net         35,745,342             422,041,326        8.47%


Interest bearing balances with
   banks and federal funds sold                                     618,348              19,991,545        3.09%

Taxable investment and trading securities:
   U.S. Government securities                                     5,271,348             100,152,565        5.26%
   U.S. Government agencies                                         906,769              12,425,571        7.30%
   Mortgage-backed securities                                     3,509,565              61,223,623        5.73%
   Other securities                                                 145,057               2,762,231        6.60%TE
                                                               ____________             ___________
         Total Taxable Investment and Trading Securities          9,832,739             176,563,990        5.59%TE

Non-taxable investment securities:
   Obligations of States and
      Political Subdivisions                                      2,242,796              35,026,031        9.70%TE
                                                               ____________             ___________
                 Total Investment and Trading Securities         12,075,535             211,590,021        6.27%TE
                                                               ____________             ___________

                                    Total Earning Assets         48,439,225             653,622,892        7.59%

Cash and due from banks                                                                  42,633,082

Other assets, less allowance                                                             26,440,043
                                                                                        ___________
   for loan losses
                                            Total Assets                           $    722,696,017
                                                                                        ===========
Interest bearing liabilities:
   Interest bearing demand deposits                               3,832,758        $    170,331,137        2.25%
   Savings accounts                                               2,616,800              91,569,907        2.86%
   Time deposits                                                 10,386,896             290,040,324        3.58%
                                                                ___________             -----------
                         Total Interest Bearing Deposits         16,836,454             551,941,368        3.05%

               Total Other Interest Costing Liabilities             126,701               4,097,013        3.09%
                                                                ___________             ___________

                     Total Interest Bearing Liabilities          16,963,155             556,038,381        3.05%

Non-interest bearing sources:
   Non-interest bearing demand deposits                                                  90,185,490
   Other liabilities                                                                      7,667,384
   Shareholders' equity                                                                  68,804,762
                                                                                        ___________

              Total Liabilities and Shareholders' Equity                            $   722,696,017
                                                                                        ===========

   Net interest income/net interest margin            $         31,476,070                                5.00%TE
                                                                =========
For purposes of the above computations, non-accrual loans are included in the average loan amounts outstanding, and income on such loans is recognized as received.

TE - Ratios have been calculated on a tax equivalent basis.

                                                                                         1992
                                                                 Income                  Average
                                                                   Or                 Balance Sheet

                                                                 Expense                 Amounts      Yields/Rates
                                                            ---------------------------------------------------------

Earning assets:
   Loans and leases, net of unearned income:
      Commercial                                      $         22,450,504        $    260,519,075        8.62%
      Consumer                                                  10,711,319             109,299,378        9.80%
      Other loans                                                5,032,103              39,875,734       12.62%
                                                               -----------             -----------
                            Total Loans and Leases, Net         38,193,926             409,694,187        9.32%


Interest bearing balances with
   banks and federal funds sold                                    825,508              21,514,699        3.84%

Taxable investment and trading securities:
   U.S. Government securities                                    5,199,290              84,459,516        6.16%
   U.S. Government agencies                                      1,773,517              23,467,998        7.56%
   Mortgage-backed securities                                    2,596,244              37,567,769        6.91%
   Other securities                                                363,288               8,597,129        5.48%TE
                                                               ____________             ___________
        Total Taxable Investment and Trading Securities          9,932,339             154,092,412        6.52%TE

Non-taxable investment securities:
   Obligations of States and
      Political Subdivisions                                     2,319,185              34,730,900       10.12%TE
                                                              ____________             ___________
                Total Investment and Trading Securities         12,251,524             188,823,312        7.18%TE
                                                              ____________             ___________

                                   Total Earning Assets         51,270,958             620,032,198        8.48%

Cash and due from banks                                                                 39,769,513


Other assets, less allowance                                                            25,214,834
                                                                                       ___________
   for loan losses
                                           Total Assets                           $    685,016,545
                                                                                       ===========
Interest bearing liabilities:
   Interest bearing demand deposits                              4,633,372        $    156,690,363        2.96%
   Savings accounts                                              3,169,786              79,330,788        4.00%
   Time deposits                                                12,717,070             292,055,285        4.35%
                                                               ___________             -----------
                        Total Interest Bearing Deposits         20,520,228             528,076,436        3.89%

              Total Other Interest Costing Liabilities             155,806               3,772,409        4.13%
                                                               ___________             ___________

                    Total Interest Bearing Liabilities          20,676,034             531,848,845        3.89%

Non-interest bearing sources:
   Non-interest bearing demand deposits                                                 82,130,724
   Other liabilities                                                                     6,757,892
   Shareholders' equity                                                                 64,279,084
                                                                                       ___________

             Total Liabilities and Shareholders' Equity                           $    685,016,545
                                                                                       ===========

   Net interest income/net interest margin            $         30,594,924                                5.14%TE
                                                                ==========


For purposes of the above computations, non-accrual loans are included in the average loan amounts outstanding, and income on such loans is recognized as received.

TE - Ratios have been calculated on a tax equivalent basis.
