Form 10-K, Exhibit 13
period 1995-12-31
PEOPLES HOLDING CO
filed 1996-04-01
CIK 715072

Financial Statements

Consolidated Balance Sheets

                                                                                                          December 31
                                                                                                   1995                1994
                                                                                                   ----                ----
Assets
         Cash and due from banks .........................................................   $  46,918,819      $  45,123,177
         Federal funds sold ..............................................................      17,000,000            150,000
                                                                                                ----------         ----------
                                    Cash and Cash Equivalents ............................      63,918,819         45,273,177
         Interest-bearing balances with banks ............................................       8,814,411            188,549
         Securities held-to-maturity (market value - $50,109,526 and
                  $44,931,275 at December 31, 1995 and 1994, respectively) ...............      49,362,527         45,756,198
         Securities available-for-sale (amortized cost - $166,530,900 and
                  $172,586,341 at December 31, 1995 and 1994, respectively) ..............     168,381,798        167,238,212

         Loans:
                  Commercial, financial and agricultural .................................     104,032,841         95,921,379
                  Real estate - construction .............................................      16,850,556         18,188,860
                  Real estate - mortgage .................................................     259,918,417        253,153,672
                  Consumer ...............................................................     149,218,137        143,948,292
                  Unearned income ........................................................     (11,231,586)       (12,010,336)
                                                                                               -----------        -----------
                                    Total Loans, Net of Unearned Income ..................     518,788,365        499,201,867

                  Allowance for loan losses ..............................................      (8,815,130)        (8,182,801)
                                                                                               -----------        ------------
                                    Net Loans ............................................     509,973,235        491,019,066

         Premises and equipment ..........................................................      20,323,492         16,780,966
         Other assets ....................................................................      20,925,126         20,810,320
                                                                                               -----------        -----------
                                    Total Assets .........................................   $ 841,699,408      $ 787,066,488
                                                                                               ===========        ===========
Liabilities and Shareholders' Equity

Liabilities
         Deposits:
                  Noninterest-bearing ....................................................   $ 116,894,919      $ 118,711,872
                  Certificates of deposit exceeding $100,000 .............................      62,620,549         58,984,109
                  Other interest-bearing .................................................     560,029,831        518,583,728
                                                                                               -----------        -----------
                                    Total Deposits .......................................     739,545,299        696,279,709
         Treasury tax and loan note account ..............................................       2,400,495          3,115,183
         Borrowings ......................................................................       4,313,109          4,650,488
         Other liabilities ...............................................................      10,480,085          9,287,227
                                                                                               -----------        -----------
                                    Total Liabilities ....................................     756,738,988        713,332,607

Shareholders' Equity
         Common stock, $5 par value - 7,500,000 and 4,200,000 shares authorized in 1995 and 1994, respectively; 2,604,760 issued and outstanding in
                  1995 and 1994, respectively ............................................      13,023,800         13,023,800
         Additional paid-in capital ......................................................      39,875,796         29,875,796
         Unrealized gains (losses) on securities available-for-sale, net of tax ..........       1,169,262         (3,529,765)
         Retained earnings ...............................................................      30,891,562         34,364,050
                                                                                                ----------         ----------
                                    Total Shareholders' Equity ...........................      84,960,420         73,733,881
                                                                                               -----------        -----------
                                    Total Liabilities and Shareholders' Equity ...........   $ 841,699,408      $ 787,066,488
                                                                                               ===========        ===========

See notes to consolidated financial statements.

Consolidated Statements of Income

                                                                                       Year Ended December 31
                                                                            1995               1994                1993
                                                                            ----               ----                ----
Interest income:
         Loans ......................................................  $ 49,138,054        $ 39,913,585       $ 35,745,342
         Securities:
                  Taxable ...........................................    10,097,721          10,088,324          9,832,739
                  Tax-exempt ........................................     2,764,337           2,559,206          2,242,796

         Other ......................................................     1,008,809             508,338            618,348
                                                                         ----------          ----------         ----------
                                    Total Interest Income ...........    63,008,921          53,069,453         48,439,225

Interest expense:
         Deposits ...................................................    25,234,441          18,487,040         16,836,454
         Borrowings .................................................       386,764             403,041            126,701
                                                                         ----------          ----------         ----------
                                    Total Interest Expense ..........    25,621,205          18,890,081         16,963,155
                                                                         ----------          ----------         ----------
                                    Net Interest Income .............    37,387,716          34,179,372         31,476,070
Provision for loan losses ...........................................     2,826,647           2,001,010          2,865,530
                                                                         ----------          ----------         ----------
                                    Net Interest Income After
                                    Provision For Loan Losses .......    34,561,069          32,178,362         28,610,540

Noninterest income:
         Service charges on deposit accounts ........................     6,188,520           5,780,725          5,111,308
         Fees and commissions .......................................     1,215,810           1,265,031          1,256,543
         Trust department ...........................................       584,273             549,925            500,257
         Securities (losses) gains ..................................      (507,344)              2,701            524,622
         Trading securities gains ...................................                                              114,221
         Other ......................................................     3,089,856           2,100,036          1,846,539
                                                                         ----------           ---------          ---------
                                    Total Noninterest Income ........    10,571,115           9,698,418          9,353,490

Noninterest expense:
         Salaries and employee benefits .............................    18,055,318          16,617,611         15,224,417
         Net occupancy ..............................................     2,178,314           2,150,588          1,993,189
         Equipment ..................................................     1,460,488           1,149,827          1,047,365
         Other ......................................................    10,303,357          11,128,930          9,419,781
                                                                         ----------          ----------         ----------
                                    Total Noninterest Expense .......    31,997,477          31,046,956         27,684,752

Income before income taxes and cumulative effect of
         accounting changes .........................................    13,134,707          10,829,824         10,279,278
Income taxes ........................................................     3,930,797           2,620,904          3,066,504
                                                                         ----------          ----------         ----------
Income before cumulative effect of accounting changes ...............     9,203,910           8,208,920          7,212,774
Cumulative effect of change in method of accounting
         for income taxes and postretirement benefits other
         than pensions ..............................................                                              522,518
                                                                         ----------          ----------         ----------
                                    Net Income ......................  $  9,203,910        $  8,208,920       $  7,735,292
                                                                         ==========          ==========         ==========
Earnings per share:
         Income before cumulative effect of accounting
                  changes ...........................................  $       3.53        $       3.15       $       2.77
         Cumulative effect of accounting changes ....................                                                  .20
                                                                         ----------           ---------          ---------
                                    Earnings Per Share ..............  $       3.53        $       3.15       $       2.97
                                                                         ==========           =========          =========

Weighted average shares outstanding .................................     2,604,760           2,604,760          2,604,760
                                                                         ==========           =========          =========

See notes to consolidated financial statements.


Consolidated Statements of Shareholders' Equity

                                           Common Stock           Additional       Unrealized
                                                                   Paid-in         Gains and      Retained
                                      Shares         Amount        Capital          (Losses)      Earnings           Total
                                      ------         ------        -------          --------      --------           -----

Balance at January 1, 1993 ........ 2,509,055    $ 12,545,275    $ 29,875,796    $              $ 23,557,041   $  65,978,112
Net income for 1993 ...............                                                                7,735,292       7,735,292
Cash dividends:
The Peoples Holding Co.-
$.84 per share ....................                                                               (2,200,224)     (2,200,224)
Pooled Company ....................                                                                  (75,000)        (75,000)
                                   ------------------------------------------------------------------------------------------

Balance at December 31, 1993 ...... 2,509,055      12,545,275      29,875,796                     29,017,109      71,438,180
Unrealized losses on securities
available-for-sale, net of tax ....                                                (3,529,765)                    (3,529,765)
Net income for 1994 ...............                                                                8,208,920       8,208,920
4% stock dividend .................    95,705         478,525                                       (478,525)
Payment of fractional shares
for stock dividend and
pooling-of-interests ..............                                                                  (40,578)
Cash dividends -
$.90 per share ....................                                                               (2,342,876)     (2,342,876)
                                    -----------------------------------------------------------------------------------------
Balance at December 31, 1994 ...... 2,604,760      13,023,800      29,875,796      (3,529,765)    34,364,050      73,733,881
Unrealized gains on securities
available-for-sale, net of tax ....                                                 4,699,027                      4,699,027
Transfer of capital ...............                                10,000,000                    (10,000,000)
Net income for 1995 ...............                                                                9,203,910       9,203,910
Cash dividends -
$1.03 per share ...................                                                               (2,676,398)     (2,676,398)
                                    -----------------------------------------------------------------------------------------
Balance at December 31, 1995 ...... 2,604,760    $ 13,023,800    $ 39,875,796    $  1,169,262    $30,891,562   $  84,960,420
                                    =========================================================================================




See notes to consolidated financial statements.


Consolidated Statements Of Cash Flows

                                                                                                Year Ended December 31
                                                                                         1995             1994              1993
                                                                                         ----             ----              ----
Operating Activities
    Net income ................................................................   $   9,203,910    $   8,208,920    $   7,735,292
    Adjustments to reconcile net income to net cash
             provided by operating activities:
                      Provision for loan losses ...............................       2,826,647        2,001,010        2,865,530
                      Provision for depreciation and amortization .............       1,868,370        1,774,975        1,532,835
                      Net amortization of securities
                         premiums/discounts ...................................         131,421        1,180,503          475,229
                      Gains on sales of trading securities ....................                                          (114,221)
                      Proceeds from sales of trading securities ...............                                         8,241,556
                      Purchases of trading securities .........................                                        (3,187,429)
                      Gain on sale of loans ...................................        (585,304)
                      (Gains) losses on sales/calls of securities .............         507,344           (2,701)        (524,622)
                      Increase in other liabilities ...........................       1,192,858          720,883          954,812
                      Deferred income tax credits .............................        (459,499)        (800,550)        (733,521)
                      (Gains) losses on sales of premises and equipment .......         129,726           21,735           (3,955)
                      Increase in other assets ................................        (461,230)        (819,410)        (239,043)
                                                                                     ----------       ----------       ----------
                               Net Cash Provided By Operating Activities ......      14,354,243       12,285,365       17,002,463
                                                                                     ----------       ----------       ----------
Investing Activities
    Net (increase) decrease in balances with other banks ......................      (8,625,862)        (110,662)          46,071
    Proceeds from sales of securities .........................................                                         4,934,639
    Proceeds from sales of securities held-to-maturity ........................                          489,287
    Proceeds from sales of securities available-for-sale ......................      28,989,992       10,746,669
    Proceeds from maturities/calls of securities ..............................                                        83,667,180
    Proceeds from maturities/calls of securities
             held-to-maturity .................................................       2,495,029        4,369,626
    Proceeds from maturities/calls of securities
             available-for-sale ...............................................      65,464,778       55,120,283
    Purchases of securities ...................................................                                      (131,709,918)
    Purchases of securities held-to-maturity ..................................      (5,949,418)      (7,304,699)
    Purchases of securities available-for-sale ................................     (89,190,035)     (51,199,932)
    Net increase in loans .....................................................     (36,170,506)     (63,625,715)     (36,203,252)
    Proceeds from sale of loans ...............................................      12,690,078
    Proceeds from sales of premises and equipment .............................         169,850           80,692          116,633
    Purchases of premises and equipment .......................................      (5,119,632)      (2,190,754)      (1,599,887)
                                                                                    -----------      -----------      -----------
                               Net Cash Used In Investing Activities ..........     (35,245,726)     (53,625,205)     (80,748,534)
                                                                                    -----------      -----------      -----------
Financing  Activities
    Net increase (decrease) in noninterest-bearing deposits ...................      (1,816,953)      19,014,257       16,400,533
    Net increase in certificates of deposit exceeding $100,000 ................       3,636,440       (4,953,714)       5,649,550
    Net increase in other interest-bearing deposits ...........................      41,446,103       26,674,106       29,511,403
    Net increase (decrease) in treasury tax and loan note account .............        (714,688)        (995,078)         472,121
    Net increase (decrease) in borrowings .....................................        (337,379)       4,892,591          207,307
    Issuance of common stock by pooled
             Company reflected in pooling-of-interests adjustment .............                          105,926
    Cash dividends paid .......................................................      (2,676,398)      (2,342,876)      (2,275,224)
    Cash paid on fractional shares for stock dividend
             and pooling-of-interests .........................................                          (40,578)
                                                                                     ----------       ----------       ----------
                               Net Cash Provided By Financing Activities ......      39,537,125       42,354,635       49,965,690
                                                                                     ----------       ----------       ----------
                               Increase (Decrease) In Cash and Cash Equivalents      18,645,642        1,014,795      (13,780,381)
Cash and Cash Equivalents at Beginning of Year ................................      45,273,177       44,258,382       58,038,763
                                                                                     ----------       ----------       ----------
                               Cash and Cash Equivalents at End of Year .......   $  63,918,819    $  45,273,177    $  44,258,382
                                                                                     ==========       ==========       ==========
Non-cash Transactions
    Transfer of loans to other real estate ....................................   $   2,284,916    $     862,682    $   2,360,311
                                                                                     ==========       ==========       ==========

See notes to consolidated financial statements

Notes To Consolidated Financial Statements December 31, 1995

Note A - Significant Accounting Policies

The Peoples Holding Company (the Company) is a one-bank holding company, offering a diversified range of banking services to retail and commercial customers, primarily in North Mississippi, through The Peoples Bank & Trust Company (the Bank).

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated. The Company carries its investment in subsidiary at its equity in the underlying net assets.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

Investment securities are classified as held-to-maturity when purchased if management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Investment securities not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

The amortized cost of investment securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

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

Allowance for Loan Losses: The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed uncollectible are charged against the allowance for loan losses, and any subsequent recoveries are credited to the allowance.

Beginning in 1995, the Company adopted Financial Accounting Standards Board
(FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under these new standards, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or fair value of the collateral for certain collateral-dependent loans. The adoption of these new standards did not have a significant effect on the allowance for loan losses or the method of income recognition for impaired loans.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the allowance is based on an evaluation of the portfolio, past experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change.

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

Other Real Estate: Other real estate of $1,357,051 and $230,494 at December 31, 1995 and 1994, respectively, is included in other assets and consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value less estimated selling costs at the date acquired. Losses arising from the acquisition of properties are charged against the allowance for loan losses. The net cost of holding other real estate and losses on the sale of properties totaled $95,267 and $846,149 in 1995 and 1994, respectively.

Unamortized Cost in Excess of Fair Value of Net Assets Acquired: Goodwill, included in other assets, represents unamortized cost in excess of fair value of net assets acquired and is being amortized on a straight-line method over 13 to 15 years. Goodwill was $4,759,183 and $5,268,228 at December 31, 1995 and 1994,
respectively.

Income Taxes: The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", in its financial statements for the year ended December 31, 1993. As of January 1, 1993, the cumulative effect of adopting Statement No. 109 increased net income by $686,000, or $.26 per share.

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

Postretirement Benefits Other Than Pensions: During the first quarter of 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Statement No. 106 changed the practice of accounting for postretirement benefits other than pensions on a pay-as-you-go (cash) basis by requiring accrual, during the years that the employee renders the necessary service, of the expected cost of providing those benefits to an employee, the employee's beneficiaries and covered dependents. As of January 1, 1993, the cumulative effect of adopting Statement No. 106 decreased net income, net of tax effect of $84,218, by $163,482, or $.06 per share.

Earnings Per Share: Earnings per share is based on the weighted average number of shares outstanding during each year adjusted retroactively for all stock dividends. Previously reported per share amounts have been restated for the effect of the acquisition of New South Capital Corporation accounted for as a pooling-of-interests in 1994.

Statements of Cash Flows: Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. During 1995, 1994, and 1993, cash paid for interest was $24,254,488, $18,230,987, and $16,891,833, respectively. During 1995, 1994, and 1993, cash paid for income taxes was $4,455,448, $2,354,158, and $2,927,410, respectively.

Reclassifications: Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform with the 1995 presentation.

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

Interest-Bearing Balances With Banks: The carrying amount reported in the consolidated balance sheet for interest-bearing balances with banks approximates fair value.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. See Note E of the Notes to Consolidated Financial Statements.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fixed-rate loan fair values, including mortgages, commercial, agricultural, and consumer loans are estimated using a discounted cash flow analysis using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities: The fair values disclosed for demand deposits, both interest-bearing and noninterest-bearing, are, by definition, equal to the amount payable on demand at the reporting date. The fair values of certificates of deposit and individual retirement accounts are estimated using a discounted cash flow based on currently effective interest rates for similar types of accounts.

Treasury Tax And Loan Note Account: The carrying amounts reported in the consolidated balance sheet approximate the fair value.

Borrowings: The fair value was determined by discounting the cash flow using the current market rate.

Off-Balance Sheet: The fair value was determined by replacing the current rate with a market rate and applying that to the standby letters of credit and commitments.


                                                                                         December 31
                                                                         1995                                   1994
                                                                         ----                                   ----
                                                              Carrying             Fair              Carrying              Fair
                                                               Amount              Value               Amount              Value
                                                            -----------        ------------          ----------          ----------
Financial assets:
         Cash and due from banks ...................      $  46,918,819       $  46,918,819       $  45,123,177       $  45,123,177
         Federal funds sold ........................         17,000,000          17,000,000             150,000             150,000
         Interest-bearing balances
                  with banks .......................          8,814,411           8,814,411             188,549             188,549
         Securities ................................        217,744,325         218,491,324         212,994,410         212,169,487
         Loans net of unearned income ..............        518,788,365         520,440,000         499,201,867         495,501,571
                  Allowance for loan losses ........         (8,815,130)         (8,815,130)         (8,182,801)         (8,182,801)
         Net loans .................................        509,973,235         511,624,870         491,019,066         487,318,770

Financial liabilities:
         Deposits ..................................        739,545,299         738,378,297         696,279,709         697,174,710
         Treasury tax and loan note account ........          2,400,495           2,400,495           3,115,183           3,115,183
         Borrowings ................................          4,313,109           4,235,000           4,650,488           4,299,000

Off-balance sheet:
         Standby letters of credit .................          5,003,644           4,914,683           6,233,000           6,192,350
         Commitments to extend credit ..............        114,747,000         113,784,627         107,778,678         105,008,148

Note D - Restrictions on Cash and Due From Banks

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1995, was approximately $19,540,000.

Note E - Securities

The amortized cost and estimated market values of securities held-to-maturity and available-for-sale at December 31, 1995, are as follows:

                                                          Securities Held-to-Maturity
                                          Amortized           Gross Unrealized             Estimated
                                             Cost           Gains           Losses       Market Values
                                             ----           -----           ------       -------------

Obligations of states and
         political subdivisions          $49,362,527    $ 1,034,250     $  (287,251)     $  50,109,526
                                          ==========      =========        ========         ==========




                                                           Securities Available-For-Sale
                                         Amortized              Gross Unrealized            Estimated
                                            Cost             Gains           Losses       Market Values
                                            ----             -----           ------       -------------

U.S. Treasury securities ...........   $  70,797,698   $     625,574    $     (86,933)   $  71,336,339
Obligations of other U.S. Government
         agencies and corporations .      29,044,357         531,327                        29,575,684
Mortgage-backed securities .........      58,117,693       1,010,007         (229,077)      58,898,623
Preferred stock ....................       8,564,165                                         8,564,165
Other debt securities ..............           6,987                                             6,987
                                         -----------       ---------         ---------     -----------
                                       $ 166,530,900   $   2,166,908    $    (316,010)   $ 168,381,798
                                         ===========       =========         =========     ===========

The amortized cost and estimated market values of securities held-to-maturity and available-for-sale at December 31, 1994, are as follows:

                                                            Securities Held-to-Maturity
                                            Amortized           Gross Unrealized            Estimated
                                              Cost           Gains            Losses      Market Values
                                              ----           -----            ------      -------------

Obligations of states and
political subdivisions                  $ 45,756,198   $     678,839    $   (1,503,762)  $  44,931,275
                                          ==========        ========        ==========      ==========

                                                           Securities Available-For-Sale
                                          Amortized             Gross Unrealized            Estimated
                                            Cost              Gains          Losses       Market Values
                                            ----              -----          ------       -------------

U.S. Treasury securities ...........   $ 110,181,980   $         983    $  (3,090,155)   $ 107,092,808
Obligations of other U.S. Government
         agencies and corporations .      14,280,670                         (208,016)      14,072,654
Mortgage-backed securities .........      45,415,163         175,291       (2,226,232)      43,364,222
Preferred stock ....................       2,410,965                                         2,410,965
Other debt securities ..............         297,563                                           297,563
                                         -----------        --------       ----------      -----------
                                       $ 172,586,341   $     176,274    $  (5,524,403)   $ 167,238,212
                                         ==========         ========       ==========      ===========

The amortized cost and estimated market value of securities held-to-maturity and available-for-sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Estimated
                                            Amortized      Market
Securities Held-to-Maturity                   Cost         Value
- ---------------------------                   ----         -----

Due in one year or less ..............   $ 2,000,134   $ 2,013,380
Due after one year through five years     11,310,780    11,690,973
Due after five years through ten years    23,824,866    24,149,942
Due after ten years ..................    12,226,747    12,255,231
                                          ----------    ----------
                                         $49,362,527   $50,109,526
                                          ==========    ==========

                                                          Estimated
                                            Amortized       Market
Securities Available-For-Sale                 Cost           Value
- -----------------------------                 ----           -----

Due in one year or less ..............   $ 20,887,603   $ 20,979,829
Due after one year through five years      65,508,314     66,216,832
Due after five years through ten years     13,453,125     13,722,349
                                           ----------    -----------
                                           99,849,042    100,919,010
Mortgage-backed securities ...........     58,117,693     58,898,623
Preferred Stock ......................      8,564,165      8,564,165
                                          -----------    -----------
                                         $166,530,900   $168,381,798
                                          ===========    ===========

At December 31, 1995 and 1994, securities with an amortized cost of approximately $118,022,000and $103,979,000, respectively, were pledged to secure government, public and trust deposits.

Note F - Borrowings

Borrowings primarily consist of balances due to the Federal Home Loan Bank of $4,287,833 and $4,500,952 at December 31, 1995 and 1994, respectively.

During 1995, the Company obtained two advances from the Federal Home Loan Bank totaling $632,000. The advances were $132,000 and $500,000, with interest rates of 6.33% and 6.73%, respectively. Maturity dates are January 3, 2011, and October 1, 2015, respectively. All advances are secured by one-to-four family first mortgages equal to the amount of outstanding aggregate advances.

During 1994, the Company obtained several advances from the Federal Home Loan Bank. The advances ranged from $125,000 to $3,500,000 with interest rates from 4.84% to 6.13%. Maturity dates range from August 1, 1999, to April 1, 2007.

Future minimum payments, by year and in the aggregate, related to the advances with initial or remaining terms of one year or more, consisted of the following at December 31, 1995:

                                  1996   $  893,706
                                  1997      950,124
                                  1998      998,779
                                  1999      802,009
                                  2000       32,355
                            Thereafter      610,860
                                          ---------
                            Total        $4,287,833
                                          =========

Note G - Loans to Related Parties

Certain Bank officers and directors and their associates are customers of and have other transactions with the Bank. Related party loans and commitments are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than a normal risk of collectibility. The aggregate dollar amount of these loans was $3,990,176 and $4,664,132 at December 31, 1995 and 1994, respectively. During 1995, $1,636,157 of new loans were made and payments received totaled $2,310,113.

Note H - Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

                                                                       Year Ended December 31
                                                                 1995           1994           1993
                                                                 ----           ----           ----

Balance at beginning of year .............................   $ 8,182,801    $ 6,387,902    $ 6,613,972
Charge-offs ..............................................    (2,438,312)    (1,095,363)    (3,495,835)
Recoveries ...............................................       243,994        889,252        404,235
                                                              ----------      ---------      ---------
         Net Charge-offs .................................    (2,194,318)      (206,111)    (3,091,600)
Provision for loan losses ................................     2,826,647      2,001,010      2,865,530
                                                              ----------      ---------      ---------
                                    Balance at End of Year   $ 8,815,130    $ 8,182,801    $ 6,387,902
                                                              ==========      =========      =========

At December 31, 1995, the recorded investment in loans that are considered to be impaired under Statement No. 114 was $2,874,169, of which $729,265 were on a nonaccrual basis. Included in this amount is $1,545,960 of impaired loans for which the related allowance for loan losses is $572,281, and $1,328,209 of impaired loans that do not have a specific allowance for loan losses due to sufficient collateral value. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $2,500,000. For the year ended December 31, 1995, the Company recognized interest income on these impaired loans of $203,337, which included $44,233 of interest income recognized using the cash basis method of income recognition.

Note I - Nonaccrual and Past Due Loans

Nonaccrual and past due loans were as follows:
                                          December 31
                                      1995         1994
                                      ----         ----

Nonaccrual loans outstanding ..   $  803,237   $  877,409
Accruing loans past due 90 days
         or more outstanding ..    2,626,333    1,196,464

At December 31, 1995 and 1994, there were no significant commitments to lend any of these debtors additional funds.

Note J - Premises and Equipment

Premises and equipment accounts are summarized as follows:

                                                            December 31
                                                      1995              1994
                                                      ----              ----

Land .........................................    $  2,796,278     $  2,862,865
Premises .....................................      16,522,457       16,344,040
Equipment, furniture and fixtures ............      10,894,411       10,494,109
Construction in progress .....................       4,193,783          238,385
                                                    ----------       ----------
                                                    34,406,929       29,939,399
Accumulated depreciation and amortization ....     (14,083,437)     (13,158,433)
                                                    ----------       ----------
                                                  $ 20,323,492     $ 16,780,966
                                                    ==========       ==========

Depreciation expense .........................    $  1,277,530     $  1,248,374
                                                    ==========       ==========

Note K - Income Taxes

Deferred income taxes included in other assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No valuation allowance was made since the deferred assets were determined to be realizable in future years. This determination was based on the Company's earnings history with no basis for believing future performance will not continue to follow the same pattern. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994, are as follows:
                                                                 (In Thousands)
                                                                  1995    1994
                                                                  ----    ----
Deferred tax assets:
        Provision for loan losses ...........................   $3,290   $2,715
        Net unrealized losses on securitiesavailable-for-sale             1,818
        Deferred compensation ...............................    1,052      702
        Other ...............................................      199      549
                                                                 -----    -----
                 Total deferred tax assets ..................    4,541    5,784

    Deferred tax liabilities:
        Depreciation ........................................    1,215    1,478
        Net unrealized gains on securities available-for-sale      682
        Other ...............................................      825      446
                                                                 -----    -----
                 Total deferred tax liabilities .............    2,722    1,924
                                                                 -----    -----
                 Net deferred tax assets ....................   $1,819   $3,860
                                                                 =====    =====

Significant components of the provision for income taxes (credits) attributable to continuing operations are as follows:

                                       1995            1994              1993
                                       ----            ----              ----

Current
         Federal ............     $ 3,981,791      $ 3,421,454      $ 3,800,025
         State ..............         408,505
                                    ---------        ---------        ---------
                                    4,390,296        3,421,454        3,800,025
                                    ---------        ---------        ---------
Deferred
         Federal ............        (397,904)        (800,550)        (733,521)
         State ..............         (61,595)
                                     ---------        --------         ---------
                                     (459,499)        (800,550)        (733,521)
                                    ----------       ---------        ---------
                                  $ 3,930,797      $ 2,620,904      $ 3,066,504
                                    =========        =========        =========

The reconciliation of income taxes (credits) attributable to continuing operations computed at the United States federal statutory tax rates to income tax expense is:

                                                       1995                  1994                  1993
                                                       ----                  ----                  ----

Tax at U.S. statutory rate ...............   $ 4,465,800    34.0%  $ 3,682,140    34.0%  $ 3,494,956   34.0%
         Tax-exempt interest income ......      (965,064)   (7.3%)    (910,676)   (8.4%)    (755,617)  (7.4%)
         State income tax, net of federal
             deduction ...................       228,961     1.7%
         Amortization of intangible assets        70,146     0.5%       53,292     0.5%       61,295    0.6%
         Dividends received deduction ....       (23,152)   (0.2%)     (35,682)   (0.3%)     (24,644)  (0.3%)
         Other items - net ...............       154,106     1.2%     (168,170)   (1.6%)     290,514    2.9%
                                               ---------    -----    ---------    -----    ---------   -----
                                             $ 3,930,797    29.9%  $ 2,620,904    24.2%  $ 3,066,504   29.8%
                                               =========    =====    =========    =====    =========   =====


Income taxes provided on gains (losses) on the sales of investment securities were approximately $(189,000), $1,000, and $217,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

Note L - Restrictions on Bank Dividends, Loans or Advances

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Mississippi Department of Banking and Consumer Finance is required prior to the Bank paying dividends, which are limited to earned surplus in excess of three times the BankOs capital stock. At December 31, 1995, the unrestricted surplus was approximately $31,696,000.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Company in the form of loans was 11% of consolidated net assets.

Note M - Employee Benefit Plans

The Company and its Bank sponsor a defined benefit noncontributory pension plan generally covering all full-time employees. Effective April 1993, all employees are eligible to participate in the plan after completing a minimum of one thousand hours of service during a twelve month period. The normal retirement benefit, one-twelfth of which is payable monthly for life with 120 payments guaranteed, is determined as the sum of (A) 1.4% of average earnings, plus (B) 0.6% of average earnings in excess of covered compensation, times (C) years of service at retirement limited to 25.

The Company's funding policy is to contribute annually an amount that falls within the minimum and maximum amount determined by consulting actuaries in accordance with the Employee Retirement Income Security Act of 1974.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheet, as determined by consulting actuaries:

                                                                           December 31
                                                                       1995            1994
                                                                       ----            ----

Actuarial present value of accumulated
         benefits, including vested benefits of $8,041,324 and
         $6,699,365 at December 31, 1995 and 1994, respectively   $ (8,122,371)   $ (6,761,400)
                                                                    ==========       ==========
Plan assets at fair value .....................................   $  9,350,383    $  6,963,692
Projected benefit obligation ..................................    (11,393,191)     (9,559,173)
                                                                    ----------       ---------
         Projected benefit obligation in excess of plan assets      (2,042,808)     (2,595,481)
Unrecognized net asset ........................................       (354,426)       (418,483)
Prior service cost not yet recognized in net periodic cost ....        708,483         770,116
Unrecognized net loss from past experience
         different from that assumed ..........................      1,853,592       2,119,947
                                                                    ----------       ---------
Prepaid (accrued) pension cost ................................   $    164,841    $   (123,901)
                                                                    ==========       =========

Net pension expense as determined by consulting actuaries included the following components:

                                                             Year Ended December 31
                                                       1995           1994           1993
                                                       ----           ----           ----

Service costs-D benefits earned during the year   $   440,232    $   456,660    $   455,506
Interest cost on projected benefit obligation .       794,954        748,988        678,844
Actual return on plan assets ..................    (1,696,670)       456,472       (265,861)
Net amortization and deferral .................     1,093,212     (1,051,402)      (275,678)
                                                    ---------      ---------        -------
Net pension expense ...........................   $   631,728    $   610,718    $   592,811
                                                    =========      =========        =======

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 5.0%, respectively, at December 31, 1995, and 8.5% and 5%, respectively, at December 31, 1994. The expected long-term rate of return on investments was 9.25% for 1995, 1994 and 1993. The unrecognized net asset is being recognized over 15.53 years. Plan assets consist mainly of U. S. Treasury obligations, equity securities, and other fixed income securities. The actual return was 20.8%, (6.7%), and 4.2% for years ending 1995, 1994, and 1993.

In addition to providing retirement income benefits, the Company provides certain health care and life insurance to retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach normal or early retirement while working for the Company. The Company pays one-half of the health insurance premium. Up to age 70, each retired employee receives $5,000 in life insurance coverage paid entirely by the Company. The Company has accounted for its obligation related to these plans in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The following table presents the amounts recognized in the Company's balance sheet:

                                                                December 31
                                                            1995          1994
                                                            ----          ----
Accumulated postretirement benefit obligation:
         Retirees ...................................   $  (4,200)   $  (8,700)
         Fully eligible active plan participants ....     (84,800)     (79,400)
         Other active plan participants .............    (189,600)    (179,700)
                                                         --------      -------
Accumulated postretirement benefit obligation .......    (278,600)    (267,800)

         Unrecognized net gain ......................     (84,100)     (56,100)
                                                         --------      --------
                  Accrued postretirement benefit cost   $(362,700)   $(323,900)
                                                         ========      ========

Net periodic postretirement benefit cost includes the following components:

                                                      Year ended December 31
                                                    1995       1994       1993
                                                    ----       ----       ----

Service cost ................................   $  20,600  $  21,700  $  22,000
Interest cost ...............................      19,600     19,300     19,300
Transition obligation .......................                           247,700
Amortization of net gain from earlier periods      (2,100)
                                                   -------    ------    -------
   Net periodic postretirement benefit cost .   $  38,100  $  41,000  $ 289,000
                                                   =======    ======    =======

The Company has limited its liability for the rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate ) to the rate of inflation assumed to be 4% each year. The health care cost trend rate assumption has little effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would not increase the accumulated postretirement benefit obligation nor the service and interest cost components of net periodic postretirement benefit cost as of December 31, 1995, and for the year then ended. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% and 8.5% at December 31, 1995 and 1994, respectively.

The Company and its subsidiary also sponsor an employee stock ownership plan covering essentially all full-time employees who are 21 years of age and have completed one year of employment. Contributions are determined by the Board of Directors and may be paid either in cash or the CompanyOs common stock. Total contributions to the Plan charged to operating expenses were $400,000, $399,992, and $353,890 in 1995, 1994, and 1993, respectively.

Note N - Other Noninterest Income and Expenses

Components of other noninterest income and expenses which exceed 1% of total revenues were as follows: other noninterest expenses in 1995 - computer processing costs, $2,133,604; stationery and supplies, $783,625; FDIC/state banking assessment, $1,145,127; other noninterest income in 1994 - life insurance proceeds, $673,494; other noninterest expenses in 1994 - computer processing cost, $1,963,510; stationery and supplies, $640,603; other fees, $650,105; FDIC/state banking assessment, $1,851,883; 1993-FDIC/state banking assessment, $1,585,024; stationery and supplies, $577,813.

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

The Company's unfunded loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1995, was approximately $114,747,000 and $5,003,000, respectively, compared to December 31, 1994, which was approximately $107,779,000 and $6,233,000, respectively.

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

Note P - The Peoples Holding Company (Parent Company Only)
Condensed Financial Information

Balance Sheets
                                                              December 31
                                                          1995           1994
                                                          ----           ----
Assets
Cash* .............................................   $    31,807   $     4,866
Interest-bearing balances with banks* .............        81,042
Dividends receivable* .............................       683,752       603,248
Investment in bank subsidiary* ....................    84,910,554    73,696,858
Other assets ......................................           165        70,365
                                                       ----------    ----------
                  Total Assets ....................   $85,707,320   $74,375,337
                                                       ==========    ==========

Liabilities and Shareholders' Equity
Dividends payable .................................   $   683,752   $   603,248
Accrued interest payable and other liabilities ....        63,148        38,208
Shareholders' equity ..............................    84,960,420    73,733,881
                                                       ----------    ----------
         Total Liabilities and Shareholders' Equity   $85,707,320   $74,375,337
                                                       ==========    ==========

Statements of Income

                                                             Year Ended December 31
                                                     1995            1994           1993
                                                     ----            ----           ----
Income:
         Dividends from bank subsidiary* .....   $ 2,776,398    $ 2,342,876    $ 2,500,224
         Other dividends .....................        59,025         45,092         53,019
         Interest income from bank subsidiary*         1,042                           410
                                                   ---------      ---------      ---------
                                                   2,836,465      2,387,968      2,553,653
Expenses:
         Other ...............................       213,408        184,936         80,249
                                                   ---------      ---------      ---------
                                                     213,408        184,936         80,249
                                                   ---------      ---------      ---------
Income before income tax credits and
         equity in undistributed net income of
         bank subsidiary .....................     2,623,057      2,203,032      2,473,404
Income tax credits ...........................       (66,184)       (57,700)       (21,877)
                                                   ---------      ---------      ---------
                                                   2,689,241      2,260,732      2,495,281

Equity in undistributed net
         income of bank subsidiary* ..........     6,514,669      5,948,188      5,240,011
                                                   ---------      ---------      ---------
                           Net Income ........   $ 9,203,910    $ 8,208,920    $ 7,735,292
                                                   =========      =========      =========


*Eliminated in consolidation

Statements of Cash Flows

                                                                             Year Ended December 31
                                                                       1995           1994           1993
                                                                       ----           ----           ----
  Operating Activities:
   Net income ..................................................   $ 9,203,910    $ 8,208,920    $ 7,735,292
   Adjustments to reconcile net income to net cash
            provided by operating activities:
                     Equity in undistributed net income
                        of bank subsidiary .....................    (6,514,669)    (5,948,188)
                                                                                                  (5,240,011)

                     (Increase) decrease in dividends receivable       (80,504)        77,853
                                                                                                    (149,179)
                     (Increase) decrease in other assets .......        70,200        (70,200)
                     Increase (decrease) in other liabilities ..       105,444         64,355        (18,150)
                                                                     ---------      ---------      ---------
                     Net Cash Provided By Operating Activities .     2,784,381      2,332,740      2,327,952

  Investing Activities:
   Increase in investment in subsidiaries ......................                     (106,000)
   Purchase of certificates of deposit .........................       (81,042)                      (60,000)
   Proceeds from matured certificates of deposit ...............                                      60,000
                                                                     ---------      ---------      ---------
                     Net Cash Used In Investing Activities .....       (81,042)      (106,000)

  Financing Activities:
    Issuance of common stock
             by pooled Company reflected in
                pooling-of-interests adjustment .................                      105,926
    Cash dividends ..............................................    (2,676,398)    (2,342,876)    (2,275,224)
    Payment of fractional shares on stock dividend ..............                      (40,578)
                                                                     -----------    ----------     ----------
                      Net Cash Used In Financing Activities .....    (2,676,398)    (2,277,528)    (2,275,224)
                                                                     -----------    ----------     ----------
                      Increase (Decrease) In Cash ...............        26,941        (50,788)        52,728
  Cash at beginning of year ......................................        4,866         55,654          2,926
                                                                     -----------    ----------     ----------
                    Cash At End Of Year .......................   $      31,807    $     4,866    $    55,654
                                                                     ===========    ==========     ==========

*Eliminated in consolidation

Note Q - Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1995 and 1994:

                                           Three Months Ended
                              Mar 31       June 30       Sept 30       Dec 31
                              ------       -------       -------       ------
1995
Interest income ..........  $14,712,503  $15,745,106  $16,192,532  $16,358,780
Interest expense .........    5,606,144    6,318,404    6,608,905    7,087,752
Net interest income ......    9,106,359    9,426,702    9,583,627    9,271,028
Provision for loan losses       600,000      600,000      922,306      704,341
Noninterest income .......    2,031,591    2,391,707    3,564,764    2,583,053
Noninterest expenses .....    7,891,742    7,618,316    8,417,552    8,069,867
Income before income taxes    2,646,208    3,600,093    3,808,533    3,079,873
Income taxes .............      758,101    1,059,954    1,171,772      940,970
Net income ...............    1,888,107    2,540,139    2,636,761    2,138,903

Earnings per share .......  $       .72  $       .98  $      1.01  $       .82

1994
Interest income ..........  $12,111,492  $13,113,544  $13,674,616  $14,169,801
Interest expense .........    4,396,038    4,649,344    4,818,345    5,026,354
Net interest income ......    7,715,454    8,464,200    8,856,271    9,143,447
Provision for loan losses       500,229      500,228      500,305      500,248
Noninterest income .......    2,501,182    2,425,146    2,376,082    2,396,008
Noninterest expenses .....    7,291,352    7,724,631    7,934,904    8,096,069
Income before income taxes    2,425,055    2,664,487    2,797,144    2,943,138
Income taxes .............      425,103      536,084       840,66      819,055
Net income ...............    1,999,952    2,128,403    1,956,482    2,124,083

Earnings per share .......  $       .77  $       .82  $       .75  $       .81

The amounts presented for the first three quarters of 1994 do not equal amounts previously reported in Form 10-Q due to restatement of results after the pooling-of-interests discussed in Note B.

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

Report Of Independent Auditors

Board of Directors and Shareholders
The Peoples Holding Company
Tupelo, Mississippi

We have audited the accompanying consolidated balance sheets of The Peoples Holding Company and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples Holding Company and subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain investment securities and in 1993 changed its method of accounting for income taxes and postretirement benefits.



Memphis, Tennessee                            /s/ Ernst & Young LLP
January 17, 1996

Selected Financial Information
(Not covered by the Accountants' Report)

                                     1995          1994            1993          1992           1991
                                     ----          ----            ----          ----           ----

For the year ended December 31:

Interest Income ............      $63,008,921   $53,069,453     $48,439,225   $51,270,958   $  57,437,770
Interest Expense ...........       25,621,205    18,890,081      16,963,155    20,676,034      29,786,414
Provision for Loan Losses ..        2,826,647     2,001,010       2,865,530     4,401,001       2,888,938
Noninterest Income .........       10,571,115     9,698,418       9,353,490     7,862,593       7,703,632
Noninterest Expense ........       31,997,477    31,046,956      27,684,752    25,771,388      24,003,557
Income Before Taxes ........       13,134,707    10,829,824      10,279,278     8,285,128       8,462,493
Income Taxes ...............        3,930,797     2,620,904       3,066,504     2,131,465       1,871,102
Cumulative Effect of Changes
   in Accounting Principles                                         522,518
Net Income .................        9,203,910     8,208,920       7,735,292     6,153,663       6,591,391

Per Common Share:
Net Income ................       $      3.53   $      3.15     $      2.97   $      2.36   $        2.53
Book Value at December 31 .             32.62         28.31           27.43         25.33           23.77
Market Value at December 31             44.00         35.00           33.60         24.33           22.12
Cash Dividends Declared
         and Paid .........              1.03          0.90            0.84          0.81            0.76

Total at Year-End:
Loans, Net of
          Unearned Income        $518,788,365   $499,201,867   $436,644,945   $405,893,604   $413,011,064
Allowance for Loan Losses           8,815,130      8,182,801      6,387,902      6,613,972      5,762,429
Securities ..............         217,744,325    212,994,410    231,741,575    193,523,989    168,807,551
Assets ..................         841,699,408    787,066,488    739,311,816    680,656,022    667,398,720
Deposits ................         739,545,299    696,279,709    655,545,060    603,983,574    590,649,184
Borrowings ..............           4,313,109      4,650,488        259,797        292,674        279,073
Shareholders' Equity ....          84,960,420     73,733,881     71,438,180     65,978,112     61,927,960

Selected Ratios:
 Return on Average:
          Total Assets .........        1.13%          1.05%          1.07%          0.90%          0.99%
          Shareholders' Equity .       11.45%         11.24%         11.24%          9.57%         10.99%
 Average Shareholders' Equity
          to Average Assets ....        9.83%          9.34%          9.52%          9.38%          9.03%

 At December 31:
 Shareholders' Equity
          to Assets ............       10.09%          9.37%          9.66%          9.69%          9.28%
 Tier 1 Leverage ...............        9.67%          9.22%          9.52%          9.48%          9.07%
 Risk-Based Capital Ratios
          Tier 1 ...............       14.87%         14.86%         17.40%         14.70%         14.26%
          Total (8.00% Required)       16.14%         16.12%         18.65%         15.95%         15.62%
 Allowance for Loan Losses
          to Total Loans .......        1.70%          1.64%          1.46%          1.63%          1.40%
 Allowance for Loan Losses
          to Nonperforming Loans      257.03%        394.57%        137.15%        128.12%         98.91%
 Nonperforming Loans to
          Total Loans ..........         .66%           .42%          1.07%          1.27%          1.41%
 Dividend Payout ...............       29.08%         29.03%         29.41%         34.18%         30.23%


Market Value Of Stock By Quarters

The public market for The Peoples Holding Company common stock is limited. The stock is currently listed in the NASDAQ exchange and is traded in the local over-the-counter market. Bid and offer prices have been reported daily by Morgan Keegan & Company, Inc., J.J.B. Hilliard & W. L. Lyons, Inc. (Hilliard Lyons), and Sterne, Agee, and Leach, Inc., market makers of the shares of The Peoples Holding Company common stock. High and low prices are reflective of actual trades as reported in the NASDAQ Stock Bulletin. At December 31, 1995, there were approximately 2,300 shareholders of record.

                 DIVIDENDS                               PRICES
                 PERIOD                PER SHARE     LOW       HIGH
                 ------                ---------     ---       ----

                 1995
                 1st Quarter            $.2400     $36.25     $40.00
                 2nd Quarter             .2625      37.25      41.16
                 3rd Quarter             .2625      38.50      46.50
                 4th Quarter             .2625      42.75      48.00

                 1994
                 1st Quarter            $  .22     $34.08     $39.36
                 2nd Quarter               .22      37.44      43.27
                 3rd Quarter               .23      36.25      42.50
                 4th Quarter               .23      35.00      39.50

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

Overview

The Peoples Holding Company (the Company) is a one-bank holding company incorporated under the laws of the state of Mississippi. The Company was incorporated in February 1904 and is the sixth largest bank holding company located in the state. The Peoples Bank & Trust Company (the Bank) is a wholly-owned subsidiary of the Company which operates forty-one branches located in North and North Central Mississippi.

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

The purpose of this discussion is to focus on important factors affecting the Company's financial condition and results of operations. Reference should be made to the consolidated financial statements (including the notes thereto) and the selected financial data in this report for an understanding of the following discussion and analysis. All applicable information has been restated to include the pooling-of-interests consummated December 31, 1994. All per share data is adjusted to reflect all stock dividends declared through December 31, 1995.

The Company ended 1995 with assets totaling $841,699,408, up from the prior year total of $787,066,488. This represented a 6.9% growth. Earnings were up 12.1% from the previous year with net income surpassing $9,200,000.

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

The Company employs the largest portion of its earning assets in loans. Loans, net of unearned income, comprised 61.6% and 63.4% of the total assets at December 31, 1995 and 1994, respectively. Loan growth was 3.9% for 1995, maintaining a proportionate mix in the various loan categories as compared to 1994. Total loans increased 14.3% during 1994. Of the $62,556,922 growth in 1994, approximately $36,686,000 was attributable to the acquisition of the three branches of Security Federal Savings and Loan Association and the pooling of New South Bank. An increase in the demand for consumer and mortgage loans increased as the economy improved and unemployment dropped.

The table on page 30 sets forth loans outstanding, according to loan type, at the date indicated. The major factor affecting comparability with prior year's balances is due to a reclassification of the loan portfolio following a computer conversion in January 1992. Prior to the conversion, certain mortgages were classified as commercial.


                                             1995             1994             1993            1992               1991
                                             ----             ----             ----            ----               ----

Commercial, financial, and
         agricultural ...............   $ 104,032,841    $  95,921,379    $ 103,061,684    $ 130,610,697    $ 145,606,537
Real estate - construction ..........      16,850,556       18,188,860       25,967,773       15,280,136       12,941,094
Real estate - mortgage ..............     259,918,417      253,153,672      220,363,067      191,861,073      186,964,488
Consumer ............................     149,218,137      143,948,292       97,095,734       77,844,541       79,336,554
Unearned income .....................     (11,231,586)     (12,010,336)      (9,843,313)      (9,702,843)     (11,837,609)
                                         ------------      -----------      -----------     -----------       -----------
                  Total loans, net of
                  unearned income ...   $ 518,788,365    $ 499,201,867    $ 436,644,945    $ 405,893,604    $ 413,011,064
                                         ============      ===========      ===========      ===========      ===========

The securities portfolio is used to provide term investments, to provide a source of meeting liquidity needs, and to supply securities to be used in collateralizing public funds. The types of securities purchased and the terms of those securities depend on management's assessment of future economic conditions.

The securities portfolio was up 2.2% at December 31, 1995, compared to December 31, 1994. The increase in the securities portfolio is due mainly to the effect of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which resulted in an increase in the net unrealized gain on securities classified as available-for-sale in December 31, 1995, of $7,199,027. The securities portfolio represented 25.9% and 27.1% of assets at the end of 1995 and 1994, respectively.

Total securities were down 8.1% at December 31, 1994, from 1993. The largest change came from a decrease in mortgage-backed securities, and the implementation of SFAS No. 115, which resulted in a net unrealized loss on securities of $5,348,129.

Management continues to evaluate the Company's tax position in order to maximize earnings from investment securities. The Company was not in an alternative minimum tax position during 1995 or 1994. Note E of the Notes to the Consolidated Financial Statements provides details of the securities portfolio.

Federal funds sold provide a significant source of liquidity. These funds consist of day-to-day loans to correspondent banks. Federal funds sold totaled $17,000,000 and $150,000, at December 31, 1995 and 1994, respectively. The changes in these balances between periods is typical of fluctuations caused by changes in deposits, loans, and securities.

Nonearning assets include cash and due from banks, premises and equipment, and other assets. Cash and due from banks represented 5.6% and 5.7% of total assets at December 31, 1995 and 1994, respectively. These funds are available for meeting day-to-day cash requirements inclusive of reserves required to be held by the Federal Reserve Bank.

Premises and equipment was $20,323,492 and $16,780,966 at December 31, 1995 and 1994, respectively. The increase in premises and equipment in 1995 is due to the construction of a new 21,000 square foot Technology Center designed to house the electronic data processing, proof, purchasing, statement rendering, and voice response operations. Included in the cost is the purchase of new power proof machines and imaging equipment which allows the Company to offer its customers imaged account statements. The increase in premises and equipment in 1994 is partially due to the acquisition of the Security Federal and New South branches.

Other assets were $20,925,126 and $20,810,320 at December 31, 1995 and 1994,
respectively. The major accounts in this category are interest earned not collected, prepaid expenses, intangible assets, deferred taxes, and other real estate owned. Interest earned not collected totaled $8,321,434, up from $6,895,188 at the end of 1994. Other real estate was $1,357,051 and $230,494 at the end of 1995 and 1994, respectively. The increase is due to several large parcels recently transferred to other real estate.

Intangible assets, resulting from bank acquisitions, totaled $4,759,183 and $5,268,228 at December 31, 1995 and 1994, respectively. The Company recorded a premium on deposits purchased from Security Federal during 1994. The majority of the intangibles is being amortized over a period from 13 to 15 years.

Total asset growth for 1995 and 1994 was 6.9% and 6.5%, respectively. Growth in assets for 1995 and 1994 is quite typical of banks across the nation.

The Company relies on deposits as its major source of funds. Noninterest-bearing deposits were $116,894,919 and $118,711,872 at December 31, 1995 and 1994,
respectively. This represented 13.9% and 15.1% of total assets for 1995 and 1994, respectively. The decrease is due to noninterest-bearing deposits being transferred to interest-bearing deposits as a result of depositors utilizing new certificate of deposit products.

Interest bearing deposits were $622,650,380 and $577,567,837 at December 31, 1995 and 1994, respectively, or a 7.8% increase over 1994. The largest growth contributing to this increase came from certificates of deposit under $100,000. The increase is due to deposits obtained as a result of new certificate of deposit products.

The Company maintains a note account with the Federal Reserve Bank for which tax deposits are accepted. The account is secured through pledging of securities. On December 31, 1995, the balance in the treasury tax and loan account was $2,400,495, down from $3,115,183 at the end of 1994. This account fluctuates based on the amount of securities pledged to secure the account and the frequency with which the Federal Reserve Bank draws on those funds.

During 1995, the Company received advances from the Federal Home Loan Bank
(FHLB) totaling $632,000. The balance due to the FHLB at December 31, 1995 and 1994, was $4,287,833 and $4,500,952, respectively. These advances are the result of asset/liability management decisions matching certain earning assets (first mortgages and consumer loans) against these advances at positive rate spreads.

Other liabilities totaling $10,480,085 and $9,287,227 at December 31, 1995 and 1994, respectively, include accrued interest, accrued expenses, current taxes, and dividends payable. Accrued interest payable totaled $4,154,065 and $2,787,348 at December 31, 1995 and 1994, respectively.

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

The allowance for loan losses is available to absorb potential credit losses from the entire loan portfolio. The appropriate level of the allowance is based on a quarterly analysis of the loan portfolio and represents an amount that management deems adequate to provide for potential losses, including losses on loans assessed as impaired under FAS 114, "Accounting by Creditors for Impairment of a Loan." The balance of these loans determined as impaired and their related allowance is included in management's estimation and analysis of the allowance for loan losses. The analysis includes the consideration of such factors as the risk rating of individual credits, the size and diversity of the loan portfolio, economic conditions, prior loss experience, and the results of periodic credit reviews by internal loan review, the regulators, and the Company's independent accounting firm. If the allowance is deemed inadequate, management sets aside additional reserves by increasing the charges against income.

The allowance for loan losses was $8,815,130 and $8,182,801 at December 31, 1995 and 1994, respectively. This represents an allowance to year-end loans of 1.70% and 1.64%, respectively. Management deems this allowance adequate for future potential loan losses.

The table below reflects the activity in the allowance for loan losses for the years ended December 31.

Allowance for Loan Losses

                                                1995           1994           1993          1992            1991
                                                ----           ----           ----          ----            ----

For the year ended December 31:

Balance at Beginning of Year ...........   $  8,182,801   $  6,387,902   $  6,613,972   $ 5,762,429    $  5,241,944

         Provision for Loan Losses .....      2,826,647      2,001,010      2,865,530      4,401,001      2,888,938

         Charge-Offs:
                  Commercial, Financial,
                     and Agricultural ..      1,286,161        174,051      2,595,750      3,097,115        962,136
                  Real Estate - Mortgage         93,452        237,104                                    1,022,573
                  Consumer .............      1,058,699        684,208        900,085        785,961        910,535
                                              ---------------------------------------------------------------------
         Total Charge-Offs .............      2,438,312      1,095,363      3,495,835      3,883,076      2,895,244

         Recoveries:
                  Commercial, Financial,
                     and Agricultural ..        101,116        562,303        150,087        119,217        168,210
                  Real Estate - Mortgage          6,631        148,866                                      187,993
                  Consumer .............        136,247        178,083        254,148        214,401        170,588
                                              ---------------------------------------------------------------------
         Total Recoveries ..............        243,994        889,252        404,235        333,618        526,791
                                              ---------------------------------------------------------------------
         Net Charge-Offs ...............      2,194,318        206,111      3,091,600      3,549,458      2,368,453
                                              ---------------------------------------------------------------------
Balance at End of Year .................   $  8,815,130   $  8,182,801   $  6,387,902   $  6,613,972   $  5,762,429
                                              =====================================================================
Loan Loss Analysis:
         Loans - Average ...............   $513,670,074   $463,594,744   $422,041,326   $409,694,187   $404,013,545
         Loans - Year End ..............    518,788,365    499,201,867    436,644,945    405,893,604    413,011,064
         Net Charge-offs ...............      2,194,318        206,111      3,091,600      3,549,458      2,368,453
         Allowance for Loan Losses .....      8,815,130      8,182,801      6,387,902      6,613,972      5,762,429

Ratios:
         Net Charge-offs to:
                  Loans - Average .........         .43%          .04%           .73%           .87%           .59%
                  Allowance for Loan Losses       24.89%         2.52%         48.40%         53.67%         41.10%

         Allowance for Loan Losses to:
                  Loans - Year End ........        1.70%         1.64%          1.46%          1.63%          1.40%
                  Nonperforming Loans .....      257.03%       394.57%        137.15%        128.12%         98.91%

                  Nonperforming Loans to:
                           Loans - Year End         .66%          .42%          1.07%          1.27%          1.41%
                           Loans - Average          .67%          .45%          1.10%          1.26%          1.44%


The Company's net charge-offs for 1995 and 1994 were $2,194,318 and $206,111, respectively. This represented a net charge-offs to average loans ratio of .43% and .04% for the two years. The increase in net charge-offs for 1995 compared to 1994 is due to several large customers which, after diligent collection efforts, required charge-off. During 1994, an individual loan recovery accounted for a significant portion of the decrease in net charge-offs along with the improvement in the quality of the loan portfolio.

Nonperforming loans are those on which the accrual of interest has stopped or the loan is contractually past due 90 days. Generally, the accrual of income is discounted when the full collection of principal is in doubt, or when the payment of principal or interest has been contractually 90 days past due unless the obligation is both well secured and in the process of collection.

The following table shows the principal amounts of nonaccrual and restructured loans at December 31 in the years indicated.

                                                1995         1994        1993          1992         1991
                                                ----         ----        ----          ----         ----

Nonperforming Loans
         Nonaccruing ....................   $  803,237   $  877,409   $1,605,076   $  931,084   $  984,278
         Accruing Loans Past Due
                  90 Days Or More .......    2,626,333    1,196,464    3,052,371    4,231,404    4,841,781
                                             -------------------------------------------------------------
                  Total Nonperforming
                           Loans ........    3,429,570    2,073,873    4,657,447    5,162,488    5,826,059

         Restructured Loans
                  Balance Outstanding ...      243,230      259,945      278,416    3,139,551    3,210,538
                                             -------------------------------------------------------------
Total Nonperforming Loans
         Including Restructured .........   $3,672,800   $2,333,818   $4,935,863   $8,302,039   $9,036,597
                                             =============================================================

The following table presents the interest income on restructured loans, if these loans had been current in accordance with their original terms, and the amount of interest income on these loans that was included in income for the periods indicated:

                                            1995        1994       1993        1992        1991
                                            ----        ----       ----        ----        ----

 Gross Amount Of Interest That
          Would Have Been Recorded
          At The Original Rate .........$           $   3,498   $  10,784   $ 284,267    $ 443,980
 Interest That Was Recognized
          In Income ....................   16,281   $  20,529   $  18,500   $ 255,557    $ 257,267
                                           -------------------------------------------------------
 Favorable (Unfavorable) Impact
          On Gross Income ..............$  16,281   $  17,031   $   7,716   $ (28,710)   $(186,713)
                                           =======================================================

Nonperforming loans totaled $3,429,570 and $2,073,873 at December 31, 1995 and 1994, respectively. These loans represented .67% and .45% of average loans for 1995 and 1994. The allowance for loan losses to nonperforming loans was 257.0% and 394.6% for the two years. The increase in nonperforming loans for 1995 is due to an increase in loans over 90 days past due compared to 1994. The increase is due to loan growth and various economic conditions affecting loan payoffs. Loans that are considered to be nonperforming are closely monitored by management and the Loss Management Committee. The decrease in 1994 in nonperforming loans is attributable to an improvement in credit quality and management's commitment to monitor loan performance.

Real estate acquired through the satisfaction of loan indebtedness is recorded at the lower of cost or fair market value based on appraised value, less estimated selling cost at date acquired. Any deficiency between the loan balance and the purchase price of the property is charged to the allowance for loan losses. Subsequent sales of the property may result in gains or losses to the Company.

Restructured loans are those for which concessions have been granted to the borrower due to a deterioration of the borrower's financial condition. Such concessions may include a reduction in interest rates, or a deferral of interest or principal payments.

Loans that had been restructured due to cash flow requirements totaled $243,230 and $259,945 at December 31, 1995 and 1994, respectively. The Company's loan review staff monitors the performance of these loans.

Interest Rate Risk

The Company has an Asset/Liability Committee which is duly authorized by the Board of Directors to monitor the position of the Company and to make decisions relating to that process. The Asset/Liability Committee's goal is to maximize net interest income while providing the Company with an acceptable level of market risk due to changes in interest rates.

Rate sensitivity analysis is performed on a monthly basis and shows the Company's gap position. A positive gap exists when more rate-sensitive assets are repriced than rate-sensitive liabilities within a defined period. A negative gap exists when more rate-sensitive liabilities are repriced than rate-sensitive assets within a defined period. The mismatches between rate-sensitive assets and rate-sensitive liabilities are evaluated and segregated into monthly, quarterly, annually, two years, three years, and five years and over pools. The Asset/Liability Committee's target is to have a cumulative gap position at the six month period of less than a positive 5%, and greater than a negative 30%.

According to the schedule on page 37, the Company will reprice approximately $102,113,000 more rate-sensitive liabilities than assets during the first six months of 1996, resulting in a negative gap of 12.15%. At December 31, 1996, the Company will have repriced approximately $100,617,000 more of rate-sensitive liabilities than rate-sensitive assets. This results in a cumulative one-year negative gap of 11.97%.

The securities portfolio is one of the primary sources for positioning the Company's interest rate risk exposure. The interest rate forecast coupled with the economic forecast provides tools for management in making decisions about future short- and long-term interest rates. From this information, decisions will be made whether to invest short or long term. Consideration is also given to liquidity needs before long-term investments are made. In addition to evaluating the gap position, the Company performs interest rate shocks on its securities portfolio to evaluate the effect of positive or negative changes in interest rates. Rate shocks were performed at year end from -4% to +4%. The effect of the interest rate shock was evaluated by management in order to determine the future investment strategy of the Company.

Liquidity Risk

Liquidity management is the ability to meet the cash flow requirements of customers who may be either depositors wishing to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.

Core deposits are a major source of funds used to meet cash flow needs. Maintaining the ability to acquire these funds as needed in a variety of money markets is the key to assuring liquidity. The Company has worked toward lowering its dependence on other public funds. This has added more stability to the CompanyOs core deposit base, reducing the dependence on highly liquid assets.

Approximately 92% of the Company's deposits are composed of accounts with balances less than $100,000. When evaluating the movement of these funds, even during large interest rate changes, it is apparent that the Company continues to attract deposits that can be used to meet cash flow needs. Other sources available for meeting the Company's liquidity needs include available-for-sale securities. The available-for-sale portfolio is composed of securities with a readily available market that can be used to convert to cash if the need arises. In addition, the Company maintains a federal funds position that provides day-to-day funds to meet liquidity needs and may also obtain advances from the Federal Home Loan Bank to meet liquidity needs..

Repayments and maturities of loans provide a substantial source of liquidity. The Company has approximately 73% of loans maturing within the next twelve months.

Capital Resources

Total shareholders' equity of the Company was $84,960,420 and $73,733,881 at December 31, 1995 and 1994, respectively. Shareholders' equity grew 15.2% during 1995 and 3.2% during 1994. The growth in capital for both years was attributable to earnings less dividends declared. In addition, the effect of SFAS No. 115 increased capital by $4,699,027 in 1995 compared to 1994 and reduced capital at December 31, 1994, by $3,529,765. Shareholders' equity as a percentage of assets was 10.1% and 9.4% at December 31, 1995 and 1994, respectively.

The Federal Reserve Board, the FDIC, and the OCC have issued guidelines for governing the levels of capital that banks are to maintain. Those guidelines specify capital tiers which include the following classification:

                               Tier 1 Risk-      Total Risk-      Leverage
Capital Tiers                  Based Capital    Based Capital     Ratio
- -------------                  -------------    -------------     -----

Well capitalized .............   6% or above    10% or above   5% or above
Adequately capitalized .......   4% or above    8% or above    4% or above
Undercapitalized .............   Less than 4%   Less than 8%   Less than 4%
Significantly undercapitalized   Less than 3%   Less than 6%   Less than 3%
Critically undercapitalized ..   2% or less

The Company met the guidelines for a well capitalized bank for both 1995 and 1994. At December 31, 1995, the total Tier 1 and total risk-based capital was $78.6 million and $85.2 million, respectively. Risk-weighted assets were $528.0 and $481.3 million at December 31, 1995 and 1994, respectively. Tier 1 and total risk-based capital at December 31, 1994, were $71.6 million and $77.6 million, respectively.

                                                  1995     1994
                                                  ----     ----

                  Shareholders' equity ....      10.09%    9.37%
                  Tier 1 leverage .........       9.67%    9.22%
                  Risk-based capital ratios
                           Tier 1 .........      14.87%   14.86%
                           Total ..........      16.14%   16.12%

Cash dividends have increased each year since 1990. (See selected financial information for the previous five years.) Book value per share was $32.62 and $28.31 at December 31, 1995 and 1994, respectively. Management places significant emphasis on internal growth of capital. The increase in capital for both years, excluding the effects of SFAS No. 115, was internally generated due to a retention of earnings of 71.0% during 1995 and 1994, respectively.

Results of Operations

Net income for the Company was $9,203,910, $8,208,920, and $7,735,292 for 1995,
1994, and 1993, respectively. Net income increased $994,990, or 12.1%, over 1994. Earnings for 1994 were up $473,628, or 6.1%, from the 1993 earnings. Earnings per share was $3.53, $3.15, and $2.97 for 1995, 1994, and 1993, respectively.

Return on average assets for 1995, 1994, and 1993 was 1.13%, 1.05%, and 1.07%, respectively. The improvement in earnings for 1995 over the prior two years was due to several factors, including an increase in net interest margin, an increase of 10% in noninterest income over 1994 which included the reversal of a lender liability lawsuit judgment of approximately $575,000 rendered against the Bank in 1991, coupled with an increase of 3% in noninterest expenses, excluding income taxes. The improvement in earnings for 1994 over 1993 was largely attributable to improvement in loan quality. The increase in 1993 earnings compared to 1992 is attributable to improvement in loan quality and the cumulative effect of adopting changes in method of accounting for income taxes and postretirement benefits other than pensions.

Net interest income is the largest component of net income for the Company. It is an effective measurement of how well management has balanced the interest sensitive assets and liabilities and is the difference between the interest earned on earning assets and the cost paid on interest bearing liabilities. Net interest income was $37,387,716, $34,179,372, and $31,476,070, for 1995, 1994,
and 1993, respectively. This increase over the three-year period was the result of management's ability to maximize earnings through changes in interest rates and increased volume in earnings assets.

Loan interest income was $49,138,054 and $39,913,585 for the years ended December 31, 1995 and 1994, respectively. The increase in 1995 was due to growth and repricing of loans which increased the yield from 8.61% to 9.58%.

Loan interest income was $39,913,585 for 1994, up $4,168,243 or 11.7% from the prior year. The increase in interest was the result of repricing loans during a period of rising interest rates during 1994 in which the prime rate rose to 8.5% at December 31, 1994. The average balance of loans for 1994 was greater than 1993. The yield increased 14 basis points from 8.47% in 1993 to 8.61%.
Economic conditions continued to improve in the market area of the Company.

Loan interest income for 1993 totaling $35,745,342 was down from 1992 by $2,448,584 or 6.4%. The prime interest rate during 1993 was 6%. The decrease in loan interest income for 1993 is due to a decrease in the yield of 85 basis points from 1992.

Interest income from securities was $12,862,058, $12,647,530, and $12,075,535, for 1995, 1994, and 1993, respectively. Interest income for 1995 increased 1.7% even though the average balance decreased $20.9 million from 1994. The decrease in average balance and increase in yield was due to managementOs strategy to sell lower yielding securities and invest in securities yielding a higher rate. The tax equivalent yield on securities for 1995 was 89 basis points higher than 1994, due in part to management's decision to sell these securities.

The increase in income for 1994 was attributable to an increase in the average balances of securities of approximately $24.0 million. The tax equivalent yield dropped from 6.27% in 1993 to 5.95% in 1994.

In 1993 earnings from investment securities dropped due to a decrease in the yield from 7.18% on a tax equivalent basis to 6.27%. The average balance of those securities increased approximately $22.8 million over 1992.

The tax equivalent yield on average earning assets was 8.70%, 7.64%, and 7.59%, for 1995, 1994, and 1993, respectively.



Rate Sensitivity Balance Sheet December 31, 1995

                                                                      3rd and
                                               1st Qtr     2nd Qtr    4th Qtr     1-3 Years   3-5 Years   5 Years
(In Thousands)                                   1996         1996     1996       1997-1998   1999-2000   and over     Total
- --------------                                   ----         ----     ----       ---------   ---------   --------     -----

Assets:
Securities
         U.S. Government and
                  Agency Securities .......   $           $ 10,301    $ 10,580    $ 64,340   $   1,168     $13,453   $ 99,842
         Other Securities .................      8,754       2,374       7,305      35,958       7,509       4,788     66,688
         Obligations of States and
                  Political Subdivisions ..        488       1,060       1,670       6,565       6,151      33,429     49,363

Loans
         Fixed ............................     84,955      55,588      80,757     110,490      21,852       9,278    362,920
         Variable .........................    135,161       5,350      15,202         155                            155,868

Federal Funds Sold ........................     17,000                                                                 17,000

Interest-Bearing Balances
         with Banks .......................      8,814                                                                  8,814

Other Assets ..............................                                                                 80,035     80,035
                                               ------------------------------------------------------------------------------
                  Total Assets ............  $ 255,172    $ 74,673    $115,514    $217,508    $ 36,680    $140,983  $ 840,530
                                               ==============================================================================
Liabilities:
Demand Deposit Accounts ...................  $            $           $           $           $           $116,895  $ 116,895
Interest Bearing DDA ......................    139,570                                                                139,570
Savings and Money Market
         Accounts .........................    103,805                                                                103,805
Certificates of Deposit
         (< $100,000) .....................     82,410      46,735      85,096      42,213       6,743          95    263,292
Time Deposits
         (> $100,000) .....................     24,897      17,674      18,642      10,363       1,516                 73,092
Individual Retirement
         Accounts(<$100,000) ..............      7,741       6,344       9,887      15,335       3,247         337     42,891
Other Borrowed Funds ......................      2,590         192         393       1,677       1,862                  6,714
Other Liabilities .........................                                                                 10,480     10,480
Realized Equity ...........................                                                                 83,791     83,791
                                               ------------------------------------------------------------------------------
               Total Liabilities and Equity  $ 361,013    $ 70,945    $114,018    $ 69,588    $ 13,368    $211,598  $ 840,530
                                               ==============================================================================

GAP ......................................   $(105,841)   $  3,728    $  1,496    $147,920    $ 23,312    $(70,615)

GAP / Total Assets .......................     (12.59%)       .44%        .18%      17.60%       2.77%      (8.40%)

Cumulative GAP ...........................    (105,841)   (102,113)   (100,617)     47,303      70,615

Cumulative GAP / Total Assets ............     (12.59%)     (8.40%)    (11.97%)      5.63%       8.40%

This analysis excludes the impact of SFAS No. 115 which resulted in an unrealized gain on securities available-for-sale of $1.851 million, a deferred tax liability of $.682 million, and an increase in equity of $1.169 million.

The major source of funds for the Company is deposits. Deposits represented 87.9%, 88.5%, and 88.7% of the total assets at December 31, 1995, 1994, and 1993, respectively. Interest-bearing accounts funded 74.0%, 73.4%, and 75.2% of the assets for those three years. The cost of funds is reflected in interest expense.

Interest expense was $25,621,205, $18,890,081, and $16,963,155 for the
three-year period. The increase in interest expense for 1995 is due to an increase in the average balance of interest-bearing deposits of approximately $24.0 million and an increase in the interest cost of 99 basis points. The cost of interest-bearing liabilities increased from 3.05% in 1993 to 3.21% in 1994. The most significant reduction in interest expense occurred between 1993 and 1992. The cost of interest-bearing liabilities dropped 84 basis points.

The net interest margin reflects the portion of the yield on earning assets that remains after the accrual of all interest expense. Net interest margin was 5.27% on a tax equivalent basis for 1995, comparable to 4.99% for 1994. The net interest margin was 5.0% for 1993. The increase in the net interest margin for 1995 is due to managementOs repricing strategy and changes in product mix.

The provision for loan losses was $2,826,647 for 1995, up from $2,001,010 for 1994 or 41%. The increase in the provision is the result of management's efforts to obtain an allowance for loan losses to net loans ratio of 1.75%. At December 31, 1995 and 1994, the allowance for loan losses to net loans was 1.70% and 1.64%, respectively. During 1995, the FDIC premium refund of approximately $426,000 was used to increase the provision for loan losses. None of this refund was added to net income for 1995.

The provision for 1994 decreased $864,520 from the 1993 provision of $2,865,530, while the 1993 provision decreased $1,535,471 from 1992. The reduction in 1994 and 1993 was due to an improvement in the quality of the loan portfolio over the applicable prior year.

Noninterest income totaled $10,571,115, $9,698,418, and $9,353,490 for the years ended December 31, 1995, 1994, and 1993, respectively. This represented 28.3%, 28.4%, and 29.7% of net interest income for the applicable year. Included in noninterest income are service charges on deposit accounts, fees and commissions, trust department revenue, securities gains and losses, trading securities gains and losses, and other income.

Service charges were up $407,795, or 7.1%, in 1995 compared to 1994. This increase is due to deposit growth for 1995. Service charges on deposit accounts were up $669,417, or 13.1%, in 1994 from 1993. This increase is attributable to the acquisition of three branches from Security Federal, the merger with New South and the introduction of new products. Service charges for 1993 increased $427,084 over 1992 due to the acquisition of branches from Sunburst Corporation.

Fees and commissions were $1,215,810, $1,265,031, and $1,256,543, for 1995,
1994, and 1993, respectively. Fees have remained stable over the years presented.

Securities losses totaled $507,344 for 1995 compared to gains in 1994 and 1993 of $2,701 and $524,622, respectively. The losses in securities for 1995 were due to restructuring the portfolio, enabling the Company to reinvest funds to achieve greater yields for 1995 and beyond.

Other income was $3,089,856, $2,100,036, and $1,846,539, for 1995, 1994, and
1993. The increase in other income for 1995 compared to 1994 is due to a gain on the sale of mortgage loans of approximately $585,000, as well as the reversal of a lender liability lawsuit judgment of approximately $575,000. Other income was up for 1994 and 1993 due to the acquisition and gains on the sale of mortgage loans.

Noninterest expenses include salaries and employee benefits, net occupancy, equipment, income taxes, and other. The total for these expenses for 1995, 1994, and 1993 were $35,928,274, $33,667,860, and $30,751,256, respectively.
Noninterest expenses for 1995 were up 6.7%. In 1994 and 1993 expenses were up 9.5% and 10.2%, respectively.

Salaries and benefits, representing a major portion of the Company's operating expenses, have increased approximately 8.7% and 9.2% during 1995 and 1994, respectively. Management monitors these costs through the implementation of a performance evaluation system. Jobs are graded according to levels of difficulty using a point system which provides for salary adjustments through specified ranges. Employee performance, in relation to goal achievement, is a major factor contributing to the employee's salary increase. The increase is due to merit increases of approximately 4.5% and 4.2% in 1995 and 1994, respectively, and increases in additional staffing due to acquisitions. Included in salaries is an incentive plan adopted by the Board of Directors. The cash incentive for 1995, 1994, and 1993 was $685,912, $158,111, and $335,615, respectively, which also increased salaries and benefits in 1995.

Net occupancy expense includes charges for repairs, janitorial, depreciation, rental, and other expenses related to occupancy. Expenses for 1995, 1994, and 1993 were $2,178,314, $2,150,588, and $1,993,189, respectively. Net occupancy expenses have remained stable over the three-year period.

Equipment expenses include computer equipment rental, repairs, and depreciation. These expenses totaled $1,460,488, $1,149,827, and $1,047,365 for 1995, 1994,
and 1993, respectively. The increase in 1995 is due to expenses incurred in completing the Technology Center.

Other expenses for 1995, 1994, and 1993 were $10,303,357, $11,128,930, and
$9,419,781, respectively. The decrease in 1995 is mainly due to a reduction in the third quarter of the FDIC premium from $.23 to $.04 per $100 of deposits. This significant reduction is afforded only to those banks that are considered to be well capitalized as defined through regulation. The increase in other expenses for 1994 was due to losses sustained by the Company in liquidating certain parcels of other real estate held. The increase in 1993 was due to expenses incurred to make the acquisition of branches.

Income tax expense for 1995, 1994, and 1993 was $3,930,797, $2,620,904, and
$3,066,504. The increase in income taxes for 1995 is due to increased profits and the Company paying state of Mississippi taxes after a net operating loss carryforward was depleted in the first quarter of 1995. The effective tax rate was approximately 5% for state income taxes. Effective tax rates were 29.9%, 24.2%, and 29.8%. Note K of the Notes to Consolidated Financial Statements provides further details of the provision for income taxes.

The Company adopted SFAS No. 109 and SFAS No. 106 during 1993 resulting in an increase to earnings after taxes of $522,518. Refer to Note A regarding new accounting statements adopted by the Company in 1993.

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

SEC Form 10-K

A copy of the annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to: Wayne Conwill, Vice President, The Peoples Holding Company, P. O. Box 709, Tupelo, MS 38802-0709.



Three Year Statistical Summary

                                                                                                            1995
                                                                                            Income        Average
                                                                                              Or        Balance Sheet
                                                                                            Expense        Amounts     Yields/Rates
                                                                                            -------        -------     ------------

Earning assets:
         Loans, net of unearned income:
                           Commercial ................................................   $ 22,011,507   $235,276,614      9.36%
                           Consumer ..................................................     18,801,477    193,146,649      9.73%
                           Other loans ...............................................      8,325,070     85,246,811      9.83% TE
                                                                                           -------------------------
                                            Total Loans, Net .........................     49,138,054    513,670,074      9.58% TE

Other ................................................................................      1,008,809     17,189,987      5.87%

Taxable investment and trading securities:
                           U.S. Government securities ................................      4,922,559     90,215,062      5.74% TE
                           U.S. Government agencies ..................................      1,369,710     19,808,620      7.01% TE
                           Mortgage-backed securities ................................      3,547,259     53,937,225      6.58%
                           Other securities ..........................................        258,193      3,384,496      8.63% TE
                                                                                           -------------------------
                  Total Taxable Investment and Trading Securities ....................     10,097,721    167,345,403      6.22% TE

Tax-exempt securities:
                           Obligations of states and political subdivisions ..........      2,764,337     47,382,789      9.03% TE
                                                                                           -------------------------
                                            Total Investment and Trading Securities ..     12,862,058    214,728,192      6.84% TE
                                                                                           -------------------------
                                            Total Earning Assets .....................     63,008,921    745,588,253      8.70% TE

Cash and due from banks ..............................................................                    42,604,018

Other assets, less allowance for loan losses .........................................                    29,741,159
                                                                                                         -----------
                                            Total Assets .............................                  $817,933,430
                                                                                                         ===========
Interest-bearing liabilities:
         Interest-bearing demand deposit accounts ....................................      3,815,049   $140,218,166      2.72%
         Savings accounts ............................................................      2,434,008     99,392,823      2.45%
         Time deposits ...............................................................     18,985,384    365,213,540      5.20%
                                                                                           -------------------------
                                            Total Interest-Bearing Deposits ..........     25,234,441    604,824,529      4.17%

                                            Total Other Interest-Bearing Liabilities .        386,764      6,881,101      5.62%
                                                                                           -------------------------
                                            Total Interest-Bearing Liabilities .......     25,621,205    611,705,630      4.19%

Noninterest-bearing sources:
         Noninterest-bearing deposits ................................................                   115,846,458
         Other liabilities ...........................................................                     9,977,481
         Shareholders' equity ........................................................                    80,403,861
                                                                                                         -----------
                                            Total Liabilities and Shareholders' Equity                  $817,933,430
                                                                                                         ===========
         Net interest income/net interest margin .....................................   $ 37,387,716                     5.27%TE
                                                                                           ==========
TE - Ratios have been calculated on a tax equivalent basis


                                                                                                         1994
                                                                                        Income         Average
                                                                                           Or       Balance Sheet
                                                                                        Expense        Amounts    Yields/Rates
                                                                                       -------        -------    ------------

Earning assets:
         Loans, net of unearned income:
                           Commercial .............................................$ 17,683,325    $218,147,929      8.11%
                           Consumer ..............................................   14,289,174     155,593,089      9.18%
                           Other loans ...........................................    7,941,086      89,853,726      8.84%
                                                                                     --------------------------
                                            Total Loans, Net                         39,913,585     463,594,744      8.61%

Other ..............................................................................    508,338      13,363,563      3.80%

Taxable investment and trading securities:
                           U.S. Government securities ............................    6,200,816     124,081,994      5.00%
                           U.S. Government agencies ................................... 885,201      12,768,507      6.93%
                           Mortgage-backed securities .............................   2,828,152      51,220,241      5.52%
                           Other securities                                             174,155       3,862,621      5.90%TE
                                                                                     --------------------------
                  Total Taxable Investment and Trading Securities .................  10,088,324     191,933,363      5.36%TE

Tax-exempt securities:
                           Obligations of states and political subdivisions  .........2,559,206      43,702,000      8.87%TE
                                                                                     --------------------------
                                       Total Investment and Trading Securities ...   12,647,530     235,635,363      5.95%TE
                                                                                    --------------------------
                                       Total Earning Assets                          53,069,453     712,593,670      7.64%

Cash and due from banks ...............................................................              43,446,045

Other assets, less allowance for loan losses ..........................................              25,604,012
                                                                                                    ------------

                                            Total Assets ..............................            $781,643,727
                                                                                                    ============
Interest-bearing liabilities:
         Interest-bearing demand deposit accounts ....................................3,697,980    $161,066,313      2.30%
         Savings accounts ............................................................2,403,042     106,033,460      2.27%
         Time deposits ..............................................................12,386,018     313,749,274      3.95%
                                                                                     --------------------------
                                       Total Interest-Bearing Deposits ...........   18,487,040     580,849,047      3.18%

                                       Total Other Interest-Bearing Liabilities ..      403,041       8,342,756      4.83%
                                                                                     --------------------------
                                       Total Interest-Bearing Liabilities ........   18,890,081     589,191,793      3.21%

Noninterest-bearing sources:
         Noninterest-bearing deposits .................................................             111,663,641
         Other liabilities  ...........................................................               7,746,773
         Shareholders' equity .........................................................              73,041,520
                                                                                                   ------------
                                       Total Liabilities and Shareholders' Equity                  $781,643,727
                                                                                                   ============

                                          Net interest income/net interest margin  $ 34,179,372                     4.99%TE
                                                                                     ==========


TE - Ratios have been calculated on a tax equivalent basis



                                                                                                           1993
                                                                                           Income         Average
                                                                                             Or       Balance Sheet
                                                                                          Expense        Amounts    Yields/Rates
                                                                                          -------        -------    ------------

Earning assets:
         Loans, net of unearned income:
                           Commercial ..................................................$ 17,357,030   $221,681,068      7.83%
                           Consumer ....................................................  12,326,579    126,679,135      9.73%
                           Other loans .................................................   6,061,733     73,681,123      8.23%
                                                                                          -------------------------
                                            Total Loans, Net ...........................  35,745,342    422,041,326      8.47%

Other ..................................................................................     618,348     19,991,545      3.09%

Taxable investment and trading securities:
                           U.S. Government securities ..................................   5,271,348    100,152,565      5.26%
                           U.S. Government agencies ....................................     906,769     12,425,571      7.30%
                           Mortgage-backed securities ..................................   3,509,565     61,223,623      5.73%
                           Other securitie .............................................     145,057      2,762,231      6.60%TE
                                                                                           ------------------------
                  Total Taxable Investment and Trading Securities ......................   9,832,739    176,563,990      5.59%TE

Tax-exempt securities:
                           Obligations of states and political subdivisions ............   2,242,796     35,026,031      9.70%TE
                                                                                          -------------------------
                                            Total Investment and Trading Securities ....  12,075,535    211,590,021      6.27%TE
                                                                                          -------------------------
                                            Total Earning Assets .......................  48,439,225    653,622,892      7.59%TE

Cash and due from banks ................................................................                 42,633,082

Other assets, less allowance for loan losses ...........................................                 26,440,043
                                                                                                        -----------

                                            Total Assets ...............................               $722,696,017
                                                                                                        ===========
Interest-bearing liabilities:
         Interest-bearing demand deposit accounts ......................................   3,832,758   $170,331,137      2.25%
         Savings accounts ..............................................................   2,616,800     91,569,907      2.86%
         Time deposits .................................................................  10,386,896    290,040,324      3.58%
                                                                                          -------------------------
                                            Total Interest-Bearing Deposits ............  16,836,454    551,941,368      3.05%

                                            Total Other Interest-Bearing Liabilities ...     126,701      4,097,013      3.09%
                                                                                          -------------------------
                                            Total Interest-Bearing Liabilities .........  16,963,155    556,038,381      3.05%

Noninterest-bearing sources:
         Noninterest-bearing deposits ..................................................                 90,185,490
         Other liabilities .............................................................                  7,667,384
         Shareholders' equity ..........................................................                 68,804,762
                                                                                                        -----------
                                            Total Liabilities and Shareholders' Equity                 $722,696,017
                                                                                                        ===========

                                               Net interest income/net interest margin  $ 31,476,070                    5.00%TE
                                                                                          ==========

TE - Ratios have been calculated on a tax equivalent basis