Form 10-K405, Exhibit 13
period 1996-12-31
PEOPLES HOLDING CO
filed 1997-03-27
CIK 715072


Financial Statements

Consolidated Balance Sheets
                                                                                  December 31
                                                                                  -----------
                                                                             1996              1995
                                                                             ----              ----
Assets
   Cash and due from banks ..........................................   $  38,374,641    $  46,918,819
   Federal funds sold ...............................................       8,500,000       17,000,000
                                                                            ---------       ----------
                              Cash and Cash Equivalents .............      46,874,641       63,918,819
   Interest-bearing balances with banks .............................       1,824,031        8,814,411
   Securities held to maturity (market value - $52,334,931 and
            $46,584,144 at December 31, 1996 and 1995, respectively)       52,051,251       45,837,145
   Securities available for sale (amortized cost - $193,696,615 and
            $166,530,900 at December 31, 1996 and 1995, respectively)     194,058,997      168,381,798

   Loans
            Commercial, financial and agricultural ..................     111,686,473      107,558,223
            Real estate - construction ..............................      20,650,887       16,850,556
            Real estate - mortgage ..................................     301,077,552      259,918,417
            Consumer ................................................     137,704,170      149,218,137
            Unearned income .........................................      (8,366,577)     (11,231,586)
                                                                           ----------      -----------
                              Total Loans, Net of Unearned Income ...     562,752,505      522,313,747

            Allowance for loan losses ...............................      (9,309,354)      (8,815,130)
                                                                           ----------       ----------
                              Net Loans .............................     553,443,151      513,498,617

   Premises and equipment ...........................................      21,559,955       20,323,492
   Other assets .....................................................      23,277,326       20,925,126
                                                                           ----------       ----------
                              Total Assets ..........................   $ 893,089,352    $ 841,699,408
                                                                        =============    =============

Liabilities and Shareholders' Equity
 Liabilities

   Deposits
            Noninterest-bearing .....................................   $ 118,638,526    $ 116,894,919
            Interest-bearing ........................................     654,203,482      622,650,380
                                                                          -----------      -----------
                              Total Deposits ........................     772,842,008      739,545,299
   Treasury tax and loan note account ...............................       6,354,142        2,400,495
   Borrowings .......................................................      11,174,638        4,313,109
   Other liabilities ................................................      12,157,744       10,480,085
                                                                           ----------       ----------
                              Total Liabilities .....................     802,528,532      756,738,988

   Shareholders' Equity
   Common stock, $5 par value- 7,500,000 shares authorized
    3,906,675 and 2,604,760 shares issued and outstanding at
    December 31, 1996 and 1995, respectively ........................      19,533,375       13,023,800
   Additional paid-in capital .......................................      39,875,796       39,875,796
   Unrealized gains on securities available for sale, net of tax ....         227,214        1,169,262
   Retained earnings ................................................      30,924,435       30,891,562
                                                                           ----------       ----------
                              Total Shareholders' Equity ............      90,560,820       84,960,420
                                                                           ----------       ----------

                         Total Liabilities and Shareholders' Equity .   $ 893,089,352    $ 841,699,408
                                                                        =============    =============




See notes to consolidated financial statements.

Consolidated Statements Of Income

                                                                           Year Ended December 31
                                                                           ----------------------
                                                                     1996           1995            1994
                                                                     ----           ----            ----
Interest income
         Loans ..............................................   $ 50,580,549   $ 49,321,837    $ 40,065,226
         Securities:
                  Taxable ...................................     12,205,952     10,097,721      10,088,324
                  Tax-exempt ................................      2,764,782      2,580,554       2,407,565

         Other ..............................................        873,630      1,008,809         508,338
                                                                     -------      ---------         -------

                                    Total Interest Income ...     66,424,913     63,008,921      53,069,453

Interest expense
         Deposits ...........................................     27,747,241     25,234,441      18,487,040
         Borrowings .........................................        496,584        386,764         403,041
                                                                     -------        -------         -------
                                    Total Interest Expense ..     28,243,825     25,621,205      18,890,081
                                                                  ----------     ----------      ----------
                                    Net Interest Income .....     38,181,088     37,387,716      34,179,372
Provision for loan losses ...................................      2,813,155      2,826,647       2,001,010
                                                                   ---------      ---------       ---------
                                    Net Interest Income After
                                    Provision For Loan Losses     35,367,933     34,561,069      32,178,362

Noninterest income
         Service charges on deposit accounts ................      6,564,831      6,357,181       5,910,990
         Fees and commissions ...............................      1,396,941      1,215,810       1,265,031
         Trust revenue ......................................        643,302        584,273         549,925
         Securities gains (losses) ..........................        110,278       (507,344)          2,701
         Other ..............................................      2,315,154      3,089,856       2,100,036
                                                                   ---------      ---------       ---------
                                    Total Noninterest Income      11,030,506     10,739,776       9,828,683

Noninterest expense
         Salaries and employee benefits .....................     18,218,221     18,055,318      16,617,611
         Net occupancy ......................................      2,269,122      2,178,314       2,150,588
         Equipment ..........................................      1,594,525      1,460,488       1,149,827
         Other ..............................................     10,748,255     10,472,018      11,259,195
                                                                  ----------     ----------      ----------
                                    Total Noninterest Expense     32,830,123     32,166,138      31,177,221

Income before income taxes ..................................     13,568,316     13,134,707      10,829,824
Income taxes ................................................      4,052,064      3,930,797       2,620,904
                                                                   ---------      ---------       ---------
                                    Net Income ..............   $  9,516,252   $  9,203,910    $  8,208,920
                                                                ============   ============    ============

Earnings per share ..........................................   $       2.44   $       2.36    $       2.10
                                                                ============   ============    ============
Weighted average shares outstanding .........................      3,906,675      3,906,675       3,906,675
                                                                   =========      =========       =========

See notes to consolidated financial statements.


Consolidated Statements Of Shareholders' Equity


                                                    Common Stock            Additional    Unrealized
                                                                             Paid-in       Gains and       Retained
                                                 Shares        Amount        Capital        (Losses)       Earnings        Total
                                                 ------        ------        -------        --------       --------        -----
 Balance at January 1, 1994 ................   2,509,055   $ 12,545,275   $ 29,875,796   $              $ 29,017,109  $ 71,438,180

   Change in unrealized losses on
            securities available for sale,
            net of tax .....................                                               (3,529,765)                  (3,529,765)
   Net income for 1994 .....................                                                               8,208,920     8,208,920
   4% stock dividend .......................      95,705        478,525                                     (478,525)
   Payment of fractional shares
            for stock dividend and
            pooling of interests ...........                                                                 (40,578)      (40,578)
   Cash dividends -
            $.60 per share .................                                                              (2,342,876)   (2,342,876)
                                              ------------------------------------------------------------------------------------
 Balance at December 31, 1994 ..............   2,604,760     13,023,800     29,875,796     (3,529,765)    34,364,050    73,733,881
   Change in unrealized gains on
            securities available for sale,
            net of tax .....................                                                               4,699,027     4,699,027
   Transfer of capital .....................                                10,000,000                                 (10,000,000)
   Net income for 1995 .....................                                                               9,203,910     9,203,910
   Cash dividends -
            $.69 per share .................                                                              (2,676,398)   (2,676,398)
                                              ------------------------------------------------------------------------------------
 Balance at December 31, 1995 ..............   2,604,760     13,023,800     39,875,796      1,169,262     30,891,562    84,960,420

   Change in unrealized losses on
            securities available for sale,
            net of tax .....................                                                 (942,048)                    (942,048)
   Net income for 1996 .....................                                                               9,516,252     9,516,252
   50% stock dividend ......................   1,301,915      6,509,575                                   (6,509,575)
   Payment of fractional
            shares for stock dividend ......                                                                 (24,183)      (24,183)
   Cash dividends:
            $.76 per share .................                                                              (2,949,621)   (2,949,621)
                                              ------------------------------------------------------------------------------------
 Balance at December 31, 1996 ..............   3,906,675   $ 19,533,375   $ 39,875,796   $    227,214   $ 30,924,435  $ 90,560,820
                                              ====================================================================================



















See notes to consolidated financial statements.


Consolidated Statements Of Cash Flows

                                                                                          Year Ended December 31
                                                                                          ----------------------
                                                                                  1996             1995            1994
                                                                                  ----             ----            ----
Operating Activities
   Net income ..........................................................   $   9,516,252    $   9,203,910    $   8,208,920
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Provision for loan losses ........................................       2,813,155        2,826,647        2,001,010
      Provision for depreciation and amortization ......................       2,178,791        1,868,370        1,774,975
      Net amortization of securities
        premiums/discounts .............................................          70,807          131,421        1,180,503
      Gain on sale of loans ............................................                         (585,304)
      (Gains) losses on sales/calls of securities ......................        (110,278)         507,344           (2,701)
      Increase in other liabilities ....................................       1,677,659        1,192,858          720,883
      Deferred income tax credits ......................................        (179,376)        (459,499)        (800,550)
      (Gains) losses on sales of premises and equipment ................          16,222)         129,726           21,735
      Increase in other assets .........................................        (986,023)        (461,230)        (819,410)
                                                                                --------         --------         --------
                              Net Cash Provided By Operating Activities       14,964,765       14,354,243       12,285,365

Investing Activities
   Net (increase) decrease in balances with other banks ................       6,990,380       (8,625,862)        (110,662)
   Proceeds from sales of securities held to maturity ..................                                           489,287
   Proceeds from sales of securities available for sale ................      32,600,278       28,989,992       10,746,669
   Proceeds from maturities/calls of securities
            held to maturity ...........................................       2,996,556        2,495,029        3,983,937
   Proceeds from maturities/calls of securities
            available for sale .........................................      54,504,983       65,464,778       55,120,283
   Purchases of securities held to maturity ............................      (9,424,079)      (5,270,000)      (7,304,699)
   Purchases of securities available for sale ..........................    (114,018,090)     (89,190,035)     (51,199,932)
   Net increase in loans ...............................................     (43,981,837)     (36,849,924)     (63,240,026)
   Proceeds from sale of loans .........................................                       12,690,078
   Proceeds from sales of premises and equipment .......................         122,049          169,850           80,692
   Purchases of premises and equipment .................................      (2,937,264)      (5,119,632)      (2,190,754)
                                                                              ----------       ----------       ----------
                              Net Cash Used In Investing Activities ....     (73,147,024)     (35,245,726)     (53,625,205)

 Financing Activities
   Net increase (decrease) in noninterest-bearing deposits .............       1,743,607       (1,816,953)      19,014,257
   Net increase in interest-bearing deposits ...........................      31,553,102       45,082,543       21,720,393
   Net increase (decrease) in treasury tax and loan note account .......       3,953,647         (714,688)        (995,078)
   Net increase (decrease) in borrowings ...............................       6,861,529         (337,379)       4,892,591
   Issuance of common stock by pooled
            Company reflected in pooling-of-interests adjustment .......                                           105,926
   Cash dividends paid .................................................      (2,949,621)      (2,676,398)      (2,342,876)
   Cash paid on fractional shares for stock dividend
            and pooling of interests ...................................         (24,183)                          (40,578)
                                                                                 -------       ----------          -------
                              Net Cash Provided By Financing Activities       41,138,081       39,537,125       42,354,635
                                                                              ----------       ----------       ----------

                        Increase (Decrease) In Cash and Cash Equivalents     (17,044,178)      18,645,642        1,014,795
Cash and Cash Equivalents at Beginning of Year .........................      63,918,819       45,273,177       44,258,382
                                                                              ----------       ----------       ----------
                         Cash and Cash Equivalents at End of Year ......   $  46,874,641    $  63,918,819    $  45,273,177
                                                                           =============    =============    =============

Non-Cash Transactions
   Transfer of loans to other real estate ..............................   $   1,224,148    $   2,284,916    $     862,682
                                                                           =============    =============    =============



See notes to consolidated financial statements.

Notes To Consolidated Financial Statements December 31, 1996

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


Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Change in Method of Accounting for Securities: The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. As a result, securities have been classified as either held to maturity, trading, or available for sale.

Securities are classified as held to maturity when purchased if management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held to maturity or trading are classified as available for sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

The amortized cost of securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts. Such amortization is included in interest income from securities. Interest and dividends are included in interest income from securities. Realized gains and losses, as well as declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Revenue Recognition: Interest on loans is accrued and credited to operations based upon the principal amount outstanding. Generally, the accrual of income is discontinued when the full collection of principal is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The Company recognizes loan origination and commitment fees in the period the loan or commitment is granted to reflect reimbursement of the related costs associated with originating those loans and commitments which are not materially different from the results which would be obtained with implementation of Statement of Financial Accounting Standards No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

Allowance for Loan Losses: The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed uncollectible are charged against the allowance for loan losses, and any subsequent recoveries are credited to the allowance.

Beginning in 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures." Under these new standards, the allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loanOs initial effective interest rate or fair value of the collateral for certain collateral-dependent loans. The adoption of these new standards did not have a significant effect on the allowance for loan losses or the method of income recognition for impaired loans.

The allowance for loan losses is maintained at a level believed adequate by management to absorb inherent losses in the loan portfolio. Management's determination of the allowance is based on an evaluation of the portfolio, past experience, current economic conditions, volume, growth, and composition of the loan portfolio, and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by use of the straight-line method for furniture, fixtures, equipment, and premises. Leasehold improvements are amortized over the period of the leases or the estimated useful lives of the improvements, whichever is shorter.

Other Real Estate: Other real estate of $622,406 and $1,357,051 at December 31, 1996 and 1995, respectively, is included in other assets and consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value less estimated selling costs at the date acquired. Losses arising from the acquisition of properties are charged against the allowance for loan losses. The net cost of holding other real estate and losses on the sale of properties totaled $409,590 and $95,267 in 1996 and 1995, respectively.

Unamortized Cost in Excess of Fair Value of Net Assets Acquired: Goodwill, included in other assets, represents unamortized cost in excess of fair value of net assets acquired and is being amortized on a straight-line method over 13 to 15 years. Goodwill was $4,250,139 and $4,759,183 at December 31, 1996 and 1995,
respectively. Total amortization of intangible assets was $583,817 for years ending December 31, 1996 and 1995, respectively, and $514,579 for the year ending December 31, 1994.

Mortgage Servicing Rights Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." Statement No. 122 requires capitalization of purchased as well as internally originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Mortgage servicing rights are amortized in proportion to, and over the period of estimated net servicing income. The fair value of mortgage servicing rights is determined using assumptions that market participants would use in estimating future net servicing income. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the unamortized capitalized mortgage servicing rights for each stratum exceeds the current fair value. The implementation of Statement No. 122 did not have a material effect on the Company's consolidated financial condition or results of operations.

Other Accounting Pronouncements: During the first quarter of 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The implementation of Statement No. 121 did not have a material effect on the Company's consolidated financial condition or results of operations.

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for sales, securitization, and servicing of receivables and other financial assets and extinguishments of liabilities. The provisions of the Statement are to be applied to transactions occurring after December 31, 1996, even for transfers of assets pursuant to securitization transactions that previously were established. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial condition or results of operations.

Income Taxes: Income taxes are accounted for under the liability method as required by Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company and its subsidiary file a consolidated federal income tax return. The Bank provides for income taxes on a separate-return basis and remits to the Company amounts determined to be currently payable.

Earnings Per Share: Earnings per share is based on the weighted average number of shares outstanding during each year adjusted retroactively for all stock dividends. Previously reported per share amounts have been restated for the effect of the acquisition of New South Capital Corporation accounted for as a pooling of interests in 1994, and for the three-for-two stock split effected in the form of a fifty percent stock dividend issued in 1996.

Note B - Mergers and Acquisitions

Effective December 31, 1994, the Company acquired New South Capital Corporation and its wholly-owned subsidiary, New South Bank, of Batesville, Mississippi, in a transaction accounted for as a pooling of interests. In exchange for all of the outstanding common stock of New South Capital Corporation, the Company issued 91,226 shares of its common stock. The accompanying consolidated financial statements for periods prior to the acquisition have been restated to reflect the accounts and operations of the pooled company.


Note C - Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due From Banks: The carrying amount reported in the consolidated balance sheet for cash and due from banks approximates fair value.

Federal Funds Sold: The carrying amount reported in the balance sheet for federal funds sold approximates fair value.

Interest-Bearing Balances With Banks: The carrying amount reported in the consolidated balance sheet for interest-bearing balances with banks approximates fair value.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fixed-rate loan fair values, including mortgages, commercial, agricultural, and consumer loans are estimated using a discounted cash flow analysis based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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


                                                                     December 31
                                                                     -----------
                                                       1996                              1995
                                                       ----                              ----
                                            Carrying          Fair            Carrying          Fair
                                             Amount           Value            Amount           Value
                                             ------           -----            ------           -----
Financial assets
   Cash and due from banks ..........   $  38,374,641    $  38,374,641    $  46,918,819    $  46,918,819
   Federal funds sold ...............       8,500,000        8,500,000       17,000,000       17,000,000
   Interest-bearing balances
            with banks ..............       1,824,031        1,824,031        8,814,411        8,814,411
   Securities .......................     246,110,248      246,393,928      214,218,943      214,965,942
   Loans net of unearned income .....     562,752,505      565,252,000      522,313,747      523,965,382
            Allowance for loan losses      (9,309,354)      (9,309,354)      (8,815,130)      (8,815,130)
                                           ----------       ----------       ----------       ----------
   Net loans ........................     553,443,151      555,942,646      513,498,617      515,150,252

Financial liabilities
   Deposits .........................     772,842,008      771,759,484      739,545,299      738,378,297
   Treasury tax and loan note account       6,354,142        6,354,142        2,400,495        2,400,495
   Borrowings .......................      11,174,638       10,927,000        4,313,109        4,235,000

Off-balance sheet
   Standby letters of credit ........       9,450,429        9,165,903        5,003,644        4,914,683
   Commitments to extend credit .....     127,257,000      127,918,790      114,747,000      113,784,627


Note D - Restrictions on Cash and Due From Banks

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1996, was approximately $14,974,000.

Note E - Securities

The amortized cost and estimated market values of securities held to maturity and available for sale at December 31, 1996, are as follows:

                                                           Securities Held to Maturity
                                                           ---------------------------
                                          Amortized    Gross Unrealized  Gross Unrealized Estimated
                                            Cost             Gains           Losses       Market Values
                                            ----             -----           ------       -------------

Obligations of states and
         political subdivisions          $52,051,251   $     699,365    $    (415,685)   $  52,334,931
                                         ===========   =============    =============    =============


                                                            Securities Available For Sale
                                                            -----------------------------
                                          Amortized     Gross Unrealized Gross Unrealized  Estimated
                                            Cost              Gains          Losses       Market Values
                                            ----              -----          ------       -------------

U.S. Treasury securities ...........   $  77,953,440   $     171,339    $    (138,917)   $  77,985,862
Obligations of other U.S. Government
         agencies and corporations .      47,133,089         153,717         (146,837)      47,139,969
Mortgage-backed securities .........      65,887,321         609,182         (286,102)      66,210,401
Preferred stock ....................       2,722,765                                         2,722,765
                                           ---------      ----------         ---------       ---------
                                       $ 193,696,615   $     934,238    $    (571,856)   $ 194,058,997
                                       =============   =============    =============    =============

The amortized cost and estimated market values of securities held to maturity and available for sale at December 31, 1995, are as follows:

                                                          Securities Held to Maturity
                                                          ---------------------------
                                            Amortized  Gross Unrealized   Gross Unrealized    Estimated
                                            Cost             Gains              Losses       Market Values
                                            ----             -----              ------       -------------

Obligations of states and
         political subdivisions ....   $  45,837,145     $ 1,034,250       $  (287,251)     $  46,584,144
                                       =============     ===========       ===========      =============



                                                         Securities Available For Sale
                                                          -----------------------------
                                          Amortized    Gross Unrealized  Gross Unrealized   Estimated
                                            Cost             Gains             Losses     Market Values
                                            ----             -----             ------     -------------

U.S. Treasury securities ...........   $  70,797,698   $     625,574    $     (86,933)   $  71,336,339
Obligations of other U.S. Government
         agencies and corporations .      29,044,357         531,327                        29,575,684
Mortgage-backed securities .........      58,117,693       1,010,007         (229,077)      58,898,623
Preferred stock ....................       8,564,165                                         8,564,165
Other debt securities ..............           6,987                                             6,987
                                               -----        -------          ---------           -----

                                       $ 166,530,900   $   2,166,908    $    (316,010)   $ 168,381,798
                                       =============   =============    =============    =============


The amortized cost and estimated market value of securities held to maturity and available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Estimated
                                          Amortized       Market
Securities Held to Maturity                  Cost          Value
---------------------------                  ----          -----
Due in one year or less ..............   $ 2,531,455   $ 2,635,031
Due after one year through five years     12,277,289    12,458,959
Due after five years through ten years    27,213,907    27,313,241
Due after ten years ..................    10,028,600     9,927,700
                                          ----------     ---------
                                         $52,051,251   $52,334,931
                                         ===========   ===========

                                                          Estimated
                                           Amortized       Market
Securities Available for Sale                Cost          Value
-----------------------------                ----          -----
Due in one year or less ..............   $ 33,034,483   $ 33,012,270
Due after one year through five years      73,536,849     73,576,091
Due after five years through ten years     18,515,197     18,537,470
                                           ----------     ----------
                                          125,086,529    125,125,831
Mortgage-backed securities ...........     65,887,321     66,210,401
Preferred Stock ......................      2,722,765      2,722,765
                                            ---------      ---------
                                         $193,696,615   $194,058,997
                                         ============   ============


At December 31, 1996 and 1995, securities with an amortized cost of approximately $140,895,000and $118,022,000, respectively, were pledged to secure government, public, and trust deposits.

Note F - Deposits

Deposit accounts are summarized as follows:

                                                     December 31
                                                     -----------
                                                1996           1995
                                                ----           ----
Noninterest-bearing ......................   $118,638,526   $116,894,919
Interest-bearing DDA .....................    140,328,649    139,569,338
Savings accounts .........................     43,798,995     43,836,151
Money Market accounts ....................     51,123,314     59,969,451
Certificates of deposit exceeding $100,000     89,435,562     62,620,549
Other time deposits ......................    329,516,962    316,654,891
                                              -----------    -----------
         Total ...........................   $772,842,008   $739,545,299
                                             ============   ============


At December 31, 1996, the approximate scheduled maturities of time deposits are as follows:

                                            (In Thousands)
                                            --------------
                           1997               $275,227
                           1998                107,219
                           1999                 17,786
                           2000                 16,945
            2001 and thereafter                  1,776
                                                 -----
                         Total                $418,953
                                              ========

Note G - Borrowings

Borrowings primarily consist of balances due to the Federal Home Loan Bank of $11,168,601 and $4,287,833 at December 31, 1996 and 1995, respectively.

During 1996, the Company obtained two advances from the Federal Home Loan Bank totaling $8,092,000. The advances were $3,092,000 and $5,000,000, with interest rates of 6.41% and 6.20%, respectively. Maturity dates are May 1, 2006 and November 8, 2001, respectively. All advances are secured by one-to-four family first mortgages equal to the amount of outstanding aggregate advances.

During 1995, the Company obtained two advances from the Federal Home Loan Bank totaling $632,000. The advances were $132,000 and $500,000, with interest rates of 6.33% and 6.73%, respectively. Maturity dates are January 3, 2011, and October 1, 2015, respectively.

Future minimum payments, by year and in the aggregate, related to the Federal Home Loan Bank advances with initial or remaining terms of one year or more, consisted of the following at December 31, 1996:

         1997              $ 1,801,518
         1998                1,817,939
         1999                1,596,381
         2000                  809,451
         2001                3,683,131
         Thereafter          1,460,181
                             ---------
         Total             $11,168,601
                           ===========

Note H - Loans to Related Parties

Certain Bank executive officers and directors and their associates are customers of and have other transactions with the Bank. Related party loans and commitments are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than a normal risk of collectibility. The aggregate dollar amount of these loans was $2,162,790 and $2,501,811 at December 31, 1996 and 1995, respectively. During 1996, $86,095 of new loans were made and payments received totaled $425,116. Total deposits for these related parties at December 31, 1996, were approximately $2,340,000.

Note I - Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

                                               Year Ended December 31
                                               ----------------------
                                        1996           1995           1994
                                        ----           ----           ----
Balance at beginning of year ......  $ 8,815,130    $ 8,182,801    $ 6,387,902
Charge-offs .......................   (2,592,719)    (2,438,312)    (1,095,363)
Recoveries ........................      273,788        243,994        889,252
         Net Charge-offs ..........   (2,318,931)    (2,194,318)      (206,111)
Provision for loan losses .........    2,813,155      2,826,647      2,001,010
                                       ---------      ---------      ---------
         Balance at End of Year ..   $ 9,309,354    $ 8,815,130    $ 8,182,801
                                     ===========    ===========    ===========


Impaired loans recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118, were as follows:


                                                                    December 31
                                                                    -----------
                                                                 1996         1995
                                                                 ----         ----
Impaired loans with a related allowance for loan losses ...   $2,945,766   $1,545,960
Impaired loans without a specific allowance for loan losses    1,057,699    1,328,209
                                                               ---------    ---------
Total impaired loans ......................................   $4,003,465   $2,874,169
                                                              ==========   ==========

Specific allowance for loan losses for impaired loans ....    $  733,660   $  572,281
Average recorded investment in impaired loans .............   $3,439,000   $2,500,000

Interest income recognized using the accrual basis
         of income recognition ............................   $  335,785   $  159,104
Interest income recognized using the cash basis
         of income recognition ............................       70,108       44,233
                                                                  ------       ------
    Total interest income recognized on impaired loans.....   $  405,893   $  203,337
                                                              ==========   ==========

Note J - Nonaccrual and Past Due Loans

Nonaccrual and past due loans were as follows:

                                        December 31
                                        -----------
                                    1996         1995
                                    ----         ----
Nonaccrual loans outstanding ..   $1,654,650   $  803,237
Accruing loans past due 90 days
         or more outstanding ..    2,747,244    2,626,333

At December 31, 1996 and 1995, there were no significant commitments to lend any of these debtors additional funds.

Note K - Premises and Equipment

Premises and equipment accounts are summarized as follows:

                                                      December 31
                                                      -----------
                                                 1996            1995
                                                 ----            ----
Land ....................................   $  3,801,414    $  3,140,667
Premises ................................     18,641,997      16,522,457
Equipment, furniture, and fixtures ......     13,220,979      11,086,609
Construction in progress ................        842,360       3,657,196
                                                 -------       ---------
                                              36,506,750      34,406,929
Accumulated depreciation and amortization    (14,946,795)    (14,083,437)
                                             -----------     -----------
                                            $ 21,559,955    $ 20,323,492
                                            ============    ============

Depreciation expense ....................   $  1,594,525    $  1,277,530
                                            ============    ============


Note L - Income Taxes

Deferred income taxes, included in other assets, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No valuation allowance was made since the deferred tax assets were determined to be realizable in future years. This determination was based on the Company's earnings history with no basis for believing future performance will not continue to follow the same pattern. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows:

                                                            (In Thousands)
                                                             1996     1995
                                                             ----     ----
Deferred tax assets
   Provision for loan losses ...........................   $3,474   $3,290
   Deferred compensation ...............................    1,181    1,052
   Other ...............................................      203      199
                                                              ---      ---
            Total deferred tax assets ..................    4,858    4,541

Deferred tax liabilities
   Depreciation ........................................    1,244    1,215
   Net unrealized gains on securities available for sale      135      682
   Other ...............................................      934      825
                                                              ---      ---
            Total deferred tax liabilities .............    2,313    2,722
                                                            -----    -----

            Net deferred tax assets at end of year .....   $2,545   $1,819
                                                           ======   ======

Significant components of the provision for income taxes (credits) attributable to continuing operations are as follows:

                1996           1995           1994
                ----           ----           ----
Current
  Federal   $ 3,902,276    $ 3,981,791    $ 3,421,454
  State .       329,164        408,505
                -------        -------      ---------
              4,231,440      4,390,296      3,421,454

Deferred
  Federal      (155,331)      (397,904)      (800,550)
  State .       (24,045)       (61,595)
                -------        -------      ---------
               (179,376)      (459,499)      (800,550)
               --------       --------       --------
            $ 4,052,064    $ 3,930,797    $ 2,620,904
            ===========    ===========    ===========

The reconciliation of income taxes (credits) attributable to continuing operations computed at the United States federal statutory tax rates to the provision for income taxes is:

                                             1996                1995                     1994
                                    --------------------  --------------------   ---------------------
Tax at U.S. statutory rate ......   $ 4,748,911    35.0%  $ 4,597,147    35.0%    $ 3,790,438    35.0%
  Tax-exempt interest income         (1,046,562)   (7.7%)    (965,064)   (7.3%)       910,676)   (8.4%)
  State income tax, net of federal
      deduction ..........              198,327     1.5%      225,492     1.7%
  Amortization of intangible             70,996     0.5%       70,146     0.5%         53,292     0.5%
  Dividends received deduction          (15,941)   (0.1%)     (23,152)   (0.2%)       (35,682)   (0.3%)
  Other items - net ......               96,333     0.7%       26,228     0.2%       (276,468)   (2.6%)
                                         ------     ---        ------     ---        --------    ----
                                    $ 4,052,064    29.9%  $ 3,930,797    29.9%    $ 2,620,904    24.2%
                                    ===========    ====   ===========    ====     ===========    ====

Income taxes provided on gains (losses) on the sales of securities were approximately $37,000, $(189,000), and $1,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

Note M - Restrictions on Bank Dividends, Loans, or Advances

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Mississippi Department of Banking and Consumer Finance is required prior to the Bank paying dividends, which are limited to earned surplus in excess of three times the Bank's capital stock. At December 31, 1996, the unrestricted surplus was approximately $12,200,000.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specified obligations. At December 31, 1996, the maximum amount available for transfer from the Bank to the Company in the form of loans was 11% of consolidated net assets.

Note N - Employee Benefit Plans

The Company and its Bank sponsor a defined benefit noncontributory pension plan, The Peoples Bank & Trust Company Amended and Restated Pension Plan (the Plan), generally covering all full-time employees completing a minimum of one thousand hours of service during a twelve month period. The plan is not open to new participants after December 31, 1996. Effective August 1, 1996, an early retirement window was implemented. Effective December 31, 1996, future benefit accruals were eliminated, and the benefits were frozen as of that date. The curtailment and early retirement window were accounted for under the provisions of Statement of Financial Accounting Standards No. 88, "EmployersO Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (FAS 88). The normal retirement benefit, one-twelfth of which is payable monthly for life with 120 payments guaranteed, is determined as the sum of (A) 1.4% of average earnings, plus (B) 0.6% of average earnings in excess of covered compensation, times (C) years of service at retirement limited to 25.

The Company's funding policy is to contribute annually an amount that is at least equal to the minimum amount determined by consulting actuaries in accordance with the Employee Retirement Income Security Act of 1974.

There were significant matters affecting comparability of net periodic pension cost and other information for the current period with that for the prior period. The FAS 88 cost for the early retirement window was $451,871. The curtailment reduced the projected benefit obligation by $3,538,619. All unrecognized gain/loss, transition assets, and prior service cost were recognized. The FAS 88 impact for the curtailment was an increase to income of $728,762.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheets, as determined by consulting actuaries:

                                                                                       December 31
                                                                                       -----------
                                                                                 1996            1995
                                                                                 ----            ----
Actuarial present value of accumulated
          benefits, including vested benefits of $9,600,413 and
          $8,041,324 at December 31, 1996 and 1995, respectively ..........   $ (9,600,413)   $ (8,122,371)
                                                                              ============    ============
 Plan assets at fair value ................................................     10,946,421    $  9,350,383
 Projected benefit obligation .............................................     (9,600,413)    (11,393,191)
                                                                                ----------     -----------
          Plan assets in excess of (less than) projected benefit obligation      1,346,008      (2,042,808)
 Unrecognized net asset ...................................................                       (354,426)
 Prior service cost not yet recognized in net periodic cost ...............                        708,483
 Unrecognized net loss from past experience
          different from that assumed .....................................                      1,853,592
                                                                               -----------       ---------
 Prepaid pension cost .....................................................   $  1,346,008    $    164,841
                                                                              ============    ============


Net pension expense, as determined by consulting actuaries, included the following components:

                                                              Year Ended December 31
                                                              ----------------------
                                                      1996           1995           1994
                                                      ----           ----           ----
Service costs- benefits earned during the year.   $   543,211    $   440,232    $   456,660
Interest cost on projected benefit obligation .       917,668        794,954        748,988
Actual return on plan assets ..................      (401,706)    (1,696,670)       456,472
Net amortization and deferral .................      (440,174)     1,093,212     (1,051,402)
                                                     --------      ---------     ----------
Net pension expense ...........................   $   618,999    $   631,728    $   610,718
                                                  ===========    ===========    ===========

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 5.0%, respectively, at December 31, 1996 and 1995. The expected long-term rate of return on investments was 9.25% for 1996, 1995, and 1994. Plan assets consist mainly of U. S. Treasury obligations, equity securities, and other fixed income securities. The actual return was 5.6%, 20.8%, and (6.7%) for years ending 1996, 1995, and 1994, respectively.

Effective January 1, 1997, the Company adopted two defined contribution pension plans: a money purchase pension plan and a 401(k) plan. The money purchase pension plan is a noncontributory pension plan in which the Company contributes 5% of compensation for each participant annually. The 401(k) plan is a contributory plan in which employees may contribute up to 10% of pre-tax earnings. In addition, the Company will provide for a matching contribution up to 3% of compensation for each employee who has attained age 21 and completes a year of service and is employed on the last day of the plan year.

The Company and its subsidiary also sponsor an employee stock ownership plan covering essentially all full-time employees who are 21 years of age and have completed one year of employment. Contributions are determined by the Board of Directors and may be paid in either cash or the Company's common stock. Total contributions to the Plan charged to operating expenses were $325,000, $400,000, and $399,992 in 1996, 1995, and 1994, respectively.

In addition to providing retirement income benefits, the Company provides certain health care or life insurance to retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach normal or early retirement while working for the Company. The Company pays one-half of the health insurance premium. Up to age 70, each retired employee receives $5,000 in life insurance coverage paid entirely by the Company. The Company has accounted for its obligation related to these plans in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

The following table presents the amounts recognized in the Company's consolidated balance sheets, as determined by consulting actuaries:

                                                         December 31
                                                         -----------
                                                    1996         1995
                                                    ----         ----
Accumulated postretirement benefit obligation
  Retirees ...................................   $ (78,983)   $  (4,200)
  Fully eligible active plan participants ....    (205,452)     (84,800)
  Other active plan participants .............    (125,056)    (189,600)
                                                  --------     --------
Accumulated postretirement benefit obligation     (409,491)    (278,600)
  Unrecognized net gain ......................     (41,587)     (84,100)
                                                   -------      -------
           Accrued postretirement benefit cost   $(451,078)   $(362,700)
                                                 =========    =========

Net periodic postretirement benefit cost, as determined by consulting actuaries, includes the following components:

                                                     Year ended December 31
                                                     ----------------------
                                                  1996        1995        1994
                                                  ----        ----        ----

Service cost ................................  $ 23,288    $ 20,600    $ 21,700
Interest cost ...............................    27,086      19,600      19,300
Amortization of net gain from earlier periods    (2,450)     (2,100)
Special termination benefits cost ...........    43,823
                                                 ------      ------      ------
   Net periodic postretirement benefit cost .  $ 91,747    $ 38,100    $ 41,000
                                               ========    ========    ========

A curtailment resulted from special termination benefits offered, in the form of an early retirement window, to employees who would attain a certain age and number of service years by December 31, 1996. The effect of the curtailment decreased the unrecognized net gain by $56,696 and resulted in special termination benefits expense of $43,823.

The Company has limited its liability for the rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate ) to the rate of inflation assumed to be 4% each year. The health care cost trend rate assumption has little effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would not increase the accumulated postretirement benefit obligation nor the service and interest cost components of net periodic postretirement benefit cost as of December 31, 1996, and for the year then ended. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% at December 31, 1996 and 1995.

Note O - Other Noninterest Income and Expenses

Components of other noninterest income and expenses which exceed 1% of total revenues were as follows:

                                              1996        1995         1994
                                              ----        ----         ----

Noninterest Income
         Life Insurance proceeds ......   $            $            $  673,494

Noninterest Expense
         Computer processing cost .....    2,388,267    2,133,604    1,963,510
         FDIC/state banking assessments      786,358    1,145,127    1,851,883
         Stationery and supplies ......                   783,625      640,603
         Other fees ...................                                650,105

Note P - Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

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

The Company's unfunded loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1996, were approximately $127,257,000 and $9,450,000, respectively, compared to December 31, 1995, which were approximately $114,747,000 and $5,003,000, respectively.


Market risk resulting from interest rate changes on particular off-balance sheet financial instruments may be offset by other on- or off-balance sheet transactions. Interest rate sensitivity is monitored by the Company for determining the net effect of potential changes in interest rates on the market value of both on- or off-balance sheet financial instruments.

Note Q - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. All banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets (as defined), 4% of average assets (as defined), and total capital of 8% of risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the institution's category.


The Bank's actual capital amounts and applicable ratios are as follows:



                                               (In Thousands)
                                                    Actual
                                                Amount   Ratio
                                                ------   -----

As of December 31, 1996
         Total Capital ....................   $ 92,734   16.4%
           (to Risk Weighted Assets)
         Tier I Capital ...................   $ 85,618   15.1%
           (to Risk Weighted Assets)
         Tier I Capital ...................   $ 85,618    9.9%
           (to Average Assets)

As of December 31, 1995
         Total Capital ....................   $ 85,200   16.1%
           (to Risk Weighted Assets)
         Tier I Capital ...................   $ 78,600   14.9%
           (to Risk Weighted Assets)
         Tier I Capital ...................   $ 78,600    9.7%
           (to Average Assets)

Note R - The Peoples Holding Company (Parent Company Only)
Condensed Financial Information

Balance Sheets
                                                              December 31
                                                              -----------
                                                           1996          1995
                                                           ----          ----
Assets
  Cash* ..........................................  $    36,840   $    31,807
  Interest-bearing balances with banks* ..........       86,454        81,042
  Dividends receivable* ..........................      781,335       683,752
  Investment in bank subsidiary* .................   90,508,062    84,910,554
  Other assets ...................................          165           165
                                                            ---           ---
                    Total Assets .................  $91,412,856   $85,707,320
                                                    ===========   ===========

Liabilities and Shareholders' Equity
  Dividends payable ..............................  $   781,335   $   683,752
  Accrued interest payable and other liabilities .       70,701        63,148
  Shareholders' equity ...........................   90,560,820    84,960,420
                                                     ----------    ----------

      Total Liabilities and Shareholders' Equity..  $91,412,856   $85,707,320
                                                    ===========   ===========


Statements of Income

                                              Year Ended December 31
                                              ----------------------
                                         1996           1995           1994
                                         ----           ----           ----
Income
  Dividends from bank subsidiary* .. $ 3,049,624    $ 2,776,398    $ 2,342,876
  Other dividends ..................      41,126         59,025         45,092
  Interest income from
     bank subsidiary* ..............       1,904          1,042
                                           -----          -----      ---------
                                       3,092,654      2,836,465      2,387,968
Expenses
  Other ............................     177,129        213,408        184,936
                                         -------        -------        -------
                                         177,129        213,408        184,936
                                         -------        -------        -------
Income before income tax credits
  and equity in undistributed net
  income of bank subsidiary ........   2,915,525      2,623,057      2,203,032
Income tax credits .................     (61,171)       (66,184)       (57,700)
                                         -------        -------        -------
                                       2,976,696      2,689,241      2,260,732

Equity in undistributed net
  income of bank subsidiary* .......   6,539,556      6,514,669      5,948,188
                                       ---------      ---------      ---------
                    Net Income ..... $ 9,516,252    $ 9,203,910    $ 8,208,920
                                     ===========    ===========    ===========

*Eliminated in consolidation.


Statements of Cash Flows
                                                                   Year Ended December 31
                                                                   ----------------------
                                                             1996           1995           1994
                                                             ----           ----           ----
Operating Activities
   Net income ........................................   $ 9,516,252    $ 9,203,910    $ 8,208,920
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed net income
              of bank subsidiary .....................    (6,539,556)    (6,514,669)    (5,948,188)

           (Increase) decrease in dividends receivable       (97,583)       (80,504)        77,853
           (Increase) decrease in other assets .......                       70,200        (70,200)
           Increase in other liabilities .............       105,136        105,444         64,355
                                                             -------        -------         ------
           Net Cash Provided By Operating Activities .     2,984,249      2,784,381      2,332,740

Investing Activities
  Increase in investment in subsidiaries .............                                    (106,000)
  Purchase of certificates of deposit ................        (5,412)       (81,042)
                                                              ------        -------       --------
           Net Cash Used In Investing Activities .....        (5,412)       (81,042)      (106,000)

Financing Activities
  Issuance of common stock
   by pooled Company reflected in
     pooling-of-interests adjustment .................                                     105,926
  Cash dividends .....................................    (2,949,621)    (2,676,398)    (2,342,876)
  Payment of fractional shares on stock dividend .....       (24,183)                      (40,578)
                                                             -------     ----------        -------
           Net Cash Used In Financing Activities .....    (2,973,804)    (2,676,398)    (2,277,528)
                                                          ----------     ----------     ----------

  Increase (Decrease) In Cash ........................         5,033         26,941        (50,788)
Cash At Beginning Of Year ............................        31,807          4,866         55,654
                                                              ------          -----         ------
  Cash At End Of Year ................................   $    36,840    $    31,807    $     4,866
                                                         ===========    ===========    ===========


*Eliminated in consolidation.

Note S - Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1996 and 1995:

                                          Three Months Ended
                                          ------------------
                             Mar 31       June 30       Sept 30         Dec 31
                             ------       -------       -------         ------
1996
Interest income ..........$16,260,326   $16,486,406   $16,727,894   $16,950,287
Interest expense .........  6,945,864     6,929,623     7,014,053     7,354,285
Net interest income ......  9,314,462     9,556,783     9,713,841     9,596,002
Provision for loan losses     630,225       630,225       634,358       918,347
Noninterest income .......  2,734,474     2,541,640     2,685,249     3,069,143
Noninterest expenses .....  8,105,266     8,249,881     8,500,789     7,974,187
Income before income taxes  3,313,445     3,218,317     3,263,943     3,772,611
Income taxes .............  1,005,977       955,447       985,198     1,105,442
Net income ...............  2,307,468     2,262,870     2,278,745     2,667,169

Earnings per share .......$       .59   $       .58   $       .59   $       .68

1995
Interest income ..........$14,712,503   $15,745,106   $16,192,532   $16,358,780
Interest expense .........  5,606,144     6,318,404     6,608,905     7,087,752
Net interest income ......  9,106,359     9,426,702     9,583,627     9,271,028
Provision for loan losses     600,000       600,000       922,306       704,341
Noninterest income .......  2,073,756     2,433,872     3,606,929     2,625,219
Noninterest expenses .....  7,933,907     7,660,481     8,459,717     8,112,033
Income before income taxes  2,646,208     3,600,093     3,808,533     3,079,873
Income taxes .............    758,101     1,059,954     1,171,772       940,970
Net income ...............  1,888,107     2,540,139     2,636,761     2,138,903

Earnings per share .......$       .48   $       .65   $       .67   $       .55



Note T - Contingent Liabilities

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

Report Of Independent Auditors





Board of Directors and Shareholders
The Peoples Holding Company
Tupelo, Mississippi

We have audited the accompanying consolidated balance sheets of The Peoples Holding Company and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples Holding Company and subsidiary at December 31, 1996 and 1995 , and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain securities.





Memphis, Tennessee                  /s/ Ernst & Young LLP
January 16, 1997

Selected Financial Information
(Not covered by the Accountants' Report)

                                         1996            1995            1994            1993             1992
                                         ----            ----            ----            ----             ----
  For the year ended December 31

  Interest Income ...............   $ 66,424,913    $ 63,008,921    $ 53,069,453    $ 48,439,225   $  51,270,958
  Interest Expense ..............     28,243,825      25,621,205      18,890,081      16,963,155      20,676,034
  Provision for Loan Losses .....      2,813,155       2,826,647       2,001,010       2,865,530       4,401,001
  Noninterest Income ............     11,030,506      10,739,776       9,828,683       9,470,239       7,945,490
  Noninterest Expense ...........     32,830,123      32,166,138      31,177,221      27,801,501      25,854,285
  Income Before Taxes ...........     13,568,316      13,134,707      10,829,824      10,279,278       8,285,128
  Income Taxes ..................      4,052,064       3,930,797       2,620,904       3,066,504       2,131,465
  Cumulative Effect of Changes
     in Accounting Principles ...                                                        522,518
  Net Income ....................      9,516,252       9,203,910       8,208,920       7,735,292       6,153,663

Per Common Share
  Net Income ....................   $       2.44    $       2.36    $       2.10    $       1.98   $        1.58
  Book Value at December 31 .....          23.18           21.75           18.87           18.29           16.89
  Market Value at December 31 ...          36.75           29.33           23.33           22.40           16.22
  Cash Dividends Declared
           and Paid .............            .76             .69             .60             .56             .54

Total at Year-End
  Loans, Net of
           Unearned Income ......   $562,752,505    $522,313,747    $502,047,831    $439,876,598   $ 408,894,458
  Allowance for Loan Losses .....      9,309,354       8,815,130       8,182,801       6,387,902       6,613,972
  Securities ....................    246,110,248     214,218,943     210,148,446     228,509,922     190,523,135
  Assets ........................    893,089,352     841,699,408     787,066,488     739,311,816     680,656,022
  Deposits ......................    772,842,008     739,545,299     696,279,709     655,545,060     603,983,574
  Borrowings ....................     11,174,638       4,313,109       4,650,488         259,797         292,674
  Shareholders' Equity ..........     90,560,820      84,960,420      73,733,881      71,438,180      65,978,112

Selected Ratios
  Return on Average
           Total Assets .........          1.10%           1.13%           1.05%           1.07%           0.90%
           Shareholders' Equity .         10.88%          11.45%          11.24%          11.24%           9.57%
  Average Shareholders' Equity
           to Average Assets ....         10.07%           9.83%           9.34%           9.52%           9.38%

  At December 31
  Shareholders' Equity
           to Assets ............         10.14%          10.09%           9.37%           9.66%           9.69%
  Tier 1 Leverage ...............          9.91%           9.67%           9.22%           9.52%           9.48%
  Risk-Based Capital Ratios
           Tier 1 ...............         15.10%          14.87%          14.86%          17.40%          14.70%
           Total (8.00% Required)         16.35%          16.14%          16.12%          18.65%          15.95%
  Allowance for Loan Losses
           to Total Loans .......          1.65%           1.69%           1.63%           1.45%           1.62%
  Allowance for Loan Losses
           to Nonperforming Loans        211.50%         257.03%         394.57%         137.15%         128.12%
  Nonperforming Loans to
           Total Loans ..........           .78%            .66%            .42%           1.07%           1.27%
  Dividend Payout ...............         31.25%          29.08%          29.03%          29.41%          34.18%


Market Value Of Stock By Quarters


The public market for The Peoples Holding Company common stock is limited. The stock is currently listed on the National Association of Securities Dealers Automated Quotations system (NASDAQ) and is traded in the local over-the-counter market. Bid and offer prices have been reported daily by Morgan Keegan & Company, Inc., J.J.B. Hilliard & W. L. Lyons, Inc. (Hilliard Lyons), and Sterne, Agee, and Leach, Inc., market makers of the shares of The Peoples Holding Company common stock. High and low prices are reflective of actual trades as reported in the NASDAQ Stock Bulletin. Dividends per share and market values have been adjusted to reflect the fifty percent stock dividend issued in 1996. At December 31, 1996, there were approximately 2,500 shareholders of record.


                                  DIVIDENDS     PRICES
         PERIOD                   PER SHARE  LOW      HIGH
         ------                   ---------  ---      ----

         1996
         1st Quarter               $.175  $ 32.67  $ 35.34
         2nd Quarter                .190    34.25    36.00
         3rd Quarter                .190    35.00    37.00
         4th Quarter                .200    35.50    38.00

         1995
         1st Quarter               $.160  $ 24.17  $ 26.67
         2nd Quarter                .175    24.83    27.44
         3rd Quarter                .175    25.67    31.00
         4th Quarter                .175    28.50    32.00


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

The Company's banking subsidiary provides a wide range of banking and financial services to its customers. Those include lending services for commercial, consumer, and real estate loans; depository services for checking, savings, money market, IRA's and certificate of deposit accounts; and fiduciary services. The Bank maintains credit card services and is the issuer of the Mississippi State University and Delta State University affinity cards. In addition, the Bank has a number of automated teller machines located throughout its market area that provide 24-hour banking services along with 24-hour access to customer account information through a voice response system.

The purpose of this discussion is to focus on important factors affecting the Company's financial condition and results of operations. Reference should be made to the consolidated financial statements (including the notes thereto) and the selected financial data in this report for an understanding of the following discussion and analysis. All applicable information has been restated to include the pooling of interests consummated December 31, 1994, with New South Capital Corporation (New South). All per share data is restated to reflect all stock dividends declared through December 31, 1996.

The Company ended 1996 with assets totaling $893,089,352, up from the prior year total of $841,699,408. This represented a 6.1% growth compared to 6.9% for 1995. Earnings were up 3.4% from the previous year with net income surpassing $9,500,000.

Effective December 31, 1994, the Company merged with New South Capital Corporation (New South) and its wholly-owned subsidiary, New South Bank, in a transaction accounted for as a pooling of interestss.

Financial Condition Review

The Company emphasizes the importance of employing a high percentage of its assets in an earning capacity. Utilization of the Company's earning assets is a major factor in generating profitability.

The Company employs the largest portion of its earning assets in loans. Loans, net of unearned income, comprised 63.0% and 62.1% of the total assets at December 31, 1996 and 1995, respectively. Overall loan growth was 7.74% for 1996 compared to 1995, with the most significant growth in real estate-construction and real estate-mortgage loans, while consumer loans decreased slightly. The increase in real estate loans was mainly due to the growth in the residential market and the offering of new mortgage products. Total loans increased 4.0% during 1995, proportionately in each loan category.

The table below sets forth loans outstanding, according to loan type, at the date indicated.


                                     1996             1995              1994            1993              1992
                                     ----             ----              ----            ----              ----
Commercial, financial, and
         agricultural ......... $ 111,686,473    $ 107,558,223    $  98,767,393    $ 106,293,337    $ 133,611,551
Real estate - construction ....    20,650,887       16,850,556       18,188,860       25,967,773       15,280,136
Real estate - mortgage ........   301,077,552      259,918,417      253,153,672      220,363,067      191,861,073
Consumer ......................   137,704,170      149,218,137      143,948,292       97,095,734       77,844,541
Unearned income ...............    (8,366,577)     (11,231,586)     (12,010,336)      (9,843,313)      (9,702,843)
                                   ----------      -----------      -----------       ----------       ----------
        Total loans, net of
            unearned income ... $ 562,752,505    $ 522,313,747    $ 502,047,881     $439,876,598    $ 408,894,458
                                =============    =============    =============     ============    =============


The securities portfolio is used to provide term investments, to provide a source of meeting liquidity needs, and to supply securities to be used in collateralizing public funds. The types of securities purchased and the terms of those securities depend on management's assessment of future economic conditions.

The securities portfolio increased $31,891,305, or 14.89%, at December 31, 1996 compared to 1995. The most significant increase is in Obligations of other U.S. Government agencies and corporations, which increased 59.38%. All other investment categories increased slightly with the exception of preferred stock, which decreased 68.2%. During 1996, the Company elected not to purchase short-term equity securities.

The securities portfolio was up 1.9% at December 31, 1995, compared to December 31, 1994. The increase in the securities portfolio is due mainly to the effect of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which resulted in an increase in the net unrealized gain on securities classified as available for sale at December 31, 1995, of $7,199,027. The securities portfolio represented 27.6% and 25.5% of assets at December 31, 1996 and 1995, respectively.

Management continues to evaluate the Company's tax position in order to maximize earnings from securities. The Company was not in an alternative minimum tax position during 1996 or 1995. Note E of the Notes to the Consolidated Financial Statements provides details of the securities portfolio.

Federal funds sold provide a significant source of liquidity. These funds consist of day-to-day loans to correspondent banks. Federal funds sold totaled $8,500,000 and $17,000,000 at December 31, 1996 and 1995, respectively. The changes in these balances between periods are typical of fluctuations caused by changes in deposits, loans, and securities.

Nonearning assets include cash and due from banks, premises and equipment, and other assets. Cash and due from banks represented 4.3% and 5.6% of total assets at December 31, 1996 and 1995, respectively. These funds are available for meeting day-to-day cash requirements inclusive of reserves required to be held by the Federal Reserve Bank. The balance in cash may fluctuate significantly based on bank activity.

Premises and equipment were $21,559,955 and $20,323,492 at December 31, 1996 and 1995, respectively. The increase from 1996 compared to 1995 is due to additions of equipment for the Technology Center which was constructed in 1995. The Technology Center is designed to house the electronic data processing, proof, purchasing, statement rendering, and voice response operations.

Other assets were $23,277,326 and $20,925,126 at December 31, 1996 and 1995,
respectively. The major accounts in this category are interest earned not collected, prepaid expenses, intangible assets, deferred taxes, and other real estate owned. Interest earned not collected totaled $9,112,058, up from $8,321,434 at the end of 1995. Prepaid expenses were $1,761,528 and $425,417 at December 31, 1996 and 1995, respectively. The increase in 1996 is due mainly to the increase in prepaid pension cost, resulting from the curtailment of the defined benefit pension plan.

Intangible assets, resulting from bank acquisitions, totaled $4,250,139 and $4,759,183 at December 31, 1996 and 1995, respectively. The majority of the intangibles are being amortized over a period of 13 to 15 years. During 1996, the Company capitalized $226,248 to implement FASB Statement No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

The Company relies on deposits as its major source of funds. Noninterest-bearing deposits were $118,638,526 and $116,894,919 at December 31, 1996 and 1995,
respectively. This represented 13.3%and 13.9% of total assets at December 31, 1996 and 1995, respectively. The increase of 1.5% for 1996 compared to 1995 is due to most depositors utilizing interest-bearing products.

Interest-bearing deposits were $654,203,482 and $622,650,380 at December 31, 1996 and 1995, respectively, or a 5.1% increase over 1995. The largest growth contributing to this increase came from certificates of deposit as a result of the Company introducing new products.

Interest-bearing deposits at December 31, 1995, increased 7.8% over 1994. The increase is due to deposits obtained as a result of new certificate of deposit products.

The Company maintains a note account with the Federal Reserve Bank for which tax deposits are accepted. The account is secured through pledging of securities. On December 31, 1996, the balance in the treasury tax and loan account was $6,354,142, up from $2,400,495 at the end of 1995. This account fluctuates based on the amount of securities pledged to secure the account and the frequency with which the Federal Reserve Bank draws on those funds.

During 1996, the Company received advances from the Federal Home Loan Bank
(FHLB) totaling $8,092,000. The balance due to the FHLB at December 31, 1996 and 1995 was $11,168,601 and $4,287,833, respectively. These advances are the result of asset/liability management decisions matching certain earning assets (first mortgages and consumer loans) against these advances at positive rate spreads.

Other liabilities totaling $12,157,744 and $10,480,085 at December 31, 1996 and 1995, respectively, include accrued interest, accrued expenses, current taxes payable, and dividends payable. Accrued interest payable totaled $4,449,007 and $4,154,065 at December 31, 1996 and 1995, respectively.

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

The allowance for loan losses is available to absorb inherent credit losses in the entire loan portfolio. The appropriate level of the allowance is based on a quarterly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including losses on loans assessed as impaired under FAS 114, "Accounting by Creditors for Impairment of a Loan." The balance of these loans determined as impaired and their related allowance is included in management's estimation and analysis of the allowance for loan losses. If the allowance is deemed inadequate, management sets aside additional reserves by increasing the charges against income.

The allowance for loan losses was $9,309,354 and $8,815,130 at December 31, 1996 and 1995, respectively. This represents a ratio of allowance to year-end loans of 1.65% and 1.69%, respectively. Management deems this allowance adequate for inherent loan losses.

The Company's net charge-offs for 1996 and 1995 were $2,318,931 and $2,194,318, respectively. This represented a net charge-offs to average loans ratio of .44% and .42% for the two years. Management continues to monitor loans and explore diligent collection efforts.

Nonperforming loans are those on which the accrual of interest has stopped or the loan is contractually past due 90 days. Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has been contractually 90 days past due, unless the obligation is both well secured and in the process of collection.

The table below reflects the activity in the allowance for loan losses for the years ended December 31:

Allowance for Loan Losses

                                           1996            1995            1994            1993           1992
                                           ----            ----            ----            ----           ----
 Balance at Beginning of Year ....   $  8,815,130    $  8,182,801    $  6,387,902    $  6,613,972    $  5,762,429

   Provision for Loan Losses .....      2,813,155       2,826,647       2,001,010       2,865,530       4,401,001

   Charge-Offs
            Commercial, Financial,
               and Agricultural ..        273,494       1,286,161         174,051       2,595,750       3,097,115
            Real Estate - Mortgage        246,722          93,452         237,104
            Consumer .............      2,072,503       1,058,699         684,208         900,085         785,961
                                        ---------       ---------         -------         -------         -------
   Total Charge-Offs .............      2,592,719       2,438,312       1,095,363       3,495,835       3,883,076

   Recoveries
            Commercial, Financial,
               and Agricultural ..         53,867         101,116         562,303         150,087         119,217
            Real Estate - Mortgage         48,594           6,631         148,866
            Consumer .............        171,327         136,247         178,083         254,148         214,401
   Total Recoveries ..............        273,788         243,994         889,252         404,235         333,618
                                          -------         -------         -------         -------         -------
   Net Charge-Offs ...............      2,318,931       2,194,318         206,111       3,091,600       3,549,458
                                        ---------       ---------         -------       ---------       ---------

 Balance at End of Year ..........   $  9,309,354    $  8,815,130    $  8,182,801    $  6,387,902    $  6,613,972
                                     ============    ============    ============    ============    ============

Loan Loss Analysis
   Loans - Average ...............   $533,547,898    $516,784,193    $466,137,177    $425,157,580    $412,534,383
   Loans - Year End ..............    562,752,505     522,313,747     502,047,881     439,876,598     408,894,458
   Net Charge-offs ...............      2,318,931       2,194,318         206,111       3,091,600       3,549,458
   Allowance for Loan Losses .....      9,309,354       8,815,130       8,182,801       6,387,902       6,613,972

Ratios
   Net Charge-offs to
     Loans - Average .............           .43%            .42%            .04%            .73%            .86%
     Allowance for Loan Losses ...         24.91%          24.89%           2.52%          48.40%          53.67%

Allowance for Loan Losses to
   Loans - Year End ..............          1.65%           1.69%           1.63%           1.45%           1.62%
   Nonperforming Loans ...........        211.49%         257.03%         394.57%         137.15%         128.12%

   Nonperforming Loans to
            Loans - Year End .....           .78%            .66%            .41%           1.06%           1.26%
            Loans - Average ......           .83%            .66%            .44%           1.10%           1.25%


The following table shows the principal amounts of nonaccrual and restructured loans at December 31 in the years indicated:


                                      1996          1995        1994         1993         1992
                                      ----          ----        ----         ----         ----
Nonperforming Loans
   Nonaccruing ................   $1,654,650   $  803,237   $  877,409   $1,605,076   $  931,084
   Accruing Loans Past Due
            90 Days Or More ...    2,747,244    2,626,333    1,196,464    3,052,371    4,231,404
            --                     ---------    ---------    ---------    ---------    ---------
           Total Nonperforming
                     Loans ....    4,401,894    3,429,570    2,073,873    4,657,447    5,162,488
   Restructured Loans
            Balance Outstanding      223,850      243,230      259,945      278,416    3,139,551
                                     -------      -------      -------      -------    ---------
Total Nonperforming Loans
   Including Restructured .....   $4,625,744   $3,672,800   $2,333,818   $4,935,863   $8,302,039
                                  ==========   ==========   ==========   ==========   ==========

The following table presents the interest income on restructured loans, if these loans had been current in accordance with their original terms, and the amount of interest income on these loans that was included in income for the periods indicated:

                                   1996        1995        1994        1993        1992
                                   ----        ----        ----        ----        ----
Gross Amount Of Interest That
  Would Have Been Recorded
  At The Original Rate ...      $           $           $   3,498   $  10,784   $ 284,267
Interest That Was Recognized
  In Income ..............      $  16,477   $  16,281   $  20,529   $  18,500   $ 255,557
                                ---------   ---------   ---------   ---------   ---------
Favorable (Unfavorable) Impact
  On Gross Income ........      $  16,477   $  16,281   $  17,031   $   7,716   $ (28,710)
                                =========   =========   =========   =========   =========

Nonperforming loans totaled $4,401,894 and $3,429,570 at December 31, 1996 and 1995, respectively. These loans represented .83% and .66% of average loans for 1996 and 1995, respectively. The allowance for loan losses to nonperforming loans was 211.49% and 257.03% for the two years. The increase in nonperforming loans for 1996 is due to a significant loan that was placed on nonaccrual by management. Loans that are considered to be nonperforming are closely monitored by management and the Loss Management Committee.

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

Loans that have been restructured due to cash flow requirements totaled $223,850 and $243,230 at December 31, 1996 and 1995, respectively. The Company's loan review staff monitors the performance of these loans.

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

According to the schedule on page 38, the Company will reprice approximately $92,759,000 more rate-sensitive liabilities than assets during the first six months of 1997, resulting in a negative gap of 10.4%. At December 31, 1997, the Company will have repriced approximately $48,600,000 more of rate-sensitive liabilities than rate-sensitive assets. This results in a cumulative one-year negative gap of 5.4%.

The securities portfolio is one of the primary sources for positioning the Company's interest rate risk exposure. The interest rate forecast, coupled with the economic forecast, provides tools for management in making decisions about future short- and long-term interest rates. From this information, decisions will be made whether to invest short or long term. Consideration is also given to liquidity needs before long-term investments are made. In addition to evaluating the gap position, the Company performs interest rate shocks on its securities portfolio to evaluate the effect of positive or negative changes in interest rates. Rate shocks were performed at year end from negative 4% to positive 4%. The effect of the interest rate shock was evaluated by management in order to determine the future investment strategy of the Company.

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

Approximately 88% of the Company's deposits are composed of accounts with balances less than $100,000. When evaluating the movement of these funds, even during large interest rate changes, it is apparent that the Company continues to attract deposits that can be used to meet cash flow needs. Other sources available for meeting the Company's liquidity needs include available-for-sale securities. The available-for-sale portfolio is composed of securities with a readily available market that can be used to convert to cash if the need arises. In addition, the Company maintains a federal funds position that provides day-to-day funds to meet liquidity needs and may also obtain advances from the Federal Home Loan Bank or the treasury tax and loan note account, in order to meet liquidity needs.

Repayments and maturities of loans provide a substantial source of liquidity. The Company has approximately 70% of loans maturing within the next twelve months.

Capital Resources

Total shareholders' equity of the Company was $90,560,820 and $84,960,420 at December 31, 1996 and 1995, respectively. Shareholders' equity grew 6.6% during 1996 and 15.2% during 1995. The growth in capital for both years was attributable to earnings less dividends declared. In 1996, the Company raised dividends in the second quarter and the fourth quarter. In addition, the effect of FASB Statement No. 115 decreased capital by $942,048 in 1996 and increased capital by $4,699,027 in 1995 compared to 1994. Shareholders' equity as a percentage of assets was 10.1% at December 31, 1996 and 1995.

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

The Company met the guidelines for a well capitalized bank for both 1996 and 1995. At December 31, 1996, the total Tier 1 and total risk-based capital was $85.6 million and $92.7 million, respectively. Risk-weighted assets were $569.3 and $528.0 million at December 31, 1996 and 1995, respectively. Tier 1 and total risk-based capital at December 31, 1995, were $78.6 million and $85.2 million, respectively. See Note Q of the Consolidated Financial Statements for capital ratios.

In May 1996, the Company declared a fifty percent stock dividend to shareholders of record April 30, 1996. Applicable per share and book value information have been restated for the stock dividend. Cash dividends have increased each year since 1990 (see selected financial information for the previous five years). During 1996, the Company raised cash dividends during the second and fourth quarters; in 1995, cash dividends were raised in the second quarter. Book value per share was $23.18 and $21.75 at December 31, 1996 and 1995, respectively. Management places significant emphasis on internal growth of capital. The increase in capital for both years, excluding the effects of SFAS No. 115, was internally generated due to a retention of earnings of 69.0% and 71.0% during 1996 and 1995, respectively.

Results of Operations

Net income for the Company was $9,516,252, $9,203,910, and $8,208,920 for 1996,
1995, and 1994, respectively. Net income increased $312,342, or 3.4%, over 1995. Net income increased $994,990, or 12.1%, over 1994. Earnings per share was $2.44, $2.36, and $2.10 for 1996, 1995, and 1994, respectively.

Return on average assets for 1996, 1995, and 1994 was 1.10%, 1.13%, and 1.05%, respectively. The decrease in 1996 earnings compared to 1995 is due to several factors. First, a one-time assessment by the Federal Deposit Insurance Corporation (FDIC) totaling $239,868, to re-capitalize the Savings Association Insurance Fund (SAIF) was recorded in 1996. The Company's net interest margin declined in 1996 compared to 1995 from 5.27% to 5.05% due to a change in the composition of interest-bearing assets and interest-bearing liabilities and the interest rates associated with those changes. Also, during 1996, the Company curtailed its defined benefit pension plan, introducing a defined contribution plan and a 401(k) plan. The curtailment of the defined benefit plan, combined with the impact of FASB Statement No. 122 resulted in income of $315,313 after taxes. Management also strengthened the allowance for loan losses by increasing the provision for loan losses, over the normal accrual, by $142,335 after taxes. The result of the non-recurring transactions was an increase in after-tax income of $172,978. But in 1995, the Company realized a reversal of a lender liability lawsuit judgment of approximately $366,000 after taxes rendered against the Bank in 1991 and recorded a gain on the sale of mortgage loans of approximately $367,000 after taxes.

The increase in earnings for 1995 compared to 1994 was due to several factors: a higher net interest margin; an increase of 10% in noninterest income over 1994, which included the reversal of a lender liability lawsuit judgment of approximately $575,000; and the gain on sale of mortgage loans, offset by an increase of 3% in noninterest expenses.

Net interest income is the largest component of net income for the Company. It is an effective measurement of how well management has balanced the interest sensitive assets and liabilities and is the difference between the interest earned on earning assets and the cost paid on interest-bearing liabilities. Net interest income was $38,181,088, $37,387,716, and $34,179,372 for 1996, 1995,
and 1994, respectively. This increase over the three-year period was the result of management's ability to maximize earnings through changes in interest rates and increased volume in earnings assets.

Loan interest income was $50,580,549, $49,321,837, and $40,065,226 for the years ended December 31, 1996, 1995, and 1994, respectively. The increase in 1996 was due to increase in volume over 1995, while the tax equivalent yield decreased slightly from 9.58% in 1995 to 9.52% in 1996. The increase in 1995 over 1994 was due to growth and repricing of loans which increased the yield from 8.60% to 9.58%.

Interest income from securities was $14,970,734, $12,678,275, and $12,495,889 for 1996, 1995, and 1994, respectively. The increase in interest income in 1996 compared to 1995 is due to an increase in the average balance of approximately $31.8 million, while the tax equivalent yield on securities has increased in 1996 to 6.88% from 6.84% in 1995.

Interest income for 1995 increased 1.7% even though the average balance decreased $21.5 million from 1994. The decrease in average balance and increase in yield was due to management's strategy to sell lower yielding securities and invest in securities yielding a higher rate. The tax equivalent yield on securities for 1995 was 92 basis points higher than 1994, due in part to managementOs decision to sell these securities.

The tax equivalent yield on average earning assets was 8.62%, 8.70%, and 7.64% for 1996, 1995, and 1994, respectively.

The major source of funds for the Company is deposits. Deposits represented 86.5% and 87.9% of the total assets at December 31, 1996, and 1995, respectively. Interest-bearing accounts funded 73.3% and 74.0% of the assets for those two years. The cost of funds is reflected in interest expense.

Interest expense for deposits and borrowings was $28,243,825, $25,621,205, and $18,890,081 for the years ended December 31, 1996, 1995, and 1994, respectively. The increase in interest expenses for 1996 compared to 1995 is due to an increase in the average balance of interest-bearing liabilities of approximately $42.3 million and an increase in the cost of interest-bearing liabilities of 13 basis points.

The increase in interest expense for 1995 is due to an increase in the average balance of interest-bearing deposits of approximately $24.0 million and an increase in the interest cost of 98 basis points.

The net interest margin reflects the portion of the yield on earning assets that remains after the accrual of all interest expense. Net interest margin on a tax equivalent basis was 5.06%, 5.27%, and 4.99% for the years ending December 31, 1996, 1995, and 1994, respectively. The decrease in net interest margin for 1996 compared to 1995 is due to the Company paying higher rates on deposits in a competitive environment. The increase in the net interest margin for 1995 is due to management's repricing strategy and changes in product mix.

The provision for loan losses was $2,813,155, $2,826,647, and $2,001,010 for 1996, 1995, and 1994, respectively. The provision for loan losses for 1996 was relatively stable compared to 1995 due to the adequacy of the allowance for loan losses. The provision for loan losses for 1995 was up $825,637 from 1994, or 41%.

Noninterest income totaled $11,030,506, $10,739,776, and $9,828,683 for the years ended December 31, 1996, 1995, and 1994, respectively. This represented 28.9%, 28.7%, and 28.8% of net interest income for the applicable year. Included in noninterest income are service charges on deposit accounts, fees and commissions, trust revenue, securities gains and losses, and other income.

Service charges increased $207,650, or 3.3%, in 1996 compared to 1995 due to growth in noninterest-bearing accounts. Service charges were up $446,191, or 7.5%, in 1995 compared to 1994. This increase is due to deposit growth for 1995.

Fees and commissions were $1,396,941, $1,215,810, and $1,265,031 for 1996, 1995, and 1994, respectively. Fees have remained stable over the years presented.

Securities gains in 1996 totaled $110, 278 compared to securities losses of $507,344 for 1995 and gains in 1994 of $2,701. The losses in securities for 1995 were due to restructuring the portfolio, enabling the Company to reinvest funds to achieve greater yields for 1995 and beyond.


Rate Sensitivity Balance Sheet December 31, 1996

                                                                     3rd and
                                           1st Qtr      2nd Qtr      4th Qtr     1-3 Years    3-5 Years      5 Years
(In Thousands)                              1997         1997         1997       1998-1999    2000-2001      and over       Total
--------------                              ----         ----         ----       ---------    ---------      --------       -----
Assets
  Securities
    U.S. Government and
             Agency Securities ......   $  19,703    $   2,215     $  13,118     $  80,587    $   4,154     $   5,310     $ 125,087
    Other Securities ................       6,333        5,081        12,526        35,777        3,595         5,298        68,610
    Obligations of States and
             Political Subdivisions .       1,407        1,528         2,374         7,921       12,913        25,908        52,051

  Loans, Net of Unearned Income
    Fixed ...........................      92,116       58,773        76,624       111,732       37,108        18,640       394,993
    Variable ........................     155,886                     11,874                                                167,760

  Federal Funds Sold ................       8,500                                                                             8,500

  Interest-Bearing Balances
        with Banks ..................       1,824                                                                             1,824

  Other Assets ......................                                                                          74,037        74,037
                                        -------------------------------------------------------------------------------------------
        Total Assets ................   $ 285,769    $  67,597     $ 116,516     $ 236,017    $  57,770     $ 129,193     $ 892,862
                                        ===========================================================================================
Liabilities
  Demand Deposit Accounts ...........   $            $             $             $            $             $ 118,639     $ 118,639
  Interest-bearing DDA ..............     140,329                                                                           140,329
  Savings and Money Market
     Accounts .......................      94,922                                                                            94,922
  Certificates of Deposit
      under $100,000 ................      59,335       67,413        50,749        91,442       11,617            27       280,583
  Time Deposits
      exceeding $100,000 ............      30,862       28,697        13,204        13,353        3,205           115        89,436
  Individual Retirement Accounts
      under $100,000 ................       8,604        8,797         7,566        20,210        3,085           671        48,933
  Other Borrowed Funds ..............       6,757          409           838         3,612        4,069         1,844        17,529
  Other Liabilities .................                                                                          12,157        12,157
  Realized Equity ...................                                                                          90,334        90,334
                                        -------------------------------------------------------------------------------------------
       Total Liabilities and Equity .   $ 340,809    $ 105,316     $  72,357     $ 128,617    $  21,976     $ 223,787     $ 892,862
                                        ===========================================================================================

GAP ....................................$ (55,040)   $ (37,719)    $  44,159     $ 107,400    $  35,794      (94,594)

GAP / Total Assets .....................    (6.2%)       (4.2%)         4.9%         12.0%         4.0%       (10.6%)

Cumulative GAP .........................$ (55,040)   $ (92,759)    $ (48,600)    $  58,800    $  94,594

Cumulative GAP / Total Assets ..........    (6.2%)      (10.4%)        (5.4%)         6.6%        10.6%

This analysis excludes the impact of SFAS No. 115 which resulted in an unrealized gain on securities available for sale of $362,380, a deferred tax liability of $135,166, and an increase in equity of $227,214.

Other income was $2,315,154, $3,089,856, and $2,100,036 for 1996, 1995, and
1994, respectively. The decrease in other income for 1996 compared to 1995, as well as the increase in 1995 compared to 1994, is due to a gain on the sale of mortgage loans of approximately $585,000 in 1995, and the reversal of a lender liability lawsuit judgment of approximately $575,000 in 1995.

Noninterest expenses include salaries and employee benefits, net occupancy, equipment, income taxes, and other. The totals for these expenses for 1996, 1995, and 1994 were $36,882,187, $36,096,935, and $33,798,125, respectively.
Noninterest expenses for 1996 were up 2.2%. In 1995 and 1994, expenses were up 6.8% and 9.5%, respectively.

Salaries and employee benefits, representing a major portion of the Company's operating expenses, have increased 0.9%, 8.7%, and 9.2% during 1996, 1995, and 1994, respectively. Management monitors these costs through the implementation of a performance evaluation system. Jobs are graded according to levels of difficulty using a point system which provides for salary adjustments through specified ranges. Employee performance, in relation to goal achievement, is a major factor contributing to the employee's salary increase. During 1996, the Company offered an early retirement plan to employees who had attained a certain number of years of service and age. The slight increase in salaries in 1996 compared to 1995 is reflective of these retirees. The increase in 1995 and 1994 is due to merit increases of approximately 4.5% and 4.2% in each year, respectively, and increases in additional staffing due to acquisitions. Included in salaries is an incentive plan adopted by the Board of Directors. The cash incentive for 1996, 1995, and 1994 was $552,377, $685,912, and $158,111,
respectively, which also increased salaries and benefits in 1996, 1995, and 1994.

Net occupancy expense includes charges for repairs, janitorial, depreciation, rental, and other expenses related to occupancy. Expenses for 1996, 1995, and 1994 were $2,269,122, $2,178,314, and $2,150,588, respectively. Net occupancy expenses have remained stable over the three-year period.

Equipment expenses include computer equipment rental, repairs, and depreciation. These expenses totaled $1,594,525, $1,460,488, and $1,149,827 for 1996, 1995,
and 1994, respectively. The increase in 1996 and 1995 is due to depreciation and expenses incurred in completing the Technology Center.

Other expenses for 1996, 1995, and 1994 were $10,748,255, $10,472,018, and
$11,259,195, respectively. Other expenses in 1996 increased over 1995 mainly due to a one-time assessment by the FDIC to re-capitalize the SAIF fund. This assessment, as previously discussed, was $239,868. The decrease in 1995 is mainly due to a reduction in the third quarter of the FDIC premium from $.23 to $.04 per $100 of deposits. This significant reduction is afforded only to those banks that are considered to be well capitalized as defined through regulation.

Income tax expense for 1996, 1995, and 1994 was $4,052,064, $3,930,797, and
$2,620,904, respectively. The increase in income taxes for 1996 and 1995 compared to 1994 is due to increased profits and the Company paying state of Mississippi taxes after a net operating loss carryforward was depleted in the first quarter of 1995. The effective tax rate was approximately 5% for state income taxes. Effective tax rates were 29.9%, 29.9%, and 24.2% for 1996, 1995, and 1994, respectively. Note L of the Notes to Consolidated Financial Statements provides further details of the provision for income taxes.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets and inventories. Management believes the most significant impact on financial results stems from the Company's ability to react to changes in interest rates. Therefore, management is constantly monitoring the CompanyOs rate sensitivity.

SEC Form 10-K

A copy of the annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to: Jeffrey G. Huntington, Assistant Vice President, The Peoples Holding Company, P. O. Box 709, Tupelo, MS 38802-0709.

Three Year Statistical Summary


                                                            1996
                                             ----------------------------------
                                               Income      Average
                                                Or       Balance Sheet  Yields/
                                              Expense      Amounts       Rates
Earning assets
 Loans, net of unearned income
  Commercial ...........................  $ 23,797,048  $259,223,178   9.23% TE
  Consumer .............................    18,387,480   187,520,391   9.81%
  Other loans ..........................     8,396,021    86,804,329   9.74% TE
                                             ---------    ----------
          Total Loans, Net .............    50,580,549   533,547,898   9.52% TE

  Other ................................       873,630    16,492,352      5.30%

 Taxable securities
   U.S. Government securities ..........     4,843,727    83,009,995   6.03% TE
   U.S. Government agencies ............     3,013,416    45,725,003   6.68% TE
   Mortgage-backed securities ..........     4,122,903    62,214,102   6.63%
   Other securities ....................       225,906     3,177,515   7.87% TE
                                               -------     ---------
        Total Taxable Securities .......    12,205,952   194,126,615   6.41% TE

 Tax-exempt securities
   Obligations of states and
       political subdivisions ..........     2,764,782    49,249,802   8.76% TE
                                             ---------    ----------
                  Total Securities .....    14,970,734   243,376,417   6.88% TE
                                            ----------   -----------
            Total Earning Assets .......    66,424,913   793,416,667   8.62% TE

 Cash and due from banks ...............                  40,844,620

 Other assets,
    less allowance for loan losses .....                  34,459,380
                                                          ----------
                      Total Assets .....                $868,720,667
                                                        ============
 Interest-bearing liabilities
   Interest-bearing
      demand deposit accounts ..........     4,730,974  $146,367,576   3.23%
   Savings accounts ....................     2,367,360   101,790,316   2.33%
   Time deposits .......................    20,648,907   395,826,585   5.22%
                                            ----------   -----------   ----
 Total Interest-Bearing Deposits .......    27,747,241   643,984,477   4.31%

Total Other Interest-Bearing Liabilities       496,584    10,009,063   4.96%
                                               -------    ----------   ----
  Total Interest-Bearing Liabilities ...    28,243,825   653,993,540   4.32%

 Noninterest-bearing sources
    Noninterest-bearing deposits .......                 116,633,921
    ther liabilities ...................                  10,598,454
    Shareholders' equity ...............                  87,494,752
                                                          ----------
 Total Liabilities and
         Shareholders' Equity ..........                $868,720,667
                                                        ============

Net interest income/net interest margin . $ 38,181,088                 5.06% TE
                                          ============


TE - Ratios have been calculated on a tax equivalent basis.


                                                           1995
                                          -------------------------------------
                                             Income       Average
                                               Or       Balance Sheet   Yields/
                                             Expense      Amounts        Rates
                                             -------      -------        -----
Earning assets
 Loans, net of unearned income
  Commercial ..........................  $ 22,195,292   $238,390,733    9.36%TE
  Consumer ............................    18,801,477    193,146,649    9.73%
  Other loans .........................     8,325,068     85,246,811    9.84%TE
                                            ---------     ----------
               Total Loans, Net .......    49,321,837    516,784,193    9.58%TE

       Other ..........................     1,008,809     17,189,987    5.87%


 Taxable securities
   U.S. Government securities .........     4,922,559     90,215,062    5.74%TE
   U.S. Government agencies ...........     1,369,710     19,808,620    7.01%TE
   Mortgage-backed securities .........     3,547,259     53,937,225    6.58%
   Other securities ...................       258,193      3,384,496    8.63%TE
                                              -------      ---------
        Total Taxable Securities           10,097,721    167,345,403    6.22%TE

 Tax-exempt securities
   Obligations of states and
       political subdivisions .........     2,580,554     44,268,670    9.05%TE
                                            ---------     ----------
                  Total Securities ....    12,678,275    211,614,073    6.84%TE
                                           ----------    -----------
            Total Earning Assets ......    63,008,921    745,588,253    8.70%TE

 Cash and due from banks ..............                   42,604,018

 Other assets,
    less allowance for loan losses ....                   29,741,159
                                                          ----------
                      Total Assets ....                 $817,933,430
                                                        ============

 Interest-bearing liabilities
   Interest-bearing
      demand deposit accounts .........     3,815,049   $140,218,166    2.72%
   Savings accounts ...................     2,434,008     99,392,823    2.45%
   Time deposits ......................    18,985,385    365,213,540    5.20%
                                           ----------    -----------    ----
 Total Interest-Bearing Deposits ......    25,234,441    604,824,529    4.17%

Total Other Interest-Bearing Liabilities      386,764      6,881,101    5.62%
                                              -------      ---------    ----
  Total Interest-Bearing Liabilities ...   25,621,205    611,705,630    4.19%

 Noninterest-bearing sources
    Noninterest-bearing deposits ......                  115,846,458
    Other liabilities .................                    9,977,481
    Shareholders' equity ..............                   80,403,861
                                                          ----------

 Total Liabilities and
         Shareholders' Equity .........                 $817,933,430
                                                        ============

Net interest income/net interest margin . $37,387,716                  5.27% TE
                                          ===========


                                                            1994
                                           ------------------------------------
                                           Income         Average
                                             Or         Balance Sheet   Yields/
                                           Expense         Amounts       Rates
                                           -------         -------       -----
Earning assets
 Loans, net of unearned income
  Commercial .......................... $ 17,834,966   $220,690,362    8.08% TE
  Consumer ............................   14,289,174    155,593,089    9.18%
  Other loans .........................    7,941,086     89,853,726    8.84% TE
                                           ---------     ----------
          Total Loans, Net ............   40,065,226    466,137,177    8.60% TE

 Other ................................      508,338     13,363,563    3.80%

 Taxable securities
    U.S. Government securities ........    6,200,816    124,081,994    5.00%
    U.S. Government agencies ..........      885,201     12,768,507    6.93%
    Mortgage-backed securities ........    2,828,152     51,220,241    5.52%
    Other securities ..................      174,155      3,862,621    5.90% TE
                                             -------      ---------
         Total Taxable Securities .....   10,088,324    191,933,363    5.36% TE

 Tax-exempt securities
  Obligations of states and
      political subdivisions ..........    2,407,565     41,159,567    8.86% TE
                                           ---------     ----------
         Total Securities .............   12,495,889    233,092,930    5.92% TE
                                          ----------    -----------
         Total Earning Assets .........   53,069,453    712,593,670    7.64% TE

Cash and due from banks ...............                  43,446,045
Other assets,
    less allowance for loan losses ....                  25,604,012
                                                         ----------
                      Total Assets ....                $781,643,727
                                                       ============
 Interest-bearing liabilities
   Interest-bearing
      demand deposit accounts .........    3,697,980   $161,066,313    2.30%
   Savings accounts ...................    2,403,042    106,033,460    2.27%
   Time deposits ......................   12,386,018    313,749,274    3.95%
                                          ----------    -----------
 Total Interest-Bearing Deposits ......   18,487,040    580,849,047    3.18%

Total Other Interest-Bearing Liabilities     403,041      8,342,746    4.83%
                                             -------      ---------
  Total Interest-Bearing Liabilities ..   18,890,081    589,191,793    3.21%

 Noninterest-bearing sources
      Noninterest-bearing deposits ....                 111,663,641
      Other liabilities ...............                   7,746,773
      Shareholders' equity ............                  73,041,520
                                                         ----------
 Total Liabilities and
      Shareholders' Equity ............                $781,643,727
                                                       ============
Net interest income/net interest margin $ 34,179,372                   4.99% TE
                                        ============