Form 10-K405, Exhibit 13
period 1997-12-31
PEOPLES HOLDING CO
filed 1998-03-31
CIK 715072

Financial Statements

Consolidated Balance Sheets

                                                                                          December 31
                                                                                          -----------
                                                                                      1997            1996
                                                                                      ----            ----
Assets
         Cash and due from banks .............................................  $  32,932,007   $  38,374,641
         Federal funds sold ..................................................      6,000,000       8,500,000
                                                                                    ---------       ---------
                                    Cash and Cash Equivalents ................     38,932,007      46,874,641

         Interest-bearing balances with banks ................................     14,972,568       1,824,031
         Securities held to maturity (market value - $60,555,766 and
                  $52,334,931 at December 31, 1997 and 1996, respectively) ...     59,893,375      52,051,251
         Securities available for sale (amortized cost - $187,836,120 and
                  $193,696,615 at December 31, 1997 and 1996, respectively) ..    188,738,354     194,058,997

         Loans
                  Commercial, financial, and agricultural ....................    120,411,789     111,686,473
                  Real estate - construction .................................     24,365,187      20,650,887
                  Real estate - mortgage .....................................    344,212,179     301,077,552
                  Consumer ...................................................    148,471,736     137,704,170
                  Unearned income ............................................     (9,515,511)     (8,366,577)
                                                                                   ----------      ----------
                                    Total Loans, Net of Unearned Income ......    627,945,380     562,752,505

                  Allowance for loan losses ..................................     (9,103,828)     (9,309,354)
                                                                                   ----------      ----------
                                    Net Loans ................................    618,841,552     553,443,151

         Premises and equipment, net .........................................     23,492,657      21,559,955
         Other assets ........................................................     26,184,367      23,277,326
                                                                                   ----------      ----------
                                    Total Assets .............................  $ 971,054,880   $ 893,089,352
                                                                                =============   =============

Liabilities and Shareholders' Equity

Liabilities
         Deposits
                  Noninterest-bearing ........................................  $ 120,828,654   $ 118,638,526
                  Interest-bearing ...........................................    714,085,531     654,203,482
                                                                                  -----------     -----------
                                    Total Deposits ...........................    834,914,185     772,842,008

         Treasury tax and loan note account ..................................      6,101,276       6,354,142
         Borrowings ..........................................................     18,454,080      11,174,638
         Other liabilities ...................................................     13,434,422      12,157,744
                                                                                  -----------     -----------
                                    Total Liabilities ........................    872,903,963     802,528,532

Shareholders' Equity
         Common stock, $5 par value, 5,859,47200  shares  authorized and 5,859,472(1) shares issued and outstanding at
                  December 31, 1997 and 1996, respectively ...................     29,297,360      19,533,375
         Additional paid-in capital ..........................................     39,875,796      39,875,796
         Unrealized gains on securities available for sale, net of tax .......        565,708         227,214
         Retained earnings ...................................................     28,412,053      30,924,435
                                                                                  -----------     -----------
                                    Total Shareholders' Equity ...............     98,150,917      90,560,820
                                                                                  -----------     -----------
                                    Total Liabilities and Shareholders' Equity  $ 971,054,880   $ 893,089,352
                                                                                =============   =============





(1)After giving effect to the stock dividend payable to shareholders of record on January 1, 1998. See notes to consolidated financial statements.

Consolidated Statements Of Income

                                                                          Year Ended December 31
                                                                          ----------------------
                                                                    1997          1996           1995
                                                                    ----          ----           ----
Interest income
         Loans ..............................................  $ 55,650,248   $ 50,580,549  $ 49,321,837
         Securities:
                  Taxable ...................................    13,056,713     12,205,952    10,097,721
                  Tax-exempt ................................     2,951,042      2,764,782     2,580,554

         Other ..............................................       542,769        873,630     1,008,809
                                                                 ----------     ----------    ----------
                                    Total Interest Income ...    72,200,772     66,424,913    63,008,921

Interest expense
         Deposits ...........................................    30,539,899     27,747,241    25,234,441
         Borrowings .........................................     1,263,599        496,584       386,764
                                                                 ----------     ----------    ----------
                                    Total Interest Expense ..    31,803,498     28,243,825    25,621,205
                                                                 ----------     ----------    ----------
                                    Net Interest Income .....    40,397,274     38,181,088    37,387,716
Provision for loan losses ...................................     2,279,999      2,813,155     2,826,647
                                                                 ----------     ----------    ----------
                                    Net Interest Income After
                                    Provision For Loan Losses    38,117,275     35,367,933    34,561,069

Noninterest income
         Service charges on deposit accounts ................     6,767,810      6,564,831     6,357,181
         Fees and commissions ...............................     1,447,221      1,396,941     1,215,810
         Trust revenue ......................................       718,936        643,302       584,273
         Securities gains (losses) ..........................       (40,990)       110,278      (507,344)
         Other ..............................................     3,126,538      2,315,154     3,089,856
                                                                 ----------     ----------    ----------
                                    Total Noninterest Income     12,019,515     11,030,506    10,739,776

Noninterest expense
         Salaries and employee benefits .....................    19,533,212     18,218,221    18,055,318
         Net occupancy ......................................     2,599,021      2,269,122     2,178,314
         Equipment ..........................................     1,780,138      1,594,525     1,460,488
         Other ..............................................    11,096,352     10,748,255    10,472,018
                                                                 ----------     ----------    ----------
                                    Total Noninterest Expense    35,008,723     32,830,123    32,166,138
                                                                 ----------     ----------    ----------
Income before income taxes ..................................    15,128,067     13,568,316    13,134,707
Income taxes ................................................     4,487,831      4,052,064     3,930,797
                                                                 ----------     ----------    ----------
                                    Net Income ..............  $ 10,640,236   $  9,516,252  $  9,203,910
                                                               ============   ============  ============

Basic and diluted earnings per share ........................  $       1.82   $       1.62  $       1.57
                                                               ============   ============  ============
Weighted average shares outstanding .........................     5,859,472      5,859,472     5,859,472
                                                               ============   ============  ============


See notes to consolidated financial statements.

Consolidated Statements Of Shareholders' Equity

                                                Common Stock        Additional    Unrealized
                                             ------------------      Paid-in       Gains and     Retained
                                             Shares      Amount      Capital       (Losses)      Earnings       Total
                                             ------      ------      -------       --------      --------       -----

Balance at January 1, 1995 .............  2,604,760  $ 13,023,800  $ 29,875,796  $(3,529,765)  $ 34,364,050  $ 73,733,881


    Change in unrealized gains on
       securities available for sale,
       net of tax ......................                                           4,699,027                    4,699,027
    Transfer of capital ................                             10,000,000                 (10,000,000)
    Net income for 1995 ................                                                          9,203,910     9,203,910
    Cash dividends -
                  $.46 per share .......                                                         (2,676,398)   (2,676,398)
                                         ----------    ----------    ----------   ----------     ----------    ----------
Balance at December 31, 1995 ...........  2,604,760    13,023,800    39,875,796    1,169,262     30,891,562    84,960,420



    Change in unrealized gains on
       securities available for sale,
       net of tax ......................                                            (942,048)                    (942,048)
    Net income for 1996 ................                                                          9,516,252     9,516,252
    Stock split effected in the form
       of a stock dividend .............  1,301,915     6,509,575                                (6,509,575)
    Payment of fractional
        shares for stock dividend ......                                                            (24,183)      (24,183)
    Cash dividends:
                  $.50 per share .......                                                         (2,949,621)   (2,949,621)
                                         ----------    ----------    ----------   ----------     ----------    ----------
Balance at December 31, 1996 ...........  3,906,675    19,533,375    39,875,796      227,214     30,924,435    90,560,820


    Change in unrealized gains on
       securities available for sale,
       net of tax ......................                                             338,494                      338,494
    Net income for 1997 ................                                                         10,640,236    10,640,236
    Stock split effected in the form
       of a stock dividend .............  1,952,797     9,763,985                                (9,763,985)
    Payment of fractional
         shares for stock dividend .....                                                            (28,892)      (28,892)
    Cash dividends:
                  $.57 per share .......                                                         (3,359,741)   (3,359,741)
                                         ----------    ----------    ----------   ----------     ----------    ----------
Balance at December 31, 1997 ...........  5,859,472  $ 29,297,360  $ 39,875,796  $   565,708    $28,412,053  $ 98,150,917
                                         ==========    ==========    ==========   ==========     ==========    ==========


Consolidated Statements Of Cash Flows

                                                                                                    Year Ended December 31
                                                                                      ---------------------------------------------
                                                                                            1997            1996            1995
                                                                                      -------------   -------------   -------------
Operating Activities
         Net income ................................................................  $  10,640,236   $   9,516,252   $   9,203,910
         Adjustments to reconcile net income to net cash
           provided by operating activities:
                           Provision for loan losses ...............................      2,279,999       2,813,155       2,826,647
                           Provision for depreciation and amortization .............      2,330,332       2,178,791       1,868,370
                           Net amortization of securities
                              premiums/discounts ...................................        341,872          70,807         131,421
                           Gain on sale of loans ...................................       (322,974)                       (585,304)
                           (Gains) losses on sales/calls of securities .............         40,990        (110,278)        507,344
                           Increase in other liabilities ...........................      1,276,678       1,677,659       1,192,858
                           Deferred income tax credits .............................       (243,132)       (179,376)       (459,499)
                           (Gains) losses on sales of premises and equipment .......        233,374         (16,222)        129,726
                           Increase in other assets ................................     (2,299,840)       (986,023)       (461,230)
                                                                                        -----------     -----------     -----------
                                    Net Cash Provided By Operating Activities ......     14,277,535      14,964,765      14,354,243
                                                                                        -----------     -----------     -----------
Investing Activities
         Net (increase) decrease in balances with other banks ......................    (13,148,537)      6,990,380      (8,625,862)
         Proceeds from sales of securities available for sale ......................     48,987,655      32,600,278      28,989,992
         Proceeds from maturities/calls of securities
                  held to maturity .................................................      4,244,691       2,996,556       2,495,029
         Proceeds from maturities/calls of securities
                  available for sale ...............................................     71,321,679      54,504,983      65,464,778
         Purchases of securities held to maturity ..................................    (12,552,000)     (9,424,079)     (5,270,000)
         Purchases of securities available for sale ................................   (114,366,516)   (114,018,090)    (89,190,035)
         Net increase in loans .....................................................   (101,773,280)    (43,981,837)    (36,849,924)
         Proceeds from sale of loans ...............................................     33,290,229                      12,690,078
         Proceeds from sales of premises and equipment .............................         61,745         122,049         169,850
         Purchases of premises and equipment .......................................     (3,995,955)     (2,937,264)     (5,119,632)
                                                                                        -----------     -----------     -----------
                                    Net Cash Used In Investing Activities ..........    (87,930,289)    (73,147,024)    (35,245,726)
                                                                                        -----------     -----------     -----------
Financing Activities
         Net increase (decrease) in noninterest-bearing deposits ...................      2,190,128       1,743,607      (1,816,953)
         Net increase in interest-bearing deposits .................................     59,882,049      31,553,102      45,082,543
         Net increase (decrease) in treasury tax and loan note account .............       (252,866)      3,953,647        (714,688)
         Net increase (decrease) in borrowings .....................................      7,279,442       6,861,529        (337,379)
         Cash dividends paid .......................................................     (3,359,741)     (2,949,621)     (2,676,398)
         Cash paid on fractional shares for stock dividend .........................        (28,892)        (24,183)
                                                                                        -----------     -----------     -----------
                                    Net Cash Provided By Financing Activities ......     65,710,120      41,138,081      39,537,125
                                                                                        -----------     -----------     -----------
                                    Increase (Decrease) In Cash and Cash Equivalents     (7,942,634)    (17,044,178)     18,645,642
Cash and Cash Equivalents at Beginning of Year .....................................     46,874,641      63,918,819      45,273,177
                                                                                        -----------     -----------     -----------
                                    Cash and Cash Equivalents at End of Year .......  $  38,932,007   $  46,874,641   $  63,918,819
                                                                                      =============   =============   =============
Non-Cash Transactions
         Transfer of loans to other real estate ....................................  $   1,127,625   $   1,224,148   $   2,284,916
                                                                                      =============   =============   =============


See notes to consolidated financial statements.

Notes To Consolidated Financial Statements December 31, 1997

Note A - Significant Accounting Policies

The Peoples Holding Company (the Company) is a one-bank holding company, offering a diversified range of banking services to retail and commercial customers, primarily in North Mississippi, through The Peoples Bank & Trust Company (the Bank). The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry.

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

Securities: Securities are classified as held to maturity when purchased if management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held to maturity or trading are classified as available for sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

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

     Revenue Recognition: Interest on loans is accrued and credited to operations based upon the principal amount outstanding. Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The Company recognizes loan origination and commitment fees in the period the loan or commitment is granted to reflect reimbursement of the related costs associated with originating those loans and commitments. This method is not materially different from the results which would be obtained had the Company implemented Statement of Financial Accounting Standards (SFAS) No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

Allowance for Loan Losses: The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed uncollectible are charged against the allowance for loan losses, and any subsequent recoveries are credited to the allowance.

The allowance for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," is based on discounted cash flows using the loan's initial effective interest rate or fair value of the collateral for certain collateral-dependent loans. The allowance for loan losses is maintained at a level believed adequate by management to absorb inherent losses in the loan portfolio. Management's determination of the allowance is based on an evaluation of the portfolio, past experience, current economic conditions, volume, growth, and composition of the loan portfolio, and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by use of the straight-line method for furniture, fixtures, equipment, and premises. Leasehold improvements are amortized over the period of the leases or the estimated useful lives of the improvements, whichever is shorter.

Other Real Estate: Other real estate of $774,265 and $622,406 at December 31, 1997 and 1996, respectively, is included in other assets and consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value less estimated selling costs. Losses arising from the acquisition of properties are charged against the allowance for loan losses. The net cost of holding other real estate and losses on the sale of properties totaled $150,050, $409,590, and $95,267 for the years ending December 31, 1997, 1996, and 1995, respectively.

Unamortized Cost in Excess of Fair Value of Net Assets Acquired: Goodwill, included in other assets, represents unamortized cost in excess of fair value of net assets acquired and is being amortized on the straight-line method over 13 to 15 years. Goodwill was $5,885,806 and $4,250,139 at December 31, 1997 and 1996, respectively. Total amortization of intangible assets was $562,198 for year ending December 31, 1997, and $583,817 for years ending December 31, 1996 and 1995, respectively.

Mortgage Servicing Rights: Beginning in 1996, the Company adopted the provisions of SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." SFAS No. 122 requires capitalization of purchased as well as internally originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Mortgage servicing rights are amortized in proportion to, and over the period of estimated net servicing income. SFAS No. 122 was amended by SFAS No. 125, mentioned below. The fair value of mortgage servicing rights is determined using assumptions that market participants would use in estimating future net servicing income. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the unamortized capitalized mortgage servicing rights for each stratum exceeds the current fair value.

Other Accounting Pronouncements: During the first quarter of 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for sales, securitization, and servicing of receivables and other financial assets and extinguishments of liabilities. The provisions of the Statement are to be applied to transactions occurring after December 31, 1996, even for transfers of assets pursuant to securitization transactions that previously were established. The adoption of this Statement did not have a material effect on the Company's consolidated financial condition or results of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement was developed in response to financial statement users' concerns about the increasing number of items that bypass the income statement, such as changes in value of available-for-sale securities, and the effort required to analyze them. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the consolidated financial statements. SFAS No. 130 will become effective in 1998.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of financial information from operating segments, using the management approach, in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the consolidated financial statements. SFAS No. 131 will become effective in 1998.

Income Taxes: Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company and its subsidiary file a consolidated federal income tax return. The Bank provides for income taxes on a separate-return basis and remits to the Company amounts determined to be currently payable.

Earnings Per Share: In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." Statement No. 128 simplifies the calculation of earnings per share
(EPS) standards, and is effective for both interim and annual periods ending after December 15, 1997. Earnings per share is based on the weighted average number of shares outstanding during each year adjusted retroactively for all stock dividends. In December 1997, the Company declared a three-for-two stock split effected in the form of a fifty percent stock dividend to shareholders of record on January 1, 1998. Previously reported per share amounts have been restated for this stock dividend. All earnings per share amounts for all periods presented have been restated to conform to SFAS No. 128 requirements.

Statements of Cash Flows: Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. During 1997, 1996, and 1995, cash paid for interest was $31,348,894, $27,950,528, and $24,254,488, respectively. During 1997, 1996, and 1995, cash paid for income taxes was $5,090,739, $3,244,535, and $4,455,448, respectively.

Reclassifications: Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the 1997 presentation.

Note B - Acquisitions

Effective October 1997, the Company purchased approximately $11,036,000 of selected assets and assumed approximately $15,232,000 of deposit liabilities from one branch office of Magnolia Federal Bank for Savings located in Grenada, Mississippi. Goodwill of approximately $2,123,000 was recorded in connection with this acquisition.

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


                                                                 December 31
                                     -----------------------------------------------------------------
                                                    1997                              1996
                                     ------------------------------    -------------------------------
                                         Carrying          Fair            Carrying          Fair
                                          Amount           Value            Amount           Value
                                     -------------    -------------    -------------     -------------
Financial assets
 Cash and due from banks ..........  $  32,932,007    $  32,932,007    $  38,374,641     $  38,374,641
 Federal funds sold ...............      6,000,000        6,000,000        8,500,000         8,500,000
 Interest-bearing balances
          with banks ..............     14,972,568       14,972,568        1,824,031         1,824,031
 Securities .......................    248,631,729      249,294,120      246,110,248       246,393,928
 Loans net of unearned income .....    627,945,380      629,981,000      562,752,505       565,252,000
          Allowance for loan losses     (9,103,828)      (9,103,828)      (9,309,354)       (9,309,354)
                                       -----------      -----------      -----------       -----------
 Net loans ........................    618,841,552      620,877,172      553,443,151       555,942,646

Financial liabilities
 Deposits .........................    834,914,185      834,438,185      772,842,008       771,759,484
 Treasury tax and loan note account      6,101,276        6,101,276        6,354,142         6,354,142
 Borrowings .......................     18,454,080       18,447,000       11,174,638        10,927,000

Off-balance sheet
 Standby letters of credit ........     11,703,017       11,715,738        9,450,429         9,165,903
 Commitments to extend credit .....    162,751,474      164,556,994      127,257,000       127,918,790


Note D - Restrictions on Cash and Due From Banks

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1997, was approximately $12,953,000.

Note E - Securities

The amortized cost and estimated market values of securities held to maturity and available for sale at December 31, 1997, are as follows:

                                                         Securities Held to Maturity
                                     ------------------------------------------------------------------
                                       Amortized     Gross Unrealized   Gross Unrealized    Estimated
                                         Cost              Gains            Losses        Market Values
                                     -------------   ----------------  ----------------- --------------
Obligations of states and
         political subdivisions..... $  59,893,375    $     985,552    $    (323,161)    $  60,555,766
                                     =============    =============    =============     =============

                                                         Securities Available For Sale
                                     ------------------------------------------------------------------
                                       Amortized    Gross Unrealized    Gross Unrealized    Estimated
                                         Cost             Gains             Losses        Market Values
                                     -------------  ----------------   ----------------- --------------
U.S. Treasury securities ........... $  70,634,451    $     351,741    $     (11,134)    $  70,975,058
Obligations of other U.S. Government
         agencies and corporations .    40,049,109          116,328          (35,969)       40,129,468
Mortgage-backed securities .........    74,265,395          572,156          (90,888)       74,746,663
Preferred stock ....................     2,887,165                                           2,887,165
                                       -----------      -----------      -----------       -----------
                                     $ 187,836,120    $   1,040,225    $    (137,991)    $ 188,738,354
                                     =============    =============    =============     =============

The amortized cost and estimated market values of securities held to maturity and available for sale at December 31, 1996, are as follows:

                                                         Securities Held to Maturity
                                     ------------------------------------------------------------------
                                       Amortized    Gross Unrealized    Gross Unrealized    Estimated
                                         Cost             Gains             Losses        Market Values
                                     -------------  ----------------   ----------------- --------------
Obligations of states and
         political subdivisions..... $  52,051,251    $     699,365    $    (415,685)    $  52,334,931
                                     =============    =============    =============     =============

                                                         Securities Available For Sale
                                     ------------------------------------------------------------------
                                       Amortized    Gross Unrealized    Gross Unrealized    Estimated
                                         Cost             Gains             Losses        Market Values
                                     -------------  ----------------   ----------------- --------------
U.S. Treasury securities ........... $  77,953,440    $     171,339    $    (138,917)    $  77,985,862
Obligations of other U.S. Government
         agencies and corporations .    47,133,089          153,717         (146,837)       47,139,969
Mortgage-backed securities .........    65,887,321          609,182         (286,102)       66,210,401
Preferred stock ....................     2,722,765                                           2,722,765
                                       -----------      -----------      -----------       -----------
                                     $ 193,696,615    $     934,238    $    (571,856)    $ 194,058,997
                                     =============    =============    =============     =============

The amortized cost and estimated market value of securities held to maturity and available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                              Estimated
                                             Amortized          Market
Securities Held to Maturity                    Cost             Value
---------------------------               -------------    -------------
Due in one year or less ................. $   3,071,018    $   3,097,127
Due after one year through five years ...    11,448,418       11,650,701
Due after five years through ten years ..    33,555,847       33,996,337
Due after ten years .....................    11,818,092       11,811,601
                                            -----------      -----------
                                          $  59,893,375    $  60,555,766
                                          =============    =============

                                                              Estimated
                                             Amortized          Market
Securities Available for Sale                  Cost             Value
-----------------------------             -------------    -------------
Due in one year or less ................. $   7,490,121    $   7,467,343
Due after one year through five years ...    88,848,180       89,263,059
Due after five years through ten years ..    14,345,259       14,374,124
                                            -----------      -----------
                                            110,683,560      111,104,526
Mortgage-backed securities ..............    74,265,395       74,746,663
Preferred stock .........................     2,887,165        2,887,165
                                            -----------      -----------
                                          $ 187,836,120    $ 188,738,354
                                          =============    =============

At December 31, 1997 and 1996, securities with an amortized cost of approximately $157,285,000 and $140,895,000, respectively, were pledged to secure government, public, and trust deposits.

Note F - Deposits

Deposit accounts are summarized as follows:
                                                    December 31
                                            --------------------------
                                                1997          1996
                                            --------------------------
Noninterest-bearing ......................  $120,828,654  $118,638,526
Interest-bearing DDA .....................    70,907,118    50,313,113
Savings accounts .........................    44,770,644    43,798,995
Money Market accounts ....................   139,583,898   141,138,850
Certificates of deposit exceeding $100,000   106,952,104    89,435,562
Other time deposits ......................   351,871,767   329,516,962
                                             -----------   -----------
         Total ...........................  $834,914,185  $772,842,008
                                            ============  ============


At December 31, 1997, the approximate scheduled maturities of time deposits are as follows:

                                          (In Thousands)
         1998 ............................ $   361,345
         1999 ............................      54,132
         2000 ............................      24,617
         2001 ............................      13,672
         2002 and thereafter .............       5,058
                                             ---------
         Total ........................... $   458,824
                                           ===========

Note G - Borrowings

Borrowings primarily consist of balances due to the Federal Home Loan Bank of $18,451,547 and $11,168,601 at December 31, 1997 and 1996, respectively.

During 1997, the Company obtained the following advances, totaling $9,400,000, with corresponding interest rates and maturity dates from the Federal Home Loan Bank. All advances are secured by one-to-four family first mortgages equal to the amount of outstanding aggregate advances.

         Advance Amount      Interest Rate       Maturity Date
         --------------      -------------      ----------------
          $ 5,000,000            6.44%          February 1, 2007
              400,000            6.44%            August 3, 2009
              500,000            6.34%          November 1, 2007
            3,500,000            6.46%           January 1, 2018
           ----------
          $ 9,400,000
          ===========

During 1996, the Company obtained two advances from the Federal Home Loan Bank totaling $8,092,000. These advances were $3,092,000 and $5,000,000, with interest rates of 6.41% and 6.20%, respectively. Maturity dates are May 1, 2006 and November 8, 2001, respectively.

Future minimum payments, by year and in the aggregate, related to the Federal Home Loan Bank advances with initial or remaining terms of one year or more, consisted of the following at December 31, 1997:

         1998 ......................... $  2,347,965
         1999 .........................    2,169,150
         2000 .........................    1,419,618
         2001 .........................    4,334,363
         2002 .........................    3,460,751
         Thereafter ...................    4,719,700
                                         -----------
         Total ........................ $ 18,451,547
                                        ============

Note H - Loans to Related Parties

Certain Bank executive officers and directors and their associates are customers of and have other transactions with the Bank. Related party loans and commitments are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than a normal risk of collectibility. The aggregate dollar amount of these loans was $2,806,735 and $4,362,612 at December 31, 1997 and 1996, respectively. During 1997, $2,486,325 of new loans were made and payments received totaled $4,042,202. Total deposits for these related parties at December 31, 1997, were approximately $1,795,000.

Note I - Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

                                                            Year Ended December 31
                                                -----------------------------------------
                                                     1997           1996           1995
                                                ------------   ------------   -----------
Balance at beginning of year .................. $ 9,309,354    $ 8,815,130    $ 8,182,801
Charge-offs ...................................  (3,043,631)    (2,592,719)    (2,438,312)
Recoveries ....................................     558,106        273,788        243,994
                                                 ----------     ----------     ----------
         Net Charge-offs ......................  (2,485,525)    (2,318,931)    (2,194,318)
Provision for loan losses .....................   2,279,999      2,813,155      2,826,647
                                                 ----------     ----------     ----------
                         Balance at End of Year $ 9,103,828    $ 9,309,354    $ 8,815,130
                                                ===========    ===========    ===========

Impaired loans recognized in conformity with SFAS No. 114, as amended by SFAS No. 118, were as follows:

                                                            Year Ended December 31
                                                -----------------------------------------
                                                     1997           1996           1995
                                                -----------    -----------    -----------
Impaired loans with a related
   allowance for loan losses .................. $ 2,486,432    $ 2,945,766    $ 1,545,960
Impaired loans without a specific
   allowance for loan losses ..................     890,779      1,057,699      1,328,209
                                                  ---------      ---------      ---------
Total impaired loans .......................... $ 3,377,211    $ 4,003,465    $ 2,874,169
                                                ===========    ===========    ===========
Specific allowance for loan losses
   for impaired loans ......................... $   778,298    $   733,660    $   572,281
Average recorded investment in impaired loans . $ 3,690,000    $ 3,439,000    $ 2,500,000

Interest income recognized using the
   accrual basis of income recognition ........ $   236,676    $   335,785    $   159,104
Interest income recognized using the
   cash basis of income recognition ...........      18,633         70,108         44,233
                                                  ---------      ---------      ---------
         Total interest income recognized
         on impaired loans .................... $   255,309    $   405,893    $   203,337
                                                ===========    ===========    ===========

Note J - Nonaccrual and Past Due Loans

Nonaccrual and past due loans were as follows:
                                                            December 31
                                                 ----------------------------
                                                      1997            1996
                                                 ------------    ------------
Nonaccrual loans outstanding ................... $  1,070,380    $  1,654,650
Accruing loans past due 90 days
   or more outstanding .........................    3,466,099       2,747,244

At December 31, 1997 and 1996, there were no significant commitments to lend any of these debtors additional funds.

Note K - Premises and Equipment

Premises and equipment accounts are summarized as follows:

                                                            December 31
                                                 ----------------------------
                                                      1997            1996
                                                 ------------    ------------
    Land ....................................... $  5,185,199    $  3,801,414
    Premises ...................................   19,422,698      18,641,997
    Equipment, furniture, and fixtures .........   13,879,871      13,220,979
    Construction in progress ...................    1,009,488         842,360
                                                  -----------     -----------
                                                   39,497,256      36,506,750
    Accumulated depreciation and amortization ..  (16,004,599)    (14,946,795)
                                                  -----------     -----------
                                                 $ 23,492,657    $ 21,559,955
                                                 ============    ============
    Depreciation expense ....................... $  1,768,134    $  1,594,525
                                                 ============    ============

Note L - Income Taxes

Deferred income taxes, included in other assets, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No valuation allowance was recognized as the deferred tax assets were determined to be realizable in future years. This determination was based on the CompanyOs earnings history with no basis for believing future performance will not continue to follow the same pattern. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996, are as follows:
                                                      (In Thousands)
                                                 ----------------------
                                                    1997         1996
                                                 ----------------------
    Deferred tax assets
       Allowance for loan losses ............... $   3,396    $   3,474
       Deferred compensation ...................     1,298        1,181
       Other ...................................       267          203
                                                    ------       ------
          Total deferred tax assets ............     4,961        4,858
                                                    ------       ------
    Deferred tax liabilities
       Depreciation ............................     1,245        1,244
       Net unrealized gains on securities
          available for sale ...................       337          135
       Other ...................................       793          934
                                                    ------       ------
          Total deferred tax liabilities .......     2,375        2,313
                                                    ------       ------
          Net deferred tax assets at end of year $   2,586    $   2,545
                                                 =========    =========

Significant components of the provision for income taxes (credits) are as follows:


                                   1997           1996           1995
                              -----------    -----------    -----------
  Current
     Federal ................ $ 4,311,449    $ 3,902,276    $ 3,981,791
     State ..................     419,514        329,164        408,505
                               ----------     ----------     ----------
                                4,730,963      4,231,440      4,390,296
                               ----------     ----------     ----------
  Deferred
     Federal ................    (210,541)      (155,331)      (397,904)
     State ..................     (32,591)       (24,045)       (61,595)
                               ----------     ----------     ----------
                                 (243,132)      (179,376)      (459,499)
                               ----------     ----------     ----------
                              $ 4,487,831    $ 4,052,064    $ 3,930,797
                              ===========    ===========    ===========

The reconciliation of income taxes (credits) computed at the United States federal statutory tax rates to the provision for income taxes is:

                                                   1997                       1996                      1995
                                        ------------------------   -----------------------   -----------------------
Tax at U.S. statutory rate ............ $ 5,294,823       35.0%    $ 4,748,911      35.0%    $ 4,597,147      35.0%
   Tax-exempt interest income .........  (1,200,501)      (7.9%)    (1,046,562)     (7.7%)      (965,064)     (7.3%)
   State income tax, net of federal
      deduction .......................     251,500        1.7%        198,327       1.5%        225,492       1.7%
   Amortization of intangible assets ..      57,990        0.4%         70,996       0.5%         70,146       0.5%
   Dividends received deduction .......     (11,297)      (0.1%)       (15,941)     (0.1%)       (23,152)     (0.2%)
   Other items - net ..................      95,316        0.6%         96,333       0.7%         26,228       0.2%
                                         ----------      ------     ----------     ------     ----------     ------
                                        $ 4,487,831       29.7%    $ 4,052,064      29.9%    $ 3,930,797      29.9%
                                        ===========      ======    ===========     ======    ===========     ======

Income taxes provided on gains (losses) on the sales of securities were approximately $(14,000), $37,000, and $(189,000) for the years ended December 31, 1997, 1996, and 1995, respectively.

Note M - Restrictions on Bank Dividends, Loans, or Advances

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Mississippi Department of Banking and Consumer Finance is required prior to the Bank paying dividends, which are limited to earned surplus in excess of three times the Bank's capital stock. At December 31, 1997, the unrestricted surplus was approximately $82,090,000.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specified obligations. At December 31, 1997, the maximum amount available for transfer from the Bank to the Company in the form of loans was 11% of consolidated net assets. There were no loans outstanding from the Bank to the Company at December 31, 1997.

Note N - Employee Benefit Plans

The Company and its Bank sponsor a defined benefit noncontributory pension plan, The Peoples Bank & Trust Company Amended and Restated Pension Plan (the Plan), generally covering all full-time employees completing a minimum of one thousand hours of service during a twelve month period. The plan is not open to new participants after December 31, 1996. Effective August 1, 1996, an early retirement window was implemented. Effective December 31, 1996, future benefit accruals were eliminated, and the benefits were frozen as of that date. The curtailment and early retirement window were accounted for under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The normal retirement benefit, one-twelfth of which is payable monthly for life with 120 payments guaranteed, is determined as the sum of (A) 1.4% of average earnings, plus (B) 0.6% of average earnings in excess of covered compensation, times (C) years of service at retirement limited to 25.

The Company's funding policy is to contribute annually an amount that is at least equal to the minimum amount determined by consulting actuaries in accordance with the Employee Retirement Income Security Act of 1974.

     There were significant matters affecting comparability of net periodic pension cost and other information for the year ended December 31, 1996. The SFAS No. 88 cost for the early retirement window was $451,871. The curtailment reduced the projected benefit obligation by $3,538,619. All unrecognized gain/loss, transition assets, and prior service cost were recognized. The SFAS No. 88 impact for the curtailment was an increase to income of $728,762.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheets, as determined by consulting actuaries:

                                                                          December 31
                                                                -----------------------------
                                                                      1997           1996
                                                                -------------   -------------
   Actuarial present value of accumulated
      benefits, all of which are vested at
      December 31, 1997 and 1996 .............................. $(11,236,839)   $ (9,600,413)
                                                                ============    ============

   Plan assets at fair value .................................. $ 12,095,863    $ 10,946,421
   Projected benefit obligation ...............................  (11,236,839)     (9,600,413)
                                                                 -----------     -----------
      Plan assets in excess of projected benefit obligation ...      859,024       1,346,008
   Prior service cost not yet recognized in net periodic cost .      349,600
   Unrecognized net loss from past experience
      different from that assumed .............................      177,870
                                                                 -----------     -----------
   Prepaid pension cost ....................................... $  1,386,494    $  1,346,008
                                                                ============    ============

Net pension expense (income), as determined by consulting actuaries, included the following components:

                                                             Year Ended December 31
                                                  -----------------------------------------
                                                      1997           1996           1995
                                                  -----------    -----------    -----------
Service costs-D benefits earned during the year . $              $   543,211    $   440,232
Interest cost on projected benefit obligation ...     788,562        917,668        794,954
Actual return on plan assets ....................  (1,669,291)      (401,706)    (1,696,670)
Net amortization and deferral ...................     840,243       (440,174)     1,093,212
                                                   ----------     ----------     ----------
Net pension expense(income) ..................... $   (40,486)   $   618,999    $   631,728
                                                  ===========    ===========    ===========

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0%, respectively at December 31, 1997, and 8.0% and 5.0%, respectively at December 31, 1996. The expected long-term rate of return on investments was 8.0% for 1997 and 9.25% for 1996 and 1995. Plan assets consist mainly of U. S. Treasury obligations and equity securities. The actual return was 17.5%, 5.6%, and 20.8% for years ending 1997, 1996, and 1995, respectively.

Effective January 1, 1997, the Company adopted two defined contribution plans: a money purchase pension plan and a 401(k) plan. The money purchase pension plan is a noncontributory pension plan. The Company contributes 5% of compensation for each participant annually into this plan. The Company contributed $650,976 to the money purchase pension plan in 1997. The 401(k) plan is a contributory plan. Employees may contribute up to 10% of pre-tax earnings into this plan. In addition, the Company provides for a matching contribution up to 3% of compensation for each employee who has attained age 21 and completes a year of service and is employed on the last day of the plan year. The Company contributed $368,448 to the 401(k) plan in 1997.

The Company and its subsidiary also sponsor an employee stock ownership plan covering substantially all full-time employees who are 21 years of age and have completed one year of employment. Contributions are determined by the Board of Directors and may be paid in either cash or the Company's common stock. Total contributions to the Plan charged to operating expenses were $100,000, $325,000, and $400,000 in 1997, 1996, and 1995, respectively.

In addition to providing retirement income benefits, the Company provides certain health care or life insurance to retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach normal or early retirement while working for the Company. The Company pays one-half of the health insurance premium. Up to age 70, each retired employee receives $5,000 in life insurance coverage paid entirely by the Company. The Company has accounted for its obligation related to these plans in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

The  following   table   presents  the  amounts   recognized  in  the  Company's
consolidated balance sheets, as determined by consulting actuaries:
                                                         December 31
                                                 -------------------------
                                                    1997          1996
                                                 -----------   -----------
Accumulated postretirement benefit obligation
   Retirees .................................... $ (105,648)   $  (78,983)
   Fully eligible active plan participants .....    (98,460)     (205,452)
   Other active plan participants ..............   (238,314)     (125,056)
                                                  ---------     ---------
Accumulated postretirement benefit obligation ..   (442,422)     (409,491)

   Unrecognized net gain .......................    (31,204)      (41,587)
                                                  ---------     ---------
      Accrued postretirement benefit cost ...... $ (473,626)   $ (451,078)
                                                 ==========    ==========

Net periodic postretirement benefit cost, as determined by consulting actuaries, includes the following components:

                                                          Year ended December 31
                                                   -----------------------------------
                                                      1997         1996         1995
                                                   ---------    ---------    ---------
   Service cost .................................. $  24,852    $  23,288    $  20,600
   Interest cost .................................    31,772       27,086       19,600
   Amortization of net gain from earlier periods .       (47)      (2,450)      (2,100)
   Special termination benefits cost .............                 43,823
                                                    --------     --------     --------
      Net periodic postretirement benefit cost ... $  56,577    $  91,747    $  38,100
                                                   =========    =========    =========

A curtailment resulted from special termination benefits offered in 1996, in the form of an early retirement window, to employees who would attain a certain age and number of service years by December 31, 1996. The effect of the curtailment decreased the unrecognized net gain by $56,696 and resulted in special termination benefits expense of $43,823.

The Company has limited its liability for the rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate ) to the rate of inflation assumed to be 4% each year. The health care cost trend rate assumption has little effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would not increase the accumulated postretirement benefit obligation nor the service and interest cost components of net periodic postretirement benefit cost as of December 31, 1997, and for the year then ended. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 8.0% at December 31, 1997 and 1996, respectively.

Note O - Other Noninterest Expenses

Components of other noninterest expenses which exceed 1% of total revenues were as follows:

                                           1997           1996           1995
                                      -----------    -----------    -----------
 Noninterest Expense
    Computer processing cost ........ $ 2,739,829    $ 2,388,267    $ 2,133,604
    FDIC/state banking assessments ..                    786,358      1,145,127
    Stationery and supplies .........                                   783,625

Note P - Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur.

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral (e.g., securities, receivables, inventory, equipment) is obtained based on managementOs credit assessment of the customer.

     The Company's unfunded loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1997, were approximately $162,751,000 and $11,703,000, respectively, compared to December 31, 1996, which were approximately $127,257,000 and $9,450,000, respectively.

Market risk resulting from interest rate changes on particular off-balance sheet financial instruments may be offset by other on- or off-balance sheet transactions. Interest rate sensitivity is monitored by the Company for determining the net effect of potential changes in interest rates on the market value of both on- or off-balance sheet financial instruments.

Note Q - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the BankOs financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. All banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets (as defined), 4% of average assets (as defined), and total capital of 8% of risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and applicable ratios are as follows:



                                               (In Thousands)
                                           ---------------------
                                                   Actual
                                           ---------------------
                                            Amount         Ratio
                                           --------        -----
         As of December 31, 1997
            Total Capital ................ $ 99,223        15.7%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 91,315        14.5%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 91,315         9.9%
              (to Average Assets)

         As of December 31, 1996
            Total Capital ................ $ 92,734        16.4%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 85,618        15.1%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 85,618         9.9%
              (to Average Assets)

Note R - The Peoples Holding Company (Parent Company Only)
Condensed Financial Information

Balance Sheets

                                                              December 31
                                                   ----------------------------
                                                         1997            1996
                                                   ------------    ------------
Assets
  Cash* .......................................... $     58,909    $     36,840
  Interest-bearing balances with banks* ..........                       86,454
  Dividends receivable* ..........................      859,468         781,335
  Investment in bank subsidiary* .................   98,242,880      90,508,062
  Other assets ...................................          165             165
                                                    -----------     -----------
     Total Assets ................................ $ 99,161,422    $ 91,412,856
                                                   ============    ============
Liabilities and ShareholdersO Equity
  Dividends payable .............................. $    859,468    $    781,335
  Accrued interest payable and other liabilities .      151,037          70,701
  Shareholders' equity ...........................   98,150,917      90,560,820
                                                    -----------     -----------
     Total Liabilities and Shareholders' Equity .. $ 99,161,422    $ 91,412,856
                                                   ============    ============

Statements of Income

                                                  Year Ended December 31
                                          -------------------------------------
                                              1997         1996         1995
                                          -----------  -----------  -----------
Income
  Dividends from bank subsidiary* ....... $ 3,359,741  $ 3,049,624  $ 2,776,398
  Other dividends .......................      46,109       41,126       59,025
  Other income ..........................       1,113
  Interest income from bank subsidiary* .       2,341        1,904        1,042
                                           ----------   ----------   ----------
                                            3,409,304    3,092,654    2,836,465
Expenses
  Other .................................     251,389      177,129      213,408
                                           ----------   ----------   ----------
Income before income tax credits and
  equity in undistributed net income of
  bank subsidiary .......................   3,157,915    2,915,525    2,623,057
Income tax credits ......................     (85,997)     (61,171)     (66,184)
                                           ----------   ----------   ----------
                                            3,243,912    2,976,696    2,689,241

Equity in undistributed net
  income of bank subsidiary* ............   7,396,324    6,539,556    6,514,669
                                           ----------   ----------   ----------
                           Net Income     $10,640,236  $ 9,516,252  $ 9,203,910
                                          ===========  ===========  ===========

*Eliminated in consolidation.

Statements of Cash Flows

                                                                      Year Ended December 31
                                                            ----------------------------------------
                                                                 1997          1996          1995
                                                            ------------  ------------  ------------
Operating Activities
   Net income ............................................. $ 10,640,236  $  9,516,252  $  9,203,910
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income
        of bank subsidiary ................................   (7,396,324)   (6,539,556)   (6,514,669)

      Increase in dividends receivable ....................      (78,133)      (97,583)      (80,504)
      Decrease in other assets ............................                                   70,200
      Increase in other liabilities .......................      158,469       105,136       105,444
                                                             -----------   -----------   -----------
      Net Cash Provided By Operating Activities ...........    3,324,248     2,984,249     2,784,381

Investing Activities
   Maturity (purchase) of certificates of deposit .........       86,454        (5,412)      (81,042)
                                                             -----------   -----------   -----------
      Net Cash Provided By (Used In) Investing Activities .       86,454        (5,412)      (81,042)

Financing Activities
   Cash dividends .........................................   (3,359,741)   (2,949,621)   (2,676,398)
   Payment of fractional shares on stock dividend .........      (28,892)      (24,183)
                                                             -----------   -----------   -----------
      Net Cash Used In Financing Activities ...............   (3,388,633)   (2,973,804)   (2,676,398)
                                                             -----------   -----------   -----------
      Increase In Cash ....................................       22,069         5,033        26,941
   Cash At Beginning Of Year ..............................       36,840        31,807         4,866
                                                             -----------   -----------   -----------
      Cash At End Of Year ................................. $     58,909  $     36,840  $     31,807
                                                            ============  ============  ============

*Eliminated in consolidation.

Note S - Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1997 and 1996:

                                                         Three Months Ended
                                       ------------------------------------------------------
                                          Mar 31        June 30       Sept 30       Dec 31
                                       ------------  ------------  ------------  ------------
1997
Interest income ...................... $ 17,258,691  $ 17,907,845  $ 18,370,441  $ 18,663,795
Interest expense .....................    7,433,241     7,868,223     8,155,783     8,346,251
Net interest income ..................    9,825,450    10,039,622    10,214,658    10,317,544
Provision for loan losses ............      570,000       570,000       569,999       570,000
Noninterest income ...................    2,850,427     2,858,052     3,059,405     3,251,631
Noninterest expense ..................    8,351,949     8,626,310     9,099,332     8,931,132
Income before income taxes ...........    3,753,928     3,701,364     3,604,732     4,068,043
Income taxes .........................    1,152,762     1,070,975     1,057,456     1,206,638
Net income ...........................    2,601,166     2,630,389     2,547,276     2,861,405

Basic and diluted earnings per share . $        .44  $        .45  $        .44  $        .49

1996
Interest income ...................... $ 16,260,326  $ 16,486,406  $ 16,727,894  $ 16,950,287
Interest expense .....................    6,945,864     6,929,623     7,014,053     7,354,285
Net interest income ..................    9,314,462     9,556,783     9,713,841     9,596,002
Provision for loan losses ............      630,225       630,225       634,358       918,347
Noninterest income ...................    2,734,474     2,541,640     2,685,249     3,069,143
Noninterest expense ..................    8,105,266     8,249,881     8,500,789     7,974,187
Income before income taxes ...........    3,313,445     3,218,317     3,263,943     3,772,611
Income taxes .........................    1,005,977       955,447       985,198     1,105,442
Net income ...........................    2,307,468     2,262,870     2,278,745     2,667,169

Basic and diluted earnings per share . $        .39  $        .39  $        .39  $        .45

The above per share amounts reflect the three-for-two stock split effected in the form of a stock dividend to shareholders of record on January 1, 1998.

Note T - Contingent Liabilities

Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company and the Bank. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the consolidated financial statements.

Board of Directors and Shareholders
The Peoples Holding Company
Tupelo, Mississippi

We have audited the accompanying consolidated balance sheets of The Peoples Holding Company and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples Holding Company and subsidiary at December 31, 1997 and 1996 , and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






Memphis, Tennessee
January 22, 1998

Selected Financial Information
(Not covered by Report of Independent Auditors)

                                      1997            1996            1995            1994             1993
                                -------------   -------------   -------------   -------------    -------------
For the year ended December 31

  Interest Income ............. $  72,200,772   $  66,424,913   $  63,008,921   $  53,069,453    $  48,439,225
  Interest Expense ............    31,803,498      28,243,825      25,621,205      18,890,081       16,963,155
  Provision for Loan Losses ...     2,279,999       2,813,155       2,826,647       2,001,010        2,865,530
  Noninterest Income ..........    12,019,515      11,030,506      10,739,776       9,828,683        9,470,239
  Noninterest Expense .........    35,008,723      32,830,123      32,166,138      31,177,221       27,801,501
  Income Before Taxes .........    15,128,067      13,568,316      13,134,707      10,829,824       10,279,278
  Income Taxes ................     4,487,831       4,052,064       3,930,797       2,620,904        3,066,504
  Cumulative Effect of Changes
    in Accounting Principles ..                                                                        522,518
  Net Income ..................    10,640,236       9,516,252       9,203,910       8,208,920        7,735,292

Per Common Share(1)
  Net Income .................. $        1.82   $        1.62   $        1.57   $        1.40    $        1.32
  Book Value at December 31 ...         16.75           15.46           14.50           12.58            12.19
  Market Value at December 31 .         35.67           24.50           19.55           15.55            14.93
  Cash Dividends Declared
    and Paid ..................           .57             .50             .46             .40              .37

Total at Year-End
  Loans, Net of
    Unearned Income ........... $ 627,945,380   $ 562,752,505   $ 522,313,747   $ 502,047,831    $ 439,876,598
  Allowance for Loan Losses ...     9,103,828       9,309,354       8,815,130       8,182,801        6,387,902
  Securities ..................   248,631,729     246,110,248     214,218,943     210,148,446      228,509,922
  Assets ......................   971,054,880     893,089,352     841,699,408     787,066,488      739,311,816
  Deposits ....................   834,914,185     772,842,008     739,545,299     696,279,709      655,545,060
  Borrowings ..................    18,454,080      11,174,638       4,313,109       4,650,488          259,797
  Shareholders' Equity ........    98,150,917      90,560,820      84,960,420      73,733,881       71,438,180

Selected Ratios
  Return on Average
    Total Assets ..............         1.14%           1.10%           1.13%           1.05%            1.07%
    Shareholders' Equity ......        11.25%          10.88%          11.45%          11.24%           11.24%
  Average Shareholders' Equity
    to Average Assets .........        10.15%          10.07%           9.83%           9.34%            9.52%

    At December 31
    Shareholders' Equity
      to Assets ...............        10.11%          10.14%          10.09%           9.37%            9.66%
    Tier 1 Leverage ...........         9.86%           9.91%           9.67%           9.22%            9.52%
    Risk-Based Capital Ratios
      Tier 1 ..................        14.46%          15.10%          14.87%          14.86%           17.40%
      Total (8.00% Required) ..        15.71%          16.35%          16.14%          16.12%           18.65%
    Allowance for Loan Losses
      to Total Loans ..........         1.45%           1.65%           1.69%           1.63%            1.45%
    Allowance for Loan Losses
      to Nonperforming Loans ..       200.68%         211.50%         257.03%         394.57%          137.15%
    Nonperforming Loans to
      Total Loans .............          .72%            .78%            .66%            .42%            1.07%
    Dividend Payout ...........        31.85%          31.25%          29.08%          29.03%           29.41%


(1)Per common share amounts restated for SFAS No. 128 and the stock split.

The public market for The Peoples Holding Company common stock is limited. Effective August 18, 1997, the stock began trading on the American Stock Exchange under the ticker symbol PHC. Previously, the stock was listed on the National Association of Securities Dealers Automated Quotations system (NASDAQ) and was traded in the local over-the-counter market. High and low prices for the first and second quarter of 1997 and all of 1996 are reflective of actual trades as reported in the NASDAQ Stock Bulletin. High and low prices for the third and fourth quarters of 1997 are reflective of actual trades as reported by the American Stock Exchange. Dividends per share and market prices have been adjusted to reflect the fifty percent stock dividend issued in 1998. At December 31, 1997, there were approximately 2,400 shareholders of record.


                          DIVIDENDS        PRICES
         PERIOD           PER SHARE    LOW       HIGH
         ---------------- ---------  -------   -------
         1997
         1st Quarter .... $ .133     $ 23.66   $ 26.00
         2nd Quarter ....   .147       23.83     26.67
         3rd Quarter ....   .147       25.67     28.67
         4th Quarter ....   .147       27.50     37.00

         1996
         1st Quarter .... $ .117     $ 21.78   $ 23.56
         2nd Quarter ....   .127       22.83     24.00
         3rd Quarter ....   .127       23.33     24.67
         4th Quarter ....   .133       23.67     25.33

Overview

The Peoples Holding Company (the Company) is a one-bank holding company incorporated under the laws of the state of Mississippi. The Company was incorporated in February 1904 and is the sixth largest bank holding company located in the state. The Peoples Bank & Trust Company (the Bank) is a wholly-owned subsidiary of the Company which operates 41 branches located in North and North Central Mississippi.

The Company's banking subsidiary provides a wide range of banking and financial services to its customers. Those include lending services for commercial, consumer, and real estate loans; depository services for checking, savings, money market, IRA's and certificate of deposit accounts; and fiduciary services. The Bank maintains credit card services and is the issuer of the Mississippi State University, the Delta State University, and the State of Mississippi Department of Wildlife, Fisheries & Parks affinity cards. In addition, the Bank has a number of automated teller machines located throughout its market area that provide 24-hour banking services along with 24-hour access to customer account information through a voice response system. During the last quarter of 1997, the Company acquired Financial Investment Alternatives, Inc. This subsidiary offers annuities and mutual funds.

The purpose of this discussion is to focus on important factors affecting the Company's financial condition and results of operations. Reference should be made to the consolidated financial statements (including the notes thereto) and the selected financial data in this report for an understanding of the following discussion and analysis. All per share data is restated to reflect all stock dividends declared through December 31, 1997.

The Company ended 1997 with assets totaling $971,054,880, up from the prior year total of $893,089,352. This represented a 8.73% growth compared to 6.1% for 1996. Earnings were up 11.81% from the previous year with net income surpassing $10,640,000.

Effective October 1997, the Company purchased approximately $11,036,000 of assets and assumed approximately $15,232,000 of deposit liabilities from one branch office of Magnolia Federal Bank for Savings located in Grenada, Mississippi. Goodwill of approximately $2,123,000 was recorded regarding the acquisition.

Financial Condition Review

The Company emphasizes the importance of employing a high percentage of its assets in an earning capacity. Utilization of the Company's earning assets is a major factor in generating profitability.

The Company employs the largest portion of its earning assets in loans. Loans, net of unearned income, comprised 64.7% and 63.0% of the total assets at December 31, 1997 and 1996, respectively. Overall loan growth in 1997 was 11.58%, with the most significant percentage growth in real estate-construction and real estate-mortgage loans, while commercial and consumer loans increased proportionately. The increase in real estate loans was mainly due to the growth in the residential market and the offering of new mortgage products. Total loans increased 7.74% during 1996, with the most significant growth in real estate-construction and real estate-mortgage loans.

The table below sets forth loans outstanding, according to loan type, at December 31:

                                     1997            1996            1995            1994            1993
                               -------------   -------------   -------------   -------------   -------------
  Commercial, financial, and
     agricultural ............ $ 120,411,789   $ 111,686,473   $ 107,558,223   $  98,767,393   $ 106,293,337
  Real estate - construction .    24,365,187      20,650,887      16,850,556      18,188,860      25,967,773
  Real estate - mortgage .....   344,212,179     301,077,552     259,918,417     253,153,672     220,363,067
  Consumer ...................   148,471,736     137,704,170     149,218,137     143,948,292      97,095,734
  Unearned income ............    (9,515,511)     (8,366,577)    (11,231,586)    (12,010,336)     (9,843,313)
                                ------------    ------------    ------------    ------------    ------------
     Total loans, net of
       unearned income ....... $ 627,945,380   $ 562,752,505   $ 522,313,747   $ 502,047,881   $ 439,876,598
                               =============   =============   =============   =============   =============

The securities portfolio is used to provide term investments, to provide a source of meeting liquidity needs, and to supply securities to be used in collateralizing public funds. The types of securities purchased and the terms of those securities depend on management's assessment of future economic conditions.

The securities portfolio increased $2,521,481 or 1.02%, at December 31, 1997, compared to December 31, 1996. The most significant increase is in obligations of states and political subdivisions, which increased 15.07%. Mortgage-backed securities increased 12.89% in 1997 compared to 1996. All other investment categories decreased slightly with the exception of preferred stock, which increased $164,400 or 6.04% in 1997 compared to 1996.

The securities portfolio was up $31,891,305 or 14.89% at December 31, 1996, compared to December 31, 1995. The most significant increase was in obligations of other U.S. Government agencies and corporations, which increased 59.38%. All other investment categories increased slightly with the exception of preferred stock, which decreased 68.20%. The securities portfolio represented 25.61% and 27.56% of assets at December 31, 1997 and 1996, respectively.

Management continues to evaluate the Company's tax position in order to maximize earnings from securities. The Company was not in an alternative minimum tax position during 1997 or 1996. Note E of the Notes to the Consolidated Financial Statements provides details of the securities portfolio.

Federal funds sold provide a significant source of liquidity. These funds consist of day-to-day loans to correspondent banks. Federal funds sold totaled $6,000,000 and $8,500,000 at December 31, 1997 and 1996, respectively. The changes in these balances between periods are typical of fluctuations in the availability of funds caused by changes in deposits, loans, and securities.

Nonearning assets include cash and due from banks, premises and equipment, and other assets. Cash and due from banks represented 3.39% and 4.30% of total assets at December 31, 1997 and 1996, respectively. These funds are available for meeting day-to-day cash requirements inclusive of reserves required to be held by the Federal Reserve Bank. During 1996, the Company implemented changes, allowed by The Federal Reserve Bank regarding reserve requirements, thereby increasing the utilization of earning assets. The balance in cash may fluctuate significantly based on bank activity.

Net premises and equipment were $23,492,657 and $21,559,955 at December 31, 1997 and 1996, respectively. During 1997, the Company consolidated two aging branches in Grenada to a new facility, consolidated the Water Valley branches into one branch and constructed a new branch in Aberdeen. Another branch is nearing completion in Tupelo. The consolidation and construction of new branches were completed to improve services to the respective communities. The increase from 1996 compared to 1995 is due to additions of equipment for the Technology Center which was constructed in 1995. The Technology Center is designed to house the electronic data processing, proof, purchasing, statement rendering, and voice response operations.

Other assets were  $26,184,367  and  $23,277,326  at December 31, 1997 and 1996,
respectively. The major accounts in this category are interest earned not collected, prepaid expenses, intangible assets, deferred taxes, cash surrender value of insurance, and other real estate owned. Interest earned not collected at December 31, 1997, totaled $8,990,338, down from $9,112,058 at the end of 1996. Prepaid expenses were $1,632,712 and $1,761,528 at December 31, 1997 and 1996, respectively.

Intangible assets, resulting from bank acquisitions, totaled $5,885,806 and $4,250,139 at December 31, 1997 and 1996, respectively. These intangibles are being amortized over a period of 13 to 15 years. The increase at December 31, 1997 compared to December 31, 1996, is due to the acquisition of one branch office of Magnolia Federal Bank for Savings.

Capitalized mortgage servicing rights totaled $462,191 and $224,593 at December 31, 1997 and 1996, respectively. The increase corresponds to the increase in residential mortgage loans. During 1996, the Company capitalized $226,248 to implement FASB Statement No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

Cash surrender value of insurance equaled $4,593,024 and $3,772,620 at December 31, 1997 and 1996, respectively. The Company maintains life insurance policies on key members of management and records the resulting cash surrender value.

The Company relies on deposits as its major source of funds. Noninterest-bearing deposits were $120,828,654 and $118,638,526 at December 31, 1997 and 1996,
respectively. This represented 12.44% and 13.28% of total assets at December 31, 1997 and 1996, respectively. The increase of 1.85% for 1997 compared to 1996, and the increase of 1.50% for 1996 compared to 1995, is due to most depositors utilizing interest-bearing products.

Interest-bearing deposits were $714,085,531 and $654,203,482 at December 31, 1997 and 1996, respectively, or a 9.15% increase over 1996. The largest growth contributing to this increase came from interest-bearing demand deposit accounts and certificates of deposits exceeding $100,000. The Magnolia Federal Bank for Savings branch office acquisition accounted for an increase of approximately $15,232,000 in 1997. The remaining growth in interest-bearing deposits is due to internal growth.

Interest-bearing deposits at December 31, 1996, increased 5.1% over 1995. The increase is due to deposits obtained as a result of new certificate of deposit products.

The Company maintains a note account with the Federal Reserve Bank for which tax deposits are accepted. The account is secured through pledging of securities. On December 31, 1997, the balance in the treasury tax and loan note account was $6,101,276, down from $6,354,142 at the end of 1996. This account fluctuates based on the amount of securities pledged to secure the account and the frequency with which the Federal Reserve Bank draws on those funds.

During  1997,  the Company  received  advances  from the Federal  Home Loan Bank
(FHLB) totaling $9,400,000. The balance due to the FHLB at December 31, 1997 and 1996 was $18,451,547 and $11,168,601, respectively. These advances are the result of asset/liability management decisions matching certain earning assets (first mortgages and consumer loans) against these advances at positive rate spreads. Note G of the Notes to the Consolidated Financial Statements provides details of the borrowings from the FHLB.

Other liabilities totaling $13,434,422 and $12,157,744 at December 31, 1997 and 1996, respectively, include accrued interest, accrued expenses, current taxes payable, and dividends payable. Accrued interest payable totaled $4,901,966 and $4,449,007 at December 31, 1997 and 1996, respectively. Accrued retirement plan costs totaled $1,074,560 and $571,818 at December 31, 1997 and 1996,
respectively. The increase in the accrued retirement plan in 1997 compared to 1996 is mainly due to the establishment of the two defined contribution plans in 1997.

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

The allowance for loan losses is available to absorb inherent credit losses in the entire loan portfolio. The appropriate level of the allowance is based on a quarterly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including losses on loans assessed as impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." The balance of these loans determined as impaired and their related allowance is included in management's estimation and analysis of the allowance for loan losses. If the allowance is deemed inadequate, management sets aside additional reserves by increasing the charges against income.

The allowance for loan losses was $9,103,828 and $9,309,354 at December 31, 1997 and 1996, respectively. This represents a ratio of allowance to year-end loans of 1.45% and 1.65%, respectively. Management deems this allowance adequate for inherent loan losses.

The Company's net charge-offs for 1997 and 1996 were $2,485,525 and $2,318,931, respectively. This represented a net charge-offs to average loans ratio of .42% and .43% for the years ending December 31, 1997 and 1996, respectively. Management continues to monitor loans and utilize diligent collection efforts.

Nonperforming loans are those on which the accrual of interest has stopped or the loan is contractually past due 90 days. Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has been contractually 90 days past due, unless the obligation is both well secured and in the process of collection.

The table below reflects the activity in the allowance for loan losses for the years ended December 31:

Allowance for Loan Losses

                                        1997            1996            1995            1994            1993
                                  -------------   -------------   -------------   -------------   -------------
Balance at Beginning of Year .... $   9,309,354   $   8,815,130   $   8,182,801   $   6,387,902   $   6,613,972

   Provision for Loan Losses ....     2,279,999       2,813,155       2,826,647       2,001,010       2,865,530

   Charge-Offs
     Commercial, Financial,
      and Agricultural ..........       248,390         273,494       1,286,161         174,051       2,595,750
     Real Estate - Construction .       228,392
     Real Estate - Mortgage .....       666,502         246,722          93,452         237,104
     Consumer ...................     1,900,347       2,072,503       1,058,699         684,208         900,085
                                    -----------     -----------     -----------     -----------     -----------
   Total Charge-Offs ............     3,043,631       2,592,719       2,438,312       1,095,363       3,495,835

   Recoveries
     Commercial, Financial,
      and Agricultural ..........        73,379          53,867         101,116         562,303         150,087
     Real Estate - Construction .        67,475
     Real Estate - Mortgage .....       196,897          48,594           6,631         148,866
     Consumer ...................       220,355         171,327         136,247         178,083         254,148
                                    -----------     -----------     -----------     -----------     -----------
   Total Recoveries .............       558,106         273,788         243,994         889,252         404,235
                                    -----------     -----------     -----------     -----------     -----------
   Net Charge-Offs ..............     2,485,525       2,318,931       2,194,318         206,111       3,091,600
                                    -----------     -----------     -----------     -----------     -----------
Balance at End of Year .......... $   9,103,828   $   9,309,354   $   8,815,130   $   8,182,801   $   6,387,902
                                  =============   =============   =============   =============   =============
Loan Loss Analysis
   Loans - Average .............. $ 589,557,220   $ 533,547,898   $ 516,784,193   $ 466,137,177   $ 425,157,580
   Loans - Year End .............   627,945,380     562,752,505     522,313,747     502,047,881     439,876,598
   Net Charge-offs ..............     2,485,525       2,318,931       2,194,318         206,111       3,091,600
   Allowance for Loan Losses ....     9,103,828       9,309,354       8,815,130       8,182,801       6,387,902

Ratios
   Net Charge-offs to
     Loans - Average ............          .42%            .43%            .42%            .04%            .73%
     Allowance for Loan Losses ..        27.30%          24.91%          24.89%           2.52%          48.40%

   Allowance for Loan Losses to
     Loans - Year End ...........         1.45%           1.65%           1.69%           1.63%           1.45%
     Nonperforming Loans ........       200.68%         211.49%         257.03%         394.57%         137.15%

   Nonperforming Loans to
     Loans - Year End ...........          .72%            .78%            .66%            .41%           1.06%
     Loans - Average ............          .77%            .83%            .66%            .44%           1.10%


The following table shows the principal amounts of nonaccrual and restructured loans at December 31:


                                        1997            1996            1995            1994            1993
                                  -------------   -------------   -------------   -------------   -------------
Nonperforming Loans
   Nonaccruing .................. $   1,070,380   $   1,654,650   $     803,237   $     877,409   $   1,605,076
   Accruing Loans Past Due
     90 Days Or More ............     3,466,099       2,747,244       2,626,333       1,196,464       3,052,371
                                    -----------     -----------     -----------     -----------     -----------
   Total Nonperforming
     Loans ......................     4,536,479       4,401,894       3,429,570       2,073,873       4,657,447

   Restructured Loans
     Balance Outstanding ........       202,743         223,850         243,230         259,945         278,416
                                    -----------     -----------     -----------     -----------     -----------
Total Nonperforming Loans
   Including Restructured ....... $   4,739,222   $   4,625,744   $   3,672,800   $   2,333,818   $   4,935,863
                                  =============   =============   =============   =============   =============

The following table presents the interest income on restructured loans, if these loans had been current in accordance with their original terms, and the amount of interest income on these loans that was included in income for the periods indicated:

                                        1997            1996            1995            1994            1993
                                  -------------   -------------   -------------   -------------   -------------
 Gross Amount Of Interest That
    Would Have Been Recorded
    At The Original Rate ........ $               $               $               $       3,498   $      10,784
 Interest That Was Recognized
    In Income ................... $      15,037   $      16,477   $      16,281   $      20,529   $      18,500
                                     ----------      ----------      ----------      ----------      ----------
 Favorable Impact On
    Gross Income ................ $      15,037   $      16,477   $      16,281   $      17,031   $       7,716
                                  =============   =============   =============   =============   =============

Nonperforming loans totaled $4,536,479 and $4,401,894 at December 31, 1997 and 1996, respectively. These loans represented .77% and .83% of average loans for 1997 and 1996, respectively. The allowance for loan losses to nonperforming loans was 200.68% and 211.49% at December 31, 1997 and 1996, respectively. Loans that are considered to be nonperforming are closely monitored by management and the Loss Management Committee.

Real estate acquired through the satisfaction of loan indebtedness is recorded at the lower of cost or fair market value based on appraised value, less estimated selling costs. Any deficiency between the loan balance and the purchase price of the property is charged to the allowance for loan losses. Subsequent sales of the property may result in gains or losses to the Company.

Restructured loans are those for which concessions have been granted to the borrower due to a deterioration of the borrower's financial condition. Such concessions may include a reduction in interest rates, or a deferral of interest or principal payments.

Loans that have been restructured due to cash flow requirements totaled $202,743 and $223,850 at December 31, 1997 and 1996, respectively. The Company's loan review staff monitors the performance of these loans.

Interest Rate Risk

The Company has an Asset/Liability Committee (ALCO) which is duly authorized by the Board of Directors to monitor the position of the Company and to make decisions relating to that process. The ALCO's goal is to maximize net interest income while providing the Company with an acceptable level of market risk due to changes in interest rates.

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Maturity and Rate Sensitivity Analysis (GAP Analysis). Another test measures the impact on net interest income and on net portfolio value (NPV) of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of assets, liabilities, and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1997.

                                Percentage Change In:
                            ----------------------------
 Change In Interest Rates   Net Interest   Net Portfolio
   (In Basis Points)         Income (1)      Value (2)
-------------------------   ------------   -------------
         +400 ..............  (5.4)%          (7.0)%
         +300 ..............  (2.2)%          (4.7)%
         +200 ..............    0.9%          (2.6)%
         +100 ..............    0.3%          (1.3)%
         -100 ..............  (1.0)%            0.8%
         -200 ..............  (2.3)%          (2.1)%
         -300 ..............  (4.6)%          (5.9)%
         -400 ..............  (5.3)%         (13.0)%

(1) The percentage change in this column represents net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.
(2) The percentage change in this column represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in the various rate scenarios.

The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk. The results of the interest rate shock is within the limits set by the Board of Directors.

The Company continually evaluates interest rate risk management opportunities, including the possible use of derivative financial instruments. Management believes that hedging instruments currently available are not cost-effective, and therefore, has focused its efforts on increasing the CompanyOs yield-cost spread through retail growth opportunities.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of net interest income and NPV. Actual values may differ from those projections presented, should market conditions vary from assumptions used in the calculation of net interest income and the net portfolio value.

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

Approximately 87% of the Company's deposits are composed of accounts with balances less than $100,000. When evaluating the movement of these funds, even during large interest rate changes, it is apparent that the Company continues to attract deposits that can be used to meet cash flow needs. Other sources available for meeting the Company's liquidity needs include available-for-sale securities. The available-for-sale portfolio is composed of securities with a readily available market that can be used to convert to cash if the need arises. In addition, the Company maintains a federal funds position that provides day-to-day funds to meet liquidity needs and may also obtain advances from the Federal Home Loan Bank or the treasury tax and loan note account, in order to meet liquidity needs.

Repayments and maturities of loans provide a substantial source of liquidity.The Company has approximately 66% of loans maturing within the next twelve months.

Capital Resources

Total shareholders' equity of the Company was $98,150,917 and $90,560,820 at December 31, 1997 and 1996, respectively. Shareholders' equity grew 8.38% during 1997 and 6.59% during 1996. The growth in capital for both years was attributable to earnings less dividends declared. In 1997, the Company raised dividends in the second quarter. In addition, the effect of SFAS No. 115 increased capital in 1997 by $338,494 and decreased capital by $942,048 in 1996. Shareholders' equity as a percentage of assets was 10.11% and 10.14% at December 31, 1997 and 1996, respectively.

The Federal Reserve Board, the FDIC, and the OCC have issued guidelines for governing the levels of capital that banks are to maintain. Those guidelines specify capital tiers which include the following classification:

                                    Tier 1 Risk-    Total Risk-      Leverage
 Capital Tiers                      Based Capital  Based Capital      Ratio
 ---------------------------------- -------------  -------------   ------------
 Well capitalized .................  6% or above    10% or above    5% or above
 Adequately capitalized ...........  4% or above     8% or above    4% or above
 Undercapitalized .................  Less than 4%   Less than 8%   Less than 4%
 Significantly undercapitalized ...  Less than 3%   Less than 6%   Less than 3%
 Critically undercapitalized ......   2% or less

The Company met the guidelines for a well capitalized bank for both 1997 and 1996. At December 31, 1997, the total Tier 1 and total risk-based capital was $91.3 million and $99.2 million, respectively. Risk-weighted assets less excess allowance for loan losses were $631.4 and $569.3 at December 31, 1997 and 1996, respectively. Tier 1 and total risk-based capital at December 31, 1996, were $85.6 million and $92.7 million, respectively. See Note Q of the Consolidated Financial Statements for capital ratios.

In December 1997, the Company declared a fifty percent stock dividend to shareholders of record on January 1, 1998. Applicable per share and book value information have been restated for the stock dividend. Cash dividends have increased each year since 1990 (see selected financial information for the previous five years). During 1997, the Company raised cash dividends during the second quarter; in 1996, cash dividends were raised in the second and fourth quarters. Book value per share was $16.75 and $15.46 at December 31, 1997 and 1996, respectively. Management places significant emphasis on internal growth of capital. The increase in capital for both years, excluding the effects of SFAS No. 115, was internally generated due to a retention of earnings of 68% and 69% during 1997 and 1996, respectively.

Results of Operations

     Net income for the Company was $10,640,236, $9,516,252, and $9,203,910, for
1997, 1996, and 1995, respectively. In 1997, net income increased $1,123,984, or 11.81%, over 1996. In 1996, net income increased $312,342, or 3.39%, over 1995.
Earnings per share were $1.82, $1.62, and $1.57, for the years ending December 31, 1997, 1996, and 1995, respectively.

Return on average assets for 1997, 1996, and 1995 was 1.14%, 1.10%, and 1.13%, respectively. The increase in 1997 earnings compared to 1996 is the result of an increase of $2,216,186, or 5.80%, in net interest income, a decrease in the provision for loan losses of $533,156, or 18.95%, an increase in noninterest income of $989,009, or 8.97%, coupled with an increase in noninterest expenses of $2,178,600, or 6.64%. Net income for 1997 is the result of customary banking services.

The decrease in 1996 return on average assets compared to 1995 is due to several factors. First, a one-time assessment by the Federal Deposit Insurance Corporation (FDIC) totaling $239,868, to re-capitalize the Savings Association Insurance Fund (SAIF) was recorded in 1996. The Company's net interest margin declined in 1996 compared to 1995 from 5.27% to 5.05% due to a change in the composition of interest-bearing assets and interest-bearing liabilities and the interest rates associated with those changes. Also, during 1996, the Company curtailed its defined benefit pension plan, introducing a defined contribution plan and a 401(k) plan. The curtailment of the defined benefit plan, combined with the impact of FASB Statement No. 122 resulted in income of $315,313 after taxes. Management also strengthened the allowance for loan losses by increasing the provision for loan losses, over the normal accrual, by $142,335 after taxes. The result of the non-recurring transactions was an increase in after-tax income of $172,978. But in 1995, the Company realized a reversal of a lender liability lawsuit judgment of approximately $366,000 after taxes rendered against the Bank in 1991 and recorded a gain on the sale of mortgage loans of approximately $367,000 after taxes.

Net interest income is the largest component of net income for the Company. It is an effective measurement of how well management has balanced the interest-sensitive assets and liabilities and is the difference between the interest earned on earning assets and the cost paid on interest-bearing liabilities. Net interest income was $40,397,274, $38,181,088, and $37,387,716, for the years ending December 31, 1997, 1996, and 1995, respectively. This increase over the three-year period was the result of management's ability to maximize earnings through changes in interest rates and increased volume in earnings assets. Net interest income, on a tax equivalent basis, for the year ending December 31, 1997, increased approximately $3,688,000 due to increases in the volume of earning assets and costing liabilities and decreased approximately $1,231,000 due to changes in interest rates. The Company experienced the most significant volume increase in loans and time deposits. The most significant interest rate changes involved savings and time deposits.

Loan interest income was  $55,650,248,  $50,580,549,  and  $49,321,837,  for the
years ended December 31, 1997, 1996, and 1995, respectively. The increase in 1997 was due to increase in average volume over 1996 of approximately
$5,336,000, while the decrease in tax-equivalent yield from 9.49% in 1997 compared to 9.52% in 1996, resulted in a decrease of approximately $160,000 in interest income.

The increase for loan interest income in 1996 over 1995 was due to growth in the average loan balance of approximately $16,764,000, resulting in an increase in interest income of approximately $1,580,000 and repricing of loans which lowered interest income by approximately $315,000. The repricing of loans lowered the tax-equivalent yield from 9.55% in 1995 to 9.52% in 1996.

Interest income from securities was  $16,007,755,  $14,970,734,  and $12,678,275 for the years ending December 31, 1997, 1996, and 1995, respectively. The increase in interest income in 1997 compared to 1996 is due to an increase in the average balance of approximately $17.7 million, while the tax equivalent yield on securities has decreased in 1997 to 6.85% from 6.88% in 1996. The effect of the increase in average volume resulted in an increase in tax-equivalent interest income of approximately $1,262,000 and the change in yield decreased tax-equivalent interest income by approximately $91,000.

Interest income from securities for 1996 increased 18.08% due to the average balance increasing $31.8 million from 1995. The tax equivalent yield on securities for 1996 was 4 basis points higher than 1995.

The tax equivalent yield on average earning assets was 8.64%, 8.62%, and 8.70%, for 1997, 1996, and 1995, respectively.

The major  source of funds for the  Company is  deposits.  Deposits  represented
85.98% and 86.54% of the total assets at December 31, 1997, and 1996, respectively. Interest-bearing accounts funded 73.54% and 73.25% of the assets for those two years. The cost of funds is reflected in interest expense.

Interest expense for deposits and borrowings was $31,803,498, $28,243,825, and $25,621,205, for the years ended December 31, 1997, 1996, and 1995, respectively. The increase in interest expense in 1997 compared to 1996 is due to an increase in the average balance of deposits of approximately $51.9 million, which increased interest expense by approximately $2,567,000. The change in interest rate from 4.32% in 1996 to 4.51% in 1997, resulted in a increase in interest expense of approximately $992,000.

The increase in interest expenses for 1996 compared to 1995 is due to an increase in the average balance of interest-bearing liabilities of approximately $42.3 million and an increase in the cost of interest-bearing liabilities of 13 basis points. The change in interest expense from 1996 compared to 1995 of $2,622,620 is due to an increase of approximately $1,981,000 due to volume and approximately $642,000 increase in interest expense due to interest rate change.

The net interest margin reflects the portion of the yield on earning assets that remains after the accrual of all interest expense. Net interest margin on a tax equivalent basis was 4.95%, 5.06%, and 5.27% for the years ending December 31, 1997, 1996, and 1995, respectively. The decrease in net interest margin since 1995 is due to management's decision to reprice products in response to competition, while increasing net interest income through increased volume.

The provision for loan losses was $2,279,999, $2,813,155, and $2,826,647 for 1997, 1996, and 1995, respectively. The decrease in provision is in response to stabilized net charge-offs and the adequacy of the allowance for loan losses. The provision for loan losses for 1996 was relatively stable compared to 1995 due to the adequacy of the allowance for loan losses.

Noninterest income totaled $12,019,515,  $11,030,506,  and $10,739,776,  for the
years ended December 31, 1997, 1996, and 1995, respectively. This represented 29.75%, 28.99%, and 28.73% of net interest income for the applicable year. Included in noninterest income are service charges on deposit accounts, fees and commissions, trust revenue, securities gains and losses, and other income.

Service charges increased $202,979, or 3.09%, in 1997 compared to 1996 due to the acquisition of approximately $15,232,000 in deposit accounts from Magnolia Federal Bank for Savings. Service charges were up $207,650, or 3.27%, in 1996 compared to 1995. This increase is due to deposit growth for 1996.

Fees and commissions were $1,447,221,  $1,396,941, and $1,215,810 for 1997,
1996, and 1995, respectively. Fees have remained stable over the years presented.

Securities losses in 1997 totaled $40,990 compared to securities gains of $110,278 for 1996 and losses in 1995 of $507,344. The gains and losses in the portfolio are a result of strategies implemented in the securities portfolio to increase liquidity and future income.

Other income was  $3,126,538,  $2,315,154,  and $3,089,856  for 1997,  1996, and
1995, respectively. The increase in 1997 compared to 1996 is due to an increase in document preparation fees of approximately $454,000, an increase of approximately $148,000 in merchant discount revenue, and an increase in fees of approximately $70,000 related to credit card services.

The decrease in other income for 1996 compared to 1995, is mainly due to a gain on the sale of mortgage loans of approximately $585,000 in 1995, and the reversal of a lender liability lawsuit judgment of approximately $575,000 in 1995.

Noninterest expenses include salaries and employee benefits, net occupancy, equipment, income taxes, and other noninterest expenses. The totals for these expenses for the years ending December 31, 1997, 1996, and 1995 were $39,496,554, $36,882,187, and $36,096,935, respectively. Noninterest expenses for 1997 were up 7.09% compared to 1996. In 1996, noninterest expenses increased 2.18% compared to 1995.

Salaries and employee benefits, representing a major portion of the Company's operating expenses, have increased 7.22%, 0.90%, and 8.65% during 1997, 1996, and 1995, respectively. Management monitors these costs through the implementation of a performance evaluation system. Jobs are graded according to levels of difficulty using a point system which provides for salary adjustments through specified ranges. Employee performance, in relation to goal achievement, is a major factor contributing to the employee's salary increase. The increase in 1997 versus 1996 is due to additional staffing related to acquisitions and internal growth of the Company. Also, employee benefit plan costs increased approximately $617,000 related to implementation of a money purchase pension plan and a 401(k) plan, whereby an employee can contribute up to 10% of salary, and the Company will match up to 3% of the employee's contribution.

During 1997, the Company adopted a Stakeholder performance compensation program, wherein rewards reconcile directly with performance related to profit, growth, quality and productivity. During 1996 and 1995, another incentive program was utilized. The cash incentive for 1997, 1996, and 1995 was approximately
$775,000, $552,000, and $686,000, respectively, which also increased salaries and benefits in 1997, 1996, and 1995.

During 1996, the Company offered an early retirement plan to employees who had attained a certain number of years of service and age. The slight increase in salaries in 1996 compared to 1995 is reflective of these retirees.

Net occupancy expense includes charges for repairs, janitorial, depreciation, rental, and other expenses related to occupancy. Expenses for 1997, 1996, and 1995 were $2,599,021, $2,269,122, and $2,178,314, respectively. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company recognized a loss of approximately $226,000 related to the consolidation of branch offices in Grenada and Water Valley and construction of a new branch in Aberdeen. The new branches were constructed to improve service in these locations.

Equipment expenses include computer equipment rental, repairs, and depreciation. These expenses totaled $1,780,138, $1,594,525, and $1,460,488 for 1997, 1996,
and 1995, respectively. The increase in 1997 and 1996 is due to depreciation and expenses incurred in completing the Technology Center and new branches previously mentioned.

Other  expenses for 1997,  1996,  and 1995 were  $11,096,352,  $10,748,255,  and
$10,472,018, respectively. The increase in 1997 compared to 1996 is due to normal increases in cost due to inflation and approximately $296,000 increase in other fees. Other expenses in 1996 increased over 1995 mainly due to a one-time assessment by the FDIC to re-capitalize the SAIF fund. This assessment, as previously discussed, was $239,868.

As the year 2000 approaches, an issue impacting all companies has emerged regarding how existing application software programs and operating systems can accommodate this date value. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Management is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. While the Company believes its planning efforts are adequate to address its year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. Management does not believe that the Company will incur significant operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant.

Income tax expense for 1997,  1996,  and 1995 was  $4,487,831,  $4,052,064,  and
$3,930,797, respectively. The increase in income taxes for 1997 and 1996 compared to 1995 is due to increased profits and the Company paying state of Mississippi taxes after a net operating loss carryforward was depleted in the first quarter of 1995. The effective tax rate was approximately 5% for state income taxes. Effective tax rates were 29.7%, 29.9%, and 29.9% for 1997, 1996, and 1995, respectively. Note L of the Notes to Consolidated Financial Statements provides further details of the provision for income taxes.

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

SEC Form 10-K

A copy of the annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to: Stuart Johnson, Executive Vice President, The Peoples Bank & Trust Company, P. O. Box 709, Tupelo, MS 38802-0709.

                                                                                  1997
                                                                ---------------------------------------
                                                                   Income       Average
                                                                     Or      Balance Sheet
                                                                   Expense      Amounts    Yields/Rates
                                                                ---------------------------------------
Earning assets
   Loans, net of unearned income
     Commercial ..............................................  $ 25,943,762  $282,261,656   9.25% TE
     Consumer ................................................    17,657,841   183,863,151   9.60%
     Other loans .............................................    12,048,645   123,432,413   9.87% TE
                                                                 -----------   -----------
                                            Total Loans, Net .    55,650,248   589,557,220   9.49% TE

Other ........................................................       542,769    10,102,014   5.37%

Taxable securities
   U.S. Government securities ................................     4,522,330    76,992,738   6.07% TE
   U.S. Government agencies ..................................     3,074,304    48,026,429   6.52% TE
   Mortgage-backed securities ................................     5,249,312    79,689,863   6.59%
   Other securities ..........................................       210,767     2,821,961   8.06% TE
                                                                 -----------   -----------
                                    Total Taxable Securities .    13,056,713   207,530,991   6.40% TE

Tax-exempt securities
   Obligations of states and political subdivisions ..........     2,951,042    53,559,067   8.61% TE
                                                                 -----------   -----------
                                            Total Securities .    16,007,755   261,090,058   6.85% TE

                                        Total Earning Assets .    72,200,772   860,749,292   8.64% TE

Cash and due from banks ......................................                  34,137,241

Other assets, less allowance for loan losses .................                  37,270,688
                                                                               -----------
                                                Total Assets .                $932,157,221
                                                                              ============
Interest-bearing liabilities
   Interest-bearing demand deposit accounts ..................     1,855,171  $ 56,379,020   3.29%
   Savings and money market accounts .........................     5,751,653   196,011,244   2.93%
   Time deposits .............................................    22,933,075   432,264,069   5.31%
                                                                 -----------   -----------
                             Total Interest-Bearing Deposits .    30,539,899   684,654,333   4.46%

                    Total Other Interest-Bearing Liabilities .     1,263,599    21,257,682   5.94%
                                                                 -----------   -----------
                          Total Interest-Bearing Liabilities .    31,803,498   705,912,015   4.51%

Noninterest-bearing sources
   Noninterest-bearing deposits ..............................                 119,356,517
   Other liabilities .........................................                  12,292,577
   Shareholders' equity ......................................                  94,596,112
                                                                               -----------
                  Total Liabilities and ShareholdersO Equity .                $932,157,221
                                                                              ============
   Net interest income/net interest margin ...................  $ 40,397,274                 4.95% TE
                                                                ============

TE - Ratios have been calculated on a tax equivalent basis.


                                                                                  1996
                                                                ---------------------------------------
                                                                   Income       Average
                                                                     Or      Balance Sheet
                                                                   Expense      Amounts    Yields/Rates
                                                                ---------------------------------------
Earning assets
   Loans, net of unearned income
     Commercial ..............................................  $ 23,797,048  $259,223,178   9.23%TE
     Consumer ................................................    18,245,294   187,520,391   9.73%
     Other loans .............................................     8,538,207    86,804,329   9.91%TE
                                                                 -----------   -----------
                                            Total Loans, Net .    50,580,549   533,547,898   9.52%TE

Other ........................................................       873,630    16,492,352   5.30%

Taxable securities
   U.S. Government securities ................................     4,843,727    83,009,995   6.03%TE
   U.S. Government agencies ..................................     3,013,416    45,725,003   6.68%TE
   Mortgage-backed securities ................................     4,122,903    62,214,102   6.63%
   Other securities ..........................................       225,906     3,177,515   7.87%TE
                                                                 -----------   -----------
                                    Total Taxable Securities .    12,205,952   194,126,615   6.41%TE

Tax-exempt securities
   Obligations of states and political subdivisions ..........     2,764,782    49,249,802   8.76%TE
                                                                 -----------   -----------
                                            Total Securities .    14,970,734   243,376,417   6.88%TE
                                                                 -----------   -----------
                                        Total Earning Assets .    66,424,913   793,416,667   8.62%TE

Cash and due from banks ......................................                  40,844,620

Other assets, less allowance for loan losses .................                  34,459,380
                                                                               -----------
                                                Total Assets .                $868,720,667
                                                                              ============
Interest-bearing liabilities
   Interest-bearing demand deposit accounts ..................     2,865,108  $ 88,600,845   3.23%
   Savings and money market accounts .........................     4,233,226   159,557,047   2.65%
   Time deposits .............................................    20,648,907   395,826,585   5.22%
                                                                 -----------   -----------
                             Total Interest-Bearing Deposits .    27,747,241   643,984,477   4.31%

                    Total Other Interest-Bearing Liabilities .       496,584    10,009,063   4.96%
                                                                 -----------   -----------
                          Total Interest-Bearing Liabilities .    28,243,825   653,993,540   4.32%

Noninterest-bearing sources
   Noninterest-bearing deposits ..............................                 116,633,921
   Other liabilities .........................................                  10,598,454
   Shareholders' equity ......................................                  87,494,752
                                                                               -----------
                  Total Liabilities and ShareholdersO Equity .                $868,720,667
                                                                              ============
   Net interest income/net interest margin ...................  $ 38,181,088                 5.06%TE
                                                                ============

                                                                                  1995
                                                                ---------------------------------------
                                                                   Income       Average
                                                                     Or      Balance Sheet
                                                                   Expense      Amounts    Yields/Rates
                                                                ---------------------------------------
Earning assets
   Loans, net of unearned income
     Commercial ..............................................  $ 22,195,292  $238,390,733   9.36%TE
     Consumer ................................................    18,645,037   193,146,649   9.65%
     Other loans .............................................     8,481,508    85,246,811   9.84%TE
                                                                 -----------   -----------
                                            Total Loans, Net .    49,321,837   516,784,193   9.55%TE

Other ........................................................     1,008,809    17,189,987   5.87%

Taxable securities
   U.S. Government securities ................................     4,922,559    90,215,062   5.74%TE
   U.S. Government agencies ..................................     1,369,710    19,808,620   7.01%TE
   Mortgage-backed securities ................................     3,547,259    53,937,225   6.58%
   Other securities ..........................................       258,193     3,384,496   8.63%TE
                                                                 -----------   -----------
                                    Total Taxable Securities .    10,097,721   167,345,403   6.22%TE

Tax-exempt securities
   Obligations of states and political subdivisions ..........     2,580,554    44,268,670   9.05%TE
                                                                 -----------   -----------
                                            Total Securities .    12,678,275   211,614,073   6.84%TE
                                                                 -----------   -----------
                                        Total Earning Assets .    63,008,921   745,588,253   8.70%TE

Cash and due from banks ......................................                  42,604,018

Other assets, less allowance for loan losses .................                  29,741,159
                                                                               -----------
                                                Total Assets .                $817,933,430
                                                                              ============
Interest-bearing liabilities
   Interest-bearing demand deposit accounts ..................     3,815,049  $140,218,166   2.72%
   Savings and money market accounts .........................     2,434,007    99,392,823   2.45%
   Time deposits .............................................    18,985,385   365,213,540   5.20%
                                                                 -----------   -----------
                             Total Interest-Bearing Deposits .    25,234,441   604,824,529   4.17%

                    Total Other Interest-Bearing Liabilities .       386,764     6,881,101   5.62%
                                                                 -----------   -----------
                          Total Interest-Bearing Liabilities .    25,621,205   611,705,630   4.19%

Noninterest-bearing sources
   Noninterest-bearing deposits ..............................                 115,846,458
   Other liabilities .........................................                   9,977,481
   Shareholders' equity ......................................                  80,403,861
                                                                               -----------
                  Total Liabilities and ShareholdersO Equity .                $817,933,430
                                                                              ============
   Net interest income/net interest margin ...................  $ 37,387,716                 5.27%TE
                                                                ============
