Form 10-K, Exhibit 13
period 1998-12-31
PEOPLES HOLDING CO
filed 1999-03-31
CIK 715072

Financial Statements

Consolidated Balance Sheets

                                                                              (In Thousands, Except Share Data)
                                                                                         December 31
                                                                                         -----------
                                                                                      1998         1997
                                                                                      ----         ----
Assets
         Cash and due from banks .............................................  $    32,944    $  32,932
         Federal funds sold ..................................................            0        6,000
                                                                                    -------      -------
                                    Cash and Cash Equivalents ................       31,944       38,932

         Interest-bearing balances with banks ................................          433       14,973
         Securities held to maturity (market value - $78,585 and
                  $60,556 at December 31, 1998 and 1997, respectively) .......       76,893       59,893
         Securities available for sale (amortized cost - $212,849 and
                  $187,836 at December 31, 1998 and 1997, respectively) ......      214,174      188,738

         Loans
                  Commercial, financial, and agricultural ....................      137,272      120,412
                  Real estate - construction .................................       25,562       24,365
                  Real estate - mortgage .....................................      382,179      344,212
                  Consumer ...................................................      158,096      148,472
                  Unearned income ............................................       (8,826)      (9,515)
                                                                                    -------      -------
                                    Total Loans, Net of Unearned Income ......      694,283      627,946

                  Allowance for loan losses ..................................       (9,620)      (9,104)
                                                                                    -------      -------
                                    Net Loans ................................      684,663      618,842

         Premises and equipment, net .........................................       26,356       23,493
         Other assets ........................................................       28,902       26,184
                                                                                    -------      -------
                                    Total Assets .............................  $ 1,063,365    $ 971,055
                                                                                  =========      =======

Liabilities and Shareholders' Equity

Liabilities
         Deposits
                  Noninterest-bearing ........................................  $   149,433    $ 120,829
                  Interest-bearing ...........................................      772,253      714,085
                                                                                    -------      -------
                                    Total Deposits ...........................      921,686      834,914

         Treasury tax and loan note account ..................................        2,455        6,101
         Borrowings ..........................................................       19,567       18,454
         Other liabilities ...................................................       14,598       13,435
                                                                                    -------      -------
                                    Total Liabilities ........................      958,306      872,904

Shareholders' Equity
         Common stock, $5 par value, 15,000,000  shares  authorized
                  5,844,472 and 5,859,472 issued and outstanding at
                  December 31, 1998 and 1997, respectively ...................       29,222       29,297
         Additional paid-in capital ..........................................       39,876       39,876
         Accumulated other comprehensive income ..............................          830          566
         Retained earnings ...................................................       35,131       28,412
                                                                                    -------      -------
                                    Total Shareholders' Equity ...............      105,059       98,151
                                                                                    -------      -------
                                    Total Liabilities and Shareholders' Equity  $ 1,063,365   $  971,055
                                                                                  =========      =======


See notes to consolidated financial statements.

Consolidated Statements Of Income

                                                              (In Thousands, Except Share Data)
                                                                    Year Ended December 31
                                                                    ----------------------
                                                                  1998       1997       1996
                                                                  ----       ----       ----
Interest income
         Loans ..............................................  $ 60,054   $ 55,650   $ 50,580
         Securities:
                  Taxable ...................................    13,416     13,057     12,206
                  Tax-exempt ................................     3,650      2,951      2,765

         Other ..............................................       793        543        874
                                                                 ------     ------     ------
                                    Total Interest Income ...    77,913     72,201     66,425

Interest expense
         Deposits ...........................................    34,179     30,540     27,747
         Borrowings .........................................     1,464      1,264        497
                                                                 ------     ------     ------
                                    Total Interest Expense ..    35,643     31,804     28,244
                                                                 ------     ------     ------
                                    Net Interest Income .....    42,270     40,397     38,181
Provision for loan losses ...................................     2,563      2,280      2,813
                                                                 ------     ------     ------
                                    Net Interest Income After
                                    Provision For Loan Losses    39,707     38,117     35,368

Noninterest income
         Service charges on deposit accounts ................     7,186      6,768      6,565
         Fees and commissions ...............................     1,891      1,447      1,397
         Trust revenue ......................................       846        719        643
         Securities gains (losses) ..........................        61        (41)       110
         Other ..............................................     4,314      3,127      2,315
                                                                 ------     ------     ------
                                    Total Noninterest Income     14,298     12,020     11,030

Noninterest expense
         Salaries and employee benefits .....................    20,757     19,533     18,218
         Net occupancy ......................................     2,683      2,599      2,269
         Equipment ..........................................     1,908      1,780      1,595
         Other ..............................................    12,778     11,097     10,748
                                                                 ------     ------     ------
                                    Total Noninterest Expense    38,126     35,009     32,830
                                                                 ------     ------     ------
Income before income taxes ..................................    15,879     15,128     13,568
Income taxes ................................................     4,511      4,488      4,052
                                                                 ------     ------     ------
                                    Net Income ..............  $ 11,368   $ 10,640   $  9,516
                                                                 ======     ======     ======

Basic and diluted earnings per share ........................  $   1.94   $   1.82   $   1.62
                                                                 ======     ======     ======
Weighted average shares outstanding ......................... 5,853,679  5,859,472  5,859,472
                                                              =========  =========  =========


See notes to consolidated financial statements.

Consolidated Statements Of Shareholders' Equity
(In Thousands, Except Share Data)

                                                                                                       Accumulated
                                             Common Stock                                                 Other
                                          ------------------    Paid-in    Comprehensive   Retained   Comprehensive
                                          Shares      Amount    Capital       Income       Earnings       Income        Total
                                          ------      ------   ---------   -------------   --------   -------------     -----

Balance at January 1, 1996 .............. 2,604,760  $ 13,024   $ 39,876                    $ 30,892     $  1,169     $  84,961


  Net Income for 1996 ...................                                    $  9,516          9,516                      9,516
  Other comprehensive income, net of tax:                                      ------
    Unrealized losses on securities
       available for sale ...............                                        (942)                                     (942)
                                                                               ------
  Other comprehensive income ............                                        (942)                       (942)
                                                                               ------
 Comprehensive income ...................                                    $  8,574
                                                                               ======
  Cash dividends ($.50 per share) .......                                                     (2,950)                    (2,950)
  Stock split effected in the form
    of a stock dividend ................. 1,301,915     6,509                                 (6,509)
  Payment of fractional
    shares for stock dividend ...........                                                        (24)                       (24)
                                         ----------    ------     ------                      ------       ------        ------
Balance at December 31, 1996 ...........  3,906,675  $ 19,533   $ 39,876                    $ 30,925     $    277     $  90,561


  Net Income for 1997 ...................                                    $ 10,640         10,640                     10,640
  Other comprehensive income, net of tax:                                      ------
    Unrealized gains on securities
       available for sale ...............                                         339                                       339
                                                                               ------
  Other comprehensive income ............                                         339                         339
                                                                               ------
 Comprehensive income ...................                                    $ 10,979
                                                                               ======
  Cash dividends ($.57 per share) .......                                                     (3,360)                    (3,360)
  Stock split effected in the form
    of a stock dividend ................. 1,952,797     9,764                                 (9,764)
  Payment of fractional
    shares for stock dividend ...........                                                        (29)                       (29)
                                         ----------    ------     ------                      ------       ------        ------
Balance at December 31, 1997 ...........  5,859,472  $ 29,297   $ 39,876                    $ 28,412     $    566     $  98,151


  Net Income for 1998 ...................                                    $ 11,368         11,368                     11,368
  Other comprehensive income, net of tax:                                      ------
    Unrealized gains on securities
       available for sale, net of
       reclassification adjustment ......                                         264                                       264
                                                                               ------
  Other comprehensive income ............                                         264                         264
                                                                               ------
 Comprehensive income ...................                                    $ 11,632
                                                                               ======
  Cash dividends ($.72 per share) .......                                                     (4,184)                    (4,184)
  Treasury stock purchased and retired ..   (15,000)      (75)                                  (465)                      (540)
                                         ----------    ------     ------                      ------       ------        ------
Balance at December 31, 1998 ...........  5,844,472  $ 29,222   $ 39,876                    $ 35,131     $    830     $ 105,059
                                         ==========    ======     ======                      ======       ======       =======

Disclosure of 1998 reclassification amount:
  Unrealized holding gains arising during period .............. $    322
  Less: reclassification adjustment for
        gains included in net income ..........................      (58)
                                                                  ------
  Net unrealized gains on securities .......................... $    264
                                                                  ======

See notes to consolidated financial statements.

Consolidated Statements Of Cash Flows

                                                                                       (In Thousands, Except Share Data)
                                                                                             Year Ended December 31
                                                                                      ------------------------------------
                                                                                         1998         1997         1996
                                                                                      ----------   ----------   ----------
Operating Activities
         Net income ................................................................  $  11,368    $  10,640    $   9,516
         Adjustments to reconcile net income to net cash
           provided by operating activities:
                           Provision for loan losses ...............................      2,563        2,280        2,813
                           Provision for depreciation and amortization .............      2,593        2,330        2,179
                           Net amortization of securities
                              premiums/discounts ...................................        795          342           71
                           (Gains) losses on sale of loans .........................       (797)        (323)
                           (Gains) losses on sales/calls of securities .............         61           41         (110)
                           Increase in other liabilities ...........................      1,440        1,277        1,677
                           Deferred income tax benefit .............................       (423)        (243)        (179)
                           (Gains) losses on sales of premises and equipment .......        157          233          (16)
                           Increase in other assets ................................     (2,486)      (2,300)        (986)
                                                                                        -------      -------      -------
                                    Net Cash Provided By Operating Activities ......     15,271       14,277       14,965
                                                                                        -------      -------      -------
Investing Activities
         Net (increase) decrease in balances with other banks ......................     14,540      (13,149)       6,990
         Proceeds from sales of securities available for sale ......................     16,242       48,988       32,600
         Proceeds from maturities/calls of securities
                  held to maturity .................................................      4,796        4,245        2,997
         Proceeds from maturities/calls of securities
                  available for sale ...............................................     63,692       71,322       54,505
         Purchases of securities held to maturity ..................................    (21,739)     (12,552)      (9,424)
         Purchases of securities available for sale ................................   (105,184)    (114,367)    (114,018)
         Net increase in loans .....................................................   (150,451)    (101,773)     (43,982)
         Proceeds from sale of loans ...............................................     81,333       33,290
         Proceeds from sales of premises and equipment .............................        272           62          122
         Purchases of premises and equipment .......................................     (5,274)      (3,996)      (2,937)
                                                                                        -------      -------      -------
                                    Net Cash Used In Investing Activities ..........   (101,773)     (87,930)     (73,147)
                                                                                        -------      -------      -------
Financing Activities
         Net increase in noninterest-bearing deposits ..............................     28,604        2,190        1,744
         Net increase in interest-bearing deposits .................................     58,168       59,882       31,553
         Net increase (decrease) in short-term borrowings ..........................     (1,146)        (253)       3,954
         Net increase (decrease) in other borrowings ...............................     (1,388)       7,280        6,861
         Cash dividends paid .......................................................     (4,184)      (3,360)      (2,950)
         Cash paid on fractional shares for stock dividend .........................                     (29)         (24)
         Acquisition of treasury stock .............................................       (540)
                                                                                        -------      -------      -------
                                    Net Cash Provided By Financing Activities ......     79,514       65,710       41,138
                                                                                        -------      -------      -------
                                    Increase (Decrease) In Cash and Cash Equivalents     (6,988)      (7,943)     (17,044)
Cash and Cash Equivalents at Beginning of Year .....................................     38,932       46,875       63,919
                                                                                        -------      -------      -------
                                    Cash and Cash Equivalents at End of Year .......  $  31,944    $  38,932    $  46,875
                                                                                        =======      =======      =======
Non-Cash Transactions
         Transfer of loans to other real estate ....................................  $   1,531    $   1,128    $   1,224
                                                                                        =======      =======      =======


See notes to consolidated financial statements.

Notes To Consolidated Financial Statements December 31, 1998
(In Thousands, Except Share Data)

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

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The Company carries its investment in subsidiary at its equity in the underlying net assets.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities: Securities are classified as held to maturity when purchased if management has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held to maturity or trading are classified as available for sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

The amortized cost of securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts. Such amortization and accretion is included in interest income from securities. Stock dividends are also included in interest income from securities. Realized gains and losses, as well as declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

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

The allowance for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," is based on discounted cash flows using the loan's initial effective interest rate or fair value of the collateral for certain collateral-dependent loans. The allowance for loan losses is maintained at a level believed adequate by management to absorb inherent losses in the loan portfolio. Management's determination of the allowance is based on an evaluation of the portfolio, past experience, current economic conditions, volume, growth, composition of the loan portfolio, and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by use of the straight-line method for furniture, fixtures, equipment, and premises. Leasehold improvements are amortized over the period of the leases or the estimated useful lives of the improvements, whichever is shorter.

Other Real Estate: Other real estate of $907 and $774 at December 31, 1998 and 1997, respectively, is included in other assets and consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market less estimated selling costs. Losses arising from the acquisition of properties are charged against the allowance for loan losses. The net cost of holding other real estate and losses (gains) on the sale of properties totaled ($26), $150, and $410 for the years ending December 31, 1998, 1997, and 1996, respectively.

Unamortized Cost in Excess of Fair Value of Net Assets Acquired: Goodwill, included in other assets, represents unamortized cost in excess of fair value of net assets acquired and is being amortized on the straight-line method over 13 to 15 years. Goodwill was $5,357 and $5,886 at December 31, 1998 and 1997, respectively. Total amortization of intangible assets was $602 for the year ending December 31, 1998, and $566 for the year ending December 31, 1997.

Mortgage   Servicing   Rights:   The   Company    capitalizes    purchased   and
internally-originated mortgage servicing rights based on the fair value of the mortgage servicing rights relative to the loan as a whole. Mortgage servicing rights are amortized in proportion to, and over the period of estimated net servicing income. The fair value of mortgage servicing rights is determined using assumptions that market participants would use in estimating future net servicing income. Mortgage servicing rights are stratified by loan type (government or conventional) and interest rate for purposes of measuring impairment on a quarterly basis. An impairment loss is recognized to the extent by which the unamortized capitalized mortgage servicing rights for each stratum exceeds the current fair value.

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

Earnings Per Share: Basic and diluted earnings per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." All earnings per share amounts for all periods have been presented to conform to the requirements of SFAS No. 128.

Statements of Cash Flows: Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. During 1998, 1997, and 1996, cash paid for interest was $35,735, $31,349, and $27,951, respectively. During 1998, 1997, and 1996, cash paid for income taxes was $5,187, $5,091, and $3,245, respectively.

Impact of Recently Issued Accounting Standards: In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because the Company does not currently use derivatives or intend to use derivatives, the adoption of this Statement will not have an impact on earnings or the financial position of the Company.

Note B - Mergers and Acquisitions

On December 14, 1998, the Company entered into an agreement to merge with Inter-City Federal Bank for Savings (Inter-City) located in Louisville,
Mississippi. On December 31, 1998, total assets, loans, and deposits for Inter-City totaled $44,368, $34,890, and $38,530, respectively. The transaction is expected to be accounted for as a pooling of interests. The exchange ratio will be 2.78 shares of the Company for each share of Inter-City (approximately 347,405 shares). The transaction is expected to be consummated in March 1999.

Effective October 1997, the Company purchased approximately $11,036 of selected assets and assumed approximately $15,232 of deposit liabilities from one branch office of Magnolia Federal Bank for Savings located in Grenada, Mississippi. Goodwill of approximately $2,123 was recorded in connection with this acquisition.

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

Deposits: The fair values disclosed for demand deposits, both interest-bearing and noninterest-bearing, are, by definition, equal to the amount payable on demand at the reporting date. The fair values of certificates of deposit and individual retirement accounts are estimated by discounting cash flows based on currently effective interest rates for similar types of accounts.

Treasury Tax And Loan Note Account: The carrying amounts reported in the consolidated balance sheet approximate the fair value.

Borrowings: The fair value was determined by discounting cash flows using the current market rate.

Off-Balance Sheet: Off-balance-sheet items are primarily short-term commitments, often at variable rates which are tied to prime.

                                                        December 31
                                     -------------------------------------------------
                                              1998                      1997
                                     ----------------------    -----------------------
                                     Carrying       Fair        Carrying       Fair
                                      Amount        Value        Amount        Value
                                     ---------    ---------    ---------     ---------
Financial assets
 Cash and due from banks ..........  $  31,944    $  31,944    $  32,932     $  32,932
 Federal funds sold ...............                                6,000         6,000
 Interest-bearing balances
          with banks ..............        433          433       14,973        14,973
 Securities .......................    291,067      292,759      248,631       249,294
 Loans net of unearned income .....    694,283      700,074      627,946       629,981
          Allowance for loan losses     (9,620)      (9,620)      (9,104)       (9,104)
                                       -------      -------      -------       -------
 Net loans ........................    684,663      690,454      618,842       620,877

Financial liabilities
 Deposits .........................    921,686      923,648      834,914       834,438
 Treasury tax and loan note account      2,455        2,455        6,101         6,101
 Borrowings .......................     19,567       19,745       18,454        18,447


Note D - Restrictions on Cash and Due From Banks

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amounts of those balances for the years ended December 31, 1998 and 1997, were approximately $13,618 and $12,953, respectively.

Note E - Securities

The amortized cost and estimated fair values of securities held to maturity and available for sale at December 31, 1998, are as follows:

                                                        Securities Held to Maturity
                                     -------------------------------------------------------------
                                     Amortized  Gross Unrealized   Gross Unrealized    Estimated
                                       Cost          Gains             Losses        Market Values
                                     ---------  ----------------  -----------------  -------------
Obligations of states and
         political subdivisions..... $  76,893      $   1,855         $    (163)        $  78,585
                                     =========      =========         =========         =========

                                                        Securities Available For Sale
                                     -------------------------------------------------------------
                                     Amortized  Gross Unrealized   Gross Unrealized    Estimated
                                       Cost          Gains             Losses        Market Values
                                     ---------  ----------------  -----------------  -------------
U.S. Treasury securities ........... $  54,397      $     432         $                 $  54,829
Obligations of other U.S. Government
         agencies and corporations .    50,600            378               (10)           50,968
Mortgage-backed securities .........   104,788            675              (150)          105,313
Preferred stock ....................     3,064                                              3,064
                                       -------        -------           -------           -------
                                     $ 212,849      $   1,485         $    (160)        $ 214,174
                                     =========      =========         =========         =========

The amortized cost and estimated market values of securities held to maturity and available for sale at December 31, 1997, are as follows:

                                                        Securities Held to Maturity
                                     -------------------------------------------------------------
                                     Amortized  Gross Unrealized   Gross Unrealized    Estimated
                                       Cost          Gains             Losses        Market Values
                                     ---------  ----------------  -----------------  -------------
Obligations of states and
         political subdivisions..... $  59,893      $     986         $    (323)        $  60,556
                                     =========      =========         =========         =========

                                                        Securities Available For Sale
                                     -------------------------------------------------------------
                                     Amortized  Gross Unrealized   Gross Unrealized    Estimated
                                       Cost          Gains             Losses        Market Values
                                     ---------  ----------------  -----------------  -------------
U.S. Treasury securities ........... $  70,634      $     352         $     (11)        $  70,975
Obligations of other U.S. Government
         agencies and corporations .    40,049            116               (36)           40,129
Mortgage-backed securities .........    74,266            572               (91)           74,747
Preferred stock ....................     2,887                                              2,887
                                       -------        -------           -------           -------
                                     $ 187,836      $   1,040         $    (138)        $ 188,738
                                     =========      =========         =========         =========

The amortized cost and estimated market value of securities held to maturity and available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Estimated
                                          Amortized      Market
Securities Held to Maturity                  Cost        Value
---------------------------               ---------    ---------
Due in one year or less ................. $   3,179    $   3,201
Due after one year through five years ...    14,668       15,029
Due after five years through ten years ..    41,941       43,094
Due after ten years .....................    17,105       17,261
                                            -------      -------
                                          $  76,893    $  78,585
                                          =========    =========

                                                       Estimated
                                          Amortized      Market
Securities Available for Sale                Cost        Value
-----------------------------             ---------    ---------
Due in one year or less ................. $  47,377    $  47,693
Due after one year through five years ...    35,635       35,938
Due after five years through ten years ..    21,985       22,166
                                            -------      -------
                                            104,997      105,797
Mortgage-backed securities ..............   104,788      105,313
Preferred stock .........................     3,064        3,064
                                            -------      -------
                                          $ 212,849    $ 214,174
                                          =========    =========

At  December  31,  1998  and  1997,   securities   with  an  amortized  cost  of
approximately $167,208 and $157,285, respectively, were pledged to secure government, public, and trust deposits.

Note F - Deposits

Deposit accounts are summarized as follows:
                                                 December 31
                                            -------------------
                                               1998      1997
                                            -------------------
Noninterest-bearing ......................  $149,433   $120,829
Interest-bearing DDA .....................    71,242     70,907
Savings accounts .........................    44,501     44,770
Money Market accounts ....................   194,837    139,584
Certificates of deposit exceeding $100,000   123,915    106,952
Other time deposits ......................   337,758    351,872
                                             -------    -------
         Total ...........................  $921,686   $834,914
                                            ========   ========

At December 31, 1998, the approximate scheduled maturities of time deposits are as follows:
                                          (In Thousands)
         1999 ............................ $   350,169
         2000 ............................      74,780
         2001 ............................      18,661
         2002 ............................      10,810
         2003 and thereafter .............       7,253
                                             ---------
         Total ........................... $   461,673
                                           ===========

Note G - Borrowings

Borrowings primarily consist of balances due to the Federal Home Loan Bank of $17,067 and $18,452 at December 31, 1998 and 1997, respectively.

During 1998, the Company obtained from the Federal Home Loan Bank an advance totaling $1,000, with an interest rate of 6.03% and a maturity date of June 2, 2008. During 1997, the Company obtained four advances from the Federal Home Loan Bank totaling $9,400. These advances were $5,000, $400, $500, and $3,500, with interest rates of 6.44%, 6.44%, 6.34%, and 6.46%, respectively. Maturity dates are February 1, 2007, August 3, 2009, November 1, 2007, and January 1, 2018, respectively. All advances are secured by one-to-four family first mortgages.

Future minimum payments, by year and in the aggregate, related to the Federal Home Loan Bank advances with initial or remaining terms of one year or more, consisted of the following at December 31, 1998:


         1999 ......................... $  2,247
         2000 .........................    1,502
         2001 .........................    4,422
         2002 .........................    3,553
         2003 .........................      563
         Thereafter ...................    4,780
                                         -------
         Total ........................ $ 17,067
                                        ========

Note H - Loans to Related Parties

Certain Bank executive officers and directors and their associates are customers of and have other transactions with the Bank. Related party loans and commitments are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than a normal risk of collectibility. The aggregate dollar amount of these loans was $10,551 and $2,807 at December 31, 1998 and 1997, respectively. During 1998, $14,854 of new loans were made and payments received totaled $7,110. Total deposits for these related parties at December 31, 1998, were approximately $2,675.

Note I - Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

                                                    Year Ended December 31
                                                ------------------------------
                                                  1998       1997       1996
                                                --------   --------   --------
Balance at beginning of year .................. $ 9,104    $ 9,309    $ 8,815
Charge-offs ...................................  (2,514)    (3,043)    (2,593)
Recoveries ....................................     467        558        274
                                                 ------     ------     ------
         Net Charge-offs ......................  (2,047)    (2,485)    (2,319)
Provision for loan losses .....................   2,563      2,280      2,813
                                                 ------     ------     ------
                         Balance at End of Year $ 9,620    $ 9,104    $ 9,309
                                                =======    =======    =======

Impaired loans recognized in conformity with SFAS No. 114, as amended by SFAS No. 118, were as follows:

                                                    Year Ended December 31
                                                ------------------------------
                                                  1998       1997       1996
                                                --------   --------   --------
Impaired loans with a related
   allowance for loan losses .................. $ 3,212    $ 2,486    $ 2,946
Impaired loans without a specific
   allowance for loan losses ..................   1,061        891      1,057
                                                  -----      -----      -----
Total impaired loans .......................... $ 4,273    $ 3,377    $ 4,003
                                                =======    =======    =======
Specific allowance for loan losses
   for impaired loans ......................... $ 1,127    $   778    $   734
Average recorded investment in impaired loans . $ 3,825    $ 3,690    $ 3,439

Interest income recognized using the
   accrual basis of income recognition ........ $   340    $   237    $   336
Interest income recognized using the
   cash basis of income recognition ...........      13         18         70
                                                  -----      -----      -----
         Total interest income recognized
         on impaired loans .................... $   353    $   255    $   406
                                                =======    =======    =======

Note J - Nonaccrual and Past Due Loans

Nonaccrual and past due loans were as follows:
                                                     December 31
                                                 --------------------
                                                   1998        1997
                                                 --------    --------
Nonaccrual loans outstanding ................... $    204    $  1,070
Accruing loans past due 90 days
   or more outstanding .........................    3,249       3,466

At December 31, 1998 and 1997, there were no significant commitments to lend any of these debtors additional funds.

Note K - Premises and Equipment

Premises and equipment accounts are summarized as follows:

                                                     December 31
                                                 --------------------
                                                   1998        1997
                                                 --------    --------
    Land ....................................... $  5,662    $  5,185
    Premises ...................................   21,898      19,423
    Equipment, furniture, and fixtures .........   16,231      13,880
    Construction in progress ...................      666       1,009
                                                  -------     -------
                                                   44,457      39,497

    Accumulated depreciation and amortization ..  (18,101)    (16,004)
                                                  -------     -------
                                                 $ 26,356    $ 23,493
                                                 ========    ========
    Depreciation expense ....................... $  1,991    $  1,768
                                                 ========    ========

Note L - Income Taxes

Deferred income taxes, included in other assets, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No valuation allowance was recognized as the deferred tax assets were determined to be realizable in future years. This determination was based on the Company's earnings history with no basis for believing future performance will not continue to follow the same pattern. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997, are as follows:
                                                      (In Thousands)
                                                 ----------------------
                                                    1998         1997
                                                 ----------------------
    Deferred tax assets
       Allowance for loan losses ............... $   3,588    $   3,396
       Deferred compensation ...................     1,415        1,298
       Other ...................................       449          267
                                                    ------       ------
          Total deferred tax assets ............     5,452        4,961
                                                    ------       ------
    Deferred tax liabilities
       Depreciation ............................     1,254        1,245
       Net unrealized gains on securities
          available for sale ...................       495          337
       Other ...................................       852          793
                                                    ------       ------
          Total deferred tax liabilities .......     2,601        2,375
                                                    ------       ------
          Net deferred tax assets at end of year $   2,851    $   2,586
                                                 =========    =========


Significant components of the provision for income taxes (benefits) are as follows:


                                             1998       1997       1996
Allocated to net income:                   -------    -------    -------
  Current
     Federal ............................. $ 4,485    $ 4,311    $ 3,902
     State ...............................     449        420        329
                                            ------     ------     ------
                                             4,934      4,731      4,231
                                            ------     ------     ------
  Deferred
     Federal .............................    (368)      (210)      (155)
     State ...............................     (55)       (33)       (24)
                                            ------     ------     ------
                                              (423)      (243)      (179)
                                            ------     ------     ------
                                           $ 4,511    $ 4,488    $ 4,052
                                           =======    =======    =======

Allocated to other comprehensive income:
  Deferred
     Federal ............................. $   137    $   175    $  (473)
     State ...............................      21         27        (74)
                                            ------     ------     ------
                                           $   158    $   202    $  (547)
                                           =======    =======    =======

The reconciliation of income taxes (benefits) computed at the United States federal statutory tax rates to the provision for income taxes is:

                                               1998                  1997                  1996
                                        -------------------   -------------------   -------------------
Tax at U.S. statutory rate ............ $ 5,558       35.0%    $ 5,295      35.0%    $ 4,749      35.0%
   Tax-exempt interest income .........  (1,498)      (9.4%)    (1,201)     (7.9%)    (1,047)     (7.7%)
   State income tax, net of federal
      deduction .......................     255        1.6%        252       1.7%        199       1.5%
   Amortization of intangible assets ..      27        0.2%         58       0.4%         71       0.5%
   Dividends received deduction .......     (12)      (0.1%)       (11)     (0.1%)       (16)     (0.1%)
   Other items - net ..................     181        1.1%         95       0.6%         96       0.7%
                                         ------      ------     ------     ------     ------     ------
                                        $ 4,511       28.4%    $ 4,488      29.7%    $ 4,052      29.9%
                                        =======      ======    =======     ======    =======     ======

Note M - Restrictions on Bank Dividends, Loans, or Advances

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Mississippi Department of Banking and Consumer Finance is required prior to the Bank paying dividends, which are limited to earned surplus in excess of three times the Bank's capital stock. At December 31, 1998, the unrestricted surplus was approximately $88,615.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specified obligations. At December 31, 1998, the maximum amount available for transfer from the Bank to the Company in the form of loans was 11% of consolidated net assets. There were no loans outstanding from the Bank to the Company at December 31, 1998.

Note N - Employee Benefit Plans

The Company and its Bank sponsor a defined benefit noncontributory pension plan, The Peoples Bank & Trust Company Amended and Restated Pension Plan (the Plan), generally covering all full-time employees completing a minimum of one thousand hours of service during a twelve month period. The plan was not open to new participants after December 31, 1996. Effective August 1, 1996, an early retirement window was implemented. Effective December 31, 1996, future benefit accruals were eliminated, and the benefits were frozen as of that date. The curtailment and early retirement window were accounted for under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The normal retirement benefit, one-twelfth of which is payable monthly for life with 120 payments guaranteed, is determined as the sum of (A) 1.4% of average earnings, plus (B) 0.6% of average earnings in excess of covered compensation, times (C) years of service at retirement limited to 25, and compensation in both (A) and
(B) are limited by Section 401 (a) (17) of the Internal Revenue Code as amended.

The Company's funding policy is to contribute annually an amount that is at least equal to the minimum amount determined by consulting actuaries in accordance with the Employee Retirement Income Security Act of 1974. There were significant matters affecting comparability of net periodic pension cost and other information for the year ended December 31, 1996. The SFAS No. 88 cost for the early retirement window was $452. The curtailment reduced the projected benefit obligation by $3,539. All unrecognized gain/loss, transition assets, and prior service cost were recognized. The SFAS No. 88 impact for the curtailment was an increase to income of $729 in 1996.

Net periodic post retirement benefit cost was also affected by changes made for the year ended December 31, 1996. A curtailment resulted from special termination benefits offered in 1996, in the form of an early retirement window, to employees who would attain a certain age and number of service years by December 31, 1996. The effect of the curtailment decreased the unrecognized net gain by $57 and resulted in special termination benefits expense of $44.

The Company also provides certain health care and/or life insurance to retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach normal or early retirement while working for the Company. The Company pays one-half of the health insurance premium. Up to age 70, each retired employee receives life insurance coverage paid entirely by the Company. The Company has accounted for its obligation related to these plans in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

The Company has limited its liability for the rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate ) to the rate of inflation assumed to be 4% each year. The health care cost trend rate assumption has little effect on the amounts reported. For example, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would not increase or decrease the accumulated postretirement benefit obligation nor the service and interest cost components of net periodic postretirement benefit cost as of December 31, 1998, and for the year then ended.

The following table sets forth the required disclosures. Pension Benefits represents the pension plan offered by the Bank and Other Benefits represents the postretirement medical plan. There is no additional minimum pension liability required to be recognized.

                                                     Pension Benefits         Other Benefits
                                                    -------------------     -------------------
                                                      1998       1997         1998       1997
                                                    --------   --------     --------   --------
Change in benefit obligation
  Benefit obligation at beginning of year ......... $ 11,237   $  9,600     $    442   $    423
  Service cost ....................................                               27         25
  Interest cost ...................................      820        789           31         32
  Plan participants' contributions ................                               29         28
  Actuarial gain (loss) ...........................      914      1,368           65         (4)
  Benefits paid ...................................     (554)      (520)        (139)       (62)
                                                      ------     ------       ------     ------
  Benefit obligation at end of year ............... $ 12,417   $ 11,237     $    455   $    442
                                                    ========   ========     ========   ========
Change in plan assets
  Fair value of plan assets at beginning of year .. $ 12,096   $ 10,947
  Actual return on plan assets ....................    1,473      1,669
  Benefits paid ...................................     (554)      (520)
                                                      ------     ------
  Fair value of plan assets at end of year ........ $ 13,015   $ 12,096
                                                    ========   ========

  Funded (underfunded) status ..................... $    598   $    859     $   (455)  $   (442)
  Unrecognized net actuarial (gain) loss ..........      568        178           34        (32)
  Unamortized prior service cost ..................      320        349
                                                      ------     ------       ------     ------
  Prepaid (accrued) benefit cost .................. $  1,486   $  1,386     $   (421)  $   (474)
                                                    ========   ========     ========   ========
Weighted-average assumptions
    as of December 31
  Discount rate ...................................      7.0%       7.5%         7.0%       7.5%
  Expected return on plan assets ..................      8.0%       8.0%         N/A        N/A
  Actual return on plan assets ....................     11.7%      14.5%         N/A        N/A

                                             Pension Benefits               Other Benefits
                                         ------------------------      ------------------------
                                          Year Ended December 31        Year Ended December 31
                                          1998     1997     1996        1998     1997     1996
                                         ------   ------   ------      ------   ------   ------
Components of net periodic
    benefit cost (income)
  Service cost ......................... $        $        $  543      $   27   $   25   $   23
  Interest cost ........................    820      789      918          31       32       25
  Expected return on plan assets .......   (950)    (859)    (842)
  Prior service cost recognized ........     30       30
  Special termination benefits cost ....                                                     44
                                          -----    -----    -----       -----    -----    -----
  Net periodic benefit cost (income) ... $ (100)  $  (40)  $  619      $   58   $   57   $   92
                                         ======   ======   ======      ======   ======   ======

Effective January 1, 1997, the Company adopted two defined contribution plans: a money purchase pension plan and a 401(k) plan. The money purchase pension plan is a noncontributory pension plan. The Company contributes 5% of compensation for each participant annually into this plan. The Company contributed $738 and $651 to the money purchase pension plan in 1998 and 1997, respectively. The 401(k) plan is a contributory plan. Employees may contribute up to 10% of pre-tax earnings into this plan. In addition, the Company provides for a matching contribution up to 3% of compensation for each employee who has attained age 21 and completes a year of service and is employed on the last day of the plan year. The Company's costs related to the 401(k) plan in 1998 and 1997, were $381 and $369, respectively.

The Company and its subsidiary also sponsor an employee stock ownership plan covering substantially all full-time employees who are 21 years of age and have completed one year of employment. Contributions are determined by the Board of Directors and may be paid in either cash or the Company's common stock. Total contributions to the Plan charged to operating expenses were $300, $100, and $325 in 1998, 1997, and 1996, respectively.

Note O - Other Noninterest Expenses

Components of other noninterest expenses which exceed 1% of total revenues were as follows:
                                        1998       1997       1996
                                      -------    -------    -------
 Noninterest Expense
    Computer processing cost ........ $ 3,296    $ 2,740    $ 2,388
    FDIC/state banking assessments ..                           786
    Stationery and supplies .........   1,696

Note P - Segment Reporting

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and allocating resources to segments. Because SFAS No. 131 addresses how supplemental financial information is disclosed in annual and interim reports, its adoption in 1998 had no impact on the financial condition or operating results of the Company.

The Peoples Holding Company has defined two reportable segments: branches and specialized products. Branches offer commercial, consumer, and mortgage loans as well as a full range of deposit services. Specialized products include leasing, student loans, credit cards, accounts receivable factoring, trust services, and financial investment alternatives.

The Company evaluates performance based on profit or loss from operations. The reportable segments do not receive any allocations for income taxes or gains and losses from security sales. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Intersegment transfers are recorded at cost; there is no intercompany profit or loss on these transfers. There are no intercompany receivables.

Branches are defined as a reportable segment because, while they offer a variety of products, they offer the same set of products, use the same delivery system, and are evaluated by the same set of standards. Specialized products are grouped together, not because of similarities in the products, but because of the delivery system which is largely marketed through branch referrals and the immateriality of the revenue generated by each division separately. The similarity in these is that they are all specialized financial services products which must be supported by experts.

Year ended December 31, 1998       Branches   Specialized Products   All Other        Total
                                  ---------   --------------------   ---------     -----------
Net interest income ............. $  38,700        $   3,519         $      51     $    42,270
Provision for loan losses .......     1,679              714               170           2,563
                                    -------          -------           -------         -------
Net interest income after
  provision for loan losses .....    37,021            2,805              (119)         39,707

Noninterest income ..............     9,801            4,233               264          14,298
Noninterest expense .............    23,618            5,275             9,233          38,126
                                    -------          -------           -------         -------
Income before income taxes ......    23,204            1,763            (9,088)         15,879
Income taxes ....................                                        4,511           4,511
                                    -------          -------           -------         -------
Net income ...................... $  23,204        $   1,763         $ (13,599)    $    11,368
                                  =========        =========         =========     ===========
Intersegment revenue (expense) .. $     517        $    (517)        $             $
                                  =========        =========         =========     ===========
Segment assets .................. $ 851,218        $  91,385         $ 120,762     $ 1,063,365
                                  =========        =========         =========     ===========

Year ended December 31, 1997       Branches   Specialized Products   All Other        Total
                                  ---------   --------------------   ---------     -----------
Net interest income ............. $  36,976        $   3,372         $      49     $    40,397
Provision for loan losses .......     1,799              375               106           2,280
                                    -------          -------           -------         -------
Net interest income after
  provision for loan losses .....    35,177            2,997               (57)         38,117

Noninterest income ..............     9,323            2,590               107          12,020
Noninterest expense .............    22,091            4,948             7,970          35,009
                                    -------          -------           -------         -------
Income before income taxes ......    22,409              639            (7,920)         15,128
Income taxes ....................                                        4,488           4,488
                                    -------          -------           -------         -------
Net income ...................... $  22,409        $     639         $ (12,408)    $    10,640
                                  =========        =========         =========     ===========
Intersegment revenue (expense) .. $     629        $    (629)        $             $
                                  =========        =========         =========     ===========
Segment assets .................. $ 773,090        $  77,723         $ 120,242     $   971,055
                                  =========        =========         =========     ===========

Year ended December 31, 1996       Branches   Specialized Products   All Other        Total
                                  ---------   --------------------   ---------     -----------
Net interest income ............. $  35,180        $   2,958         $      43     $    38,181
Provision for loan losses .......     2,345              330               138           2,813
                                    -------          -------           -------         -------
Net interest income after
  provision for loan losses .....    32,835            2,628               (95)         35,368

Noninterest income ..............     8,051            2,789               190          11,030
Noninterest expense .............    21,057            4,047             7,726          32,830
                                    -------          -------           -------         -------
Income before income taxes ......    19,829            1,370            (7,631)         13,568
Income taxes ....................                                        4,052           4,052
                                    -------          -------           -------         -------
Net income ...................... $  19,829        $   1,370         $ (11,683)    $     9,516
                                  =========        =========         =========     ===========
Intersegment revenue (expense) .. $      51        $     (51)        $             $
                                  =========        =========         =========     ===========
Segment assets .................. $ 732,434        $  54,772         $ 105,883     $   893,089
                                  =========        =========         =========     ===========

Note Q - Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

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

The Company's unfunded loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1998, were approximately $198,449 and $13,207, respectively, compared to $162,751 and $11,703, respectively, at December 31, 1997.

Market risk resulting from interest rate changes on particular off-balance sheet financial instruments may be offset by other on- or off-balance sheet transactions. Interest rate sensitivity is monitored by the Company for determining the net effect of potential changes in interest rates on the market value of both on- or off-balance sheet financial instruments.

Note R - Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. All banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets (as defined), 4% of average assets (as defined), and total capital of 8% of risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and applicable ratios are as follows:

                                                   Actual
                                           ---------------------
                                            Amount         Ratio
                                           --------        -----
         As of December 31, 1998
            Total Capital ................ $107,338        15.1%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 98,426        13.8%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 98,426         9.3%
              (to Average Assets)

         As of December 31, 1997
            Total Capital ................ $ 99,223        15.7%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 91,315        14.5%
              (to Risk Weighted Assets)
            Tier I Capital ............... $ 91,315         9.9%
              (to Average Assets)

Note S - The Peoples Holding Company (Parent Company Only)
Condensed Financial Information

Balance Sheets

                                                        December 31
                                                   --------------------
                                                     1998        1997
                                                   --------    --------
Assets
  Cash* .......................................... $     42    $     59
  Dividends receivable* ..........................    1,110         859
  Investment in bank subsidiary* .................  105,133      98,243
                                                    -------     -------
     Total Assets ................................ $106,285    $ 99,161
                                                   ========    ========
Liabilities and Shareholders' Equity
  Dividends payable .............................. $  1,110    $    859
  Accrued interest payable and other liabilities .      116         151
  Shareholders' equity ...........................  105,059      98,151
                                                    -------     -------
     Total Liabilities and Shareholders' Equity .. $106,285    $ 99,161
                                                   ========    ========

Statements of Income
                                            Year Ended December 31
                                          -------------------------
                                            1998     1997     1996
                                          -------  -------  -------
Income
  Dividends from bank subsidiary* ....... $ 4,863  $ 3,360  $ 3,050
  Other dividends .......................      51       46       41
  Other income ..........................                1
  Interest income from bank subsidiary* .                2        2
                                           ------   ------   ------
                                            4,914    3,409    3,093
Expenses
  Other .................................     256      251      177
                                           ------   ------   ------
Income before income tax credits and
  equity in undistributed net income of
  bank subsidiary .......................   4,658    3,158    2,916
Income tax credits ......................     (84)     (86)     (61)
                                           ------   ------   ------
                                            4,742    3,244    2,977
Equity in undistributed net
  income of bank subsidiary* ............   6,626    7,396    6,539
                                           ------   ------   ------
                           Net Income     $11,368  $10,640  $ 9,516
                                          =======  =======  =======

Statements of Cash Flows

                                                               Year Ended December 31
                                                            ----------------------------
                                                              1998      1997      1996
                                                            --------  --------  --------
Operating Activities
   Net income ............................................. $ 11,368  $ 10,640  $  9,516
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income
        of bank subsidiary ................................   (6,626)   (7,396)   (6,539)

      Increase in dividends receivable ....................     (251)      (78)      (98)
      Increase in other liabilities .......................      216       159       105
                                                             -------   -------   -------
      Net Cash Provided By Operating Activities ...........    4,707     3,325     2,984

Investing Activities
   Maturities (purchases) of certificates of deposit ......                 86        (5)
                                                             -------   -------   -------
      Net Cash Provided By (Used In) Investing Activities .                 86        (5)

Financing Activities
   Cash dividends .........................................   (4,184)   (3,360)   (2,950)
   Payment of fractional shares on stock dividend .........                (29)      (24)
   Purchase of treasury stock .............................     (540)
                                                             -------   -------   -------
      Net Cash Used In Financing Activities ...............   (4,724)   (3,389)   (2,974)
                                                             -------   -------   -------
      Increase In Cash ....................................      (17)       22         5
   Cash At Beginning Of Year ..............................       59        37        32
                                                             -------   -------   -------
      Cash At End Of Year ................................. $     42  $     59  $     37
                                                            ========  ========  ========

*Eliminated in consolidation.

Note T - Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1998 and 1997:

                                                 Three Months Ended
                                       --------------------------------------
                                        Mar 31   June 30    Sept 30   Dec 31
                                       --------  --------  --------  --------
1998
Interest income ...................... $ 18,882  $ 19,349  $ 19,733  $ 19,949
Interest expense .....................    8,528     8,823     9,133     9,159
Net interest income ..................   10,354    10,526    10,600    10,790
Provision for loan losses ............      641       641       640       641
Noninterest income ...................    3,391     3,353     3,595     3,959
Noninterest expense ..................    9,085     9,488     9,451    10,102
Income before income taxes ...........    4,019     3,750     4,104     4,006
Income taxes .........................    1,165     1,035     1,170     1,141
Net income ...........................    2,854     2,715     2,934     2,865

Basic and diluted earnings per share . $    .49  $    .46  $    .50  $    .49

1997
Interest income ...................... $ 17,259  $ 17,908  $ 18,370  $ 18,664
Interest expense .....................    7,433     7,869     8,156     8,346
Net interest income ..................    9,826    10,039    10,214    10,318
Provision for loan losses ............      570       570       570       570
Noninterest income ...................    2,850     2,858     3,059     3,253
Noninterest expense ..................    8,352     8,626     9,099     8,932
Income before income taxes ...........    3,754     3,701     3,604     4,069
Income taxes .........................    1,153     1,071     1,057     1,207
Net income ...........................    2,601     2,630     2,547     2,862

Basic and diluted earnings per share . $    .44  $    .45  $    .44  $    .49



Note U - Contingent Liabilities

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

Report of Independent Auditors




Board of Directors and Shareholders
The Peoples Holding Company
Tupelo, Mississippi

We have audited the accompanying consolidated balance sheets of The Peoples Holding Company and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples Holding Company and subsidiary at December 31, 1998 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






Memphis, Tennessee
January 22, 1999


                                     /s/ Ernst & Young LLP

Selected Financial Information
(Not covered by Report of Independent Auditors)

                                            (In Thousands, Except Share Data)
                                   1998        1997        1996        1995        1994
                                ----------  ----------  ----------  ----------  ----------
For the year ended December 31

  Interest Income .............$   77,913   $  72,201   $  66,425   $  63,009   $  53,069
  Interest Expense ............    35,643      31,804      28,244      25,621      18,890
  Provision for Loan Losses ...     2,563       2,280       2,813       2,827       2,001
  Noninterest Income ..........    14,298      12,020      11,030      10,740       9,829
  Noninterest Expense .........    38,126      35,009      32,830      32,166      31,177
  Income Before Taxes .........    15,879      15,128      13,568      13,135      10,830
  Income Taxes ................     4,511       4,488       4,052       3,931       2,621
  Net Income ..................    11,368      10,640       9,516       9,204       8,209

Per Common Share
  Net Income ..................$     1.94   $    1.82   $    1.62   $    1.57   $    1.40
  Book Value at December 31 ...     17.98       16.75       15.46       14.50       12.58
  Market Value at December 31 .     32.25       35.67       24.50       19.55       15.55
  Cash Dividends Declared
    and Paid ..................       .72         .57         .50         .46         .40

Total at Year-End
  Loans, Net of
    Unearned Income ...........$  694,283   $ 627,946   $ 562,753   $ 522,314   $ 502,048
  Allowance for Loan Losses ...     9,620       9,104       9,309       8,815       8,183
  Securities ..................   291,067     248,631     246,110     214,219     210,148
  Assets ...................... 1,063,365     971,055     893,089     841,699     787,066
  Deposits ....................   921,686     834,914     772,842     739,545     696,280
  Borrowings ..................    19,567      18,454      11,175       4,313       4,650
  Shareholders' Equity ........   105,059      98,151      90,561      84,960      73,734

Selected Ratios
  Return on Average
    Total Assets ..............     1.11%       1.14%       1.10%       1.13%       1.05%
    Shareholders' Equity ......    11.08%      11.25%      10.88%      11.45%      11.24%
  Average Shareholders' Equity
    to Average Assets .........    10.00%      10.15%      10.07%       9.83%       9.34%

    At December 31
    Shareholders' Equity
      to Assets ...............     9.88%      10.11%      10.14%      10.09%       9.37%
    Tier 1 Leverage ...........     9.33%       9.86%       9.91%       9.67%       9.22%
    Risk-Based Capital Ratios
      Tier 1 ..................    13.82%      14.46%      15.10%      14.87%      14.86%
      Total (8.00% Required) ..    15.07%      15.71%      16.35%      16.14%      16.12%
    Allowance for Loan Losses
      to Total Loans ..........     1.39%       1.45%       1.65%       1.69%       1.63%
    Allowance for Loan Losses
      to Nonperforming Loans ..   278.60%     200.71%     211.47%     257.00%     394.55%
    Nonperforming Loans to
      Total Loans .............      .50%        .72%        .78%        .66%        .41%
    Dividend Payout ...........    36.81%      31.58%      31.00%      29.07%      28.54%


Market Value of Stock by Quarters

The public market for The Peoples Holding Company common stock is limited. Effective August 18, 1997, the stock began trading on the American Stock Exchange under the ticker symbol PHC. Previously, the stock was listed on the National Association of Securities Dealers Automated Quotations system (NASDAQ) and was traded in the local over-the-counter market. High and low prices for the first and second quarter of 1997 are reflective of actual trades as reported in the NASDAQ Stock Bulletin. High and low prices for the third and fourth quarters of 1997 and all of 1998 are reflective of actual trades as reported by the American Stock Exchange. Dividends per share and market prices have been adjusted to reflect the fifty percent stock dividend issued in 1998. At December 31, 1998, there were approximately 2,635 shareholders of record.


                          DIVIDENDS        PRICES
         PERIOD           PER SHARE    LOW       HIGH
         ---------------- ---------  -------   -------
         1998
         1st Quarter .... $ .175     $ 36.00   $ 38.00
         2nd Quarter ....   .175       36.25     41.88
         3rd Quarter ....   .175       32.25     32.25
         4th Quarter ....   .190       32.00     32.31

         1997
         1st Quarter .... $ .133     $ 23.66   $ 26.00
         2nd Quarter ....   .147       23.83     26.67
         3rd Quarter ....   .147       25.67     28.67
         4th Quarter ....   .147       27.50     37.00



Management's Discussion and Analysis of
Financial Condition and Results of Operations
(In Thousands, Except Share Data)

Overview

The Peoples Holding Company (the Company) is a one-bank holding company incorporated under the laws of the state of Mississippi. The Peoples Bank & Trust Company (the Bank) was incorporated in February 1904 and became a subsidiary of the Company in 1983. The Bank operates 41 branches located in North and North Central Mississippi and is the sixth largest bank located in the state.

The Company's banking subsidiary provides a wide range of banking and financial services to its customers. Those include lending services for commercial, consumer, and real estate loans; depository services for checking, savings, money market, IRA, and certificate of deposit accounts; and fiduciary services. The Bank maintains credit card services and is the issuer of the Mississippi State University, the Delta State University, and the State of Mississippi Department of Wildlife, Fisheries & Parks affinity cards. In addition, the Bank has a number of automated teller machines located throughout its market area that provide 24-hour banking services along with 24-hour access to customer account information through a voice response system. The Company also offers annuities and mutual funds.

The purpose of this discussion is to focus on important factors affecting the Company's financial condition and results of operations. Reference should be made to the consolidated financial statements (including the notes thereto) and the selected financial data in this report for an understanding of the following discussion and analysis. All per-share data is restated to reflect all stock dividends declared through December 31, 1997.

The Company ended 1998 with assets totaling $1,063,365, up from the prior year total of $971,055. This represented a 9.5% growth compared to 8.7% for 1997. Earnings were up 6.8% from the previous year with net income surpassing $11,300.

On December 14, 1998, the Company entered into an agreement to merge with Inter-City Federal Bank for Savings (Inter-City) located in Louisville,
Mississippi. On December 31, 1998, total assets, loans, and deposits for Inter-City totaled $44,368, $34,890, and $38,530, respectively. The transaction is expected to be accounted for as a pooling of interests. The exchange ratio will be 2.78 shares of the Company for each share of Inter-City (approximately 347,405 shares). The transaction is expected to be consummated in March 1999.

Effective October 1997, the Company purchased approximately $11,036 of assets and assumed approximately $15,232 of deposit liabilities from one branch office of Magnolia Federal Bank for Savings located in Grenada, Mississippi. Goodwill of approximately $2,123 was recorded regarding the acquisition.

This Annual Report To Shareholders may contain or incorporate by reference statements which may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance  and involve risks and  uncertainties,  and that actual  results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in the Company's portfolio of outstanding loans, and competition in the Company's markets. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Financial Condition Review

The Company emphasizes the importance of employing a high percentage of its assets in an earning capacity. Utilization of the Company's earning assets is a major factor in generating profitability.

The Company employs the largest portion of its earning assets in loans. Loans, net of unearned income, comprised 65.3% and 64.7% of the total assets at December 31, 1998 and 1997, respectively. Overall loan growth in 1998 was 10.6%, with the most significant percentage growth in real estate-mortgage loans, commercial, and consumer. The increase in real estate loans was mainly due to the growth in the residential market and the favorable rates being offered on mortgages. Total loans increased 11.6% during 1997, with the most significant growth in real estate-construction and real estate-mortgage loans.

The table below sets forth loans outstanding, according to loan type, at December 31:

                                  1998        1997        1996        1995        1994
                               ---------   ---------   ---------   ---------   ---------
  Commercial, financial, and
     agricultural ............ $ 137,272   $ 120,412   $ 111,687   $ 107,558   $  98,767
  Real estate - construction .    25,562      24,365      20,651      16,851      18,189
  Real estate - mortgage .....   382,179     344,212     301,078     259,918     253,154
  Consumer ...................   158,096     148,472     137,704     149,218     143,948
  Unearned income ............    (8,826)     (9,515)     (8,367)    (11,231)    (12,010)
                                --------    --------    --------    --------    --------
     Total loans, net of
       unearned income ....... $ 694,283   $ 627,946   $ 562,753   $ 522,314   $ 502,048
                               =========   =========   =========   =========   =========

The securities portfolio is used to provide term investments, to provide a source of meeting liquidity needs, and to supply securities to be used in collateralizing public funds. The types of securities purchased and the terms of those securities depend on management's assessment of future economic conditions.

The securities portfolio increased $42,436 or 17.1%, at December 31, 1998, compared to December 31, 1997. The most significant increase was in mortgage backed securities, which increased 40.9%. Investments in obligations of states and political subdivisions accounted for the second largest change, growing $17,000 or 28.4%. U. S. Treasury securities decreased $16,146 or 22.8%. The change in the composition of the portfolio was largely attributable to the widening of the spreads between U. S. Treasury securities and other investment alternatives.

The securities portfolio was up $2,521 or 1.0% at December 31, 1997, compared to December 31, 1996. The most significant increase was in obligations of other U.S. Government agencies and corporations, which increased 59.4%. All other investment categories increased slightly with the exception of preferred stock, which decreased 68.20%. The securities portfolio represented 27.3% and 25.6% of assets at December 31, 1998 and 1997, respectively.

Management continues to evaluate the Company's tax position in order to maximize earnings from securities. The Company was not in an alternative minimum tax position during 1998 or 1997. Note E of the Notes to the Consolidated Financial Statements provides details of the securities portfolio.

Federal funds sold and interest-bearing balances with banks provide a significant source of liquidity. These funds consist of day-to-day loans to correspondent banks. Federal funds sold and interest-bearing balances with banks totaled $433 and $20,973 at December 31, 1998 and 1997, respectively. The changes in these balances between periods are typical of fluctuations in the availability of funds caused by changes in deposits, loans, and securities.

Nonearning assets include cash and due from banks, premises and equipment, and other assets. Cash and due from banks represented 3.0% and 3.4% of total assets at December 31, 1998 and 1997, respectively. These funds are available for meeting day-to-day cash requirements inclusive of reserves required to be held by the Federal Reserve Bank. The Company has been working toward minimizing the amount of cash on hand by both implementing changes allowed by The Federal Reserve Bank regarding reserve requirements and the monitoring of cash needs for the branch network. The balance of cash and due from banks may fluctuate significantly based on bank activity.

Net premises and equipment were $26,356 and $23,493 at December 31, 1998 and 1997, respectively. In a continued effort to upgrade and improve the branch facilities and technology, the Company invested $5,274 in building expansion and equipment during 1998. Additionally in 1998, two new branches were constructed in Tupelo in strategic locations that would provide better service to an expanding marketplace. One of the facilities replaced a branch located in a grocery store. Construction is in process on a new branch facility located in Hernando.

In 1997, the Company consolidated two aging branches in Grenada to a new facility, consolidated the Water Valley branches into one branch, and constructed a new branch in Aberdeen. The consolidation and construction of new branches were completed to improve services to the respective communities.

Other   assets  were  $28,902  and  $26,184  at  December  31,  1998  and  1997,
respectively. The major accounts in this category are interest earned not collected, prepaid expenses, intangible assets, deferred taxes, cash surrender value of insurance, and other real estate owned. Interest earned not collected at December 31, 1998, totaled $10,061, up from $8,990 at the end of 1997. Prepaid expenses were $2,163 and $1,833 at December 31, 1998 and 1997, respectively.

Intangible assets, resulting from bank acquisitions totaled $5,357 and $5,886 at December 31, 1998 and 1997, respectively. These intangibles are being amortized over a period of 13 to 15 years.

Capitalized mortgage servicing rights totaled $877 and $462 at December 31, 1998 and 1997, respectively. The increase corresponds to the increase in residential mortgage loans. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

Cash surrender value of insurance equaled $5,411 and $4,593 at December 31, 1998 and 1997, respectively. The Company maintains life insurance policies on key members of management and records the resulting cash surrender value.

The Company relies on deposits as its major source of funds. Noninterest-bearing deposits were $149,433 and $120,829 at December 31, 1998 and 1997, respectively. This represented 14.1% and 12.4% of total assets at December 31, 1998 and 1997, respectively. The increase of 23.7% for 1998 was the result of the Company implementing a more aggressive marketing and personal sales effort. During 1997, the low growth of 1.9% was due to the depositors utilizing more interest-bearing products.

Interest-bearing deposits were $772,253 and $714,085 at December 31, 1998 and 1997, respectively, or an 8.2% increase over 1997. The largest growth contributing to this increase came from interest-bearing transaction accounts and money market accounts. Those accounts accounted for approximately $38,000 of the growth. Interest-bearing public funds increased from $23,911 to $43,368 or 81.4%.

Interest-bearing deposits at December 31, 1997, increased 9.2% over 1996. The largest growth came from interest-bearing demand deposits and certificates of deposit exceeding $100,000. In addition, the Magnolia Federal Bank for Savings branch office acquisition accounted for an increase of approximately $15,232 in 1997. The remaining growth in interest-bearing deposits was due to internal growth.

The Company maintains a note account with the Federal Reserve Bank for which tax deposits are accepted. The account is secured through pledging of securities. On December 31, 1998, the balance in the treasury tax and loan note account was $2,455, down from $6,101 at the end of 1997. This account fluctuates based on the amount of securities pledged to secure the account and the frequency with which the Federal Reserve Bank draws on those funds.

During  1998,  the Company  received  advances  from the Federal  Home Loan Bank
(FHLB) totaling $1,000. The balance due to the FHLB at December 31, 1998 and 1997 was $17,067 and $18,452, respectively. These advances are the result of asset/liability management decisions matching certain earning assets (first mortgages and consumer loans) against these advances at positive rate spreads. Note G of the Notes To Consolidated Financial Statements provides details of the borrowings from the FHLB.

Other liabilities totaling $14,598 and $13,435 at December 31, 1998 and 1997, respectively, include accrued interest payable, accrued expenses, current taxes payable, and dividends payable. Accrued interest payable totaled $4,810 and $4,902 at December 31, 1998 and 1997, respectively. Accrued retirement plan costs totaled $1,431 and $1,075 at December 31, 1998 and 1997, respectively.

Risk Management

The management of risk is an on-going process. Risks that are associated with the Company include, but are not limited to, credit, interest rate, and liquidity risks.

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

The allowance for loan losses was $9,620 and $9,104 at December 31, 1998 and 1997, respectively. This represents a ratio of allowance to year-end loans of 1.4% and 1.5%, respectively. Management deems this allowance adequate for inherent loan losses.

The Company's net charge-offs for 1998 and 1997 were $2,047 and $2,485, respectively. This represented a net charge-offs to average loans ratio of .3% and .4% for the years ending December 31, 1998 and 1997, respectively. Management continues to monitor loans and utilize diligent collection efforts.

Nonperforming loans are those on which the accrual of interest has stopped or the loan is contractually past due 90 days. Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has been contractually 90 days past due, unless the obligation is both well secured and in the process of collection.

The table below reflects the activity in the allowance for loan losses for the years ended December 31:

Allowance for Loan Losses

                                     1998        1997        1996        1995        1994
                                  ---------   ---------   ---------   ---------   ---------
Balance at Beginning of Year .... $   9,104   $   9,309   $   8,815   $   8,183   $   6,388

   Provision for Loan Losses ....     2,563       2,280       2,813       2,827       2,001

   Charge-Offs
     Commercial, Financial,
      and Agricultural ..........       433         248         273       1,286         174
     Real Estate - Construction .        34         228
     Real Estate - Mortgage .....       267         667         247          93         237
     Consumer ...................     1,780       1,900       2,073       1,059         684
                                    -------     -------     -------     -------     -------
   Total Charge-Offs ............     2,514       3,043       2,593       2,438       1,095

   Recoveries
     Commercial, Financial,
      and Agricultural ..........       142          73          54         101         562
     Real Estate - Construction .        11          68
     Real Estate - Mortgage .....        88         197          49           6         149
     Consumer ...................       226         220         171         136         178
                                    -------     -------     -------     -------     -------
   Total Recoveries .............       467         558         274         243         889
                                    -------     -------     -------     -------     -------
   Net Charge-Offs ..............     2,047       2,485       2,319       2,195         206
                                    -------     -------     -------     -------     -------
Balance at End of Year .......... $   9,620   $   9,104   $   9,309   $   8,815   $   8,183
                                  =========   =========   =========   =========   =========
Loan Loss Analysis
   Loans - Average .............. $ 646,709   $ 589,557   $ 533,548   $ 516,784   $ 466,137
   Loans - Year End .............   694,283     627,946     562,753     522,314     502,048
   Net Charge-offs ..............     2,047       2,485       2,319       2,195         206
   Allowance for Loan Losses ....     9,620       9,104       9,309       8,815       8,183

Ratios
   Net Charge-offs to
     Loans - Average ............      .32%        .42%        .43%        .42%        .04%
     Allowance for Loan Losses ..    21.28%      27.30%      24.91%      24.89%       2.52%

   Allowance for Loan Losses to
     Loans - Year End ...........     1.39%       1.45%       1.65%       1.69%       1.63%
     Nonperforming Loans ........   278.60%     200.71%     211.47%     257.00%     394.55%

   Nonperforming Loans to
     Loans - Year End ...........      .50%        .72%        .78%        .66%        .41%
     Loans - Average ............      .53%        .77%        .83%        .66%        .44%


The following table shows the principal amounts of nonaccrual and restructured loans at December 31:

                                     1998        1997        1996        1995        1994
                                  ---------   ---------   ---------   ---------   ---------
Nonperforming Loans
   Nonaccruing .................. $     204   $   1,070   $   1,655   $     803   $     877
   Accruing Loans Past Due
     90 Days Or More ............     3,249       3,466       2,747       2,627       1,197
                                    -------     -------     -------     -------     -------
   Total Nonperforming
     Loans ......................     3,453       4,536       4,402       3,430       2,074

   Restructured Loans
     Balance Outstanding ........       178         203         224         243         260
                                    -------     -------     -------     -------     -------
Total Nonperforming Loans
   Including Restructured ....... $   3,631   $   4,739   $   4,626   $   3,673   $   2,334
                                  =========   =========   =========   =========   =========

The following table presents the interest income on restructured loans, if these loans had been current in accordance with their original terms, and the amount of interest income on these loans that was included in income for the periods indicated:

                                     1998        1997        1996        1995        1994
                                  ---------   ---------   ---------   ---------   ---------
 Gross Amount Of Interest That
    Would Have Been Recorded
    At The Original Rate ........ $           $           $           $           $       4
 Interest That Was Recognized
    In Income ................... $      15   $      15   $      16   $      16   $      21
                                    -------     -------     -------     -------     -------
 Favorable Impact On
    Gross Income ................ $      15   $      15   $      16   $      16   $      17
                                  =========   =========   =========   =========   =========

Nonperforming loans totaled $3,453 and $4,536 at December 31, 1998 and 1997, respectively. These loans represented .5% and .8% of average loans for 1998 and 1997, respectively. The allowance for loan losses to nonperforming loans was 278.6% and 200.7% at December 31, 1998 and 1997, respectively. Loans that are considered to be nonperforming are closely monitored by management and the Loss Management Committee.

Real estate acquired through the satisfaction of loan indebtedness is recorded at the lower of cost or fair market value, less estimated selling costs. Any deficiency between the loan balance and the purchase price of the property is charged to the allowance for loan losses. Subsequent property sales may result in gains or losses to the Company.

Restructured loans are those for which concessions have been granted to the borrower due to a deterioration of the borrower's financial condition. Such concessions may include a reduction in interest rates, or a deferral of interest or principal payments.

Loans that have been restructured due to cash flow requirements totaled $178 and $203 at December 31, 1998 and 1997, respectively. The Company's loan review staff monitors the performance of these loans.

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

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Maturity and Rate Sensitivity Analysis (GAP Analysis). Another test measures the impact on net interest income and on net portfolio value (NPV) of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of assets, liabilities, and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1998 and 1997:


                                    Percentage Change In:
                            --------------------------------------
 Change In Interest Rates      Net Interest       Net Portfolio
   (In Basis Points)            Income (1)          Value (2)
-------------------------   ------------------  ------------------
                              1998      1997      1998      1997
                            --------  --------  --------  --------
         +400 .............. (15.5%)    (5.4%)    (8.5%)    (7.0%)
         +300 .............. (11.6%)    (2.2%)    (5.8%)    (4.7%)
         +200 ..............  (7.7%)     0.9%     (3.5%)    (2.6%)
         +100 ..............  (3.7%)     0.3%     (1.5%)    (1.3%)
         -100 ..............   6.5%     (1.0%)     0.7%      0.8%
         -200 ..............   1.3%     (2.3%)    (3.1%)    (2.1%)
         -300 ..............  (0.7%)    (4.6%)    (5.6%)    (5.9%)
         -400 ..............  (4.0%)    (5.3%)   (10.1%)   (13.0%)

(1) The percentage change in this column represents net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

(2) The percentage change in this column represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in the various rate scenarios.


As of December 31, 1998, under the assumptions used in the table above, immediate rate fluctuations within plus 200 basis points and minus 400 basis points would have minimal effects on pre-tax earnings. An adverse material impact on pre-tax earnings would not occur unless rates experienced an immediate increase of 200 basis points or more, or an immediate decrease of 400 basis points or more.

As of December 31, 1997, under the assumptions used in the table above, immediate rate fluctuations within plus 400 basis points and minus 400 basis points would have minimal effects on pre-tax earnings. An adverse material impact on pre-tax earnings would not occur unless rates experienced an immediate increase of more than 400 basis points or an immediate decrease of more than 400 basis points.

The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk. The results of the interest rate shock are within the limits set by the Board of Directors.

The Company continually evaluates interest rate risk management opportunities, including the possible use of derivative financial instruments. Management believes that hedging instruments currently available are not cost-effective, and therefore, has focused its efforts on increasing the Company's yield-cost spread through retail growth opportunities.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of net interest income and NPV. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of net interest income and the net portfolio value.

Liquidity Risk

Liquidity management is the ability to meet the cash flow requirements of customers who may be either depositors wishing to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.

Core deposits are a major source of funds used to meet cash flow needs. Maintaining the ability to acquire these funds as needed in a variety of money markets is the key to assuring liquidity. Approximately 67% of the Company's deposits are composed of accounts with balances less than $100,000. When evaluating the movement of these funds, even during large interest rate changes, it is apparent that the Company continues to attract deposits that can be used to meet cash flow needs. Other sources available for meeting the Company's liquidity needs include available-for-sale securities. The available-for-sale portfolio is composed of securities with a readily available market that can be used to convert to cash if the need arises. In addition, the Company maintains a federal funds position and treasury tax and loan note account that provide day-to-day funds to meet liquidity needs and may also obtain advances from the Federal Home Loan Bank in order to meet liquidity needs.

Repayments and maturities of loans provide a substantial source of liquidity. The Company has approximately 63.5% of loans maturing within the next twelve months.

Capital Resources

Total shareholders' equity of the Company was $105,059 and $98,151 at December 31, 1998 and 1997, respectively. Shareholders' equity grew 7.0% during 1998 and 8.4% during 1997. The growth in capital for both years was attributable to earnings less dividends declared. In 1998, the Company raised dividends in the second quarter. In addition, the effect of SFAS No. 115 increased capital in 1998 and 1997 by $830 and $566, respectively. Shareholders' equity as a percentage of assets was 9.9% and 10.1% at December 31, 1998 and 1997, respectively.

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

The Company met the guidelines for a well capitalized bank for both 1998 and 1997. At December 31, 1998, the total Tier 1 and total risk-based capital was $98.4 and $107.3, respectively. Risk-weighted assets less excess allowance for loan losses were $712,302 and $631,400 at December 31, 1998 and 1997, respectively. Tier 1 and total risk-based capital at December 31, 1997, were $91.3 and $99.2, respectively. See Note R of the Consolidated Financial Statements for capital ratios.

During 1998, the Company raised cash dividends in the first quarter to $.17 per share on a quarterly basis and again in the fourth quarter to $.19 per share on a quarterly basis. This is the Company's twelfth consecutive year to raise cash dividends. The Company returned approximately 37% of its earnings to its shareholders in the form of dividends.

In December 1997, the Company declared a fifty percent stock dividend to shareholders of record on January 1, 1998. Applicable per-share and book-value information have been restated for the stock dividend. Cash dividends were raised in the second quarter to $.1467 per share on a quarterly basis up from $.133 per share. Book value per share was $17.98 and $16.75 at December 31, 1998 and 1997, respectively. Management places significant emphasis on internal growth of capital. The increase in capital for both years, excluding the effects of SFAS No. 115, was internally generated due to a retention of earnings of 63.2% and 68.0% during 1998 and 1997, respectively.

Results of Operations

Net income for the Company was $11,368, $10,640, and $9,516 for 1998, 1997, and 1996, respectively. In 1998, net income increased $728, or 6.8%, over 1997. In 1997, net income increased $1,124, or 11.8%, over 1996. Earnings per share were $1.94, $1.82, and $1.62, for the years ending December 31, 1998, 1997, and 1996, respectively.

Return on average assets for 1998, 1997, and 1996 was 1.11%, 1.14%, and 1.10%, respectively. The increase in 1998 earnings compared to 1997 was the result of an increase of $1,873, or 4.6%, in net interest income, an increase in the provision for loan losses of $283, or 12.4%, an increase in noninterest income of $2,278, or 19.0%, coupled with an increase in noninterest expenses of $3,117, or 8.9%. While much of the year's earnings were the result of customary banking services, the Company increased its noninterest income due to mortgage activity and the sale of alternative products.

During 1998, the Company began the most comprehensive restructuring in its history. Alex Sheshunoff Management Services, Incorporated was retained to help re-engineer the Company's delivery system. Changes were made in data processing, the support and retail functions, and the number of employees. Displacements of employees as a result of the engagement were completed on December 31, 1998.

The increase in net income for 1997 resulted from an increase in net interest income of $2,216, or 5.8%, a decrease in the provision for loan losses of $533, or 19.0%, and an increase in noninterest income of $989, or 9.0%, coupled with an increase in noninterest expenses of $2,179, or 6.6%.

Net interest income is the largest component of net income for the Company. It is an effective measurement of how well management has balanced the interest-sensitive assets and liabilities and is the difference between the interest earned on earning as sets and the cost paid on interest-bearing liabilities. Net interest income was $42,270, $40,397, and $38,181, for the years ending December 31, 1998, 1997, and 1996, respectively. This increase over the three-year period was the result of management's ability to maximize earnings through changes in interest rates and increased volume in earnings assets. Net interest income, on a tax equivalent basis, for the year ending December 31, 1998, increased approximately $3,825 due to increases in the volume of earning assets and costing liabilities and decreased approximately $1,952 due to changes in interest rates. The Company experienced the most significant volume increase in loans, savings, and money market accounts. Rates were up moderately during 1998 for all categories of deposit accounts.

Loan interest income was $60,054, $55,650, and $50,580 for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in 1998 was due to an increase in average volume over 1997 of approximately $57,152, while the decrease in tax-equivalent yield from 9.4% in 1998 compared to 9.5% in 1997, resulted in a decrease of approximately $4,404 in interest income.

The increase for loan interest income in 1997 over 1996 was due to growth in the average loan balance of approximately $56,009 and a decrease in the tax equivalent yield of approximately 3 basis points, resulting in an increase in interest income of approximately $5,070.

Interest income from securities was $17,066, $16,008, and $14,971 for the years ending December 31, 1998, 1997, and 1996, respectively. The increase in interest income in 1998 compared to 1997 was due to an increase in the average balance of approximately $25,430, while the tax equivalent yield on securities decreased in 1998 to 6.8% from 6.9% in 1997. The effect of the increase in average volume resulted in an increase in tax-equivalent interest income of approximately $1,559 and the change in yield decreased tax-equivalent interest income by approximately $501.

Interest income from securities for 1997 increased 6.9% due to the average balance increasing $17,714 from 1996. The tax equivalent yield on securities for 1997 was 3 basis points lower than 1996.

The tax equivalent yields on average earning assets were 8.5%, 8.6%, and 8.6%, for 1998, 1997, and 1996, respectively.

The major source of funds for the Company is deposits. Deposits represented 86.7% and 86.0% of the total assets at December 31, 1998 and 1997, respectively. Interest-bearing accounts funded 72.6% and 73.5% of the assets for those two years. The cost of funds is reflected in interest expense.

Interest expense for deposits and borrowings was $35,643, $31,804, and $28,244, for the years ended December 31, 1998, 1997, and 1996, respectively. The increase in interest expense in 1998 compared to 1997 was due to an increase in the average balance of interest-bearing deposits of approximately $74,192, which increased interest expense by approximately $3,481. The change in the average interest rates by 4 basis points resulted in an increase in interest expense of approximately $358.

The increase in interest expenses for 1997 compared to 1996 was due to an increase in the average balance of interest-bearing liabilities of approximately $77,274 and an increase in the cost of interest-bearing liabilities of 4 basis points. The change in interest expense from 1997 compared to 1996 of $3,559 was due to an increase of approximately $2,567 in volume and approximately $992 increase in interest expense due to interest rate changes.

The net interest margin reflects the portion of the yield on earning assets that remains after the accrual of all interest expense. Net interest margin on a tax equivalent basis was 4.7%, 5.0%, and 5.1% for the years ending December 31, 1998, 1997, and 1996, respectively. The decrease in net interest margin since 1996 was due to management's decision to reprice products in response to competition and the interest rate environment, while increasing net interest income through increased volume.

The provision for loan losses was $2,563, $2,280, and $2,813 for 1998, 1997, and 1996, respectively. The increase in provision in 1998 is in response to the growth of loans. The provision for loan losses for 1997 was down slightly from 1996 due to the lowering of the balance of non-performing loans.

Noninterest income totaled $14,298, $12,020, and $11,030, for the years ended December 31, 1998, 1997, and 1996, respectively. This represented 33.8%, 29.8%, and 29.0% of net interest income for the applicable year. Included in noninterest income are service charges on deposit accounts, fees and commissions, trust revenue, securities gains and losses, and other income.

Service charges on deposit accounts increased $419, or 6.2%, in 1998 compared to 1997. The increase was due to the growth in transaction accounts. Service charges were up $203, or 3.1%, in 1997 compared to 1996. This increase was mainly due to the acquisition of approximately $15,232 in deposit accounts from Magnolia Federal Bank for Savings.

Fees and commissions were $1,891,  $1,447 and $1,397,  for 1998, 1997, and 1996, respectively. Fees were up 30.7% for 1998, largely attributable to an increase of $378 in income from annuity sales and $192 in mortgage loan fees.

Securities gains in 1998 totaled $61 compared to securities losses of $41 for 1997 and gains in 1996 of $110. The gains and losses in the portfolio are a result of strategies implemented in the securities portfolio to maintain liquidity and enhance future income.

Other  income  was  $4,314,  $3,127,  and  $2,315  for  1998,  1997,  and  1996,
respectively. Credit card fees were up approximately $351, and profits on mortgage sales were up $474. The Company began offering enhancements to loan products that resulted in an increase in other income of $146. The increase in 1997 compared to 1996 was due to an increase in document preparation fees of approximately $454, an increase of approximately $148 in merchant discount revenue, and an increase in fees of approximately $70 related to credit card services.

Noninterest expenses include salaries and employee benefits, net occupancy, equipment, income taxes, and other noninterest expenses. The totals for these expenses for the years ending December 31, 1998, 1997, and 1996 were $38,126, $35,009, and $32,830, respectively. Noninterest expenses for 1998 were up 8.9% compared to 1997. Noninterest expenses increased 7.1% and 2.2% for 1997 and 1996, respectively.

Salaries and employee benefits, representing a major portion of the Company's operating expenses, increased 6.3%, 7.2%, and 0.9%, during 1998, 1997, and 1996, respectively. Management monitors these costs through the implementation of a performance evaluation system. Jobs are graded according to levels of difficulty using a point system which provides for salary adjustments through specified ranges. Employee performance, in relation to goal achievement, is a major factor contributing to the employee's salary increase. Salaries were up 3.0% over 1997. Other increases came from health insurance and ESOP. During 1998, the Company employed Alex Sheshunoff Management Services, Incorporated to assist in re-engineering the delivery system. At the end of 1998, the Company displaced a number of employees which resulted in additional costs due to severance pay.

The increase in 1997 versus 1996 was due to additional staffing related to acquisitions and internal growth of the Company. Also, employee benefit plan costs increased approximately $617 related to implementation of a money purchase pension plan and a 401(k) plan.

During 1997, the Company adopted a Stakeholder performance compensation program wherein rewards reconcile directly with performance related to profit, growth, quality, and productivity. During 1996 and 1995, another incentive program was utilized. The cash incentive for 1998, 1997, and 1996 was approximately $251, $775, and $552, respectively, which also increased salaries and benefits in 1998, 1997, and 1996.

Net occupancy expense includes charges for repairs, janitorial, depreciation, rental, and other expenses related to occupancy. Expenses for 1998, 1997, and 1996 were $2,683, $2,599, and $2,269, respectively. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company recognized an impairment loss of approximately $142 for 1998 in moving a branch location at Barnes Crossing and $226 in 1997 related to the consolidation of branch offices in Grenada and Water Valley and construction of a new branch in Aberdeen. The increase for 1998 was due to depreciation, janitorial, utility, and insurance expenses. Each of these costs increased due to the construction of new facilities during 1998 or in 1997. The new branches were constructed to improve service in those locations.

Equipment expenses include computer and equipment repairs and depreciation. These expenses totaled $1,908, $1,780, and $1,595, for 1998, 1997, and 1996,
respectively. The increase in 1998 was attributable to increases in depreciation expense and repairs and maintenance. The increase in 1997 over 1996 was due to depreciation and expenses incurred in completing the Technology Center and new branches previously mentioned.

Other  expenses for 1998,  1997,  and 1996 were $12,778,  $11,097,  and $10,748, respectively. The increase in 1998 compared to 1997 was due to education, special community functions sponsored by the Company, correspondent bank fees, other fees (Alex Sheshunoff Management Services, Incorporated), and computer processing charges. The increase in 1997 compared to 1996 was due to normal increases in cost due to inflation and approximately $296 increase in other fees.

As the year 2000 approaches, an issue impacting all companies has emerged regarding how existing application software programs and operating systems can accommodate this date value. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Management is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. While the Company believes its planning efforts are adequate to address its year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The Company has not incurred significant operating expenses or been required to invest heavily in computer system improvements to be year 2000 compliant. The Company successfully completed testing for its mission critical applications processed by its third party service provider during the fourth quarter of 1998, following the conversion to the expanded code for year 2000. Future date testing of year 2000 critical dates will be completed for these applications during the first quarter of 1999. Six non-compliant systems identified had not been upgraded to year 2000 compliant applications at year end but are projected to be compliant by June 30, 1999. Eighteen systems were in process of being tested to validate their year 2000 compatibility, three of which were completed during January and February, and testing will be substantially complete by March 31, 1999. A committee will be commissioned the first quarter of 1999 to develop contingency plans for year 2000. These contingency plans will not only address potential business interruptions related to the year 2000, but also liquidity and cash availability contingencies as the millennium approaches.

Income tax expense for 1998,  1997,  and 1996 was  $4,511,  $4,488,  and $4,052,
respectively.  The  increase  in 1998 was due to an increase  in  earnings.  The
Company increased its holding in tax-exempt securities which lowered its effective tax rate. The increase in income taxes for 1997 and 1996 was due to increased profits and the Company paying state of Mississippi taxes after a net operating loss carryforward was depleted in the first quarter of 1995. The effective tax rate was approximately 5% for state income taxes. Effective tax rates were 28.4%, 29.7%, and 29.9%, for 1998, 1997, and 1996, respectively. Note L of the Notes To Consolidated Financial Statements provides further details of the provision for income taxes.

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

Three-Year Statistical Summary
(In Thousands)

                                                                                  1998
                                                                ---------------------------------------
                                                                 Income       Average
                                                                   Or      Balance Sheet
                                                                 Expense      Amounts      Yields/Rates
                                                                --------   -------------   ------------
Earning assets
   Loans, net of unearned income
     Commercial ..............................................  $ 28,449    $  314,527          9.10%TE
     Consumer ................................................    17,683       186,796          9.47%
     Other loans .............................................    13,922       145,386          9.72%TE
                                                                 -------       -------
                                            Total Loans, Net .    60,054       646,709          9.35%TE

Other ........................................................       793        14,626          5.42%

Taxable securities
   U.S. Government securities ................................     3,764        62,367          6.24%TE
   U.S. Government agencies ..................................     3,011        48,925          6.32%TE
   Mortgage-backed securities ................................     6,413       101,838          6.30%
   Other securities ..........................................       228         2,994          8.21%TE
                                                                 -------       -------
                                    Total Taxable Securities .    13,416       216,124          6.31%TE

Tax-exempt securities
   Obligations of states and political subdivisions ..........     3,650        70,396          8.14%TE
                                                                 -------       -------
                                            Total Securities .    17,066       286,520          6.76%TE
                                                                 -------       -------
                                        Total Earning Assets .    77,913       947,855          8.50%TE

Cash and due from banks ......................................                  34,215

Other assets, less allowance for loan losses .................                  44,041
                                                                               -------
                                                Total Assets .              $1,026,111
                                                                            ==========
Interest-bearing liabilities
   Interest-bearing demand deposit accounts ..................     1,855    $   55,963          3.31%
   Savings and money market accounts .........................     7,192       234,606          3.07%
   Time deposits .............................................    25,132       468,277          5.37%
                                                                 -------       -------
                             Total Interest-Bearing Deposits .    34,179       758,846          4.50%

                    Total Other Interest-Bearing Liabilities .     1,464        24,340          6.01%
                                                                 -------       -------
                          Total Interest-Bearing Liabilities .    35,643       783,186          4.55%

Noninterest-bearing sources
   Noninterest-bearing deposits ..............................                 127,374
   Other liabilities .........................................                  12,953
   Shareholders' equity ......................................                 102,598
                                                                               -------
                  Total Liabilities and Shareholders' Equity .              $1,026,111
                                                                            ==========
   Net interest income/net interest margin ...................  $ 42,270                        4.74%TE
                                                                ========

TE - Ratios have been calculated on a tax equivalent basis.

                                                                                  1997
                                                                ---------------------------------------
                                                                 Income       Average
                                                                   Or      Balance Sheet
                                                                 Expense      Amounts      Yields/Rates
                                                                --------   -------------   ------------
Earning assets
   Loans, net of unearned income
     Commercial ..............................................  $ 25,943    $  282,262          9.25%TE
     Consumer ................................................    17,658       183,863          9.60%
     Other loans .............................................    12,049       123,432          9.87%TE
                                                                 -------       -------
                                            Total Loans, Net .    55,650       589,557          9.49%TE

Other ........................................................       543        10,102          5.37%

Taxable securities
   U.S. Government securities ................................     4,522        76,993          6.07%TE
   U.S. Government agencies ..................................     3,074        48,026          6.52%TE
   Mortgage-backed securities ................................     5,250        79,690          6.59%
   Other securities ..........................................       211         2,822          8.06%TE
                                                                 -------       -------
                                    Total Taxable Securities .    13,057       207,531          6.40%TE

Tax-exempt securities
   Obligations of states and political subdivisions ..........     2,951        53,559          8.61%TE
                                                                 -------       -------
                                            Total Securities .    16,008       261,090          6.85%TE

                                        Total Earning Assets .    72,201       860,749          8.64%TE

Cash and due from banks ......................................                  34,137

Other assets, less allowance for loan losses .................                  37,271
                                                                               -------
                                                Total Assets .              $  932,157
                                                                              ========
Interest-bearing liabilities
   Interest-bearing demand deposit accounts ..................     1,855    $   56,379          3.29%
   Savings and money market accounts .........................     5,752       196,011          2.93%
   Time deposits .............................................    22,933       432,264          5.31%
                                                                 -------       -------
                             Total Interest-Bearing Deposits .    30,540       684,654          4.46%

                    Total Other Interest-Bearing Liabilities .     1,264        21,258          5.94%
                                                                 -------       -------
                          Total Interest-Bearing Liabilities .    31,804       705,912          4.51%

Noninterest-bearing sources
   Noninterest-bearing deposits ..............................                 119,356
   Other liabilities .........................................                  12,293
   Shareholders' equity ......................................                  94,596
                                                                               -------
                  Total Liabilities and Shareholders' Equity .              $  932,157
                                                                              ========
   Net interest income/net interest margin ...................  $ 40,397                        4.95%TE
                                                                ========

TE - Ratios have been calculated on a tax equivalent basis.


                                                                                  1996
                                                                ---------------------------------------
                                                                 Income       Average
                                                                   Or      Balance Sheet
                                                                 Expense      Amounts      Yields/Rates
                                                                --------   -------------   ------------
Earning assets
   Loans, net of unearned income
     Commercial ..............................................  $ 23,797    $  259,223          9.23%TE
     Consumer ................................................    18,245       187,521          9.73%
     Other loans .............................................     8,538        86,804          9.91%TE
                                                                 -------       -------
                                            Total Loans, Net .    50,580       533,548          9.52%TE

Other ........................................................       874        16,492          5.30%

Taxable securities
   U.S. Government securities ................................     4,844        83,010          6.03%TE
   U.S. Government agencies ..................................     3,013        45,725          6.68%TE
   Mortgage-backed securities ................................     4,123        62,214          6.63%
   Other securities ..........................................       226         3,178          7.87%TE
                                                                 -------       -------
                                    Total Taxable Securities .    12,206       194,127          6.41%TE

Tax-exempt securities
   Obligations of states and political subdivisions ..........     2,765        49,250          8.76%TE
                                                                 -------       -------
                                            Total Securities .    14,971       243,377          6.88%TE
                                                                 -------       -------
                                        Total Earning Assets .    66,425       793,417          8.62%TE

Cash and due from banks ......................................                  40,845

Other assets, less allowance for loan losses .................                  34,459
                                                                               -------
                                                Total Assets .              $  868,721
                                                                              ========
Interest-bearing liabilities
   Interest-bearing demand deposit accounts ..................     2,865    $   88,601          3.23%
   Savings and money market accounts .........................     4,233       159,557          2.65%
   Time deposits .............................................    20,649       395,827          5.22%
                                                                 -------       -------
                             Total Interest-Bearing Deposits .    27,747       643,985          4.31%

                    Total Other Interest-Bearing Liabilities .       497        10,009          4.96%
                                                                 -------       -------
                          Total Interest-Bearing Liabilities .    28,244       653,994          4.32%

Noninterest-bearing sources
   Noninterest-bearing deposits ..............................                 116,634
   Other liabilities .........................................                  10,598
   Shareholders' equity ......................................                  87,495
                                                                               -------
                  Total Liabilities and Shareholders' Equity .              $  868,721
                                                                              ========
   Net interest income/net interest margin ...................  $ 38,181                        5.06%TE
                                                                ========

TE - Ratios have been calculated on a tax equivalent basis.